As filed with the Securities and Exchange Commission on January 14, 2022.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DESRI Inc.
(Exact name of registrant as specified in its charter)
Delaware	4911	87-2422194
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1166 Avenue of the Americas, Ninth Floor
New York, NY 10036
(212) 478-0000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Russell C. Petrella, Jr., Esq.
1166 Avenue of the Americas, Ninth Floor
New York, NY 10036
(212) 478-0000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Andrea L. Nicolas, Esq. Michael J. Hong, Esq. Victoria R. Hines, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000	Greg P. Rodgers David J. Miller Ryan J. Lynch Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 751-4864
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, $0.01 par value per share	$100,000,000	$9,270
1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS	Subject to completion, dated , 2022

     Shares
Common Stock
This is the initial public offering of shares of common stock of DESRI Inc. We are offering     shares of our common stock and the selling stockholders identified in this prospectus are offering     shares of our common stock. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.
We expect the public offering price to be between $    and $    per share of common stock. Currently, no public market exists for our common stock. We have applied to list our common stock on the Nasdaq Global Select Market, or Nasdaq, under the symbol “DESR.”
We will be a “controlled company” as defined under the corporate governance rules of Nasdaq. See “Management—Controlled Company Exemption” and “Principal and Selling Stockholders.”
We will be a holding company (as defined under the Public Utility Holding Company Act of 2005, or PUHCA) with U.S. operating subsidiaries that are “public utilities” (as defined in the Federal Power Act, or FPA) and, therefore, subject to the jurisdiction of the U.S. Federal Energy Regulatory Commission, or FERC, under the FPA. The FPA places certain restrictions and requirements on the transfer of an amount of our voting securities sufficient to convey direct or indirect control over us or our public utility operating subsidiaries. See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock.”
We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”
Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 27 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(a)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$
(a)	See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.
We and the selling stockholders have granted the underwriters an option to purchase up to     additional shares of common stock, at the initial public offering price, less the underwriting discounts and commissions, for 30 days after the date of this prospectus.
The underwriters expect to deliver the shares of common stock against payment on or about    , 2022.
Book-Running Manager
Goldman Sachs & Co. LLC	BofA Securities
Prospectus dated     , 2022.

Through and including   , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to any unsold allotment or subscription.
Neither we, the selling stockholders nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any related free writing prospectuses. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date regardless of the time of delivery of this prospectus or any sale of shares of common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.
For investors outside of the United States: Neither we, the selling stockholders nor any of the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.
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ABOUT THIS PROSPECTUS
Basis of Presentation
Certain monetary amounts, percentages, and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Organizational Structure
We have obtained all necessary FERC approvals under FPA Section 203 for, and undertake, certain organizational transactions to reorganize our corporate structure. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the organizational transactions described in the section titled “Organizational Structure,” including this offering, which we refer to, collectively, as the “Reorganization Transactions.”
Market and Industry Data
We obtained the industry, market, and competitive position data used throughout this prospectus from our own internal estimates as well as from industry publications and research, surveys, and studies conducted by third parties, including Bloomberg New Energy Finance, the United States Energy Information Administration, and Wood Mackenzie. Industry publications, studies, and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. Estimates of historical growth rates in the markets where we operate are not necessarily indicative of future growth rates in such markets. In addition, projections, assumptions, and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the projections and estimates made by independent third parties and us contained in this prospectus.
Trademarks
This prospectus includes trademarks, such as the DESRI Inc. name and the DESRI Inc. logo, which are protected under applicable intellectual property laws and are the property of DESRI Inc. or its affiliates. This prospectus also contains trademarks, service marks, copyrights, and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any unaffiliated companies. Solely for convenience, the trademarks and tradenames of DESRI Inc. or its affiliates referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that they will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks and tradenames.

Glossary
The following is a summary of certain defined terms and concepts that we use throughout this prospectus:
•
Project refers to a renewable energy generation or storage asset, or a development-stage asset that may become a renewable energy generation or storage asset. When determining what assets constitute a single project, our management team evaluates a number of factors, including the offtake, interconnection, financing, construction, and other arrangements for the asset, the geographic location of the asset, and actual or expected dates of the asset’s milestones, such as the start of construction and commercial operation date. We transition a project from pre-construction to construction once on-site construction work has started at the project or the project has obtained construction financing. We transition a project from construction to operational once the entire project has achieved commercial operations.

•
PPA refers to power purchase or similar agreement. Under a PPA, a project sells electricity (and, in some cases, other related products) to a counterparty, which we refer to as the offtaker. Most frequently, our PPAs are busbar PPAs that provide for a fixed price for the delivery of electricity at the point where the project interconnects to the electric grid. As a comparison, non-busbar PPAs base their price on a location (or a calculated price over multiple locations) different from project’s interconnection point to the grid.

In contrast to many of our competitors, we do not own or operate any merchant projects, which are projects that sell electricity into the market at variable prices without a PPA.
•
BTA refers to a build transfer or similar agreement. Under a typical BTA arrangement, we agree to sell a developed project to a counterparty (typically a large investor-owned utility) during construction or shortly after achieving commercial operations. Although this approach is not fully aligned with our core business model of owning and operating long-term contracted assets, our ability to efficiently procure equipment and source contractors makes this a profitable approach to project development in regions where mandates have been established to encourage utility-ownership of projects and can help enhance our relationships with counterparties.

•
We refer to origination of a project as the creation of a commercial opportunity through the execution of a PPA or BTA for one of our projects or the acquisition of a development project from a third-party with a signed PPA. We refer to a project that has a signed PPA or BTA as a contracted project and project without a signed PPA or BTA as an uncontracted project.

•
In addition to electricity (and, in some cases, other related products), we typically also sell renewable energy credits, or RECs, under our PPAs. RECs are a market-based instrument that represents the property rights to the environmental, social and other non-power attributes of renewable electricity generation. RECs are issued when electricity is generated and delivered to the electric grid from a renewable energy resource, such as a solar or wind project.

○
While we usually sell RECs to the PPA counterparty, in some cases we sell a project’s RECs on a standalone basis either under a separate contract or in the merchant market. We describe the separation of RECs (and other revenue streams and ancillary products) from the sale of electricity as disaggregation, which has been a growing industry trend.

•
NAV refers to net asset value, which represents total expected value of our contracted projects and other assets and liabilities over the course of their useful life, discounted to the measurement date. NAV is the primary metric utilized by our management team for investment decisions and for gauging the success of our business strategy.

•	Units of measure:
○
MW refers to a megawatt, or 1,000,000 watts, of electricity and GW refers to a gigawatt, or 1,000 MW. As used in this prospectus, all references to MW or GW refer to measurements of alternating current unless otherwise indicated.

○	MWh refers the amount of electricity generated by a one MW electric generator producing electricity for one hour.

•
Utility-scale projects are the primary focus of our business. We consider a new project to be utility scale if it is 20 MW or larger and delivers energy to the grid—this threshold has increased over the last decade and we expect it to continue to increase in the future.

•
Curtailment is the reduction of output of a project below what it could have otherwise produced by its offtaker, interconnecting transmission owner, or regional transmission organization, or ISO. A project’s delivery of electricity may be subject to curtailment or other restrictions for various reasons, including for system maintenance or reliability and stability purposes, over-generation, or due to transmission limitations, congestion, emergencies, or force majeure circumstances. Curtailment may be compensated in certain circumstances under a project’s PPA and may be uncompensated in other circumstances.

•	Gross MW, or Gross MW Capacity, represent the maximum output of energy measured in MWs across the contracted portfolio that can be sold under PPAs or delivered to the grid.
•
Net MW, or Net MW Capacity, represent the portion of the gross MW capacity owned by us after accounting for equity interests owned by co-investors in our projects. We often sell minority noncontrolling interests in our projects around the time of construction completion to monetize a portion of the value created through the development and construction of these projects, and to provide liquidity that enables our investments in new projects through the efficient recycling of capital. Further, certain projects also have co-investments from developers we co-developed those projects with.

Unless otherwise stated or the context otherwise requires, figures related to our projects, including capacity and production, include all projects fully or partially owned by us and fully or partially owned by investment funds or other vehicles managed by us or our affiliates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the information in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act. Forward-looking statements give our current expectations, projections, or forecasts of our results of operations, financial condition, or future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus include our expectations of plans, strategies, objectives, growth, and anticipated financial and operational performance. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties.
The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, NAV, financial condition, and results of operations. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the factors set forth under the heading “Risk Factors.” Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance, and achievements may be materially different from what we expect. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.
In addition, our NAV is calculated based on certain assumptions and estimates for future periods and is subject to the same risks and uncertainties as the forward-looking statements included in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events, or otherwise.
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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “DESRI,” and similar terms refer to DESRI Holdings, L.P. or to DESRI Inc. (depending on whether the statement relates to the period before or after the Reorganization Transactions) and, in each case, its direct and indirect subsidiaries as a combined entity immediately following the Reorganization Transactions. See “About this Prospectus—Glossary” for definitions of certain terms used herein and “About this Prospectus—Basis of Presentation” for additional terms and the basis for certain information used herein.
About DESRI
Our Mission
We are committed to building the renewable energy infrastructure necessary to support the decarbonization of electric power generation in the United States. We have created a competitive and resilient company and are dedicated to delivering value to our shareholders that is as sustainable as our product.
Overview
We are a top-five, pure-play, renewable energy independent power producer, or IPP, in the United States based on total gross capacity of operating projects as of September 30, 2021, according to Wood Mackenzie. We develop, construct, own, and operate high-quality renewable energy projects across the country. Since 2010, we have been building a dynamic company that we believe is poised for success in a rapidly evolving industry. Our diversified portfolio of utility-scale, renewable energy assets includes 67 solar and wind power generation and battery storage projects in 25 states representing 6,468 MW of capacity across contracted pre-construction, construction, and operational phases.
As an active participant in the rapidly growing renewable energy market, we believe we play a significant role in the replacement cycle for, and decarbonization of, energy infrastructure in the United States. Our primary focus is on utility-scale solar, which is the largest and fastest growing segment within the domestic, onshore renewable energy generation market. Utility-scale solar is expected to add 128 GWdc of capacity at a compound annual growth rate, or CAGR, of approximately 23% in cumulative installations from the beginning of 2021 through the end of 2025 according to Bloomberg New Energy Finance, or BNEF. We believe that our focus on utility scale solar positions us well for continued high growth. See “Our Market Opportunity” for further detail on our position in the industry and the growth trends of the renewable energy market.
We have significantly and consistently expanded our portfolio, increasing our gross MW operating capacity at a CAGR of over 40% from 2012 to 2021, which we believe made us one of the largest and fastest growing renewable energy IPPs in the country over that period. Since January 1, 2019, we have added 3.1 GW to our portfolio of contracted projects. As the market dynamics for renewable energy in the United States continue to improve, we expect continued growth in installed capacity, thereby expanding the opportunity set for our business. Our nimble approach, extensive experience and capabilities, strong network of relationships, and meaningful scale enable us to skillfully navigate a rapidly evolving landscape and enter attractive markets with speed, efficiency, and creative solutions.

The charts below summarize the growth in our portfolio of projects in terms of project and capacity additions since 2012:

Our management team will own more than   % of our common stock immediately following this offering, and, as a result, is strongly aligned with our shareholders and focused on long-term value creation. We employ a hybrid approach to our business that combines the mindset of an owner-operator and a financial investor, and our primary objective is to maximize our net asset value, or NAV, over time. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Net Asset Value” for a description of how we calculate our NAV.) We grow NAV by originating high-quality projects and by actively managing and optimizing our portfolio across the full project lifecycle, from development to construction to financing to ongoing operations. Because we are focused on generating long-term value rather than near-term financial metrics, we focus on securing power purchase agreements, or PPAs—some with terms of over three decades—with high credit quality offtakers. These PPAs deliver consistent revenue streams, which, coupled with operating expenses that generally amount to 15% to 30% of revenues, generate strong, predictable cash flows and drive value creation and NAV growth. Since December 31, 2017, we have increased our NAV by more than $600 million to $1,283 million as of September 30, 2021 and have distributed more than $285 million to our owners as of September 30, 2021. The chart below summarizes the growth in our NAV since January 1, 2017:

Our co-founders are leaders in the renewable energy industry and have successfully navigated an evolving industry landscape over the years. Leveraging this experience, they launched DESRI in 2010 as a new business initiative within the D. E. Shaw group, a leading global investment and technology development firm. Given the origins of our business, we have developed a culture that thrives on analytical rigor and data-driven decision making. Combined with our industry expertise, this approach supports our owner-operator and financial investor mindset, which we believe is a meaningful differentiator from other companies in the renewable energy industry.
Our Approach to Growing NAV
We have developed a unique business model grounded in superior operational and financial execution that is designed to maximize value for our shareholders. Our team of experienced renewable energy professionals is focused on delivering value at every stage of a project’s lifecycle. Our approach is centered around three core principles:
•
Full-Lifecycle Ownership of High-Quality Assets: We are skilled owner-operators focused on the long-term ownership of high-quality solar and wind power generation and battery storage projects and are committed to growing NAV by optimizing development, construction, financing, and ongoing operations. We bring fully integrated development and operational capabilities and expertise to each of our projects and benefit from the scale of our overall business and our broad network of relationships with developers; utilities; engineering, procurement, and construction, or EPC, firms; capital providers; equipment suppliers; and other key participants in the renewable energy market. We source projects through internal development, joint ventures, and the acquisition of pre-construction or construction-ready projects. We invest in renewable energy projects prior to the operational stage and continue to add value throughout the project lifecycle by actively managing each asset.

•
Business Model Powered by Capital Efficiency: We have designed a business model that seeks to sustainably grow NAV through a focus on underwriting high-quality projects. By leveraging our deep industry knowledge and investing experience, we have raised more than $16 billion of project equity, debt, and tax equity financing across more than 45 renewable energy projects. We believe that our low cost of capital and deep financing networks are competitive strengths that enable us to capitalize our projects efficiently. We also recycle capital invested in our operational projects, including by selling minority, non-controlling interests following the completion of construction, which enables us to monetize a meaningful portion of the value we create during the pre-construction and construction phases. We repurpose this capital and reinvest it in the development and construction of new projects while maintaining control of, and expanding, our portfolio of long-lived assets. Since our inception, we have not raised any equity capital at the holding company level and have distributed more than $285 million to our owners since December 31, 2017.

•
Capital Discipline and an Investor Mindset: Our senior management team, led by our co-founders, approaches new project opportunities and capital allocation decisions with the mindset of an investor because of their background and because they are substantial owners of DESRI. Our management team will own more than   % of our common stock immediately following this offering, and, as a result, is strongly aligned with our shareholders and focused on long-term value creation. We are committed to being responsible stewards of shareholder capital and have built a diversified portfolio of projects that has delivered what we believe to be a compelling return on invested capital with an attractive risk-reward profile.

We expect to continue executing on these three core principles to drive future growth of our business. Using this approach, we believe that we are well-positioned to take advantage of favorable trends in the United States power industry, including the massive replacement cycle of aging and uneconomic electricity infrastructure, the cost competitiveness of renewable energy relative to other fuel sources, and the growing demand by consumers, utilities, and corporations for renewable energy. Furthermore, our team is actively incorporating energy storage into our portfolio given its increasingly important role in the renewable energy sector.
Our Prior Experience in Creating Value for Equityholders
We are a nimble and entrepreneurial team of seasoned professionals with extensive experience in the development, financing, acquisition, construction, and operation of renewable energy projects. Our co-founders have been pioneers in the renewable energy industry for over 15 years and our management team has successfully navigated an evolving landscape shaped by economic, financial, regulatory, and technological circumstances. This experience has enabled us to develop our nuanced approach to active management throughout the project lifecycle with the objective of maximizing the value of our portfolio.
Before launching DESRI, our co-founders held key roles in two historically-important renewable energy companies: First Wind and Deepwater Wind. Under the leadership of both of our co-founders, who were directors of First Wind, the company grew from a single 30 MW wind farm in 2006 into one of the largest privately owned renewable energy companies at the time of its sale in 2015, with an aggregate operating capacity of 521 MW, backlog of 1.1 GW, and a 6.4 GW development platform. Our co-founders also played a substantial role in the founding of Deepwater Wind in 2007 and contributed to its establishment as the leading offshore wind developer in the United States, including by one of our co-founders chairing its board. Deepwater Wind achieved a major milestone for the renewable energy industry by building the first offshore wind farm in the country. Our co-founders leveraged the significant experience gained by building these two industry-leading companies to launch DESRI in 2010.
Our Business Objectives
Our primary business objective is to maximize NAV over time. We drive value throughout the project lifecycle, including through:
•	the origination of high-quality projects;
•	the optimization of project contracts and financings; and
•	a sustained focus on value-accretive enhancements throughout the construction and operational phases.
We believe that the greatest opportunities to increase value on our projects starts at origination and continues through the first two years of operations. We are not a “develop and sell” business like many of our competitors who sell pre-construction projects at or prior to the start of construction. For every project that we originate, we do so with the intention of being a long-term owner. These established projects can continue to be a significant source of new value to our business. This new value can be in many forms. It may be in the form of project specific value, such as a new opportunity to increase production or decrease costs at an existing project. It may also be in the form of portfolio value, such as converting our relationship with an existing project’s offtaker into an opportunity to originate a new project.
Throughout our history, we have forgone opportunities to originate new projects when we believed that, while the project could increase short-term NAV, the project’s risk profile or long-term value proposition was unattractive. We focus on securing PPAs—some with terms of three decades—with high credit quality offtakers. Unlike some of our competitors, we do not operate merchant projects—i.e., projects that sell power without a committed offtake arrangement.
The weighted-average remaining term of the PPAs in our portfolio is approximately 22 years as of September 30, 2021, which we believe to be longer than that of many of our competitors. The durability of PPA revenue streams against market volatility is critical to raising the cost-effective financing necessary to drive down our projects’ cost of capital. A project loan’s interest rate and debt amortization correlate to PPA duration and offtaker credit rating.
During development, we differentiate between projects that have a committed offtake arrangement and those that do not have such arrangements, which we refer to as contracted and uncontracted projects, respectively. Uncontracted projects may never become contracted projects for a variety of reasons. For example, a permit may not be obtained, an offtake opportunity may not materialize, or we may determine that the potential economics of a project are not attractive. Our contracted projects, on the other hand, have a very high success rate of reaching the operational phase. Throughout our history we have never abandoned development on a project with a signed PPA and we have never constructed or operated a project without a committed offtake arrangement.

Our Projects
Our portfolio is composed of 6,468 MW of contracted renewable energy projects located in the United States with geographic, resource, technology, and counterparty diversification, as of September 30, 2021. Our current portfolio includes 67 projects across 25 states, and we have executed PPAs with more than 40 counterparties. The portfolio is comprised of 3,924 MW of operational and construction projects and 2,544 MW of contracted pre-construction projects.

The following map provides an overview of our current operational, construction, and contracted pre-construction projects:

Substantially all of the PPA counterparties for our current projects with signed PPAs are investment-grade entities, which collectively have a capacity-weighted average rating of A and A3 based on Standard & Poor’s and Moody’s credit ratings, respectively. The weighted-average remaining term of the PPAs in our portfolio is approximately 22 years as of September 30, 2021.
The following charts provide an overview of the characteristics of our current portfolio of operational, construction, and contracted pre-construction projects with PPAs by contract duration remaining, PPA escalation status, and counterparty credit rating, in each case calculated based on gross MW capacity.

In addition, we have a robust uncontracted development pipeline made up of over 11 GW of renewable power generation projects and over 1 GW of energy storage projects. Each of these projects is owned by DESRI—or subject to a binding agreement for DESRI to acquire the project—and has an application filed for an interconnection agreement (or a signed agreement), or control of applicable land rights, or both.
Originally, our business model focused on the ownership of projects through long-term investment funds. Members of our management team made investments in each of these funds on the same terms as external investors and our business’s operations, infrastructure, and philosophy were developed around these projects, which we still manage. After 2014, we shifted to developing and building projects on our balance sheet and, as part of this strategy, brought minority investors into the projects after, or shortly before, they had become operational. We call these post-operational investors

“AssetCo investors” and refer to the funds in which they invest in as the “AssetCo funds.” Similar to their investments in our legacy funds, members of our management team made investments in each of the AssetCo funds on the same terms as the initial AssetCo investors in the fund. In general, third-party investors in our projects fall into the following categories:
•
AssetCo funds: In 2014, our business model shifted from the management of third-party capital to the direct ownership of renewable energy projects. Since that time, we typically own all, or nearly all, of the equity in our projects prior to the completion of construction (excluding tax equity interests and, in some cases, developer co-investments). As we approach the completion of construction, we typically sell a minority, non-controlling interest in our projects, usually up to 49.9% of our equity interests in the project, at a cost of capital that we believe is attractive, to the AssetCo funds. The AssetCo funds usually have two or three investors that represent most of the capital in the funds, and the AssetCo investors have typically required that our co-founders make a side-by-side investment in the funds with the third-party investors as a condition to their investment. Subject to limited investor rights, we continue to control all aspects of the operations of the applicable projects. The AssetCo funds have been an effective way to recycle capital in our business, and we have raised more than $800 million in the aggregate to date (including undrawn committed funds).

•
Tax equity investors: We typically utilize tax equity financing to monetize our projects’ federal tax credits and depreciation deductions. The tax equity investors are often large financial institutions, but for some projects, our affiliates, members of our management team, and other individuals have served as the tax equity investors. We expect that our affiliates may continue to opportunistically serve as tax equity investors on some of our future projects to help manage our tax liability. We have the option to repurchase tax equity investors’ interests in the projects, typically five to eight years after the project’s commercial operation date, or COD.

•
Developer co-investments: When we acquire a pre-construction project, we sometimes provide the project’s initial, third-party developer, joint venture partner, or one of their respective affiliates with the right to acquire or retain a minority interest (usually 5% to 15%) in the project. We believe that these co-investments provide strong alignment between us and the third-party developer or joint venture partner throughout the project’s lifecycle.

•
Legacy funds: Originally, our business model focused on launching and managing long-term investment funds that would own our projects. These funds currently include 13 projects with an aggregate net operating capacity of approximately 235 MW. We continue to serve as the manager of these investment funds and typically earn a fixed management fee and variable performance fee. We stopped actively pursuing this strategy in 2014 and shifted our focus to the direct ownership of renewable energy projects. In our capacity as manager of these funds, we continue to actively focus on investment returns and improving NAV of the projects within the funds.

Our Net Asset Value
Our strategy is to identify, acquire, develop, construct, and operate renewable energy projects with the goal of creating and growing long-term value over the useful life of a project. Consistent with the nature of other long-lived infrastructure assets, many of the drivers of a project’s multi-year cash flows are fixed early in its lifecycle, including PPA pricing and term, and debt financing cost and amount. We believe shareholder value is created by focusing on the aggregate cash flows over the life of a project rather than during any individual year. Consequently, our management team utilizes net asset value—which represents a project’s total expected value over the course of its useful life, discounted to the measurement date—as the primary metric for investment decisions and for gauging the success of our business strategy. Our operating income in 2019 and 2020 was $19.9 million and $16.8 million, respectively. Primarily due to unrealized losses on derivative financial instruments, our net loss was $159.9 million and $278.1 million in 2019 and 2020, respectively. We believe that unrealized mark-to-market adjustments to the fair value of our derivative assets and liabilities, which have no cash impact, do not affect the economic value of our equity, as unrealized losses on interest rate derivatives are economically offset by unrealized gains on the underlying assets and/or debt. However, under U.S. GAAP, the unrealized gains and losses on the interest rate derivatives are recognized, while assets and debt are not adjusted for the corresponding effect of offsetting unrealized gains and losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Book Value and Derivative Considerations” for further details on our interest rate derivatives.
We believe our focus on NAV and its growth is the best way to maximize value for our shareholders. While we monitor traditional income statement and cash flows metrics, NAV growth and preservation lies at the core of all of our investment decisions. NAV accounts for the economic growth that has occurred with capital deployed and value created, which can occur well before the assets start generating revenue, thereby providing meaningful visibility into our growth and future cash flows. NAV also accounts for the significant value of construction and pre-construction projects, even if they have yet to generate operational revenue. See “Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Net Asset Value” for further detail on why we believe NAV most meaningfully reflects the value of our portfolio and on our methodology in calculating NAV.
	As of September 30, 2021
(in millions, other than Gross MW Capacity and Net MW Capacity)	Total	Operational and Construction	Contracted Pre- Construction	Corporate and Other
Gross asset value	$5,487	$4,866	$296	$325
Tax equity financing	(323)	(323)	—	—
Project non-recourse debt(1)	(2,597)	(2,477)	(12)	(108)
Equity interests owned by co-investors(2)	(1,083)	(1,032)	(51)	—
Subordinated non-recourse debt(1)	(367)	(367)	—	—
Corporate debt(1)	(20)	—	—	(20)
Cash(3)	186	118	—	68
Net Asset Value	$1,283	$785	$233	$265
Gross MW Capacity
Net MW Capacity
(1)
Debt balances, including project non-recourse debt, subordinated non-recourse debt, and corporate debt, reduce NAV by the amount of their respective carrying values. Such balances are not discounted and reflect the outstanding principal balance for the instrument at each respective measurement date. Substantially all of our debt is fully pre-payable without penalty. The balances exclude U.S. GAAP adjustments related to (i) deferred financing costs and (ii) unrealized gains / (losses) on derivative instruments associated with the projects, hedging interest rate risk. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Book Value and Derivative Considerations” for further discussion of our derivative instruments.

(2)	Equity interests owned by co-investors reduce NAV by the portion that is attributable to project ownership interests not owned by us.
(3)	Reflects the cash balance as of the measurement date.
Our Market Opportunity
The renewable energy market represents one of the largest growth opportunities in the United States energy sector. Driven primarily by an ongoing replacement cycle of retiring coal and nuclear plants, solar and wind projects have undergone substantial growth over the past decade, providing 11% of total U.S. electricity generation in 2020 compared to 2% in 2010, according to the U.S. Energy Information Administration, or the EIA. Per the EIA, the United States had 166 GW of installed solar and wind electricity generation capacity as of 2020. This growth is expected to continue. According to BNEF, 114 GW of solar and wind were installed in the United States over the past five years and another 188 GW are projected to be installed over the next five years; which would more than double the installed solar and wind electricity generation capacity over the five-year period (reflective of solar capacity on MWdc basis). This new capacity represents the total addressable market, or TAM, for our business over the next several years.
Our primary focus is utility-scale solar, which is the largest and fastest growing opportunity within onshore renewable energy industry, based on 2021 to 2030 capacity installation projections from BNEF. Key growth trends include continuation of the replacement cycle, increasing economic competitiveness of renewables, growing corporate and investor support for renewable energy, technological advances such as the advent of large-scale battery storage, and increased demand driven by widespread electrification. While the energy replacement cycle has been and will continue to be an important driver of renewable energy growth, the falling cost of utility-scale solar energy means that solar projects are highly competitive within the spot power market. Furthermore, increasing adoption of batteries for energy storage is expected to unlock tremendous potential by helping mitigate the historical constraints on intermittent resources such as solar and wind, thereby increasing the opportunity set for our business. Battery storage also has the potential of adding another revenue stream to a project—whether capacity, merchant power, or ancillary revenues—that is incremental to the solar power revenues earned. We expect that these trends will continue driving high growth of our market and creating a significant market opportunity for our business.

Overview of the U.S. Renewable Energy Industry
Historically, the majority of power generation in the United States has been sourced from fossil fuels; however, the contribution of solar and wind power has increased over time, particularly over the past two decades. According to data from the EIA, in 2020, solar and wind generation accounted for 166 GW of total installed capacity, a significant increase from 3 GW in 2000.

Over the last 10 years, an ongoing replacement cycle of aging power plants, increasing economic competitiveness, decreasing costs, and technological advances have led to a significant increase in solar and wind contributions to U.S. power generation. Utility-scale solar, in particular, has been a key driver of this trend. According to BNEF, over 48 GWdc of utility-scale solar installations were added to the grid from 2015 to 2020, representing a 35% CAGR in cumulative installations from the beginning of 2015 through the end of 2020.
While demand for electricity in the United States saw limited growth in recent years, the continuation of the replacement cycle has led to renewable energy capturing an increasing market share of existing electricity demand. We expect that, in the future, widespread electrification of the economy will lead to increased demand, a substantial portion of which will be supplied by renewable energy. Indeed, a 2018 analysis by the National Renewable Energy Laboratory, or NREL, estimated that, relative to a reference case of little change in electrification, widespread electrification in the United States would lead to an increase of more than 20% in U.S. electricity consumption by 2050. The accelerated adoption of electric vehicles is expected to be a driver in the increase in power demand, with BNEF forecasting electric vehicles sales to reach 28% and 58% of global passenger vehicles in 2030 and 2050, respectively, up from 3% in 2020.
Utility-Scale Solar Growth
We believe that our focus on, and expertise in developing, utility-scale solar projects positions us to continue actively contributing to the growth of the renewable energy sector. Utility-scale solar is growing faster than any other onshore U.S. renewable generation source and is already one of the largest contributors to new generation in the United States. According to the EIA, 39% of the planned U.S. utility-scale generation capacity additions in 2021 are expected to be solar. The size of the opportunity set is substantial; BNEF forecasts that 213 GWdc of utility-scale solar, versus 91 GW of onshore wind, will be built in the United States from 2021 to 2030. 2020 was a record-year for utility-scale solar additions per BNEF, with an estimated 13.6 GWdc of new build, outpacing the 3.3 GWdc of new residential solar installations and 1.7 GWdc of C&I solar additions. BNEF predicts that the United States will continue to set new records for utility-scale solar additions in each of the next five years, adding over 20 GWdc per year through 2025. As a result, BNEF expects that total installed utility-scale solar capacity will increase from about 59 GWdc as of 2020 to over 270 GWdc by 2030. As a business with a diversified utility-scale asset base underpinned by utility-scale solar, we are well-positioned to benefit from continued high growth in this sector, creating an attractive investment opportunity.

Key Growth Drivers
Growth in the renewable energy industry is driven by a variety of factors that affect both the supply and demand for renewable power. Key factors include:
•	The replacement cycle for aging U.S. power plants;
•	Economic competitiveness of solar and wind resources with fossil generation;
•	Growing corporate and investor support for decarbonization of energy;
•	Battery storage increasing the viability of solar and wind as forms of baseload generation; and
•	Widespread electrification, including of equipment, transportation, and infrastructure that has historically been powered by fossil fuels.
We have been on the forefront of adapting to the evolving renewables landscape throughout our history, and, as opportunities move across markets, our geographically diversified asset base and experience with attuning business practices to changing opportunities allow us to be early movers in the highest-growth markets at any given time. Across our diversified portfolio of contracted projects in 25 U.S. states, we have already established a strong presence in key growth markets such as Illinois, Michigan, Virginia, and Wisconsin, among others. In the third quarter of 2021, we signed our first co-located battery storage and solar PPA for a project in New Mexico with 300 MW of generation capacity and 150 MW of storage capacity and started construction on the project.
While federal policy such as investment tax credits can play a significant role in particular growth cycles, we do not believe federal policy is a fundamental driver of the market. For additional information regarding federal policy, see “Business—Energy Regulatory Matters.”
Our Business and Growth Strategy
Our business is focused on long-term value creation and growing our NAV as opposed to short-term profits. We seek to achieve this by sourcing opportunities to originate and own high-quality projects that generate stable cash flows over multiple decades. We have successfully executed on this model since the inception of our business and intend to continue doing so through the following growth strategies:
Identify and add new, economically attractive projects to our portfolio.
We continuously evaluate opportunities to add to our portfolio of high-quality renewable energy projects. We proactively source our projects through multiple channels, including through our internal development team, joint ventures, existing relationships with offtakers, acquisitions, expansion of existing projects, and opportunistic investments. The vast majority of our recent projects were originated by our internal development team or our joint ventures, but the mix for project origination changes with market dynamics. Between January 1, 2019 and

September 30, 2021, we signed or acquired more than 35 PPAs totaling approximately 3.1 GW. As of September 30, 2021, we have 10 contracted projects under construction representing 1.5 GW, nine of which signed a PPA while controlled by DESRI. Of the 18 contracted pre-construction projects in our development pipeline, all but one signed a PPA while controlled by DESRI.
We are committed to expanding our strong market share in established markets in the West and Southwest U.S. while capitalizing on the significant growth in less developed markets, such as the Midwest and Mid-Atlantic regions. We are also actively pursuing energy storage opportunities given their increasingly important role in renewable energy power generation. In particular, the developments in battery technology have the potential to expand our TAM, as battery storage projects represent an additional market opportunity, which has the potential of adding another revenue stream to the projects in our portfolio, and more generally by increasing the amount of solar and wind projects that can be built.
Convert non-operational contracted projects into operational assets at a high success rate and substantially increase the value of our existing portfolio by optimizing a project throughout its lifecycle.
Through our project optimization, improvement, and advancement efforts, we have established a track record of converting non-operational contracted projects into operational assets at a high success rate. We intend to pursue opportunities to improve value, including by optimizing the development, construction, financing, and operations of each project. For example, we believe that through our relationships with industry-leading equipment vendors, we are able to efficiently and cost-effectively source high-quality panels and other key equipment components. Our in-house design and procurement team collaborates with our development and financing team to optimize design and improve the value of each project. Our internal engineering expertise, our relationships with vendors in design and procurement, and our access to capital have enabled us to cost-effectively and efficiently bring projects from the pre-construction stage into the operational stage.
After a project commences operations, we continue to actively pursue value enhancement through refinancings, expense optimization, and growth of ancillary revenue, as well as seek opportunities for repowering, battery optimization, and capacity expansions at existing sites. We have built a talented asset management team that seeks to optimize our projects post-COD. We have completed more than 20 refinancings of project debt since 2016, which has allowed us to accrete substantial value to our equity and generate more than $235 million of distributions from the recapitalizations. We have also executed more than 17 economically favorable O&M amendments since 2017. These optimization efforts, along with others, allow us to increase our NAV through our ongoing and active approach to asset management.
Efficiently redeploy capital into new renewable energy investments.
We historically have been able to fund, and intend to continue to fund, our new projects by reinvesting operating cash flow and monetizing equity investments in our operational assets via sales of minority interests in those assets to third party investors as well as by borrowing under our debt facilities. This practice allows us to grow the holding company without dilution. Since our founding, we have never raised holding company equity capital. Since December 31, 2017, we have increased our NAV by more than $600 million to $1,283 million as of September 30, 2021 and have distributed more than $285 million to owners as of September 30, 2021. For the past decade we have used internally generated cash to help fund our growth, including operating free cash flow, refinancing of more mature projects, and sales of non-controlling interests in projects to third-party co-investors. By recycling capital from our existing projects, we are able to efficiently redeploy our capital to not only fund the future growth of new renewable energy project investments, but also to fund the continued expansion of our team and business infrastructure, all of which are instrumental to our long-term, sustainable growth.
Our Competitive Strengths
We believe that we are well-positioned to continue executing our strategy based on the following competitive strengths:
A unique, hybrid approach as an owner-operator and financial investor.
We have created a differentiated and resilient business model that is grounded in our commitment to owning high-quality, long-lived, contracted assets. We think like an owner-operator as well as a financial investor, and our top priority is long-term value creation for our shareholders. Our senior management team has decades of experience as financial investors, and due to the origin of our business as part of the D. E. Shaw group, we have developed a culture that thrives on analytical rigor and data-driven decision making. We have a disciplined investment approach, which includes de-risking our portfolio while maintaining optionality for the future, and optimizing our cost of capital. The decisions that we make during the pre-construction and construction phases are intended to maximize value throughout a project’s lifecycle. We are committed to building and owning long-lived infrastructure assets and prioritize long-term value creation over short-term profits. Examples of this include our willingness to delay the start of construction of a project if we believe that doing so will improve NAV or lower risk by reducing costs or achieving better energy production. Another example is our strong preference for longer PPA duration, which provides good visibility on cash flow consistency—typically in exchange for a lower contracted price—and allows us to secure more attractive financing terms. Once a project is operational, we continue to seek opportunities to increase value. We actively pursue refinancings in order to decrease interest expense, which typically accounts for the largest portion of a project’s expenses during operations. We also implement various production enhancing measures—for example, vegetation management through solar grazing—which may not have a material impact on an individual or on an annual basis, but in aggregate, have the potential to meaningfully increase long-term value.
Efficient use of capital for growth.
We have worked to optimize the capital structure for projects with project non-recourse debt, tax equity, subordinated non-recourse financing, and minority stake monetization to significantly reduce our cost of capital and need for holding company equity contributions. In fact, we have grown our NAV each year since acquiring our first project without raising external holding company equity. We believe that our financing expertise, longstanding industry relationships, and strong financial position—including our PPAs—have enabled us, and will continue to enable us, to source tax equity financing and low-cost, long-duration, non-recourse project finance debt to fund the construction and operation of our projects. With interest rates continuing to be at historic lows, we consider the current market for non-recourse, project finance bank debt to be highly attractive. Since January 1, 2019, we have averaged approximately LIBOR +130 bps for new project financings and have also economically hedged our interest rate exposure for a period of more than 25 years. See “Description of Certain Financing Arrangements” for additional information about our financing arrangements.
Financing expertise supports winning competitive PPAs and projects.
We take a sophisticated and proactive approach to project financing, which is grounded in the extensive experience of our senior management team. We believe that our strong relationships with financial institutions provide us with a competitive edge to continue developing, acquiring, financing, and refinancing projects on attractive terms. Our ability to structure innovative, customized financing arrangements at a low cost of capital provides us with an advantage in bidding for competitive PPAs from offtakers or acquiring new projects. On a typical project, we utilize a combination of debt and tax equity financing to fund construction. During construction, the capital structure of an average project is comprised of approximately 80% project non-recourse debt in the form of construction loans and bridge loans. Upon the achievement of commercial operation, we generally expect to (i) receive proceeds from tax equity investors to repay the applicable project's bridge loans and (ii) convert project non-recourse debt in the form of construction loans to project non-recourse debt in the form of a term loan. At commercial operation, the capital structure of an average project is comprised of approximately 45% to 50% project non-recourse debt, approximately 40% tax equity funding and approximately 10% to 15% cash equity financing. We have leveraged our deep industry knowledge and relationships to raise over $16 billion of project equity, debt, and tax equity financing for DESRI across more than 45 renewable energy projects as of September 30, 2021. We actively pursue refinancing opportunities in order to reduce these costs and have completed more than 20 refinancings of project debt since 2016, which has allowed us to accrete substantial value to our equity and generate more than $235 million of distributions from the recapitalizations. We also work to diversify our portfolio’s debt financing maturity dates, in order to allow us to efficiently manage refinancings and mitigate market risks. Finally, in 2019 and 2020 we completed our “safe harbor” initiative, which involved the purchase of approximately $130 million in solar modules and tracking equipment and 45 transformers, allowing us to preserve approximately $2 billion in future investment tax credit benefit on more than 5.5 GW of projects, providing us a competitive advantage in future origination, de-risking our project development, and further solidifying a future pipeline of accretive projects.
Best-in-class team with deep expertise across the platform and strong alignment with shareholders.
Our people are one of our greatest assets. Our team is comprised of more than     members, who are among the most seasoned professionals in the renewable energy industry, including our co-founders, who have worked together for more than 15 years and have first-hand experience in building a broad range of energy businesses.

Our culture is nimble and entrepreneurial, and our ability to adapt quickly to a rapidly evolving market differentiates us from traditional utility companies. We have dedicated teams with domain expertise in areas such as development, origination, EPC, acquisitions, operations, accounting, risk management, and project management. Our Hyderabad office has a team of over 60 professionals who are involved with many facets of our projects and provide cost-efficient expertise in numerous areas, including accounting, engineering, construction financing, and financial modeling. This fully integrated, collaborative approach has allowed us to successfully bring 39 renewable energy projects to commercial operation since our inception and through a variety of market conditions. We intend to continue to strategically grow and develop our team to support the future expansion of our business.
Our management team will own more than   % of our common stock immediately following this offering, and, as a result, is strongly aligned with our shareholders and is focused on long-term value creation.
Scale and strong relationships with suppliers translate to favorable terms.
Our scale in procurement and our strong, longstanding relationships with our suppliers are a competitive advantage and enable us to secure industry-leading equipment efficiently and cost-effectively. As of September 30, 2021, we have more than 1.5 GW of solar projects and 150 MW battery storage projects in construction. We are the largest customer of Swinerton, a leading solar EPC firm in the United States, and have contracted 16 projects with them since we were founded. We are also a top customer of LONGi and Nextracker and have established relationships with a number of other important suppliers, including Jinko, First Solar, and Array Technologies.
High-quality, diversified asset base able to withstand market disruptions.
We actively manage the risk profile of our assets, and our current portfolio is strategically assembled to benefit from geographic, resource, technological, and counterparty diversification to withstand market disruptions and to maximize cash flow predictability over the long term. Our projects are located in 25 states throughout the continental United States and Hawaii, which mitigates the effect that adverse regional resource conditions or state-level regulations could have on the cash flows of a more geographically concentrated project portfolio. Furthermore, the equipment used in our portfolio is sourced from a mix of various high-quality suppliers, which we believe helps mitigate the potential adverse effects that design flaws, supplier financial distress, or other similar issues could have on a project portfolio with more significant technological concentration.
We finance projects individually or in small groups with project non-recourse debt, de-levering the project through progressive amortization of the outstanding debt over time. The amortization typically extends over the duration of the PPA, plus an additional two to three years, which allows for risk management and cash flow stability. Finally, we have entered into PPAs with over 40 creditworthy counterparties, which mitigates the cash flow risk associated with any one counterparty. We have developed a number of rewarding relationships with counterparties, some of which have grown to include multiple contracted projects. For example, we have five contracted projects with the Sacramento Municipal Utility District, four with DTE Electric Co., and three with Wabash Valley Power Association.
Environmental, Social, and Governance
As a pure-play, renewable energy IPP, our business inherently supports the decarbonization of electric power generation in the United States. DESRI’s renewable energy projects supply sustainable, reliable, and affordable power to millions of customers in the U.S., and we are committed to serving a variety of communities where we operate. Our diversified portfolio consists of 67 utility-scale solar and wind power generation and battery storage projects in 25 states, and 6,468 MW of capacity across contracted pre-construction, construction, and operational phases. In 2020, our operational projects generated approximately 4,600 gross GWh, enough to support the annual electricity needs of over 590,000 homes. This represents over 3.2 million metric tons of carbon dioxide emissions avoided, which is the equivalent of more than 700,000 passenger cars taken off the roads for the year.
Environmental, social, and governance, or ESG, principles play an important role in DESRI’s business. We intend to demonstrate our accountability to our shareholders by voluntarily reporting certain ESG factors that are recommended by the Sustainability Accounting Standards Board for our industry, such as total capacity of completed solar energy systems. We will also evaluate aligning our internal sustainability goals with certain United Nations Sustainable Development Goals.

Recent Developments-Preliminary Full Year 2021 Results
The following preliminary consolidated financial information for the fiscal year ended December 31, 2021 is based upon our estimates and subject to completion of our financial closing procedures. Moreover, this data has been prepared solely on the basis of currently available information. This information should be read in conjunction with our audited consolidated financial statements and related notes, our unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods included elsewhere in this prospectus. Our independent registered public accounting firm, Ernst and Young LLP, has not audited or reviewed, and does not express an opinion with respect to, this data. This summary is not a comprehensive statement of our financial results for this period, and our actual results may differ from these estimates due to the completion of our financial closing procedures and final adjustments and other developments that may arise between the date of this prospectus and the time our final quarterly consolidated financial statements are completed. Our actual results for the fiscal year ended December 31, 2021 will not be available until after the completion of this offering. There can be no assurance that these estimates will be realized, and these estimates are subject to risks and uncertainties, many of which are not within our control.
Based on preliminary financial and operating results for the full year ended December 31, 2021, we expect to report the following:
•	NAV(1) growth of $ to million
•	Portfolio project additions of contracted projects representing MW
•	Net income of $ to million
•	Operating EBITDA(2) of $ to million
•	Capital expenditure additions of $ to million, offset by depreciation of our operational projects of $ to million
•	Debt repayments on operational projects of approximately $ million.
Based on our preliminary internal estimates, during the fiscal year ended December 31, 2021 we added    contracted pre-construction projects totaling approximately    MW to our portfolio. This resulted in an overall portfolio of    MW across    projects as of December 31, 2021, as compared to    MW across    projects as of December 31, 2020. As of December 31, 2021, we have    contracted projects under construction representing    MW, compared to    contracted projects under construction representing    MW as of December 31, 2020. During 2021,    projects representing    MW completed construction, resulting in    operational MW across    projects as of December 31, 2021, compared to    operational MW across    projects as of December 31, 2020.
Our preliminary estimated NAV as of December 31, 2021 is expected to be between $   million and $   million, which represents an increase of approximately $   million to $   million compared to NAV as of December 31, 2020. This expected increase is due to   .
Our preliminary estimated Operating EBITDA for the year ended December 31, 2021 is expected to be between $   million and $   million, which represents an increase of approximately $   million to $   million compared to Operating EBITDA for the year ended December 31, 2020. This expected increase is due to   .
(1)
Net Asset Value is a non-GAAP measure. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding this non-GAAP financial measure.

(2)
Operating EBITDA is a non-GAAP measure. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding this non-GAAP financial measure.

The following table sets forth a reconciliation of estimated net income (loss) to estimated Operating EBITDA for the period indicated:
	Year Ended December 31,		Year Ended December 31, 2021 (unaudited)
	2019	2020	Low	High
	(in millions)
Net Income (Loss)	(159.9)	(278.1)
Depreciation and amortization	63.8	61.1
Interest expense	71.9	69.3
(Provision for) / benefit from income taxes	2.3	1.1
Net change in unrealized (gains) losses on derivative financial instruments(1)	141.3	216.1
Net realized (gains) losses on interest rate derivatives(2)	5.6	17.2
Non-recurring (income) expenses(3)	(49.1)	—
Operating EBITDA(4)	75.9	86.5
(1)
We believe it is useful for investors to understand, as a supplement to traditional measures of operating results, the results of our operations without regard to fluctuations in the market value of such derivative assets or liabilities or non-recurring revenues and expenses that do not represent our core business. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Book Value and Derivative Considerations” above for further details on how management assesses the overall economic impact of these unrealized gains/losses on the results of our operations and net asset value of our portfolio and why we believe effects of such unrealized mark-to-market adjustments on certain interest rate derivatives do not represent our portfolio’s or our core operating performance.

(2)
Represents primarily net payments made during the period on our interest rate swaps incurred in connection with our financing arrangements. Most of our non-recourse financing agreements are structured as variable rate debts coupled with fixed-to-floating interest rate swaps required by the financing counterparties. Together with interest expense on such debts, net realized gains / losses on the interest rate swaps represent the overall fixed interest cost of our financing arrangements. We believe this adjustment is useful for investors in understanding the overall financing costs associated with our financing arrangements and our ability to service debt.

(3)
Represents (i) $11mm in non-recurring 2019 construction service revenues from the 2018 sale of 100% of our interest in a project, and (ii) certain casualty losses and associated insurance proceeds in the net amounts of $38mm income in 2019 and $4.2mm expense in 2021.

(4)
Based on co-investor ownership in our projects, this amount reflects the share of operating EBITDA belonging to our shareholders. Please see “Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Operating EBITDA” for a further description of minority interests owned by our third-party, co-investors.

Our preliminary estimated net income for the year ended December 31, 2021 is expected to be between $   million and $   million, which represents an increase of approximately $   million to $   million compared to net loss for the year ended December 31, 2020. This increase was due to   .
Our preliminary estimated property, plant and equipment, net, is expected to be between $   million and $   million as of December 31, 2021, which represents an increase of approximately $   million to $   million compared to December 31, 2020. This expected increase is due to   .
During 2021, we have continued to optimize the capital structure for individual projects with project non-recourse debt, tax equity, subordinated non-recourse financing, and the sale of minority interests, maintaining our low cost of capital. For the year ended December 31, 2021, we secured tax equity funding commitments and project non-recourse financing commitments of approximately $   million and $   million, respectively.
Additionally, we have continued our capital recycling efforts during 2021 through sales to minority interests and refinancings. For the year ended December 31, 2021, we received proceeds of approximately $   million from the sales of minority interests and approximately $   million of incremental debt borrowings from refinancing activities.

Recent global supply chain disruptions, specifically module supply delays, have continued in 4Q 2021 driven by a number of factors, including import delays, the COVID-19 pandemic and labor shortages (see “Risk Factors—Risks Related to Development and Construction of our Renewable Energy Projects”). We proactively manage our construction schedules to maximize NAV from projects and will delay the start of construction of a project, or slow down projects in construction, if we believe that doing so will improve NAV. We have implemented a number of measures in 2021 to ensure we are best positioned to mitigate and minimize impact of these supply chain disruptions on our business, and financial and operational results:
•	We have incorporated the expected impact of higher equipment prices and labor costs in the calculations of our NAVs for construction and contracted pre-construction projects;
•
We have modified the actual or anticipated construction start dates for some projects to take into account the availability of equipment, especially as it relates to modules, for such projects and to maximize NAV and minimize project financial risk;

•
In certain cases, we have worked with PPA or BTA counterparties to (i) obtain a delay in the target start date of operations and/or (ii) increase the PPA or BTA price to account for the higher costs to build. We have found many PPA and BTA counterparties to be receptive and constructive as the want the renewable power project to be built; and

•	As we are one of top customers for several of our suppliers, we have worked closely with them to ensure that we receive a preferred status in the future delivery schedule.
We plan to continue to actively manage our supply chain and supply relationships to minimize the impact of such shortages and disruptions to our business, financial condition, and results of operations.
The estimates presented above have been prepared by, and are the responsibility of, management. The preliminary results presented reflect management’s estimates based solely upon information available to us as of the date of this prospectus and are not a comprehensive statement of our financial results as of and for the year ended December 31, 2021. We currently expect that our final results will be consistent with the estimates set forth above, but such estimates are preliminary and our final results could differ from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time such audited consolidated financial statements for the year ended December, 31 2021 are issued. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require adjustments to be made to the preliminary estimated financial information presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding these risks and uncertainties, including other factors that could cause our preliminary estimates to differ from the actual financial results that we will report for the year ended December 31, 2021.
Risk Factor Summary
Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider all of the information contained in this prospectus and, in particular, the information set forth in the section entitled “Risk Factors.” Some of the more significant risks include the following:
•	We face competition from traditional and renewable energy companies in developing renewable energy projects.
•	Our offtakers and other counterparties could become unwilling or unable to fulfill or renew their contractual obligations to us or they may otherwise terminate their agreements with us.
•	Attractive PPA terms may become unavailable, which would adversely affect our business and growth.
•
If our projects fail to meet particular development, operational, or performance benchmarks, our offtakers or other counterparties may have the right to terminate the applicable PPAs, interconnection agreements, or any related letters of commitment, require us to pay damages, or reduce the amount of energy such projects sell.

•	The growth of our business depends upon our ability to continue to source and convert our non-operational projects into operational projects.
•	We depend upon the adequate and timely supply of solar modules.
•	Projects under development may not be developed, financed, or constructed, or we may not enter into agreements with offtakers, on attractive terms, or at all.
•
Our suppliers may not perform existing obligations or be available or able to perform future obligations, which could have a material adverse effect on our business. We have taken on tasks previously performed for us by third-parties in part to mitigate this risk and such efforts may adversely affect us.

•	We may be adversely affected by supply shortages and price increases.
•	Project construction activities may not be successful and may not commence or proceed as scheduled, which could increase our costs and impair our ability to recover our investments.
•
Energy production and revenues from our solar and wind projects depend heavily on suitable meteorological and environmental conditions and our ability to accurately predict meteorological conditions. Climate change may have the effect of changing meteorological patterns at our projects which could have a material adverse effect on our business prospects, NAV, financial condition, results of operations, and ability to make cash distributions to our investors.

•
We and any third parties with which we do business may be subject to cyber-attacks, network disruptions, and other information systems breaches, as well as acts of terrorism or war that could have a material adverse effect on our business, NAV, financial condition, and results of operations, as well as result in significant physical damage to our renewable energy projects.

•	Our calculation of NAV is based on valuation estimates and numerous assumptions that may not prove accurate or complete, and investors should therefore not place undue reliance on such metric.
•
Lower prices for other energy sources could render solar and wind projects uncompetitive or obsolete, could force us to accept lower prices when securing future PPAs or replacing existing PPAs due to a counterparty default, or could result in lower than expected market pricing during the operation of our existing projects after the completion of their PPA term.

•	Our ability to effectively operate our business could be impaired if we fail to attract and retain key personnel.
•	Our projects are highly regulated and may be adversely affected by legislative or regulatory changes or a failure to comply with applicable regulations.
•
Our directors, executive officers, and principal stockholders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Stock Repurchase
In connection with this offering, an affiliate of the D. E. Shaw group and stockholder of the Company, D. E. Shaw GW Investment Holdings, L.L.C., entered into stock repurchase agreements with certain of our other stockholders pursuant to which D. E. Shaw GW Investment Holdings, L.L.C. has agreed to purchase an aggregate of     shares of our common stock from such stockholders, which is equal to the number of shares being offered by D. E. Shaw GW Investment Holdings, L.L.C. in this offering, at the initial public offering price less the underwriting discounts and commissions, or the Stock Repurchase. Closing of the Stock Repurchase is conditioned on, and is expected to occur shortly after, the completion of this offering and is subject to other customary closing conditions.
Summary of Reorganization Transactions
DESRI Inc., a Delaware corporation, was formed on August 25, 2021 and is the issuer of the common stock offered by this prospectus. Prior to this offering, our business operations have been conducted through DESRI Holdings, L.P. and its direct and indirect subsidiaries. Following this offering and the Reorganization Transactions, DESRI Inc. will be treated as a corporation for U.S. federal income tax purposes and our business operations will become taxable at DESRI Inc. at the corporate tax rate.

We will effect a series of transactions, or collectively, the Reorganization Transactions, in which DESRI Holdings, L.P. will become a subsidiary of DESRI Inc. and the existing partners of DESRI Holdings, L.P. will exchange their outstanding partnership interests in DESRI Holdings, L.P. for a combination of shares of DESRI Inc. and cash and we will appoint DESRI Inc. as the general partner of DESRI Holdings, L.P.
Following this offering, we will be a holding company under PUHCA with U.S. operating subsidiaries that are regulated by FERC as “public utilities” under the FPA. As a result, the FPA requires us, DESRI Holdings, L.P., our U.S. public utility subsidiaries, and/or purchasers of common stock that are also holding companies, as the case may be, either to (i) obtain prior authorization from FERC to transfer or acquire an amount of our voting securities sufficient to convey direct or indirect control over any of our public utility subsidiaries or (ii) qualify for a blanket authorization granted under or an exemption from FERC’s regulations in respect of transfers of control. To ensure compliance with FPA Section 203 and FERC’s regulations in respect of transfers of control, and consistent with the requirements for blanket authorizations granted thereunder or exemptions therefrom, absent prior authorization by FERC, no holder of our common stock will be permitted to own or control, together with its affiliates (as defined in FERC’s market-based rate regulations) and associate companies, 10% or more directly or indirectly of the voting equity of any of our public utility subsidiaries through ownership or control directly or indirectly of (i) our common stock or other voting securities, (ii) the voting equity of our public utility operating subsidiaries, and (iii) the voting equity of any of our intermediate holding companies through which we indirectly hold interests in our public utility operating subsidiaries (the “Applicable Interests”). Any holder of our common stock, together with their affiliates and associate companies, that acquires in the aggregate 10% or more of Applicable Interests will be prohibited from exercising voting rights with respect to such common stock unless prior authorization from the FERC for acquisition of such Applicable Interests is received.
For additional details, see “Organizational Structure” and “Risk Factors.”

The following diagram summarizes our organizational and ownership structure after giving effect to the Reorganization Transactions, including this offering. The chart below assumes no exercise of the underwriters’ option to purchase additional shares of common stock. See “Business—Our Projects—Our Operational and Construction Project Portfolio.”

*	The AssetCo funds and co-investors own interests in some, but not all, of the balance sheet projects.

Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:
•	we are permitted to include only two years of audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•
we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•
we are permitted to take advantage of extended transition periods for complying with new or revised accounting standards, which allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies;

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” and
•
we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of this offering, or such earlier time that we are no longer an emerging growth company. If certain events occur prior to the end of such five-year period, including if we have more than $1.07 billion in annual gross revenue, issue more than $1.0 billion of non-convertible debt over a three-year period, or are deemed to be a “large accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we will cease to be an emerging growth company prior to the end of such five-year period.
We may choose to take advantage of some but not all of these reduced requirements. We have elected to adopt the reduced requirements with respect to our consolidated financial statements and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure. We have also elected to take advantage of the extended transition periods for complying with new or revised accounting standards. These provisions allow an emerging growth company to delay the adoption of accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption is required for private companies. As a result, the information that we provide may not be comparable to the information provided by other public companies. See Note 1 to our audited consolidated financial statements included elsewhere in this prospectus for additional information.
For risks related to our status as an emerging growth company, see “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—We are an “emerging growth company” and intend to take advantage of the reduced disclosure requirements applicable to emerging growth companies which may make our common stock less attractive to investors.”
Corporate Information
Our principal executive offices are located at 1166 Avenue of the Americas, Ninth Floor, New York, New York 10036, and our telephone number is (212) 478-0000. Our website is located at www.DESRI.com. We expect to make available our periodic reports and other information filed with or furnished to the SEC free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

THE OFFERING
Issuer
DESRI Inc.
Common stock offered by us
   shares (or     shares, if the underwriters exercise their option to purchase additional shares of common stock in full).
Common stock offered by the selling stockholders
    shares (or     shares, if the underwriters exercise their option to purchase additional shares of common stock in full).
Common stock to be outstanding immediately after this offering
    shares (or     shares, if the underwriters exercise their option to purchase additional shares of common stock in full).
Option to purchase additional shares of common stock
We and the selling stockholders have granted the underwriters an option to purchase up to     additional shares of common stock. The underwriters may exercise this option at any time within 30 days from the date of this prospectus. See “Underwriting.”
Use of Proceeds
We expect to receive net proceeds of approximately $    million (or approximately $    million if the underwriters exercise their option to purchase additional shares of common stock in full) from the sale of our common stock by us in this offering assuming an initial public offering price of $    per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated offering expenses and underwriting discounts and commissions payable by us.
We intend to use $   million of the net proceeds from this offering to fund the cash consideration for the contribution by the D. E. Shaw group of its outstanding partnership interests in DESRI Holdings, L.P. to DESRI Inc. as described in “Organizational Structure,” based on the assumed initial public offering price of $    per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus).
We intend to use the remaining $     million of net proceeds, based on the assumed initial public offering price of $    per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), from this offering for general corporate purposes, including to fund development and construction activities on our projects, working capital, and operating expenses. In addition, we may use proceeds from this offering to opportunistically fund project acquisitions and other strategic opportunities.
We do not have any definitive plans for the allocation of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business, and we may allocate the net proceeds from this offering to the specified uses set forth above or for other general corporate purposes.
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.
See “Use of Proceeds.”
Voting
Each share of our common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally.
Our co-founders will beneficially own an aggregate of approximately   % of our outstanding common stock (or approximately   % if the underwriters exercise their option to purchase additional shares of common stock in full). Pursuant to a proxy agreement between our co-founders and the D. E. Shaw group, our co-founders will collectively control the voting rights with respect to the election of directors of approximately   % of our outstanding common stock (or approximately   % if the underwriters exercise their option to purchase additional shares of common stock in full). Concurrent with this offering, our co-founders will enter into a voting agreement among themselves with respect to the election of our directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Management—Controlled Company Exemption.”
Dividends
While we do not currently intend to pay regular cash dividends on our common stock on an annual or quarterly basis, we may pay special dividends from time to time. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, after taking into account our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant. See “Dividend Policy.”
Registration Rights Agreement
Prior to the completion of this offering, we will enter into a registration rights agreement with certain holders of our common stock. See “Description of Capital Stock—Registration Rights Agreement.”
Reserved Share Program
At our request, an affiliate of    , an underwriter in this offering, has reserved for sale, at the initial public offering price, approximately    % of the shares offered by this prospectus for sale to some of our directors, investors, business associates, and other persons. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. See “Underwriting.”

Listing
We have applied to list our common stock on     under the symbol “DESR.”
Risk Factors
See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Unless otherwise indicated, the share information in this prospectus:
•	gives effect to the Reorganization Transactions;
•	assumes an initial public offering price of $ per share of common stock, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus;
•	assumes no exercise by the underwriters of their option to purchase additional shares;
•	reflects the issuance of shares of restricted stock pursuant to the DESRI Inc. 2022 Omnibus Incentive Plan we intend to adopt prior to the completion of this offering; and
•	does not reflect the issuance of up to additional shares of common stock that are reserved for issuance under the DESRI Inc. 2022 Omnibus Incentive Plan.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
The following table presents summary historical consolidated financial information of DESRI Holdings, L.P. and its subsidiaries for the periods and as of the dates indicated, as well as certain pro forma financial data of DESRI Holdings, L.P. and DESRI Inc.
The summary consolidated statements of operations and statements of cash flows data for the years ended December 31, 2020 and December 31, 2019 and the summary consolidated balance sheet data as of December 31, 2020 and December 31, 2019 have been derived from the audited consolidated financial statements of DESRI Holdings, L.P. included elsewhere in this prospectus. The summary condensed consolidated statements of operations and statements of cash flows data for the nine months ended September 30, 2021 and September 30, 2020 and the summary condensed consolidated balance sheet data as of September 30, 2021 have been derived from the unaudited condensed consolidated financial statements of DESRI Holdings, L.P. included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in our opinion, contain all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation of such financial data. Historical results for any prior period are not necessarily indicative of results to be expected in any future period.
Historically, our business has been operated through DESRI Holdings, L.P., together with its subsidiaries. DESRI Inc. was formed for the purpose of this offering and has engaged to date only in activities in contemplation of this offering. Upon the completion of this offering, our business will continue to be conducted through DESRI Holdings, L.P., together with its subsidiaries, and the financial results of DESRI Holdings, L.P. will be consolidated in our financial statements. DESRI Inc. will be a holding company whose sole material asset will be the L.P. Interests in DESRI Holdings, L.P. For more information regarding the organizational transactions and holding company structure, see “Prospectus Summary—Summary of Reorganization Transactions” and “Organizational Structure.”
The unaudited pro forma consolidated balance sheet data as of September 30, 2021 and the unaudited pro forma consolidated statements of operations data for the year ended December 31, 2020 and the nine months ended September 30, 2021 present the consolidated results of operations of DESRI Inc. after giving pro forma effect to adjustments described in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” The unaudited pro forma consolidated financial information is for informational purposes only and do not purport to reflect the results of operations or financial position of DESRI Inc. that would have occurred had DESRI Inc. been in existence or operated as a public company during the periods presented. If this offering and other transactions contemplated herein had occurred in the past, our operating results might have been materially different from those presented in the unaudited pro forma financial statements. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the described transactions occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date. Future results may vary significantly from the results reflected in the unaudited pro forma consolidated financial information and such information should not be relied on as an indication of our results after the consummation of this offering and the other transactions contemplated by such unaudited pro forma consolidated financial statements.
You should read the summary financial data presented below in conjunction with the information included in the sections entitled “Unaudited Pro Forma Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Historical				Pro Forma
	Year Ended December 31,		Nine Months Ended September 30,		Year Ended December 31, 2020	Nine Months Ended September 30, 2021
	2019	2020	2020	2021	(unaudited)	(unaudited)
	(in thousands)
Consolidated Statements of Operations Data:
Revenue	$140,630	$148,966	$115,260	$168,866
Cost of revenue:
Depreciation and amortization	63,806	61,065	45,176	62,488
Operating and maintenance	24,234	29,665	22,242	30,631
Total cost of revenue	88,040	90,730	67,418	93,119
Gross profit	52,590	58,236	47,842	75,747
Operating expenses:
General and administrative	23,940	29,192	21,081	25,449
Project development	8,761	12,241	7,561	14,714
Total operating expenses	32,701	41,433	28,642	40,163
Operating income / (loss)	19,889	16,803	19,200	35,584
Other income / (expense):
Net realized and unrealized gains / (losses) on derivative financial instruments	(146,863)	(235,586)	(311,714)	153,996
Interest expense	(71,915)	(69,288)	(47,910)	(44,507)
Other income (expense), net	41,294	10,960	9,386	4,826
Total other expense	(177,484)	(293,914)	(350,238)	114,315

Net Income / (Loss) before income taxes	(157,595)	(277,111)	(331,038)	149,899
(Provision for) / benefit from income taxes	(2,333)	(1,038)	(941)	(3,036)
Net Income / (Loss)	$(159,928)	$(278,149)	$(331,979)	$146,863
Less: Net (income) / loss attributable to redeemable and non-redeemable non-controlling interests	66,945	203,529	81,556	91,468
Net income / (loss) attributable to DESRI Holdings, L.P. and Subsidiaries	$(92,983)	$(74,620)	$(250,423)	$238,331

	Historical			Pro Forma
	Year Ended December 31,		Nine Months Ended September 30,	Nine Months Ended September 30, 2021
	2019	2020	2021	(unaudited)
	(in thousands)
Consolidated Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$20,844	$51,719	$43,054
Net cash used in investing activities	$(651,625)	$(918,346)	$(821,730)
Net cash provided by financing activities	$659,773	$918,143	$778,585

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$16,002	$45,611	$25,198
Restricted cash and restricted cash equivalents	$118,886	$140,793	$161,115
Total current assets	$202,118	$247,442	$268,258
Property, plant and equipment, net	$2,208,765	$3,215,566	$4,007,777
Total assets	$2,865,640	$3,864,886	$4,739,671
Current portion of long-term debt, net of unamortized deferred financing costs	$37,530	$26,103	$36,861
Total current liabilities	$146,678	$235,090	$272,537
Long-term debt, net of unamortized deferred financing costs	$1,759,204	$2,492,897	$2,902,723
Total liabilities	$2,121,560	$3,180,205	$3,516,513
Non-controlling interests	$518,577	$601,662	$958,065
Members’ equity (deficit)	$193,020	$33,202	$218,465
Total equity	$711,597	$634,864	$1,176,530

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as all of the risks and uncertainties described below, together with all other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks, as well as any risks or uncertainties not currently known to us or that we currently do not believe to be material, could materially and adversely affect our business, NAV, strategies, prospects, financial condition, results of operations, and cash flows. In such case, the market price of our common stock could decline and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Risks Related to PPAs and the Origination of our Renewable Energy Projects
Attractive PPA terms may become unavailable, which would adversely affect our business and growth.
Intense competition for PPAs has resulted in downward pressure on PPA pricing for newly contracted projects. Downward pressure on module and construction pricing, as a result of research and development and incrementally improved business practices, also creates downward pressure on PPA pricing for newly contracted projects or for PPAs that are expiring and under review for renewal. If falling PPA pricing results in forecasted project revenue that is insufficient to generate returns higher than our cost of capital or those anticipated to be demanded in the project sale market, our business, NAV, financial condition, and results of operations could be adversely affected. Alternatively, if we execute PPAs with pricing that we assume will be attractive based on expectations of falling module or construction pricing or other cost or revenue expectations that ultimately prove to be inaccurate, or the value of a project is less than expected at the time of execution of the related PPA, our business, NAV, financial condition, and results of operations could be adversely affected, including through the loss of initial commitments and any posted letters of credit. In addition, competition for PPAs and other market factors may result in new market terms for PPAs that may not be favorable to us and could adversely affect the NAV of our projects and, in turn, our ability to obtain sufficient financing and grow our business. For example, the increasing trend of disaggregation of PPAs may result in our projects bearing risks traditionally borne by offtakers, such as basis, curtailment, or responsibility to sell capacity. This trend may alternatively require us to seek new PPA counterparties, which could expose us to risks in new markets or associated with having less creditworthy counterparties. Similarly, our competitors are increasingly willing to accept short duration PPA terms, which may put pressure on us to accept shorter duration PPAs, thereby increasing our exposure to market volatility and inaccuracy in the third-party prediction of energy pricing during the merchant tail period of operations after expiration of the PPA, and also affect our NAV growth.
The cost of other sources of power, such as existing natural gas-fired power plants, has historically been lower than the cost of solar power, and certain types of generation projects, such as natural gas-fired power plants, can deliver power on a firm basis. The inability to compete successfully against other power producers or otherwise enter into PPAs favorable to us would negatively affect our ability to develop and finance our projects, including by increasing our cost of capital, and negatively affect our revenue. In addition, the availability of PPAs depends on utility and corporate energy procurement practices that could evolve and shift allocation of market risks over time, including the risk that utilities seek to acquire projects directly. PPA availability and terms are a function of a number of economic, regulatory, tax, and public policy factors, which are also subject to change. Furthermore, certain of our projects may be scheduled for substantial completion prior to the commencement of a long-term PPA with an offtaker, in which case we would be required to enter into a stub-period PPA for the intervening time period between substantial completion and commencement of the PPA or to sell power on a merchant basis. We may not be able to do either on terms that are commercially attractive or at all.
There may be a change in market dynamics or otherwise that causes a slowing or reversal in the trend of corporate offtakers looking to procure energy from renewable projects. Even if our corporate offtakers remain interested in procuring energy from renewable sources and from projects developed by independent power producers, in some cases they may restrict their procurement to complete purchases of the assets. To participate in such transactions would require us to build, own, and transfer the assets to corporate offtakers. While this may be economic for us in some regions and markets, it is generally not consistent with our core business model, which is to own the high-quality assets we develop over their useful life and sell the energy they produce pursuant to long-term PPAs. Shifts in the market away from such PPAs may have an adverse impact on our growth strategy and may negatively affect our business.
If our projects fail to meet particular development, operational, or performance benchmarks, our offtakers or other counterparties may have the right to terminate the applicable PPAs, interconnection agreements, or any related letters of commitment, require us to pay damages, or reduce the amount of energy such projects sell.
If certain of our projects fail to meet particular development, operational, or performance benchmarks related to, among other things, energy production and project availability, within specified time periods, some of the PPAs and interconnection agreements or related letters of commitment in our portfolio provide, and other PPAs and interconnection agreements or related letters of commitment we may enter into in the future may provide, that such failure constitutes a default or event of default. These provisions may provide the applicable offtakers or other counterparties with rights to, among other things: terminate the applicable PPAs and interconnection agreements or related letters of commitment; require us to pay damages under such PPAs or interconnection agreements; or reduce the amount of energy our projects can sell under such PPAs or interconnection agreements. We cannot guarantee that our renewable energy project development will meet historical or projected rates of development. Our energy production or our projects’ availability could be less than historically has been the case or less than we have projected due to various factors, including unexpected solar or wind conditions, natural disasters, equipment underperformance, operational issues, changes in law, actions taken by third parties, or any other factor described under the headings “—Risks Related to the Development and Construction of our Renewable Energy Projects,” “—Risks Related to the Operation and Management of our Renewable Energy Projects,” and “—General Business Risks.” If our projects fail to meet the applicable development or operational benchmarks, such as minimum production requirements, and our offtakers or other counterparties elect to take any such action against us under our PPAs and interconnection agreements, it could materially and adversely affect the development of our renewable energy projects, our results of operations, and cash flow until we are able to replace the PPA or interconnection agreement on similar terms. Further, the PPAs or interconnection agreements containing such provisions may be terminated, which will include the loss of any posted letters of credit, and, in the event of termination, we may not be able to enter into a replacement PPA or interconnection agreement on favorable terms or at all, which may have an adverse impact on our growth strategy and may negatively affect our business.
We face competition from traditional and renewable energy companies in developing renewable energy projects.
The solar and wind energy industries are highly competitive. Companies seeking to develop and originate projects face challenges from competition driven by the rapid deployment of new capital into a broad array of environmental, social, and governance focused ventures. In addition to developers, IPPs, unregulated utility affiliates, renewable energy companies, and pension and private equity funds, we also compete with traditional energy producers and incumbent utilities, which may also be our customers, that supply energy to our potential offtakers under highly regulated rate and tariff structures. We must compete for PPAs, and we rely on a limited number of offtakers under a limited number of long-term PPAs. We may not be able to enter into or renew long-term contracts for the sale of power produced by our projects at prices and on other terms favorable to us. If we cannot offer compelling value to our offtakers, then our business will not grow at our anticipated pace or at all. Traditional utilities generally have, and certain of our other competitors have, substantially greater financial, technical, operational, and other resources than we do. In addition, growing corporate and investor support for renewable energy has increased the amount of money being allocated to developers that compete with us. Such competitors may be able to build and own solar projects at lower costs than us, enabling them to submit bids for PPAs or similar energy purchase agreements at more competitive and appealing terms to potential customers than ours. Traditional utilities could also offer other value-added products or services that could help them compete with us even if the cost of electricity they offer is higher than ours. Furthermore, our potential offtakers may seek to procure energy through arrangements other than fixed or escalating price PPAs and virtual PPAs. If our competitors are willing to provide energy under such agreements, their offers may be more attractive to potential offtakers. Our competitors may also engage with bank counterparties to secure financial hedging instruments in order to provide an alternate contracted revenue stream and thereby submit more competitive pricing to potential offtakers. Similarly, our competitors may be willing to construct projects without off-take agreements, intending to sell the energy they produce directly into bilateral markets or markets managed by Independent System Operators, or ISOs, both of which may enable them to bid on land, interconnection positions, and other development assets. If we cannot effectively compete in all these areas with traditional utilities, other IPPs, renewable energy companies, and pension and private equity funds active in our industry, our ability to grow our portfolio, NAV, and cash flow will be adversely affected.
Our offtakers and other counterparties could become unwilling or unable to fulfill or renew their contractual obligations to us or they may otherwise terminate their agreements with us.
Once we enter into PPAs or other long-term contracts, we are exposed to the risk that our counterparties will become unwilling or unable to fulfill or renew their contractual obligations and, if they may otherwise terminate their agreements with us, we cannot guarantee that we will enter into replacement agreements on substantially similar terms or at all. Similarly, our credit risk is concentrated among a limited number of offtakers and the failure of even one of these key counterparties to fulfill its contractual obligations to us could significantly affect our business and financial results. Any or all of our offtakers may fail to fulfill or renew their obligations to us under their PPAs or otherwise, including as a result of the occurrence of any of the following factors:
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Events beyond our control or the control of an offtaker that may temporarily or permanently excuse the offtaker from its obligation to accept and pay for delivery of energy generated by a project. These events could include a system emergency, transmission failure or curtailment, adverse weather conditions, changes in law, changes in permitting requirements or conditions, or labor disputes.

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The ability of our offtakers to fulfill their contractual obligations to us depends on their creditworthiness. Due to the long-term nature of our PPAs, we are exposed to the credit risk of our offtakers over an extended period of time. These counterparties could become subject to insolvency or liquidation proceedings or otherwise suffer a deterioration of their creditworthiness, including when they have not yet paid for energy delivered, any of which could result in a default under their agreements with us, and an insolvency or liquidation of these counterparties could result in the termination of applicable agreements.

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A default or failure by us to satisfy minimum energy delivery requirements or availability levels under our PPAs could result in a requirement that we make damages payments to the applicable offtaker, could trigger a right of the offtaker to terminate the applicable PPA, or could trigger certain downward adjustments of the amount of energy sold under the applicable PPA.

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The ability of our offtakers to extend, renew, or replace their existing PPAs with us depends on a number of factors beyond our control, including: whether the offtaker has a continued need for energy or capacity at the time of expiration, which could be affected by, among other things, the presence or absence of governmental incentives or mandates, prevailing market prices, and the availability of other energy sources; the satisfactory performance of our delivery obligations under such PPAs; the regulatory environment applicable to our offtakers at the time; and macroeconomic factors present at the time, such as population, business trends, and related energy demand.

If our offtakers are unwilling or unable to fulfill or renew their contractual obligations to us, or if they otherwise terminate such agreements prior to their expiration, we may not be able to recover contractual payments and commitments due to us. Since the number of counterparties that purchase wholesale bulk energy is limited, we may be unable to find a new energy purchaser on similar or favorable terms or at all. Any interruption in or termination of payments by our counterparties could adversely affect our ability to pay project lenders and tax equity investors, could cause a default under the applicable project debt and tax equity financing arrangements, and could trigger cross-defaults under our other financing arrangements. In such a case, the cash flows we receive could be adversely affected. In addition, our ability to finance additional projects with PPAs from such counterparties would be adversely affected, undermining our ability to grow our business. The loss of or a reduction in sales to any of our offtakers could have a material adverse effect on our business, NAV, financial condition, and results of operations.
Risks Related to Development and Construction of our Renewable Energy Projects
The growth of our business depends upon our ability to continue to source and convert our non-operational projects into operational projects.
We may not be successful in achieving the operational phase on our contracted pre-construction and construction projects. The completion of renewable energy projects involves numerous risks and uncertainties including the risks set forth elsewhere in this section. These risks and uncertainties may prevent some projects from progressing to construction and operational phases. In addition, for a variety of reasons, we may elect not to proceed with the development or construction of a project currently in our portfolio. Our growth depends on our continued ability to progress projects to the operational phase and our results in the future may not be consistent with our expectations or historical results. If we are not successful in doing so, we will not continue to grow our NAV, portfolio, and cash flows.
We depend upon the adequate and timely supply of solar modules.
Solar modules are a vital component to solar projects. The construction and financing of a project can be contingent on a specific engineering design optimized for the project site, therefore it can be costly or time consuming, if possible at all, to switch to a different module supplier once a project is in an advanced development stage. Solar modules come from limited sources of supply, and therefore a disruption with any one manufacturer, supplier or other participant in our supply chain would have an adverse effect on our ability to complete construction on our solar projects on time, or at all. As a result, we are subject to the risk of shortages, increased prices, and long lead times in their supply. We have in the past experienced, and may in the future experience, module shortages, and the availability and cost of these components would be difficult to predict. For example, the supply of solar modules may be disrupted due to equipment breakdowns, tariffs or import restrictions, COVID-19, delivery delays, labor strikes or shortages, natural disasters, component or material shortages, cost increases, acquisitions, insolvency, changes in legal or regulatory requirements, or other similar issues affecting participants in our supply chain. Such disruptions and other factors may cause suppliers, including suppliers not directly affected by such disruptions, to raise prices or renegotiate existing arrangements in a manner that is adverse to us. For example, as described in more detail below, while we do not currently expect that the Uyghur Forced Labor Prevention Act will directly affect our supplies, since we do not believe that our suppliers source materials from Xinjiang for the products they sell to us, other renewable energy companies’ attempts to change suppliers in response to this law, withhold release orders, or other policy developments could result in shortages, delays, and/or price increases that could disrupt our own supply chain or cause our suppliers to renegotiate existing arrangements with us or fail to perform on such obligations.
In particular, due in part to the COVID-19 pandemic, import restrictions, tariffs, global supply chain disruptions, and other factors, we have experienced challenges in obtaining the timely delivery of solar modules. These challenges may result in increased delivery lead times, delays in the construction schedules, and increased costs. To the extent these issues continue, and we are unable to mitigate their effects, our ability to grow our business would be adversely affected. If we are unable to complete the construction of projects on time, such projects’ PPAs or other contractual arrangements may be terminated or renegotiated. Similar issues may also arise with respect to other project components.
We may be negatively affected by tariffs or trade relations between the United States and other countries.
The United States has, from time to time, levied tariffs on goods imported from other countries. We may be negatively affected by tariffs or adverse developments in trade relations between the United States and other countries, including any actions that may be taken by other countries in retaliation to U.S. trade policies. Tariffs, the adoption and expansion of trade restrictions, the occurrence or exacerbation of a trade war, or other governmental action related to tariffs, trade agreements, or related policies could adversely affect our supply chain, access to equipment, costs, and ability to economically serve certain markets. For example, the Section 201 tariffs introduced by the United States in January 2018 significantly increased our cost of importing modules produced in foreign countries, which we use to construct our projects. In 2021, the U.S. extension of tariffs on imported solar cells and modules negatively affected our profitability and rendered inaccurate our estimates for the costs of certain construction and pre-construction projects. We have no control over the trade policies of the United States or other countries and we may be negatively affected by additional restrictive economic measures, such as tariffs or other changes to U.S. trade policies. Additional tariffs and extensions of existing tariffs are currently being considered by the U.S. government. Any further cost increases or decreases in availability caused by trade policies could slow our growth and cause our financial results and performance metrics to suffer.
Projects under development may not be developed, financed, or constructed, or we may not enter into agreements with offtakers, on attractive terms, or at all.
The development of renewable energy projects involves numerous risks. We may be required to spend significant sums for land and interconnection rights, preliminary engineering, permitting, module, tracking, and other equipment, legal services, and other expenses before we can determine whether a project is feasible, economically attractive, or capable of being built. Success in developing a particular project is contingent upon, among other things:

•	obtaining financeable land rights, including land rights for the project site that allow for eventual construction and operation without undue burden, cost, or interruption;
•	entering into financeable arrangements for the sale of the electrical output, and, in certain cases, capacity, ancillary services, and renewable energy attributes generated by the project;
•	obtaining economic interconnection positions with ISOs, regional transmission organizations, and other regulated utilities;
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accurately estimating, and where possible mitigating, long-term costs arising from potential transmission grid congestion, limited transmission capacity, and grid reliability constraints, which may contribute to significant interconnection upgrade costs that could render certain of our projects uneconomic;

•	providing required payment and performance security for the development of the project, such as through the provision of letters of credit, including to address increasing security requirements;
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accurately estimating our costs and revenues over the life of the project years before its construction and operation, while taking into consideration the possibility that markets may shift during that time;

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receipt from governmental agencies of required environmental, land-use, and construction and operation permits and approvals, which are governed by statutes that may change between issuance and construction;

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avoidance or mitigation of impacts to protected or endangered species or habitats, migratory birds, wetlands or other jurisdictional water resources, and/or archaeological, historical, or cultural resources;

•	securing necessary rights-of-way for access, as well as water rights for project construction and operation;
•	securing appropriate title coverage, including coverage for mineral rights and mechanics’ liens;
•	negotiation of development agreements, public benefit agreements, and other agreements to compensate local governments for project impacts;
•	negotiation of state and local tax abatement and incentive agreements, whenever applicable;
•	obtaining financing, including debt, equity, and tax equity financing;
•	negotiation of satisfactory EPC agreements, including agreements with third-party EPC providers; and
•	completing construction on budget and on time.
In addition, our projects depend upon obtaining timely and economic interconnection to electric transmission lines owned and operated by regulated utilities to deliver the electricity we generate. A failure or delay in the operation or development of these interconnection or transmission facilities could result in our losing revenues because such a failure or delay could limit the amount of power our operational projects deliver or delay the completion of our construction projects. The costs of such interconnection and transmission facilities for which our projects may be responsible can also be uncertain and subject to change, including after a project commences operation.
If we fail to complete the development of a renewable energy project or fail to meet other contract terms, we may be subject to forfeiture of significant deposits under PPAs or interconnection agreements or termination of such agreements, incur significant liquidated damages, penalties, and/or other obligations under other project-related agreements, and may not be able to recover our investment in the project. If we are unable to complete the development of a renewable energy project, we may impair some or all of the capitalized investments we have made relating to the project, which would have an adverse impact on our NAV and cash flows in the period in which the loss is recognized.
Our suppliers may not perform existing obligations or be available or able to perform future obligations, which could have a material adverse effect on our business. We have taken on tasks previously performed for us by third-parties in part to mitigate this risk and such efforts may adversely affect us.
We often rely on a small number of suppliers, such as solar panel and tracker suppliers, to provide equipment, technology, and other services required to construct and operate our projects. A number of factors, including the credit quality of our suppliers and import and export restrictions, may affect their ability to perform under our supply agreements. Not all of our equipment suppliers are investment grade entities, and we cannot guarantee that any of our suppliers will sufficiently honor the terms of our contracts in every situation. If any of these suppliers cannot, or does not, perform under its agreements with us, we may need to seek alternative suppliers. Alternative suppliers, products, and services may not perform similarly, and replacement agreements may not be available on favorable terms or at all. Using alternative suppliers may result in higher costs and/or inability to meet our project schedules or to provide equipment of the same quality as that provided by our existing suppliers. We may be required to make significant capital contributions to remove, replace, or redesign equipment that cannot be supported or maintained by replacement suppliers. The failure of any supplier to fulfill its contractual obligations to us could have a material adverse effect on our business, NAV, financial condition, and results of operations. Further, the acquisition of a supplier by one of our competitors or its affiliates could also limit our access to equipment, technology, and other services or negatively affect our existing business relationships, which would have a material adverse effect on our business.
We also have performed in the past, and may decide in the future to perform, work that would have previously been performed by a counterparty under such contract, such as engineering, design, procurement, or construction. The scope of work that we choose to perform ourselves may not benefit from research and development efforts or innovation that counterparties would have otherwise applied to such work had they performed that work on our projects under contract. We cannot guarantee that the performance of such projects will meet our expected parameters or compete with the performance of our competitors who benefit from any such research and development, which would have a material adverse effect on our business.
Union activity could result in increased costs or delays in the development or construction of our projects, which could adversely affect our results of operations.
The employees of many of the contractors and subcontractors we engage are represented by labor unions or are subject to collective bargaining arrangements that may require the payment of wages that are higher than we expect or that may not be commensurate with the value of specialized labor being provided, which can materially increase the costs of constructing a project. In addition, certain of our suppliers also have unionized employees or contractors, including those responsible for transporting the materials we require for our renewable energy projects. Strikes, work stoppages or other labor disputes of our suppliers’ or their contractors’ workforces could result in slowdowns or cost increases in the development or construction of our projects.
Increased unionization in the renewable energy industry, including as a result of the enactment and implementation of federal, state or local statutes, ordinances, rules or regulations requiring unionization or the payment of prevailing wages in connection with the development, construction, or operation of renewable energy projects and the ancillary services required to develop, build, and operate renewable energy projects, could increase our costs of development and construction or cause us to otherwise forego pursuing a project, which could materially and adversely affect our NAV, results of operations and financial condition.
We may be adversely affected by supply shortages and price increases.
Our and our suppliers’ supply chain and operations could be subject to events beyond our control, such as earthquakes, wildfires, flooding, hurricanes, tsunamis, typhoons, volcanic eruptions, droughts, tornadoes, the effects of climate change and related extreme weather, public health issues and pandemics, war, terrorism, cyber-attacks, government restrictions, tariffs, or limitations on trade, and geo-political unrest and uncertainties. For example, the COVID-19 pandemic is having an unprecedented impact on the U.S. economy, global supply chains, and on our business. These impacts have caused significant shipping delays and price increases and also raised the price of inputs like steel, resulting in a number of our suppliers and EPC contractors raising force majeure claims to excuse the performance of their obligations under our contracts with them.
There have also been periods of industry-wide shortage of key components, including solar panels, in times of rapid industry growth or regulatory change. For example, guidance from the Internal Revenue Service, or the IRS, on the steps required for construction to be deemed to have commenced in time to qualify for federal investment tax credits resulted in significant module and other supply shortages in the market as customers started purchasing supplies in advance of the December 2019 deadline to qualify for a 30% investment tax credit. Changes in federal, state, or local regulations may require new or different system components to satisfy the requirements of such newly effective codes or regulations, which may not be readily available for distribution to us or our suppliers. The manufacturing infrastructure for some of our projects’ components has a long lead time, requires significant capital investment, and relies on the continued availability of key commodity materials, potentially resulting in an inability of manufacturers to meet demand for these components, which, as a result, could negatively affect our ability to complete projects in a timely manner and/or increase our costs. Additionally, many of our component supplies are imported, and any decline in the exchange rate of the U.S. dollar compared to the functional currency of our component suppliers could increase our component prices, in addition to shortages of raw materials and increased commodity and shipping costs, particularly with respect to steel shortages. Any of these shortages, delays, or price changes could limit our growth, cause cancellations, or adversely affect our NAV, cash flows, and result in development delays and increased costs.
Forced labor practices in China and legislation and policies adopted to address such practices may disrupt the global supply of solar panels and affect our business.
Since 2016, U.S. Customs and Border Protection has issued sixteen withhold release orders directed at forced labor in China, including ten directed specifically at activity in the Xinjiang Uyghur Autonomous Region. As a result of these orders, certain products, including solar panels manufactured with polysilicate from Xinjiang, are effectively barred from entering the United States. Despite our due diligence efforts, as well as contractual provisions we put in place that forbid our suppliers from using forced labor or components that were produced using forced labor, we cannot determine with certainty whether our suppliers may violate our contracts or become subject to a withhold release order, which could subject us to legal, reputational, and other risks. If this were to occur, we might have to find alternative suppliers on short notice, resulting in construction delays and disruption and higher costs.
On December 23, 2021, the Uyghur Forced Labor Prevention Act, which effectively prohibits imports of any goods made either wholly or in part in Xinjiang, was signed into law. The law prohibits “the importation of goods made with forced labor” unless U.S. Customs and Border Protection determines, based on “clear and convincing evidence”, that the goods in question were not produced “wholly or in part by forced labor”, and submits a report to the U.S. Congress setting out its findings. While we do not currently expect that this law will directly affect our supplies, since we do not believe that our suppliers source materials from Xinjiang for the products they sell to us, other renewable energy companies’ attempts to shift suppliers in response to this law, withhold release orders, or other policy developments could result in shortages, delays, and/or price increases that could disrupt our own supply chain or cause our suppliers to renegotiate existing arrangements with us or fail to perform on such obligations. Broader policy uncertainty could also reduce Chinese panel production, affecting supplies and/or prices for panels, regardless of supplier. While we have developed multiple supply sources in a variety of countries, we could still be adversely affected by increases in our costs, negative publicity related to the industry, or other adverse consequences to our business.
Project construction activities may not be successful and may not commence or proceed as scheduled, which could increase our costs and impair our ability to recover our investments.
The construction of renewable energy projects involves numerous risks. Success in constructing a particular project is contingent upon or may be affected by, among other things:
•	timely implementation and satisfactory completion of construction;
•	obtaining and maintaining required governmental permits and approvals, including appeals of approvals obtained;
•	permit and litigation challenges from project stakeholders, including local residents, environmental organizations, labor organizations, tribes, and others who may oppose the project;
•	grants of injunctive relief to stop or prevent construction of a project in connection with any permit or litigation challenges;
•	delivery of modules on-budget and on-time;
•	discovery of unknown impacts to protected or endangered species or habitats, migratory birds, wetlands or other jurisdictional water resources, and/or cultural resources at project sites;
•	discovery of unknown title defects, unknown environmental conditions, unforeseen engineering problems, construction delays, contract performance shortfalls, and work stoppages;
•	labor, equipment, and material supply shortages, failures, or disruptions;
•	increases to labor costs beyond our expectation upon entering into construction agreements as a result of enhanced local or national requirements regarding the use of union labor on-site;
•	insolvency or financial distress on the part of our service providers, contractors, or suppliers;

•	cost overruns and change orders;
•	cost or schedule impacts arising from changes in federal, state, or local land-use or regulatory policies;
•	changes in electric utility procurement practices;
•	project delays that could adversely affect our ability to secure or maintain interconnection rights;
•	unfavorable tax treatment or adverse changes to tax policy;
•	adverse environmental and geological or weather conditions, including water shortages and climate change, which may in some cases force work stoppages due to heat or fire risks;
•	force majeure and other events outside of our control; and
•	change in laws affecting the project.
If we fail to complete the construction of a renewable energy project, fail to meet one or more agreed target construction milestone dates, or fail to meet other contract terms, we may be subject to forfeiture of significant deposits under PPAs or interconnection agreements (which will also lead to a default of our loan agreement and foreclosure on the project) or termination of such agreements, incur significant liquidated damages, penalties, and/or other obligations under other project-related agreements, and may not be able to recover our investment in the project. If we are unable to complete the construction of a renewable energy project, we may impair some or all of the capitalized investments we have made relating to the project, which would have an adverse impact on our cash flows or NAV in the period in which the loss is recognized.
Risks Related to the Operation and Management of our Renewable Energy Projects
Operation and maintenance of renewable energy projects involve significant risks that could result in unplanned outages, reduced output, interconnection or termination issues, or other adverse consequences.
There are risks associated with the operation of our projects. These risks include:
•	greater or earlier than expected degradation, or in some cases failure, of solar panels, inverters, turbines, gear boxes, blades, and other equipment;
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catastrophic events, such as fires, earthquakes, severe weather, tornadoes, ice or hail storms or other meteorological conditions, landslides, and other similar events beyond our control, which could severely damage or destroy a project, reduce its energy output, result in property damage, personal injury, or loss of life, or increase the cost of insurance even if these impacts are suffered by other projects as is often seen following events like high-volume wildfire and hurricane seasons;

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technical performance below projected levels, including the failure of solar panels, inverters, wind turbines, gear boxes, blades, and other equipment to produce energy as expected, whether due to incorrect measures of performance provided by equipment suppliers, improper operation and maintenance, or other reasons;

•	increases in the cost of operating the projects, including costs relating to labor, equipment, unforeseen or changing site conditions, insurance, regulatory compliance, and taxes;
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the exercise by PPA counterparties of options present in certain PPAs to purchase the underlying project for a fixed price that may be lower than the fair market value or our NAV attributable to such project at such time;

•	storm water or other site challenges;
•	the discovery of unknown impacts to protected or endangered species or habitats, migratory birds, wetlands or other jurisdictional water resources, and/or cultural resources at project sites;
•	the inability to sell power following the termination of offtake contracts;
•	errors, breaches, failures, or other forms of unauthorized conduct or malfeasance on the part of operators, contractors, or other service providers;
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cyber-attacks targeted at our projects as a way of attacking the broader grid or the ISO, or a failure by us or our operators to comply with NERC cyber-security regulations aimed at protecting the grid from such attacks;

•	design or manufacturing defects or failures, including defects or failures that are not covered by warranties or insurance;
•	loss of interconnection capacity, and in turn the ability to deliver power under our PPAs, due to grid or system outages or curtailments beyond our or our counterparties’ control;
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insolvency or financial distress on the part of any of our service providers, contractors, or suppliers, or a default by any such counterparty for any other reason under its warranties or other obligations to us;

•	breaches by us and certain events, including force majeure events, under certain PPAs and other contracts that may give rise to a right of the applicable counterparty to terminate such contract;
•	unforeseen levels of price volatility that may result in financial loss when a project sells energy at a different location on the grid than where it is delivered under its PPA;
•	failure to obtain or comply with permits and other regulatory consents and the inability to renew or replace permits or consents that expire or are terminated;
•	the inability to operate within limitations that may be imposed by current or future governmental permits and consents;
•	changes in law, particularly in land use, environmental, or other regulatory requirements;
•	the inability to extend our initial land leases on the same terms for the full useful life of the project;
•	disputes with federal agencies, state agencies, or other public or private owners of land on which our projects are located, or adjacent landowners;
•	changes in tax, environmental, health and safety, land use, labor, trade, or other laws, including changes in related governmental permit requirements;
•	government or utility exercise of eminent domain power or similar events;
•	existence of liens, encumbrances, or other imperfections in title affecting real estate interests; and
•	failure to obtain or maintain insurance or failure of our insurance to fully compensate us for repairs, theft or vandalism, and other actual losses.
These and other factors could have adverse consequences on our solar or wind projects. For example, these factors could require us to shut down or reduce the output of such projects, degrade equipment, reduce the useful life of the project, and materially increase O&M and other costs. Unanticipated capital expenditures associated with maintaining or repairing our projects would reduce profitability. Congestion, emergencies, maintenance, outages, overloads, requests by other parties for transmission service, including on our facilities, actions or omissions by other projects with which we share facilities, and certain other events, including events beyond our control, could partially or completely curtail generation and delivery of energy by our projects and could lead to our customers terminating their PPAs with us. Any termination of a project’s interconnection or transmission arrangements or non-compliance by an interconnection provider, the owner or operator of shared facilities, or another third party with its obligations under an interconnection, shared facilities, or transmission arrangement may delay or prevent our projects from delivering energy to our offtakers. If the interconnection, shared facilities, or transmission arrangement for a project is terminated, we may not be able to replace it on similar terms to the existing arrangement, or at all, or we may experience significant delays or costs in connection with such replacement. In addition, replacement and spare parts for solar panels, wind turbines, and other key pieces of equipment may be difficult or costly to acquire or may be unavailable.
Any of the risks described above could significantly decrease or eliminate the revenues of a project, significantly increase its operating costs, cause us to default under our financing agreements, or give rise to damages or penalties owed by us to an offtaker, another contractual counterparty, a governmental authority, or another third party, or cause defaults under related contracts or permits. Any of these events could have a material adverse effect on our business, NAV, financial condition, and results of operations.

Our projects may not perform as we expect, and the protection afforded by warranties provided by our counterparties may be limited by the ability or willingness of a counterparty to satisfy its warranty obligations or by the expiration of applicable time or liability limits, which could reduce or void the warranty protections, or the warranties may be insufficient to compensate our losses.
The ability of our projects to perform as forecasted is subject to risks inherent in energy projects, including inadequate equipment performance, system failures and outages, and the performance of the third parties that provide O&M services for our projects. In addition, because we often rely on a small number of suppliers to provide equipment, we have limited options to obtain alternate supplies, if needed. Although we expect to benefit from various warranties, including construction, product quality, and performance warranties, provided by our counterparties in connection with the construction of our projects, the purchase of equipment necessary to operate our projects, and certain other matters, our counterparties may default on their warranty obligations, including because such counterparties may become insolvent or cease operations. Even if a counterparty fulfills its obligations, many of our warranties do not cover reimbursement for lost revenue and we cannot guarantee any warranties will be sufficient to compensate us for all of our losses. Further, there are limitations in most warranties, including limits on liability. Many warranties have exclusions rendering them inapplicable if, for example, the owner does not follow the manufacturer’s operating instructions. We may disagree with a counterparty about whether a particular product defect, performance shortfall, or other similar matter is covered by a warranty, in whole or in part, as well as the manner in which any such matter should be resolved. As a result, enforcing any such warranty may be costly or impossible. Such costs may include significant out-of-pocket and internal expenses, some or all of which may not be recovered. Additionally, in order to lower costs and improve project performance we frequently hire in-house expertise to perform construction and procurement scope internally that would have otherwise been performed or provided by a contractor and subject to its warranty. Such adjustments in scope may result in less of the total value of the project being covered by counterparty warranties and may increase the likelihood that we bear full liability for costs associated with any equipment failures or underperformance. The failure of some or all of our projects to perform according to our expectations and limitations to our warranty coverage could have a material adverse effect on our business, NAV, financial condition, and results of operations.
Our projects are subject to curtailment and other production restriction risks.
Our projects may be subject to curtailment or other production restrictions under various circumstances. Under the terms of certain of our PPAs, our projects’ delivery of electricity is subject to curtailment or other restrictions, including by our offtakers, regional transmission organizations, or ISOs, for various reasons, including for system maintenance or reliability and stability purposes, over-generation, or due to transmission limitations, emergencies, or force majeure circumstances. Additionally, under the terms of certain of our interconnection agreements, our projects may bear the risk of curtailment or other restrictions on production resulting from the regional transmission organization, balancing authority, transmission owner, or ISO for similar reasons. Finally, our project operators may themselves elect to curtail or restrict production from our projects, within the terms of the applicable O&M agreements, interconnection agreements, and PPAs, for safety or maintenance reasons. As the penetration of renewable energy increases in transmission systems around the country, the risk of congestion leading to curtailment increases, particularly at the times of day and year when our projects are generating the most energy due to common resource availability among us and our competitors. During most of these curtailments or restrictions, we are not compensated. In addition, the determination as to whether compensation for curtailments will be paid is made under contracts which may be subject to differing interpretations or may be breached by counterparties. Any curtailment or restriction could have a material adverse effect on our business, NAV, financial condition, and results of operations.
Energy production and revenues from our solar and wind projects depend heavily on suitable meteorological and environmental conditions and our ability to accurately predict meteorological conditions. Climate change may have the effect of changing meteorological patterns at our projects which could have a material adverse effect on our business prospects, NAV, financial condition, results of operations, and ability to make cash distributions to our investors.
The energy produced and revenue and cash flows generated by a solar or wind project depend on suitable climatic conditions, particularly solar and wind conditions, both of which are beyond our control. Our solar projects require strong, consistent exposure to sunlight to achieve the predicted power generation and weather, geological, or other conditions at our project sites, as well as climatological phenomena not experienced directly at our sites, may prevent adequate amounts of sunlight from reaching some or all of our solar projects. For example, smoke from distant wildfires has historically affected the solar resource available at some of our California solar projects. Also, our wind projects will only operate within certain ranges of wind speed ranges that vary by turbine model and manufacturer, and the wind resource at any given project site may not fall within such specifications.
Furthermore, components of our solar energy systems, such as panels and inverters, and wind projects, such as turbines and blades, could be damaged by severe weather or natural catastrophes, the exposure of our projects to which varies greatly due to the number of diverse regions in which our projects are located, such as snowstorms, ice storms, hailstorms, lightning strikes, tornadoes and derechos, fires, earthquakes, landslides, mudslides, sandstorms, drought, dust-storms, floods, hurricanes, or other inclement weather. In these circumstances, project development, connectivity to the power grid, and the provision of O&M services may be adversely affected. In particular, materials may not be delivered as scheduled and labor may not be available and we may be obligated to bear the expense of repairing the damaged solar and wind energy systems that we own. Such extreme weather conditions or natural catastrophes may also severely affect our operations by greatly reducing energy output from our systems, and in cases of severe damage, to zero, causing a reduction in revenue in addition to increased costs due to damages. Replacement and spare parts for key components may be difficult, costly, or otherwise unavailable to obtain. Moreover, natural disasters may adversely affect the economy, infrastructure, and communities in the regions where we conduct our business and regions and countries where we source our materials.
We base our investment decisions with respect to projects on the findings of solar or wind resource studies as well as remote modelling of solar or wind resources conducted by our own and third-party engineers, all of which are used to generate predictions as to solar or wind resource over future periods, and forecast methodologies used by third-party engineers may change over time. Actual weather, resource and other climatic conditions at a project site may not conform to the findings of these studies, and our projects may not meet anticipated production or transmission levels. Climatic conditions and resource expectations will continue to change over time, and we cannot accurately predict such changes. Further, weather patterns change in scope and magnitude in ways that diverge from historic trends, making it harder to predict the average annual amount of sunlight striking each of our solar project locations or prevailing wind patterns and speeds at our wind projects. Climate change also affects the severity, frequency, and geographical zones of severe weather or natural catastrophes. Our inability to accurately predict availability of solar or wind resources and prepare our equipment and personnel for extreme weather events could adversely affect our profitability and, as a result, harm our business, NAV, financial condition, and results of operations.
General Business Risks
Our calculation of NAV is based on valuation estimates and assumptions that may not prove accurate or complete, and undue reliance should therefore not be placed on such metric by investors.
Our calculation of net asset value is based on valuation estimates and assumptions that may not prove accurate or complete, and as a result the actual net asset value may differ materially from our calculation. Specifically, our calculation of net asset value relies upon the following estimates and assumptions, among others:
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The assumption of a discount rate for future net cash flows of each project that varies based on the project’s lifecycle phase. While we believe our assumed discount rates are reasonable, such information is generally not publicly available and the rates we use may not be consistent with those used by others. Additionally, an assumed discount rate might not be appropriate based on interest rates in effect from time to time and industry or company-specific risks associated with these cash flows, and the discount rate we use may change in the future due to the level of inflation, rising or declining interest rates, our cost of capital, and capital structure of our projects, among other things;

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Estimates of the useful life and total production of each asset are based upon reports prepared by independent engineers. The accuracy of these reports depends on the quality of available data, the interpretation of such data and assumptions about specific project equipment made by the independent engineers, which cannot be measured with precision and estimates may vary across engineering firms or over time;

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Estimates of the future construction costs (for contracted pre-construction projects) and expenses per project. While certain expenses are determinable, predictable and/or fixed, other expenses are variable and cannot be predicted with complete certainty;

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To the extent the output of a project is not fully subject to PPA(s), merchant price projections provided by third-party services (currently the ABB Ventyx curve), adjusted for an annual inflation escalation. To the extent the third-party forecast does not include prices for the full useful life of our projects, estimates of pricing in the later years applying an annual escalator to the merchant price of the last available year in such third-party forecast;
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The assumption that once a PPA or other contract is signed that the counterparty will perform pursuant to the terms of the contract, that the contract will not be terminated, and that the contract will receive all necessary regulatory or other approvals. If this assumption is not correct and a contract is terminated or a regulatory approval is not obtained, our NAV may be materially and adversely affected;

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The assumption that all pre-construction and construction projects will become operational. For the reasons described elsewhere in these “Risk Factors” or otherwise, this assumption may not be correct; and

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The assumption that we will buy out tax equity investors within six months after the date of the “partnership flip” (i.e., after the investor either receives its contractual rate of return or after the specified time period, in either case generally expected to occur five to eight years after the project’s commercial operation date) typically for the fair market value of their residual interest in the partnership, and in some cases, the greater of (i) a pre-agreed contractual amount or (ii) the fair market value of their residual interest in the partnership.

Additional estimates and assumptions are further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Net Asset Value—Key Inputs and Assumptions.” Using different assumptions and estimates than those described above could result in a net asset value materially different from ours. To illustrate the way in which actual results may change based on differing assumptions and estimates, we present a sensitivity analysis of NAV for the discount rate that was applied and the merchant pricing assumption under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Net Asset Value—NAV Sensitivities.” Furthermore, because other renewable energy companies may define NAV differently, our definition of NAV may not be comparable to a similarly titled measure of other companies, thereby diminishing its utility as a comparative measure.
These estimates and assumptions are inherently uncertain and, although we consider them reasonable as of the date of this prospectus, they are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual values to differ materially from the NAV presented herein, including, among others, underperformance of the respective projects, unexpected increases in operating costs, competition from wind and solar market participants and the energy market more broadly, technical innovation of competing products, disadvantageous macroeconomic conditions, unfavorable developments in the regulatory environment, reduction in government incentives. Any of the risks, to the extent they occur, could cause actual NAV to vary significantly and our future NAV may be materially lower than the values presented herein, particularly given that these estimates and assumptions relate to project cash flows up to 35 years following a project commencing commercial operations. As a result of these assumptions and estimates, NAV should not be relied upon as determinative with respect to the actual value of our asset portfolio or of our common stock. To the extent those estimates and assumptions prove to be incorrect or are modified in the future, the price of our common stock and our ability to execute our growth strategy could be materially and adversely affected.
Our business strategy includes growing our portfolio of projects through acquisitions, which involve numerous risks.
Our strategy includes growing our business through acquisitions. Acquisitions involve numerous risks, including exposure to existing and future liabilities and unanticipated post-acquisition costs associated with the pre-acquisition activities by the acquired projects, difficulty in integrating the acquired projects into our business, and, if the projects operate in new markets, the risks of entering markets where we have limited experience. For example, projects may be acquired from parties that have made inaccurate representations, which exposes us to existing and future liabilities.
Upon consummation of the acquisition of a renewable energy project, such acquisition will also be subject to many of the risks set forth elsewhere in this “Risk Factors” section. Additionally, we risk overpaying for such projects (or not making acquisitions on an accretive basis) and failing to retain the counterparties to the PPAs or other commercial agreements in place for such projects. While we will perform due diligence on prospective acquisitions, we may not discover all potential risks, operational issues, or other problems affecting such projects. Future acquisitions might not perform as expected or the returns from such acquisitions might not support the financing utilized to acquire them or maintain them. A failure to achieve the financial returns we expect when we acquire renewable energy projects and assets could have a material adverse effect on our ability to grow our business.

Finally, we may not have sufficient availability under our credit facilities or have access to project-level financing, including, in some instances, tax equity financing, on commercially reasonable terms when acquisition opportunities arise. An inability to obtain the required or desired financing could significantly limit our ability to consummate future acquisitions and effectuate our growth strategy. If financing is available, it may be available only on terms that could significantly increase our costs, impose additional or more restrictive covenants, or reduce cash flow.
Our projects depend and will depend on third-party service providers.
We have retained and will in the future retain third-party service providers to perform construction, O&M, and other services related to our projects. Outsourcing these functions involves the risk that third parties may not perform to our standards (including as a result of errors, breaches, failures, or other forms of unauthorized conduct or malfeasance), may not produce results in a timely manner, or may fail to perform at all. Although we have not experienced any significant difficulties with our third-party service providers to date, it is possible that we could experience difficulties in the future, which could: (i) cause us to default on our contractual, financing, regulatory, and other obligations; (ii) adversely affect our ongoing operations; (iii) reduce our capacity to generate power from one or more projects on a temporary or permanent basis; (iv) lead to litigation or arbitration; or (v) expose us to liquidated damages.
If a third-party service provider is terminated or resigns, or if we lose a provider through consolidation, or otherwise, it may be difficult or impossible to locate a suitable replacement. We may have limited access to alternative service providers or experience difficulty finding a replacement on a cost-efficient basis if the service providers on which we generally rely are unable to perform for any reason. Further, as the construction and O&M service industries continue to consolidate, we may experience additional cost pressure from our service providers. We also may not be able or desire to retain third-party service providers on the same terms in the future, and, as a result, we may be forced to take on additional risk, such as cost inflation and other cost increases that would otherwise be covered by third-party providers, and/or responsibilities associated with the construction and the operation and management of our projects. Any of these events could have a material adverse effect on our business, NAV, financial condition, and results of operations.
Lower prices for other energy sources could render solar and wind projects uncompetitive or obsolete, could force us to accept lower prices when securing future PPAs or replacing existing PPAs due to a counterparty default, or could result in lower than expected market pricing during the operation of our existing projects after the completion of their PPA term.
Lower costs for other sources of energy may render solar and wind energy projects and technologies uncompetitive or obsolete. This could force us to accept lower prices when securing PPAs in the future, and may cause our existing PPAs to reflect off-market pricing and incentivize PPA counterparties to seek to terminate or default under our PPAs and, in the case of a default by those PPA counterparties, require us to enter into replacement PPAs at significantly lower prices.
Technological advances in the energy industry may result in lower costs for other sources of energy and our failure to adopt new technologies as they are developed could have a material adverse effect on our business, NAV, financial condition, and results of operations. The level of solar and wind energy demand is also affected by the price and availability of other energy sources, including nuclear, coal, natural gas, and oil, as well as other sources of renewable energy. For example, low natural gas prices have led, in some instances, to increased consumption of natural gas in lieu of other energy sources. To the extent renewable energy, particularly solar and wind energy, becomes less cost-competitive due to reduced government targets and incentives that favor other forms of generation, lower-cost alternatives, or other factors, including development of new sources of energy or technological advancements in existing sources, demand for solar and wind energy and other forms of renewable energy could decrease or be eliminated. Slow growth or a long-term reduction in demand for renewable energy in particular or energy in general could have a material adverse effect on our ability to generate sufficient capital for our projects and grow our business.
Inflation could adversely affect our business and results of operations.
The renewable energy industry has seen long periods of declining costs, which may not continue, or may reverse. Inflation or the absence of cost decreases could adversely affect us by increasing the actual or expected costs of land, raw materials, and labor, and other goods and services needed to operate our business, which in turn may raise our cost of capital and the costs of developing, constructing, and operating a project, making it more difficult to develop and operate our projects. Should cost increases occur, prospective counterparties may also choose to forego or delay signing PPAs or other agreements with us. Significant increases in actual or expected costs may have an adverse impact on our business, NAV, financial condition, and results of operations.
Our ability to effectively operate our business could be impaired if we fail to attract and retain key personnel.
Our ability to operate our business and implement our strategies effectively depends on the efforts of our executive officers and other key employees. Our management team has significant industry experience and would be difficult to replace. These individuals possess development, construction, operational, management, legal, engineering, financial, and administrative skills that are critical to the operation of our business. With the growth of the renewable energy industry, we have seen an increase in the need for experienced personnel with applicable experiences. In addition, the market for personnel with the required industry and technical expertise to succeed in our business is highly competitive, and we may be unable to attract and retain qualified personnel to replace or succeed key employees should the need arise. In order to remain competitive in attracting and retaining such personnel, we may need to increase the compensation of our employees, including new hires, beyond our current expectations. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business, NAV, financial condition, and results of operations.
We are not able to insure against all potential risks and we may become subject to higher insurance premiums or may not obtain insurance at all.
We are exposed to numerous risks inherent in the operation of renewable energy projects, including equipment failure, manufacturing defects, natural disasters, pandemics, terrorist attacks, cyber-attacks, sabotage, theft, vandalism, and environmental risks. Further, with respect to any projects that are under construction or development, we are, or will be, exposed to risks inherent in the construction and development of these projects. The occurrence of any one of these events may result in us being named as a defendant in lawsuits asserting claims for substantial monetary damages, including those associated with environmental cleanup costs, personal injury, property damage, fines, and penalties.
Some of the risks to which we are exposed are generally not insurable, including risks related to terrorism. Even if the risks are generally insurable, we may not maintain or obtain insurance of the type and amount we desire at reasonable rates or at all, and we may elect to self-insure a portion of our portfolio. The insurance coverage we do obtain may contain large deductibles or insufficient coverage or fail to cover certain risks or potential losses. We often cannot obtain full coverage at economic rates and are instead limited to probable maximum loss coverage subject to commercially reasonable limits. In addition, our insurance policies are subject to annual review by our insurers and may not be renewed on similar or favorable terms, including with respect to coverage, deductibles, or premiums, or at all.
As the renewable energy industry grows, insurance providers may reassess the risks associated with solar and wind projects and we may experience higher insurance costs, including as the result of industry-wide increases in insurance premiums. Industry-wide increases in insurance premiums have recently and may in the future arise as the result of cost spreading efforts from major insurance providers following major natural disasters such as hurricanes or widespread wildfires. Finally, even if we believe that insurance should cover any particular claim, there may be litigation with insurance companies or others regarding the claim, and we may not prevail. The occurrence of any such natural disaster may result in our being named as a defendant in lawsuits asserting claims for substantial monetary damages, including those associated with environmental cleanup costs, personal injury, property damage, fines, and penalties. If a significant accident or event occurs for which we are not fully insured, or if we are unable to obtain or retain a sufficient level of insurance, which could constitute a breach under our PPAs, we may experience a material adverse effect on our business, NAV, financial condition, and results of operations.
We are subject to risks associated with litigation or administrative proceedings that could materially affect us.
We are subject to risks and costs, including potential negative publicity, associated with lawsuits, claims, or administrative proceedings, including lawsuits, claims, or proceedings relating to our business or the, development, construction, or operation of our projects. In addition, we may become subject to legal or administrative proceedings or claims contesting the issuance of a permit or seeking to enjoin the construction or operation of our projects. The result and costs of defending any such proceedings or claims, regardless of the merits and eventual outcome, may be material. Any such proceedings or claims could also materially delay our ability to complete construction of a project in a timely manner or at all or could otherwise materially adversely affect a completed project’s operations. Further, we have little control over whether third-party claims will be brought by one or more third parties, including public and private landowners, offtakers, equipment suppliers, construction firms, labor unions, and O&M and other service providers or their employees or contractors. Defending litigation, delays caused by litigation, and the costs of settling or other unfavorable outcomes, including judgments for monetary damages, injunctions, or denial or revocation of permits, could have a material adverse effect on our business, NAV, financial condition, and results of operations.
We and any third parties with which we do business may be subject to cyber-attacks, network disruptions, and other information systems breaches, as well as acts of terrorism or war that could have a material adverse effect on our business, NAV, financial condition, and results of operations, as well as result in significant physical damage to our renewable energy projects.
Our operations rely on our computer systems, hardware, software, and networks, as well as those of third parties with which we do business, such as O&M and other service providers, to securely process, store, and transmit proprietary, confidential, financial, and other information. We also rely heavily on these information systems to operate our solar and wind projects. Information technology system failures and network disruptions may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, physical or electronic break-ins, human errors in using or accessing relevant systems, or similar events or disruptions. Cyber-attacks, including those targeting information systems or electronic control systems used to operate our energy projects and the facilities of third parties on which our projects rely, could severely disrupt business operations, and result in loss of service to offtakers and significant expense to repair security breaches or system damage. In addition, our costs to adequately counter the risk of cyber-attacks may increase significantly in the future. In recent years, such cyber incidents have become increasingly frequent and sophisticated, targeting or otherwise affecting a wide range of companies. While we have instituted security measures to reduce the likelihood and impact of a cyber-attack or data breach and have back-up systems and disaster recovery plans for other disruptions, these measures, or those of the third parties with which we do business, may be ineffective or inadequate. If these measures fail, valuable information may be lost; our development, construction, O&M, and other operations may be disrupted; we may be unable to fulfill our customer obligations; and our reputation may suffer. As a result of the COVID-19 pandemic, the vast majority of our employees who are capable of performing their functions remotely are telecommuting and may continue to do so for the foreseeable future, which may exacerbate these risks. Such risks may also subject us to litigation, regulatory action and fines, remedial expenses, and financial losses beyond the scope or limits of our insurance coverage. These consequences of a failure of security measures could, individually or in the aggregate, have a material adverse effect on our business, NAV, financial condition, and results of operations.
Terrorists have attacked energy assets such as substations and related infrastructure in the past and may attack them in the future. We cannot guarantee adequate protection from such attacks on our projects and have little or no control over the facilities of third parties on which our projects rely. Attacks on our or our counterparties’ assets could severely damage our projects, disrupt business operations, result in loss of service to offtakers, and require significant time and expense to repair. Additionally, energy-related facilities, such as substations and related infrastructure, are protected by limited security measures, in most cases only perimeter fencing. Our current portfolio, as well as projects we may develop or acquire and the facilities of third parties on which our projects rely, may be targets of burglary, terrorist acts and affected by responses to terrorist acts, each of which could fully or partially disrupt our projects’ ability to produce, transmit, transport, and distribute energy. To the extent such acts constitute force majeure events under our PPAs or interconnection agreements, the applicable offtaker generally may reduce or cease making payments to us and may terminate such PPA or interconnection agreement if such force majeure event continues for a period typically ranging from six to twelve months as specified in the applicable agreement. We are also generally unable to, or do not, obtain insurance coverage to compensate us for losses caused by terrorist or other similar attacks. As a result, any such attack could significantly decrease revenues, result in significant reconstruction or remediation costs, or otherwise disrupt our business operations, any of which could have a material adverse effect on our business, NAV, financial condition, and results of operations.

Our business is subject to liabilities and operating restrictions arising from environmental, health, and safety laws, regulations, and permits.
Our projects are subject to various federal, state, and local environmental, health, and safety laws, regulations, guidelines, policies, directives, permits, and other requirements governing or relating to, among other things:
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the protection of wildlife, including migratory birds, bats, and threatened and endangered species, such as desert tortoises, or protected species such as eagles, and other protected plants or animals whose presence or movements often cannot be anticipated or controlled;

•	water use, and discharges of silt-containing or otherwise polluted waters into nearby wetlands or navigable waters;
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hazardous or toxic substances or wastes and other regulated substances, materials, or chemicals, including those existing on a project site prior to our use of the site or the releases thereof into the environment;

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land use, zoning, building, and transportation laws and requirements, which may mandate conformance with sound levels, radar and communications interference, hazards to aviation or navigation, or other potential nuisances such as the flickering effect, known as shadow flicker, caused when rotating wind turbine blades periodically cast shadows through openings such as the windows of neighboring properties;

•	the presence or discovery of archaeological, historical, religious, or cultural artifacts at or near our projects;
•	the protection of workers’ health and safety; and
•	the proper decommissioning of the site at the end of its useful life.
In addition, we need construction and operating permits issued under various federal, state, and local environmental laws and regulations to operate our business, see “Business—Environmental Matters—Environmental Regulation.” Those construction and operating permits are obtained and renewed through applications that require considerable investment in technical documentation and analysis, and sometimes require lengthy review periods. Delays in obtaining or renewing such permits, or denial of such permits and renewals, are possible and would have a negative effect on our financial performance and prospects for growth.
If our projects do not comply with such laws, regulations, requirements, or permits, we may be required to pay penalties or fines, curtail or cease operations of the affected projects, make costly modifications to such projects, or seek new or amended permits for our projects. Violations of environmental and other laws, regulations, and permit requirements, including certain violations of laws protecting wetlands, migratory birds, bald and golden eagles, and threatened or endangered species, may also result in criminal sanctions or injunctions. For example, several of our wind projects have needed to obtain or amend federal or state permits following the unpermitted take of certain endangered birds or bats during the operation of the project.
Our projects also carry inherent environmental, health, and safety risks, including the potential for related civil litigation, regulatory compliance, remediation orders, fines, and other penalties. For instance, equipment or machinery at our projects could malfunction or experience other unplanned events that cause spills that exceed permitted levels, resulting in personal injury, fines, or property damage. Environmental, health, and safety, or EHS laws and regulations have generally become more stringent over time, and we expect this trend to continue. We may need to incur significant capital and operating costs to keep our projects in compliance with EHS laws and regulations. If it is not economical to make those expenditures, or if we violate any of these laws and regulations, it may be necessary to retire or suspend operations at our facilities or restrict or modify our operations to obtain or maintain compliance, either of which could have a material adverse effect on our business, NAV, financial condition, and results of operations.
Additionally, we may be held liable for related investigatory and cleanup costs for any property where there has been a release or potential release of a hazardous substance, regardless of whether we knew of or caused the release or potential release, even in the absence of negligence. We could also be liable for other costs, including fines, personal injury, property damage, or damage to natural resources. In addition, some environmental laws place a lien on a contaminated site in favor of the government as security for damages and costs it may incur relating to contamination and cleanup. Contained or uncontained hazardous substances on, under, or near our projects, regardless of whether we own or lease the property, or the inability to remove or otherwise remediate such substances may restrict or eliminate our ability to operate our projects.

Our projects are designed specifically for the landscape of each project site and cover a large area. Despite the fact that we conduct studies of project sites prior to construction, problems may arise, such as the discovery of archaeological, historical, or cultural artifacts, threatened or endangered species or their habitat, or hazardous materials at our project sites. Such discoveries could result in the restriction or elimination of our ability to operate our business at a particular project site or, if during construction, could result in delays or termination of construction. Landscape-scale projects and operations may also cause effects to certain landscape views, trails, or traditional cultural activities. Such effects may trigger claims from members of local communities alleging that our projects are infringing upon their legal rights or other claims, which could result in the in the restriction or elimination of our ability to operate our business at any project site.
Violations of environmental and other laws, regulations, and permit requirements, the discovery of archaeological, historical, or cultural artifacts, threatened or endangered species or their habitat, or hazardous materials at our project sites, or adverse effects on public or private lands could also result in negative publicity for us, which could, in turn, limit our ability to develop our solar and wind projects and acquire interests in additional renewable energy projects on favorable terms or at all.
The development, construction, and operation of our projects require governmental approvals and permits, including environmental approvals and permits. Any failure to obtain or maintain in effect necessary permits could adversely affect our business and results of operations.
The development, construction, and operation of renewable energy projects are highly regulated, require various governmental approvals and permits, including environmental approvals and permits, and may be subject to the imposition of related conditions that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal and the terms of a subsequently issued permit may not be consistent with the terms of the permit initially issued. In other cases, these permits may require compliance with terms that can change over time. We cannot predict whether all permits required for a given project will be granted or whether the conditions associated with the permits, as such conditions may change over time, will be achievable. The denial or loss of a permit essential to a project, or the imposition of impractical or burdensome conditions upon renewal or over time, could impair our ability to construct and operate a project or repower or make modifications following construction. In addition, we cannot predict whether seeking the permits will attract significant opposition or whether the permitting process will be lengthened due to complexities, legal claims, or appeals. Delay in the review and permitting process for a project can impair or delay the ability to develop, construct, or operate a project or increase the cost such that the project is no longer profitable for us.
Government regulations providing incentives and subsidies for renewable energy, particularly the current production and investment tax credits, could change at any time and such changes may negatively affect our growth strategy as well as result in lower returns on our projects.
Our strategy to grow our business partly depends on current government policies that promote and support renewable energy and enhance the economic viability of developing, investing in, constructing, owning, and operating renewable energy projects. Renewable energy projects currently benefit from various U.S. federal, state, and local governmental incentives, such as investment tax credits, production tax credits, or PTCs, and Renewable Portfolio Standards, or RPS, programs, accelerated tax depreciation, and other incentives. These policies have had a significant positive effect on the development of renewable energy projects in the U.S. and the renewable energy industry in general. These incentives make the development of renewable energy projects more competitive by providing tax credits and accelerated depreciation for a significant portion of the development costs, decreasing the costs associated with developing such projects, or creating demand for renewable energy assets through RPS programs.
Governmental incentives that promote the development of renewable energy projects could change at any time, and any loss or reduction in any or all of these renewable energy incentives and subsidies may reduce our willingness to pursue or develop certain renewable energy projects due to higher development costs or less attractive financing opportunities. Furthermore, if government incentives or subsidies for other sources of renewable energy are increased relative to those available to utility-scale wind or solar energy, or if utility-scale wind or solar energy projects fail to receive government incentives or subsidies at all, the demand for our projects may be reduced and the pricing terms under our PPAs may become less favorable, which could slow our growth and cause our financial results and NAV to suffer.

Additionally, some states with RPS targets have met, or in the near future will meet, their renewable energy targets. If these and other U.S. states do not increase their targets in the near future, demand for additional renewable energy could decrease. To the extent other states and provinces do not adopt RPS targets, programs, or goals, demand for renewable energy could decrease in the future. Any of the foregoing could have a material adverse effect on our business, NAV, financial condition, results of operations, and ability to grow our business.
We have recently added energy storage assets to our portfolio. Such projects may present construction and operational issues and other unforeseen challenges associated with deploying new technology.
The inclusion of energy storage assets in our portfolio will require us to make assumptions regarding their useful life, cost of operations, need for insurance, likelihood of claims against warranties, and other such factors relating to their successful operation. For example, risks associated with the relatively unproven nature of energy storage assets, such as the risk of fire or explosion, increase the level of unpredictability in making assumptions relating to the costs associated with our portfolio. Because we have less experience developing, building, and operating energy storage assets than wind and solar projects, we may be more likely to make assumptions regarding such matters that prove to be incorrect. We may also be unable to develop, construct, or operate such projects successfully or profitably. Failure to accurately estimate such inputs may result in the related energy storage or energy purchase agreements not being attractive, or not being as attractive as anticipated, which could in turn negatively affect our business. Similarly, incorrect assumptions on the nature of costs to operate such assets or the kind or amount of warranty protection such assets are likely to need, may result in our operating agreements for the assets not covering all needed services or alternatively covering more services than is necessary, either of which could, in turn, negatively affect our business.
We may develop or acquire other types of assets.
We may pursue acquisitions or development in areas in which we have limited or no expertise, and, as a result, may not have the technical and other experience, networks, and market knowledge necessary to develop, acquire, or operate such assets successfully, which could expose us to increased operating costs and unforeseen liabilities or risks. Such risks include regulatory and environmental issues associated with entering new sectors of the energy industry and requiring a disproportionate amount of our management’s attention and resources, which could have an adverse effect on our business and place us at a competitive disadvantage relative to more established energy market participants. A failure to successfully integrate any such acquisitions with our then-existing business as a result of unforeseen operational difficulties or otherwise could have a material adverse effect on our business, NAV, financial condition, results of operations, and ability to grow our business.
We act as manager for certain investment funds that hold interests in many of the projects that we operate, and as a result we are subject to risks associated with being an investment adviser.
We are subject to the risks associated with managing and advising certain investment funds that hold interests in our projects. Such risks include our dependence on investors fulfilling their funding commitments, reduction in management fees due to early liquidation of our investment funds, a significant decline in the value of underlying assets, and the failure of our investment funds to realize profits for a considerable period of time, if at all. The illiquid nature of our funds’ assets may also negatively affect their ability to retain sufficient liquidity to satisfy their cash obligations as they become due, including any management fees due to us, and to the extent our investment funds perform poorly, we may be subject to adverse claims from investors, and our reputation may be adversely affected.
As manager of these funds, we are subject to extensive regulation in the United States. The SEC oversees our activities as a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Investment Advisers Act, and we are subject to certain regulations under the Exchange Act and various other statutes and regulations. Many of the regulatory bodies with jurisdiction over us have regulatory powers dealing with many aspects of financial services, including the authority to grant and, in specific circumstances, cancel permissions to carry on particular businesses and to conduct examinations, investigations and proceedings that may result in fines and other sanctions. A failure to comply with the legal and regulatory obligations imposed by the various regulatory regimes we are subjected to could result in investigations, sanctions, or reputational damage as well as reputational damage or revocation of our registration as an investment adviser.
In addition, under the Investment Advisers Act, each of the management agreements for the funds we manage must provide that it may not be assigned without the consent of the fund. An assignment may occur under the Investment Advisers Act if, among other things, we undergo a change of control. If such an assignment occurs, we cannot be certain that we will be able to obtain the necessary consents.

A significant portion of our operations are conducted or supported by our affiliate in India.
Our business relies on more than 60 individuals that are currently employed by the D. E. Shaw group in India. These employees are expected to be transitioned to us within approximately six months following the closing of this offering. This transition may not be successful, in whole or in part, and some or all of the applicable employees may decline to be transferred to us. In addition, we are subject to numerous risks associated with our reliance on non-U.S. employees, including:
•	volatility in the international financial markets;
•	compliance with a wide variety of laws and regulations, including foreign labor laws;
•	political and social risks;
•	changes in tax laws; and
•	costs and difficulties in staffing, managing, and monitoring international operations.
We significantly rely on our affiliate in India for many aspects of our business, including accounting, engineering, construction financing and financial modeling, and if we were unable to transition some or any of the employees or if we were to need to replace or supplement our operations in India for any reason, such actions could have a material adverse effect on our business, NAV, financial condition, and results of operations.
Our projects are highly regulated and may be adversely affected by legislative or regulatory changes or a failure to comply with energy regulations.
Our project subsidiaries and offtakers are, and future projects and the related offtakers may be, subject to regulation by U.S. federal, state, and local authorities. Compliance with the requirements under these various regulatory regimes may cause us to incur significant costs, and failure to comply with such requirements could result in the shutdown of the non-complying facility or the imposition of liens, fines, or civil or criminal liability.
Each of the operational projects in our portfolio satisfies the requirements for either (i) “qualifying small power production facility,” or QF, status under the Public Utility Regulatory Policies Act of 1978, as amended, or PURPA, or (ii) status as an “Exempt Wholesale Generator,” or EWG, as defined under the Public Utility Holding Company Act of 2005, or PUHCA. Depending on the power production capacity of the project in question, our QFs, EWGs, and our project subsidiaries that own them may be entitled to various exemptions from ratemaking regulations and certain other regulatory provisions of the FPA (to the extent otherwise applicable), from the books and records access provisions of PUHCA, and from state organizational and financial regulation of electric utilities.
Certain of our operational project subsidiaries are subject to regulation for most purposes as “public utilities” under the FPA, including regulation of their rates and their issuances of securities. Each of the operational project subsidiaries that are public utilities and that are not otherwise exempt from regulation as a public utility with respect to certain sections of the FPA, has obtained or applied for “market-based rate authorization” and associated blanket authorizations and waivers from FERC under the FPA, which allows or will allow such project subsidiaries to sell electric energy, capacity, and ancillary services at wholesale at negotiated, market-based rates, instead of cost-of-service rates when received, and allows or will allow these subsidiaries blanket authority to issue securities.
In addition, many of our operational projects are located in regions in which the bulk power transmission system and associated wholesale markets for electric energy, capacity, and ancillary services are administered by ISOs and Regional Transmission Organizations, or RTOs, that are subject to FERC jurisdiction and operate under FERC jurisdictional tariffs, including open access transmission tariffs. We own operational projects in the California Independent System Operator, or CAISO, ISO New England, or ISO-NE, the MidContinent ISO, the Southwest Power Pool, Inc., and the PJM Interconnection LLC, each of which is a FERC-jurisdictional RTO or ISO that prescribes rules for the terms of participation in the wholesale electric energy and ancillary services markets (and for certain RTOs or ISOs, capacity markets as well) administered by that RTO or ISO. We also own operational projects located in the Electric Reliability Council of Texas, or ERCOT. ERCOT prescribes the rules for and terms of participation in the Texas energy market much like the other RTOs and ISOs mentioned, but those markets are not generally subject to FERC jurisdiction. Many of these entities can impose rules, restrictions, and terms of service that are quasi-regulatory in nature and may have a material adverse effect on our business. For example, ISOs and RTOs have developed bid-based locational pricing rules for the electric energy markets that they administer. In addition, most ISOs and RTOs have also developed bidding, scheduling, and market behavior rules, both to curb the potential exercise of market power by electricity generating companies and to ensure certain market functions and system reliability. These rules, restrictions, and terms of service could change over time and could materially adversely affect our project subsidiaries’ ability to sell, and the price we receive for, our energy, capacity, and ancillary services.
The ability of an operational project subsidiary that is subject to and not otherwise exempt from regulation as a public utility under the FPA to charge the negotiated rates contained in its PPA is subject to that operational project subsidiary’s maintenance of its general authorization from FERC to sell electricity at market-based rates or maintenance of its QF status, if applicable. The failure of an operational project subsidiary that owns a QF to maintain its status as a QF and available exemptions under PURPA may result in that project subsidiary losing its PPA, interconnection agreement, and becoming subject to additional regulatory requirements. Failure to comply with applicable regulatory requirements may result in the imposition of civil penalties and disgorgement of profits as discussed further in the “Business—Regulatory Matters” section. In addition, FERC may revoke or suspend an operational project subsidiary’s market-based rate authorization if it determines that the project subsidiary can exercise market power in transmission or generation, create barriers to entry, or has engaged in abusive affiliate transactions. Further, the negotiated rates entered into under the PPAs of the project subsidiaries regulated as public utilities could be changed by FERC in certain circumstances if it determines such rates are no longer just and reasonable. If FERC were to make such a determination and as a result decrease the prices paid to us for energy delivered under any of our PPAs, our revenues could be below our projections, which could have a material adverse effect on our business, NAV, financial condition, and results of operations.
Our project subsidiaries, with the exception of those subsidiaries that only own projects in Hawaii, may also be subject to the mandatory reliability standards of the North American Electric Reliability Corporation, or NERC. The state of Hawaii has established a framework for creating a Hawaii Electric Reliability Administrator which is responsible for establishing and overseeing analogous standards. The NERC reliability standards are a series of requirements that relate to maintaining the reliability of the North American bulk electric system and cover a wide variety of topics, including physical security and cyber-security of critical assets, information protocols, frequency and voltage standards, testing, documentation, and outage management. If we fail to comply with these standards, we could be subject to sanctions, including substantial monetary penalties. Although our operational project subsidiaries are not subject to state utility rate regulation because they sell energy exclusively on a wholesale basis or are exempted under PURPA, we are subject to other state regulations that may affect our projects’ sale of energy and operations. Changes in state regulatory treatment are unpredictable and could have a material adverse effect on our business, NAV, financial condition, and results of operations.
The structure of the energy industry and its regulation in the United States is currently, and may continue to be, subject to change. Our project subsidiaries may be required to obtain additional regulatory approvals due to changes in law or for other reasons. We expect the laws and regulation applicable to our business and the energy industry generally to be in a state of transition for the foreseeable future. Changes in such laws and regulations could have a material adverse effect on our business, NAV, financial condition, and results of operations.
In addition to any potential sanctions or penalties resulting from our project subsidiaries’ failure to comply with the applicable laws, rules, and regulations described above, such non-compliance may also result in defaults or other adverse consequences under the financing or tax equity arrangements to which our project subsidiaries are parties because such agreements generally require our project subsidiaries to materially comply with applicable regulations and to maintain certain regulatory approvals. Any such penalties, sanctions, events of default, or other consequences could have a material adverse effect on our business, NAV, financial condition, and results of operations.
Certain of our projects are developed pursuant to BTAs, which subject us and our business to a variety of risks associated with the development, construction, and disposition of a project.
For some projects, we have entered into BTAs pursuant to which a utility agrees to acquire a renewable energy project from us rather than procure power from such project under a long-term PPA. As a result, certain of our projects are developed pursuant to a BTA, which is essentially a combination of a development and construction contract and a project sale agreement. If the demand for such arrangements from regulated utilities and others continues to persist, we may continue to develop additional projects pursuant to BTAs in the future. Similar to the other projects in our portfolio, the projects we are developing under BTAs subject us and our business to a variety of risks associated with the development, construction and disposition of a project. As the party under a BTA that is responsible for developing and constructing the project, our subsidiaries are subject to risks associated with, among other things, siting, permitting, subcontracting and, generally, the failure of a project to achieve completion and commercial operations, as further described in this “Risk Factors” section including under the heading “—Risks Related to the Development and Construction of our Renewable Energy Projects.” In addition to the obligation and risks associated with the construction of a project, a BTA also contains various obligations and undertakings of our subsidiaries related to the sale of the project, which include representations, warranties, and covenants of the seller and corresponding obligations to indemnify the purchaser of the project for breaches of these representations, warranties, and covenants. If any representation, warranty, or covenant is untrue, breached, or otherwise not performed, we or our subsidiary may be required to indemnify the purchaser for damages resulting from such breach or inaccuracy. Further, in some cases, one of our subsidiaries may continue to operate a project developed under a BTA for some period of time following the transfer of the project, and in certain cases we provide limited warranty coverage of the projects, which subjects our subsidiaries to associated liabilities and other risks. The failure of a project being developed under a BTA to achieve completion and commercial operations, or the assertion of a material indemnification or warranty claim in connection with a BTA, could have a material adverse effect on our business, NAV, financial condition, and results of operations.
Risks Relating to Our Financing Activities
Our subsidiaries’ substantial amount of indebtedness may adversely affect our ability to operate our business and our failure to comply with the terms of our indebtedness could have a material adverse effect on our financial condition.
Our consolidated indebtedness, net of deferred financing costs, as of December 31, 2020, was approximately $2.5 billion. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our subsidiaries’ substantial indebtedness could have consequences on our business operations. For example,
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if our subsidiaries are unable to fulfill payment or other obligations or comply with their covenants under the agreements governing our indebtedness, such subsidiaries could default under such agreements or be rendered insolvent, or lenders may exercise rights and remedies under the terms of such agreements, such as foreclosure on us, our subsidiaries, or our and their projects or other assets, which could materially adversely affect our business and NAV, financial condition, and results of operations;

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our subsidiaries’ debt service obligations require them to dedicate a substantial portion of their cash flows to pay principal and interest on their debt, thereby reducing their cash available to execute our business plan;

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our subsidiaries’ substantial indebtedness could limit our ability to fund operations of future acquisitions and our financial flexibility, which could reduce our ability to plan for and react to unexpected opportunities and contingencies;

•	our subsidiaries' substantial indebtedness could potentially lead to taxable gains in excess of the cash proceeds to us from potential future project sales;
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our subsidiaries’ substantial debt service obligations and maturities make us vulnerable to adverse changes in general economic, industry, and competitive conditions, credit markets, capital markets, and government regulation that could place us at a disadvantage compared to competitors with less debt or more capital resources;

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the financing arrangements of certain of our subsidiaries are subject to cross-collateralization or other similar credit support arrangements that could heighten the risks associated with defaults under our and their debt obligations, increase the potential that adverse events relating to individual projects could materially affect our financing arrangements on a broader scale, or limit our ability to freely sell or finance some or all of our projects; and

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our subsidiaries’ substantial indebtedness could limit our ability to obtain financing for working capital, including collateral postings, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes.

If our subsidiaries do not comply with their obligations under their debt instruments, they may be subject to acceleration of the obligations thereunder, requiring them to refinance all or a part of the indebtedness under such instruments, which may force us to accept then-prevailing market terms that may be less favorable and could reduce our cash flow. If, for any reason, our subsidiaries are unable to refinance such indebtedness of our projects, those projects may be in default of their existing obligations, which may result in a foreclosure on the collateral and loss of the applicable projects. In addition, if for any reason our subsidiaries are unable to refinance the existing indebtedness of our projects with new debt, we may issue additional common stock or other equity interests in us or any of our subsidiaries, which may dilute the value of the interest of the then-existing holders of common stock in our net assets, or we may be required to guarantee the obligations of our subsidiaries, which could subject us to increased credit risk. Any such events could have a material adverse effect on our business, NAV, financial condition, and results of operations.
In addition, increases in interest rates and changes in debt covenants may reduce the amounts that we can borrow, reduce our cash flows, and increase the equity investment we may be required to make in any projects we may develop or acquire. We expect that the project-level financing for any of our projects under construction will prohibit distributions until such project commences operations. If our subsidiaries are not able to generate sufficient operating cash flows to repay their outstanding indebtedness or otherwise are unable to comply with the terms of their indebtedness, we could be required to reduce capital expenditures and operating expenditures, reduce the scope of our projects, sell some or all of our projects, or delay construction of projects we may develop or acquire, all of which could have a material adverse effect on our business, NAV, financial condition, and results of operations.
We or our subsidiaries may not be able to obtain financing on attractive terms, or at all, which may adversely affect our ability to fund the development and construction of our projects. We expect to be dependent on tax equity financing arrangements, which may not be available in the future.
We rely heavily on third-party project debt and equity financing, including tax equity arrangements, to finance our business and the development and construction costs of our projects and other capital expenditures. The terms of our financing arrangements and the amount of financing available to us is dependent on a variety of factors, including general market conditions and assumptions with respect to the value of our projects and anticipated future cash flows. If we are unable to raise additional funds when needed, we may be required to delay or abandon development and construction of projects, reduce the scope of projects or abandon or sell some or all of our pre-construction projects, or default on our existing contractual commitments, and we also may not have funds sufficient for additional investments in our business that we might otherwise want to undertake. We also may be unable to refinance existing arrangements at their contractual maturity, which may cause us to default on such obligations and be subject to foreclosure by the project’s lenders. We may not be successful in locating suitable financing transactions in the time period required or at all, or on terms we find attractive, and we may not obtain the capital we require by other means, all of which could have a material adverse effect on our business, NAV, financial condition, and results of operations.
We often rely on third-party tax equity funding to capitalize on tax incentives available to our projects because we have not generally had sufficient tax capacity to make use of all such credits, and the market for those tax equity investors is particularly restricted to a small number of investors. We intend to develop or acquire projects in the future that utilize tax equity financing to monetize tax benefits available to certain renewable energy assets. However, no assurance can be given that tax equity investors will be available or willing to provide financing on acceptable terms at the time of any such development or acquisition or that the tax incentives and benefits that are needed to make tax equity financing available will remain in place.
Further, there are a limited number of potential tax equity investors. Such investors have limited appetite for tax equity financing and renewable energy developers, operators, and investors compete against one another and with others for their capital. We intend to develop or acquire projects in the future that utilize tax equity financing to monetize tax benefits available to certain renewable energy assets. However, no assurance can be given that tax equity investors will be available or willing to provide financing on acceptable terms at the time of any such development or acquisition or that the tax incentives and benefits that are needed to make tax equity financing available will remain in place. For example, the tax equity financing market was constrained during 2020 as a result of COVID-19 because tax equity investors were unable to estimate their estimated tax capacity due to volatility in the economy, and the market is just beginning to return to pre-COVID-19 capacity. Furthermore, as the renewable energy industry expands, the cost of tax equity financing may increase and there may not be sufficient tax equity financing available to meet the total demand in any year. Our business strategy depends on the availability of tax equity financing to develop and acquire additional assets. Therefore, our inability to enter into tax equity financing agreements with attractive pricing terms, or at all, could have a material adverse effect on our business, NAV, financial condition, results of operations, and cash flows.

We may be unable to secure refinancing of indebtedness on favorable terms or at all upon the maturity thereof and may be required to incur significant costs to novate existing swap arrangements in connection with a refinancing.
The outstanding project-level indebtedness for all of our projects is scheduled to mature prior to the anticipated end of such projects’ useful life and the full amortization of such loans. In addition, we have substantial other indebtedness, which is scheduled to mature in the next several years. Upon the maturity of such indebtedness, our ability to obtain refinancing on attractive terms is contingent on a number of factors, including changes to the prevailing market terms on which indebtedness is generally available, changes to the industry in which we operate, local market conditions in the jurisdictions in which our projects are located, the continued operating performance of our assets, future electricity market prices, the level of future interest rates, lenders’ appetite for investments in renewable energy and infrastructure assets, and assessment of our credit risk at the time. It may not be possible to secure refinancing on terms that we think are attractive or at all. Adverse terms may negatively affect our ability to operate our projects or may require us to use a significant portion of the project’s cash flow to may payments related to the debt financing. Further, the process of identifying new financing sources and agreeing on all relevant business and legal terms could be lengthy and could require us to slow the rate of the growth of our business until such new financing arrangements were in place. In connection with any refinancing, we could also be required to incur potentially significant costs associated with the novation or cash settlement of any outstanding swaps or other financial derivatives executed in connection with indebtedness being refinanced. Our failure to secure refinancing of indebtedness or inability to do so on terms that we think are commercially acceptable, and the costs associated with novating or settling any related derivatives in connection with any such refinancing, could materially adversely affect our business, NAV, results of operations, and financial conditions. We have historically used cash from refinancings to help fund our business and we may be adversely affected if we are unable to have continued access to this source of funding of our business.
We are exposed to risks inherent in our use of financial derivative arrangements, including interest rate swaps.
Most of our subsidiaries’ indebtedness accrues interest at variable rates, and such subsidiaries are parties to interest rate swaps that attempt to reduce the impact of interest rate volatility on such subsidiaries’ related payment obligations. In all cases, our project lenders require us to enter into swaps to provide an economic hedge for a very substantial portion of our variable rate debt. The use of interest rate swaps, however, does not eliminate the possibility of fluctuations in the value of the position or prevent losses if the value of the position declines. Such transactions may also limit the opportunity for gain if the value of a position increases. In addition, to the extent that actively quoted market prices and pricing information from external sources are not available, the valuation of these contracts will involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. We are also exposed to the risk of default by a swap counterparty, which may become a particularly pronounced risk in the case of a large-scale financial crisis.
If our interest rate swaps or any other financial derivative arrangements that we may enter into in the future perform in a manner that we do not anticipate, it could materially adversely affect our business, NAV, financial condition, and results of operations.
We guarantee certain of the obligations of our projects and other subsidiaries, and a requirement to make a payment under such guarantee may have a material adverse effect on our financial condition or liquidity.
Our subsidiaries incur various types of debt and other obligations. Project non-recourse debt or obligations are repayable solely from the applicable project’s or entity’s future revenues and, in some cases, are secured by the project’s or entity’s physical assets, major contracts, cash accounts, and our ownership interests in other entities. While we seek to secure project non-recourse debt for our projects, in certain cases we are unable to do so, and thus may be liable for some or all of our subsidiaries’ obligations in connection with certain limited recourse debt or obligations, where we (or another of our subsidiaries) have provided a limited guarantee, or full recourse debt or obligations, where we (or another of our subsidiaries) have provided a full guarantee, making us directly liable to creditors or counterparties if our subsidiaries default on such obligations. To satisfy these obligations, we may be required to use amounts distributed by our other subsidiaries, as well as other sources of available cash, reducing the cash available to execute our business plan. In addition, if our subsidiaries default on their obligations under non-recourse financing or other agreements, we may decide to make payments to prevent the creditors of these subsidiaries from foreclosing on the relevant collateral (which foreclosure would result in a loss of our ownership interest in the subsidiary or in some or all of its assets). Such payments or losses could have a material adverse effect on our business, NAV, financial condition, and results of operations.

The use of tax equity arrangements to finance projects limits certain management rights and operational flexibility with respect to those projects, as well as our rights to cash flows, tax credits, and depreciation deductions generated by those projects.
Nearly all of the projects in our current portfolio have tax equity financing arrangements in place, and we expect that some or all of our future projects will be financed with tax equity arrangements. Under many of these arrangements, a tax equity investor acquires an equity interest in the company that directly or indirectly owns the project, which entitles the tax equity investor to a significant percentage of the tax credits and depreciation deductions generated by the project, as well as a percentage of the project’s cash flows (which may be significant in certain transactions), until a certain point in time. If a project underperforms, it could delay such point in time and, as a consequence, a tax equity investor may become entitled to receive a greater percentage or, in some cases, all of the project’s cash flows until such point in time. The tax equity investor also has the right to approve most major management decisions with respect to the applicable project. These approval rights include decisions regarding material capital expenditures, replacement of major contracts, bankruptcy, and the sale of the applicable project. To the extent we want to incur project-level debt at a project in which we co-invest with a tax equity investor, we may be required to obtain the tax equity investor’s consent prior to such incurrence. In addition, the amount of debt that could be incurred by an entity in which we have a tax equity co-investor may be further constrained because even if the tax equity investor consents to the incurrence of the debt at the entity or project level, the tax equity investor may not agree to pledge its interest in the project, which could reduce the amount that can be borrowed by the entity. As a result, compliance with our obligations to our tax equity investors may prevent us from making certain business decisions.
Indemnification claims by a tax equity investor, project lender, or other counterparty may reduce our right to cash flows generated by a project and could result in a cross-default under project-level debt financing.
Certain of our project subsidiaries have made representations, warranties, and covenants to tax equity investors, project lenders, or other counterparties with respect to, among other things, a project’s initial and continued eligibility for tax credits, the tax basis of those assets and accelerated tax depreciation, and fulfillment of obligations under construction contracts, purchase and sale agreements, tax equity financing documents, and certain other project and finance agreements. The potential exposure of our project subsidiaries under such representations, warranties, or covenants is significant, and in certain cases, we or our subsidiaries provide guarantees or undertakings with respect to such obligations that could result in substantial liabilities that are recourse to us or our subsidiaries and not limited to the specific project. If any representation, warranty, or covenant is untrue or breached, we or our subsidiary may be required to indemnify the tax equity investors and the project subsidiary may be required to pay all of the project’s operating cash flow to the tax equity investors until such indemnity obligation is satisfied. Any such indemnity obligation or cash sweep by us or our project subsidiary could result in a cross-default under the terms of the project’s senior debt or impose material liabilities on us or our other subsidiaries, and correspondingly have a material adverse effect on our business, NAV, financial condition, and results of operations.
Cross-collateral arrangements among projects within our portfolio could expand the negative impact of a problem with one project to negatively affect other projects in our portfolio.
Certain of our projects are subject to cross-collateral arrangements pursuant to which their assets are pledged to secure obligations related to projects that our respective operating subsidiary does not own. Under the terms of these arrangements, the failure of one or more of our subsidiaries to perform its obligations under contracts related to one of our projects could allow the counterparty to foreclose on one or more projects that might otherwise not have been negatively affected. The result of a foreclosure event under a cross-collateral arrangement could amplify the negative impact of an issue that might have otherwise affected only the specific project for which the performance obligations were not satisfied and have a material adverse effect on our business, NAV, financial condition, and results of operations.
We do not wholly own certain of our projects. If we are unable to find suitable partners or investors, or experience disagreements with our existing partners or investors, our business plans, including our ability to recycle capital in our business, and results of operations, could be adversely affected.
Many projects in our portfolio are owned through certain joint ventures or with other partners and, near the completion of construction of our projects, we typically sell a minority interest in our projects, usually up to 49.9%, to investment funds that we refer to as the AssetCo funds. In some cases, all or a portion of our projects are owned by an investment fund we manage, and in some cases our management decisions are subject to investor consent rights. Our co-owners and fund investors may have interests that are different from ours which may result in conflicting views as to the conduct and management of the projects. Although we currently control these and expect to control future projects, we may not be able to favorably resolve disagreements with our partners or investors arising from a particular issue to come before the project, or as to the operation or management of the project, and such disagreements could hinder the operations of such project, or require additional management resources and attention. Any disagreements with our partners or investors could adversely affect our business plans, including our ability to recycle capital in our business, and results of operations.
We may not be able to fund our business through sales of existing assets or equity in our existing projects, which could adversely affect our liquidity to fund future growth.
We may seek to fund future acquisitions and the development and construction of new projects by selling assets or equity interests in our projects. Our ability to sell such assets or interests, and the prices we receive upon a sale, may be affected by many factors, and we may be unable to execute our strategy. In particular, these factors could arise from weakness in or the lack of demand, changes in the financial condition or prospects of prospective purchasers and the availability of financing to potential purchasers on reasonable terms, the number of prospective purchasers, the number of competing properties on the market, unfavorable local, national, or international economic conditions, including as a result of the COVID-19 pandemic, industry trends, and changes in laws, regulations, or fiscal policies of jurisdictions in which the asset is located. We may not be able to sell such assets or interests, the terms of any such sales may not meet our expectations, and we may incur losses in connection with those sales, which could result in less liquidity to fund future growth. Failure to complete such sales may cause us to seek liquidity from alternative sources, such as raising additional debt or equity and diluting existing stockholders, or completing securitizations, which may be less favorable to our stockholders and could have a material adverse impact on our business, NAV, financial condition, and results of operations.
The phase-out of the London Interbank Offered Rate, or LIBOR, may adversely affect a portion of our outstanding debt.
In July 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. The ICE Benchmark Administration, the administrator of LIBOR, has ceased to publish USD LIBOR for the one week and two month USD LIBOR tenors. Further, on March 5, 2021, the ICE Benchmark Administration announced its intention to cease the publication of the remaining USD LIBOR tenors after June 30, 2023. While this announcement extends the transition period to June 2023, the United States Federal Reserve concurrently issued a statement advising banks to stop new USD LIBOR issuances by the end of 2021. In light of these recent announcements, the future of LIBOR at this time is uncertain and any changes in the methods by which LIBOR is determined or regulatory activity related to LIBOR’s phase-out could cause LIBOR to perform differently than in the past or cease to exist. Changes in the method of determining LIBOR, or the replacement of LIBOR with an alternative floating borrowing rate, may adversely affect our borrowing costs. In addition, the phase-out of LIBOR could affect interest rates for our variable rate debt and interest rate swap arrangements and potential mismatches of newly adopted interest rates could potentially cause our hedges not to be effective. Certain of our debt instruments have interest rates that are LIBOR based and will not have matured prior to the phase-out of LIBOR. We cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative floating borrowing rates on the portion of our outstanding debt that is LIBOR based. Challenges in changing to a different borrowing rate may result in less favorable pricing on certain of our debt instruments and could have an adverse effect on our financial results and cash flows.
Risks Related to this Offering and Ownership of our Common Stock
Our directors, executive officers, and principal stockholders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.
Pursuant to a proxy agreement between our co-founders and the D. E. Shaw GW Investment Holdings, L.L.C., our co-founders will collectively control the voting rights with respect to the election of directors of approximately    % of our outstanding common stock (or approximately    % if the underwriters exercise their option to purchase additional shares of common stock in full). Concurrent with this offering, our co-founders will enter into a voting agreement among themselves with respect to the election of our directors.

Furthermore, our directors, executive officers, and each of our 5% stockholders and their affiliates, in the aggregate, will beneficially own approximately   % of the outstanding shares of our common stock after this offering, based on the number of shares outstanding as of    , 2022 and assuming the underwriters’ option to purchase additional shares of common stock is not exercised. These stockholders will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions, or other extraordinary transactions. These stockholders may have interests that differ from yours, including with respect to short- or long-term goals, and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change of control of us, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of us, and might ultimately affect the market price of our common stock.
We will be a “controlled company” within the meaning of the Nasdaq rules and the rules of the SEC. As a result, we will qualify for exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.
After completion of this offering, pursuant to a proxy agreement between D. E. Shaw GW Investment Holdings, L.L.C. and each of Bryan Martin and David Zwillinger, Mr. Martin and Mr. Zwillinger each will hold a proxy over     shares of common stock held by D. E. Shaw GW Investment Holdings, L.L.C. with respect to the election of directors of the Company, and separately, Mr. Martin and Mr. Zwillinger will agree among themselves to vote their shares together with respect to the election of directors of the Company. Because during the term of the proxy agreement more than 50% of the voting power in the election of our directors will be held by Mr. Martin and Mr. Zwillinger, acting as a group, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. As a controlled company, we may elect not to comply with certain corporate governance requirements, including:
•	the requirement that a majority of our board of directors consist of “independent directors” as defined under the rules of Nasdaq;
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the requirement that we have a compensation committee that is composed entirely of directors who meet the Nasdaq independence standards for compensation committee members with a written charter addressing the committee’s purpose and responsibilities; and

•
the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process.

Following this offering, we intend to utilize certain of these exemptions and if we utilize any of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
An active, liquid trading market for our common stock may not develop.
Prior to this offering, there has been no public market for our common stock. Although we expect to list our common stock on Nasdaq, we cannot guarantee an active public market for our common stock will develop or be sustained after this offering. If an active and liquid trading market does not develop, you may have difficulty selling or may not be able to sell any of the shares of our common stock that you purchase.
Our stock price may decline or may be volatile regardless of our operating performance, and you may not be able to resell your shares of common stock at or above the initial public offering price.
The market price of our common stock could be subject to significant fluctuations. The price of our common stock may change in response to our results of operations in future periods and also may change in response to other factors, including factors specific to companies in our industry. As a result, our share price may experience significant volatility that is not necessarily reflective the value of our expected performance. Among other factors that could affect our stock price are:
•	changes in laws or regulations applicable to our industry or offerings;
•	speculation about our business in the press or investment community;
•	investor interests in environmental, social and governance-focused companies;

•	price and volume fluctuations in the overall stock market;
•	volatility in the market price and trading volume of companies in our industry or companies that investors consider comparable;
•	sales of our common stock by us or our principal stockholders, officers, and directors;
•	the expiration of contractual lock-up agreements;
•	the development and sustainability of an active trading market for our common stock;
•	success of competitive products or services;
•
the public’s response to press releases or other public announcements by us or others, including our filings with the SEC, announcements relating to litigation, or significant changes in our key personnel;

•	the effectiveness of our internal controls over financial reporting;
•	changes in our capital structure, such as future issuances of debt or equity securities;
•	our entry into new markets;
•	tax developments in the United States or other countries;
•	strategic actions by us or our competitors, such as acquisitions or restructurings; and
•	changes in accounting principles.
Further, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. The stock prices of many energy-related companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes, or international currency fluctuations, may cause the market price of our common stock to decline.
You may not be able to resell any of your shares of our common stock at or above the initial public offering price. The initial public offering price will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the trading market, if a trading market develops, after this offering. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment and may lose some or all of your investment.
We do not intend to pay regular cash dividends on our common stock.
Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, after taking into account our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant. As a result, if our board of directors does not declare any such cash dividends, then capital appreciation in the price of our common stock, if any, may be your only source of gain on an investment in our common stock. See “Dividend Policy.”
We will be a holding company and our principal asset after completion of the Reorganization Transactions including this offering will be our interest in DESRI Holdings, L.P. and, accordingly, we will be dependent upon DESRI Holdings, L.P. and its subsidiaries for our results of operations and cash flows.
Upon completion of this offering and the Reorganization Transactions, we will be a holding company and have no material assets other than our ownership of L.P. Interests. As such, we have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses, or declare and pay dividends in the future, if any, depend upon the results of operations and cash flows of DESRI Holdings, L.P., and its subsidiaries and distributions we receive from DESRI Holdings, L.P. DESRI Holdings, L.P. and its subsidiaries may not generate sufficient cash flow to distribute funds, and applicable state law and contractual restrictions may prohibit such distributions.

The price of our common stock could decline if securities analysts do not publish research or if securities analysts or other third parties publish unfavorable research about us.
The trading of our common stock is likely to be influenced by the reports and research that industry or securities analysts publish about us, our business, our market, or our competitors. We do not currently have and may never obtain research coverage by securities or industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively affected. If we obtain securities or industry analyst coverage but one or more analysts downgrade our common stock or publish unfavorable research about our business, our stock price would likely decline. If one or more securities or industry analysts ceases to cover us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
The issuance by us of additional shares of common stock or convertible or other equity securities may dilute your ownership of us and incurrence of indebtedness may restrict our operations, both of which could adversely affect our stock price.
We intend to file a registration statement with the SEC on Form S-8 providing for registration of our shares of our common stock issued or reserved for issuance under the DESRI Inc. 2022 Omnibus Incentive Plan in connection with this offering. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our common stock, securities convertible into common stock, or other equity securities to raise additional capital or pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock. We may also seek additional capital through debt financings. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, to make capital expenditures, to create liens, or to redeem stock or declare dividends, that could adversely affect our ability to conduct our business.
Future sales, or the perception of potential future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.
The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this offering, we will have a total of     shares of our common stock outstanding (    shares if the underwriters exercise their option to purchase additional shares of common stock in full).
All of the shares of common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, or Rule 144, may be sold only in compliance with the limitations described under “Shares Eligible for Future Sale.” We, our executive officers, directors, and certain holders of our outstanding securities will sign lock-up agreements with the underwriters that will, subject to certain exceptions, restrict the sale of the shares of our common stock and certain other securities held by them for 180 days following the date of this prospectus. Goldman Sachs & Co. LLC may, at its discretion and at any time, release all or any portion of the shares or securities subject to any such lock-up agreements. See “Underwriting” for a description of these lock-up agreements.
Investors in this offering will experience immediate and substantial dilution of $   per share.
The assumed initial public offering price of $    per share of common stock (the midpoint of the price range set forth on the cover page of this prospectus) exceeds as adjusted net tangible book value of $    per share of common stock. Based on the assumed initial public offering price of $    per share of common stock, stockholders will incur immediate and substantial dilution of $    per share of common stock. See “Dilution.”

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management, and depress the market price of our common stock.
Our certificate of incorporation, bylaws, and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among others, our amended and restated certificate of incorporation and/or amended and restated bylaws will include the following provisions:
•	a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms;
•	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;
•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;
•	a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders;
•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;
•	no authorization of cumulative voting, which limits the ability of minority stockholders to elect director candidates;
•
special meetings of our stockholders may be called at any time only by or at the direction of the board of directors, the chairman of the board of directors, the Chief Executive Officer, or the Executive Chairman;

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directors will only be able to be removed for cause on or after the date that the holders of our common stock immediately prior to the consummation of this offering (and certain of their permitted transferees) collectively own less than 50% of our outstanding common stock;

•	certain amendments to our amended and restated certificate of incorporation will require the approval of two-thirds of the then outstanding voting power of our capital stock;
•
our amended and restated bylaws will provide that the affirmative vote of two-thirds of the then outstanding voting power of our capital stock, voting as a single class, is required for stockholders to amend or adopt any provision of our amended and restated bylaws; and

•	the authorization of undesignated or “blank check” preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders.
Any provision of our amended and restated certificate of incorporation, amended and restated bylaws, or Delaware law that has the effect of delaying, preventing, or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.
As a result of the FPA and FERC’s regulations in respect of transfers of control, absent prior authorization by FERC, neither we nor DESRI Holdings, L.P. can convey, nor will an investor in our company or its affiliate and associate companies generally be permitted to obtain in the aggregate, a direct and/or indirect voting interest in 10% or more either of our issued and outstanding voting securities, the voting securities of our public utility operating subsidiaries, and the voting securities of any of our intermediate holding companies through which we may indirectly hold our interests in our public utility operating subsidiaries.
Following this offering, we will be a holding company under PUHCA with U.S. operating subsidiaries that are regulated by FERC as “public utilities” under the FPA. As a result, the FPA requires us, DESRI Holdings, L.P., and/or our U.S. public utility subsidiaries, as the case may be, either to (i) obtain prior authorization from FERC to transfer an amount of our voting securities sufficient to convey direct or indirect control over any of our public utility subsidiaries or (ii) qualify for a blanket authorization granted under or an exemption from FERC’s regulations in respect of transfers of control. Similar restrictions apply to any purchaser of our voting securities that is a “holding company” under PUHCA, in a holding company system that includes a transmitting utility or an electric utility, or an “electric holding company,” regardless of whether our voting securities are purchased in this offering, subsequent offerings by us or DESRI Holdings, L.P., in open market transactions or otherwise. A purchaser of our voting securities would be a “holding company” under PUHCA if the purchaser acquires direct or indirect control over 10% or more of our voting securities, the voting securities of our public utility operating subsidiaries, and the voting securities of any of our intermediate holding companies through which we may indirectly hold our interests in our public utility operating subsidiaries, or if FERC otherwise determines that the purchaser could directly or indirectly exercise control over our management or policies or the management or policies of public utility operating subsidiaries or the intermediate holding companies through which we may indirectly own our public utility operating subsidiaries (e.g., as a result of contractual board or approval rights). Under PUHCA, a “public-utility company” is defined to include an “electric utility company,” which is any company that owns or operates facilities used for the generation, transmission or distribution of electric energy for sale, such as our U.S. operating subsidiaries. Accordingly, absent prior authorization by FERC or a general increase to the applicable percentage ownership under a blanket authorization, for the purposes of sell-side transactions by us or DESRI Holdings, L.P. and buy-side transactions involving purchasers of our securities that are already holding companies under PUHCA, purchasers are restricted in the amount of common stock they may acquire in this offering or otherwise as set forth in the following paragraph.
To ensure compliance with FPA Section 203 and FERC’s regulations in respect of transfers of control, and consistent with the requirements for blanket authorizations granted thereunder or exemptions therefrom, absent prior authorization by FERC, no holder of our common stock will be permitted to own or control, together with its affiliates (as defined in FERC’s market-based rate regulations) and associate companies, 10% or more directly or indirectly of the voting equity of any of our public utility subsidiaries through ownership or control directly or indirectly of (i) our common stock or other voting securities, (ii) the voting equity of our public utility operating subsidiaries, and (iii) the voting equity of any of our intermediate holding companies through which we indirectly hold interests in its public utility operating subsidiaries (the “Applicable Interests”). Additionally, holders of our common stock should manage their investment in us in a manner consistent with FERC’s regulations in respect of obtaining direct or indirect “control” of our company. Accordingly, following the completion of this offering, absent prior authorization by FERC, investors in our common stock and their affiliate and associate companies are advised not to acquire in the aggregate a direct and/or indirect voting interest in 10% or more either of our issued and outstanding voting securities, the voting securities of our public utility operating subsidiaries, and the voting securities of any of our intermediate holding companies through which we may indirectly hold our interests in our public utility operating subsidiaries, in each case whether in connection with an offering by us or DESRI Holdings, L.P., open market purchases, or otherwise. A violation of these regulations, including through open market purchases or otherwise, could subject the party in violation or our public utility subsidiaries to civil or criminal penalties under the FPA, including civil penalties of up to approximately $1.4 million per day per violation and other possible sanctions imposed by FERC under the FPA. Any holder of our common stock, together with their affiliates and associate companies, that acquires in the aggregate 10% or more of Applicable Interests will be prohibited from exercising voting rights with respect to such common stock unless prior authorization from the FERC for acquisition of such Applicable Interests is received.
Our governing documents will provide that the Delaware Court of Chancery will be the sole and exclusive forum for substantially all disputes between us and our stockholders and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees or agents to us or our stockholders, (iii) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents arising out of or relating to any provision of the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws, and (iv) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware. This provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, or rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and our amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Our decision to adopt such a federal forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and our amended and restated certificate of incorporation will provide that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the federal forum provision; provided, however, that stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Additionally, our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, other employees, and agents. Alternatively, if a court were to find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, NAV, financial condition, and results of operations.
We are an “emerging growth company” and intend to take advantage of the reduced disclosure requirements applicable to emerging growth companies which may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we are not required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, we have reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and we are exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our consolidated financial statements may not be comparable to companies that comply with public company effective dates. Investors may find our shares of common stock less attractive because we may rely on these provisions. If some investors find our shares of common stock less attractive as a result of the foregoing, there may be a less active trading market for our shares and our share price may be more volatile.
The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”
As a public company, we will be subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Section 404(a) of the Sarbanes-Oxley Act requires that, beginning with our second annual report following our initial public offering, management assess and report annually on the effectiveness of our internal controls over financial reporting and identify any material weaknesses in our internal controls over financial reporting. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our ability to list our shares on any national securities exchange. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff, and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational, and financial resources to identify new professional to join our company and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns and will result in increased costs to us, which could have a material adverse effect on our results of operations, financial condition, business, or NAV.
Historically, we have incurred net losses and we may be unable to achieve or sustain profitability in the future.
We incurred net losses of $(278.1) million and $(159.9) million for the years ended December 31, 2020 and 2019, respectively. These historical operating and net losses were due to a number of factors, including net realized and unrealized losses on derivative financial instruments. We expect to incur significant expenses and losses as we finance the expansion of our operations and implement additional internal systems and infrastructure to support our growth. In addition, as a public company, we will incur significant additional legal, accounting, and other expenses that we do not incur as a private company. We do not know whether our revenue will grow rapidly enough to absorb these costs. Our ability to achieve profitability depends on a number of factors. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.
Our operating results and our ability to grow may fluctuate from quarter to quarter and year to year, which could make our future performance difficult to predict and could cause our operating results for a particular period to fall below expectations.
Our quarterly and annual operating results and our ability to grow are difficult to predict and may fluctuate significantly in the future. We have experienced seasonal and quarterly fluctuations in the past and expect to experience such fluctuations in the future. In addition to the other risks described in this “Risk Factors” section, the following factors could cause our operating results to fluctuate:
•	fluctuations in demand for solar or wind energy;
•	our ability to complete our wind and solar projects in a timely manner;
•	the availability, terms, and costs of suitable financing;
•	our ability to continue to expand our operations and the amount and timing of expenditures related to this expansion;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital-raising activities or commitments;
•	expiration or initiation of any governmental rebates or incentives;
•	actual or anticipated developments in our competitors’ businesses, technology, or the competitive landscape; and
•	natural disasters or other weather or meteorological conditions.
For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance.
Our actual financial results may differ materially from any guidance we may publish from time to time.
We may, from time to time, provide guidance regarding our future performance that represents our management’s estimates as of the date such guidance is provided. Any such guidance would be based upon a number of assumptions with respect to future business decisions (some of which may change) and estimates, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies (many of which are beyond our control). Guidance is necessarily speculative in nature and it can be expected that some or all the assumptions that inform such guidance will not materialize or will vary significantly from actual results. Our ability to meet any forward-looking guidance is affected by a number of factors, including, but not limited to, the number of PPAs we enter into and projects that start or complete construction, changes in construction and operating costs, the availability of financing on acceptable terms, the availability of rebates, tax credits, and other incentives, changes in policies and regulations, the availability and cost of solar panels, wind turbines, inverters, batteries, and other raw materials, as well as the other risks to our business described in this “Risk Factors” section. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date such guidance is provided. Actual results may vary from such guidance and the variations may be material.

Investors should also recognize the reliability of any forecasted financial data diminishes the farther into the future the data is forecast. In light of the foregoing, investors should not place undue reliance on our financial guidance and should carefully consider any guidance we may publish in context.
If our long-lived assets or project-related assets become impaired, we may be required to record significant charges to earnings.
We may be required to record significant charges to earnings should we determine that our long-lived assets or project-related assets are impaired. Such charges may have a material impact on our financial position and results of operations. We review long-lived and project-related assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We consider a project commercially viable or the carrying amount of its assets recoverable if the expected operating cash flows for the project exceed the carrying amount of the asset. If our projects are not considered commercially viable, we would be required to impair the respective assets, which may have a material adverse effect on our business, NAV, financial condition, and results of operations.
If the assumptions underlying our asset retirement obligations are materially inaccurate, our costs could be significantly greater than anticipated.
Our asset retirement obligations primarily consist of our estimated cost relating to decommissioning project equipment and surface land reclamation at the end of the useful life of each project. These obligations are determined for each project using various estimates and assumptions including, among other items, estimates of equipment removal costs, estimates of inflation rates, and the timing of these expenses, which is based on the estimated economic life of the project and the applicable reclamation laws and regulations. These cash flows are discounted using a credit-adjusted, risk-free rate. Our management and consultants periodically review these estimates. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur in connection with asset retirements could be materially different than currently estimated. Moreover, regulatory changes could increase our obligations to perform reclamation, project closing, and post-closure activities. The resulting estimated asset retirement obligation could change significantly if actual amounts change significantly from our assumptions, which could have a material adverse effect on our results of operations and financial condition.
Risks Related to our Separation from the D. E. Shaw Group
Our historical condensed and pro forma financial information may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.
The historical condensed and pro forma financial information that we have included in this prospectus may not necessarily reflect what our financial position, results of operations, or cash flows would have been had we been an independent entity during the periods presented and may not reflect the financial position we will achieve in the future. The costs and expenses reflected in our historical and pro forma financial information include an allocation for certain corporate functions historically provided by the D. E. Shaw group, including executive oversight, risk management, information technology, legal and compliance, investor relations, human resources, tax, procurement, and other services, which may be different from the expenses for such services that we would have incurred had we operated as a stand-alone company during such periods. We have not adjusted our historical condensed or pro forma financial information to reflect changes that will occur in our cost structure, financing, and operations as a result of our transition to becoming a stand-alone public company, including changes in our employee base, potential increased costs associated with reduced economies of scale, and increased costs associated with SEC reporting and Nasdaq requirements. Therefore, our historical carve-out condensed and pro forma financial information may not be indicative of what our financial position, results of operations, or cash flows may be in the future.
We have no operating history as an independent company upon which you can evaluate our performance and, accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.
Until this offering, DESRI has operated as a business unit within the D. E. Shaw group. Accordingly, we have no experience operating as an independent company and performing some of the corporate functions that have been previously performed for us on a centralized basis by the D. E. Shaw group, including certain human resources, tax administration, legal and compliance, investor relations, communications, certain insurance, information technology, and telecommunications services. Our prospects must be considered in light of the risks, expenses, and difficulties encountered by companies in the early stages of independent business operations, particularly companies such as ours in highly competitive markets.

The transitional services that the D. E. Shaw group will provide to us following this offering may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our transitional services agreement expires.
Historically, the D. E. Shaw group has provided certain corporate and shared services to us, and, following the completion of this offering, the D. E. Shaw group will continue to provide certain of those corporate and shared services for us for a period of time. We will pay fees for the services provided by the D. E. Shaw group following this offering, and such services will be meaningfully narrower in scope than the services historically provided to us by the D. E. Shaw group. The terms of these services and amounts to be paid by us to the D. E. Shaw group will be provided in the transition services agreements, which we refer to as the Transition Services Agreements, described in “Certain Relationships and Related Party Transactions.” As these services are being provided to us by the D. E. Shaw group, our operational flexibility to modify or implement changes with respect to such services or the amounts we pay for them will be limited. The services provided to us by the D. E. Shaw group may be inadequate or may not be provided in a satisfactory or effective manner. We may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including quality or cost, comparable to those that we have historically received from the D. E. Shaw group, or that we will receive from the D. E. Shaw group under the Transition Services Agreements. Although we intend to replace the services currently provided by the D. E. Shaw group, we may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those we currently have in effect. For example, implementing our own cybersecurity framework may make us more vulnerable to cyber-attacks, network disruptions, and other information systems breaches as we will no longer benefit from the D. E. Shaw group’s control systems. Further, we have historically received informal support from the D. E. Shaw group, which may not be addressed in the Transition Services Agreements. The level of this informal support will diminish following the separation as we become a stand-alone company.
DESRI Holdings, L.P., will agree in the Separation Agreement not to make an election under Section 6226 of the Code in respect of any imputed underpayment determined in connection with any tax proceeding in respect of a tax period that ends on or prior to or includes the date of this offering. As a result, such imputed underpayment will be assessed against DESRI Holdings, L.P., rather than any current or former partner of DESRI Holdings, L.P. The amount of DESRI Holdings, L.P.'s liability for such imputed underpayment could be substantial and would be borne economically by DESRI Holdings, L.P.'s partners at the time such imputed underpayment is assessed.
DESRI Holdings, L.P. will agree in the Separation Agreement not to make an election under Section 6226 of the Code (or any similar provision of state or local tax law) in respect of any imputed underpayment determined in connection with any tax audit or administrative or judicial proceeding in respect of a tax period that ended on or prior to or includes the date of this offering without the consent of DESRI Inc. or its “partnership representative” (as defined in section 6223 of the Code). As a result, such an imputed underpayment will be assessed against DESRI Holdings, L.P., rather than any current or former partner of DESRI Holdings, L.P. The practical effect of not making an election under Section 6226 of the Code is for DESRI Inc., as the sole ultimate beneficial owner of DESRI Holdings, L.P., to economically bear the full cost of the imputed underpayment, notwithstanding that, had the election under Section 6226 of the Code been made, the imputed underpayment would have been assessed against those persons who were partners of DESRI Holdings, L.P. during the tax period to which the imputed underpayment relates, rather than against DESRI Holdings, L.P. The amount of an imputed underpayment for which DESRI Holdings, L.P., is liable as a consequence of not having made an election Section 6226 could be substantial, and none of D. E. Shaw & Co., L.P., or any of its affiliates will have any obligation to indemnify, contribute to, or otherwise reimburse DESRI Inc. or any of its affiliates (including DESRI Holdings, L.P.) with respect to any such imputed underpayment.
We may not be able to resolve favorably disputes that arise between the D. E. Shaw group and us with respect to our past and ongoing relationships.
Disputes may arise between the D. E. Shaw group and us in a number of areas relating to our past and ongoing relationship. We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. The agreements that we will enter into with the D. E. Shaw group may be amended upon agreement between the parties. We may not have the leverage to negotiate amendments to these agreements, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.
We may not realize the potential benefits from this offering.
We may not achieve the anticipated benefits from this offering for a variety of reasons. For example, the process of separating our business from the business of the D. E. Shaw group and operating as an independent public company may distract our management from focusing on our business and strategic priorities. In addition, although we will have direct access to the debt and equity capital markets following this offering, we may not be able to issue debt or equity on terms acceptable to us or at all. The availability of shares of our common stock for use as consideration for acquisitions also will not ensure that we will be able to successfully pursue acquisitions or that the acquisitions will be successful. Moreover, even with equity compensation tied to our business we may not be able to attract and retain employees as desired. We also may not fully realize the anticipated benefits from our separation if any of the matters identified as risks in this “Risk Factors” section were to occur. If we do not realize the anticipated benefits from our separation for any reason, our business may be materially adversely affected.

USE OF PROCEEDS
We expect to receive net proceeds of approximately $   million (or approximately $   million if the underwriters exercise their option to purchase additional shares of common stock in full) from the sale of our common stock by us in this offering assuming an initial public offering price of $    per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated offering expenses and underwriting discounts and commissions payable by us.
We intend to use $   million of the net proceeds from this offering to fund the cash consideration for the contribution by the D. E. Shaw group of its outstanding partnership interests in DESRI Holdings, L.P. to DESRI Inc. as described in “Organizational Structure,” based on the assumed initial public offering price of $   per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus).
We intend to use the remaining $    million of net proceeds, based on the assumed initial public offering price of $    per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), from this offering for general corporate purposes, including to fund development and construction activities on our projects, working capital, and operating expenses. In addition, we may use proceeds from this offering to opportunistically fund project acquisitions and other strategic opportunities.
We do not have any definitive plans for the allocation of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business, and we may allocate the net proceeds from this offering to the specified uses set forth above or for other general corporate purposes.
Each $1.00 increase (decrease) in the assumed initial public offering price of $   per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $   million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
Each increase (decrease) of one million in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $   , assuming no change in the assumed initial public offering price of $   per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

ORGANIZATIONAL STRUCTURE
DESRI Inc., a Delaware corporation, was formed on August 25, 2021 and is the issuer of the common stock offered by this prospectus. Prior to this offering and the Reorganization Transactions, our business operations have been conducted through DESRI Holdings, L.P. and its direct and indirect subsidiaries. Following this offering and the Reorganization Transactions, DESRI Inc. will be treated as a corporation for U.S. federal income tax purposes and our business operations will become taxable at DESRI Inc. at the corporate tax rate.
Reorganization Transactions
We intend to undertake the following organizational transactions in connection with the offering, or collectively, the Reorganization Transactions:
•	we will file our amended and restated certificate of incorporation in Delaware and adopt our amended and restated bylaws;
•
prior to the contributions listed below, DESRI Holdings, L.P. will distribute approximately $    of cash to its equityholders, representing substantially all of its unrestricted cash as of the distribution date;

•	the D. E. Shaw group will contribute approximately 1.0% of the outstanding partnership interests in DESRI Holdings, L.P. to DESRI Inc. in exchange for shares of DESRI Inc.;
•	DESRI Inc. will contribute the approximately 1.0% interest in DESRI Holdings, L.P. it receives to a recently-formed subsidiary that is taxed as a corporation in exchange for equity of such subsidiary;
•
the partners of DESRI Holdings, L.P. will contribute the remaining approximately 99.0% of the outstanding partnership interests in DESRI Holdings, L.P. to DESRI Inc. in exchange for shares of DESRI Inc. and, with respect to the portion of such partnership interests contributed by the D. E. Shaw group, shares of DESRI Inc. and $  million in cash, with the amount of cash to be funded from the net proceeds of this offering;

•	we will appoint DESRI Inc. as the general partner of DESRI Holdings, L.P.;
•
we will issue     shares of our common stock to the purchasers in this offering in exchange for net proceeds of approximately $   million based upon an assumed initial public offering price of $   per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) less the underwriting discounts and commissions and estimated offering expenses payable by us; and

•
DESRI Inc. will enter into (i) the Registration Rights Agreement with certain holders of our common stock, (ii) the Transition Services Agreements with the D. E. Shaw group, and (iii) the Separation Agreement with the D. E. Shaw group.

Following this offering, we will be a holding company under PUHCA with U.S. operating subsidiaries that are regulated by FERC as “public utilities” under the FPA. As a result, the FPA requires us, DESRI Holdings, L.P., and/or our U.S. public utility subsidiaries, and/or purchasers of common stock that are also holding companies, as the case may be, either to (i) obtain prior authorization from FERC to transfer or acquire an amount of our voting securities sufficient to convey direct or indirect control over any of our public utility subsidiaries or (ii) qualify for a blanket authorization granted under or an exemption from FERC’s regulations in respect of transfers of control. To ensure compliance with FPA Section 203 and FERC’s regulations in respect of transfers of control, and consistent with the requirements for blanket authorizations granted thereunder or exemptions therefrom, absent prior authorization by FERC, no holder of our common stock will be permitted to own or control, together with its affiliates (as defined in FERC’s market-based rate regulations) and associate companies, 10% or more directly or indirectly of the voting equity of any of our public utility subsidiaries through ownership or control directly or indirectly of (i) our common stock or other voting securities, (ii) the voting equity of our public utility operating subsidiaries, and (iii) the voting equity of any of our intermediate holding companies through which we indirectly hold interests in our public utility operating subsidiaries (the “Applicable Interests”). Additionally, holders of our common stock should manage their investment in us in a manner consistent with FERC’s regulations in respect of obtaining direct or indirect “control” of our company. Accordingly, following the completion of this offering, absent prior authorization by FERC, investors in our common stock and their affiliate and associate companies are advised not to acquire in the aggregate a direct and/or indirect voting interest in 10% or more either of our issued and outstanding voting securities, the voting securities of our public utility operating subsidiaries, and the voting securities of any of our intermediate holding companies through which we may indirectly hold our interests in our public utility operating subsidiaries, in each case whether in connection with an offering by us or DESRI Holdings, L.P., open market purchases, or otherwise. A violation of these regulations, including through open market purchases or otherwise, could subject the party in violation or our public utility subsidiaries to civil or criminal penalties under the FPA, including civil penalties of up to approximately $1.4 million per day per violation and other possible sanctions imposed by FERC under the FPA. Any holder of our common stock, together with their affiliates and associate companies, that acquires in the aggregate 10% or more of Applicable Interests will be prohibited from exercising voting rights with respect to such common stock unless prior authorization from the FERC for acquisition of such Applicable Interests is received.
The following diagram summarizes our organizational and ownership structure after giving effect to the Reorganization Transactions, including this offering. The chart below assumes no exercise of the underwriters’ option to purchase additional shares of common stock. See “Business—Our Projects—Our Operational and Construction Project Portfolio.”

*	The AssetCo funds and co-investors own interests in some, but not all, of the balance sheet projects.
The D. E. Shaw group currently holds 1% passive ownership interests in certain of our operating subsidiaries. Prior to or concurrently with the Reorganization Transactions, the D. E. Shaw group will sell us certain of these interests for $     million and will acquire certain other 1% passive ownership interests in certain of our operating subsidiaries for $     million.

CAPITALIZATION
Company Capitalization
The following table sets forth the cash and cash equivalents and capitalization as of September 30, 2021:
•	of DESRI Holdings, L.P. on an actual basis;
•	of DESRI Holdings, L.P. on a pro forma basis after giving effect to the Reorganization Transactions (excluding this offering); and
•
of DESRI Inc. on a pro forma as adjusted basis after giving effect to the Reorganization Transactions, including the sale by us of    shares of common stock in this offering at an assumed initial public offering price of $   per share (the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses), and the use of proceeds therefrom.

The following table is derived from and should be read together with the sections of this prospectus entitled “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Information,” “Summary Historical and Pro Forma Consolidated Financial Data,” “Organizational Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.
	As of September 30, 2021
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	($ in thousands, except share numbers)
Cash:
Cash	$25,198
Restricted cash and restricted cash equivalents	161,115
Total cash	$186,313	$	$
Corporate Debt(2):
Revolving credit facility(3)	$19,900
Subordinated non-recourse loan	283,508
Total Corporate Debt	$303,408
Non-or Limited-Recourse Debt:
Equipment financing facility	86,256
Consolidated fund loans	83,223
Development JV loan	22,000
Land facility	39,493
Development facility	11,870
Project non-recourse credit facilities(4)	2,437,583
Total Non-or Limited-Recourse Debt	2,680,425
Total Debt	2,983,832
Equity:
Non-controlling interests:	958,065
Members’ equity (deficit):	218,465
Total equity:	$1,176,530	$	$
Total capitalization:	$4,160,362	$	$
1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $   per share, which is the midpoint of the estimated initial public offering price range we show on the cover of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total Stockholders’ Equity and total capitalization by approximately $   million each, assuming that the number of shares offered by us, which we show on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase (decrease) the number of shares of common stock we are offering. Each increase (decrease) of 1,000,000 shares of common stock at the assumed initial public offering

price of $   per share, which is the midpoint of the estimated initial public offering price range we show on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total Stockholders’ equity and total capitalization by approximately $   million each, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
2)	Excludes unamortized deferred financing costs.
3)	The revolving credit facility provides for up to $53 million of borrowing capacity, with $8.1 million of available capacity as of September 30, 2021.
4)	Consists of certain non-recourse or limited recourse financing arrangements entered into by our project subsidiaries. See “Description of Certain Financing Arrangements.”
Project Capitalization
Our solar projects are capitalized by (i) non-recourse (or limited recourse) project debt, (ii) non-controlling tax equity, and/or (iii) “cash equity” from the project’s owners. Typically, we expect a project to be capitalized at COD with approximately 45% to 50% project debt, 40% tax equity, and 10% to 15% cash equity, although there can be significant variance between projects. Generally, we seek to maximize the amount of non-recourse debt our projects can raise, and minimize the amount of tax equity and cash equity required, due to the relatively cheaper cost of capital for non-recourse debt and the value of limited financial covenants for these debt financings. We also typically enter into economic interest rate hedges to protect the stability of our long-term cash flows, including all operational and construction projects where we enter into interest rate swaps for approximately 100% of the outstanding debt. In addition, the equity in our projects is accounted for at book value (i.e., cost), rather than market value. As a result, consolidated leverage ratios, which includes all debt (including non-recourse, project-level debt) to the book value of equity, will appear high. However, such leverage ratios may not accurately account for the level of financing risk in our business, as non-recourse lenders to any one project would not have collateral in the remainder of our assets. Moreover, the market value of the equity in the project, in which such lenders do have collateral, may exceed the book value because the book value is based on non-cash metrics and represents cost, as opposed to the project’s market value.

DIVIDEND POLICY
Since December 31 2017, DESRI Holdings, L.P. has made distributions of more than $285 million in the aggregate, including $34 million, $30 million and $35 million in 2019, 2020 and 2021, respectively.
While we do not currently intend to pay regular cash dividends on our common stock on an annual or quarterly basis, we may pay special dividends from time to time. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, after taking into account our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.
Under Delaware law, dividends may be payable only out of surplus, which is calculated as our net assets less our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Our ability to pay dividends may also be restricted by the terms of any credit agreement or any future debt or preferred or tax equity interests of us or our subsidiaries. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—We do not intend to pay regular cash dividends on our common stock for the foreseeable future.”

DILUTION
If you invest in our common stock in this offering, you will experience immediate and substantial dilution in the net tangible book value per share of our common stock upon the completion of this offering.
As used in this “Dilution” section, (i) our pro forma net tangible book deficit per share is determined by dividing our pro forma net tangible book deficit (tangible assets less total liabilities) by the total number of our outstanding common stock that will be outstanding immediately prior to the completion of this offering but after giving effect to the Reorganization Transactions, and (ii) our pro forma as adjusted net tangible book deficit per share of common stock represents pro forma net tangible book deficit divided by the number of shares of common stock outstanding immediately after giving effect to the Reorganization Transactions and the completion of this offering.
Our pro forma net tangible book deficit as of September 30, 2021, was approximately $    million, or approximately $    per share.
After giving effect to the sale of common stock in this offering at an assumed initial public offering price of $    per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and offering expenses, our pro forma as adjusted net tangible book deficit as of September 30, 2021 would have been approximately $    million, or approximately $    per share. This represents an immediate increase in the net tangible book value of $    per share to existing stockholders and an immediate dilution (i.e., the difference between the initial public offering price and the pro forma as adjusted net tangible book deficit after this offering) to new investors participating in this offering of $    per share.
The following table illustrates the per share dilution to new investors participating in this offering:
Assumed initial public offering price per share		$
Pro forma net tangible book deficit per share as of September 30, 2021	$
Increase per share attributable to new investors in this offering
Pro forma as adjusted net tangible book deficit per share
Dilution per share to new investors in this offering(1)		$
(1)	Dilution is determined by subtracting pro forma as adjusted net tangible book value per share from the initial public offering price paid by a new investor.
Each $1.00 increase (decrease) in the assumed initial public offering price of $    per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book deficit as of September 30, 2021 by approximately $    million, the pro forma as adjusted net tangible book value per share by $    per share and the dilution to new investors in this offering by $    per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and offering expenses.
The following table summarizes on a pro forma as adjusted basis of    , the total number of shares of common stock owned by our existing stockholders immediately prior to this offering and to be owned by the new investors in this offering, the total consideration paid, and the average price per share paid by our existing stockholders and to be paid by the new investors in this offering at $   , the midpoint of the price range set forth on the cover page of this prospectus, calculated before deducting estimated underwriting discounts and commissions and offering expenses:
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Our existing stockholders		%	$	%	$
New investors in this offering		%	$	%	$
Total		%	$	%	$

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
DESRI Inc. was formed on August 25, 2021 and does not have historical financial results. DESRI Inc. currently has no assets or liabilities and has conducted no operations. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021 is based on our historical audited consolidated statement of operations for the year ended December 31, 2020 and our unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021 and includes pro forma adjustments to give effect to the Reorganization Transactions, including this offering, as described under “Organizational Structure,” as if such transactions occurred on January 1, 2020. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2021 is based on our historical unaudited condensed consolidated balance sheet as of September 30, 2021 and includes pro forma adjustments to give effect to (i) the Reorganization Transactions, as described under “Organizational Structure,” as if such transactions had occurred on September 30, 2021 and (ii) the use of the estimated net proceeds from this offering, as described under “Use of Proceeds.”
The following unaudited pro forma condensed consolidated financial statements and the related notes should be read in conjunction with the sections titled “Use of Proceeds”, “Capitalization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and DESRI Holdings, L.P.’s historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.
The pro forma data presented reflect events directly attributable to the described transactions and certain assumptions that we believe are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated below or that could be achieved in the future because they necessarily exclude various operating expenses, such as incremental general and administrative expense associated with being a public company. The pro forma adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.
The unaudited pro forma condensed consolidated financial statements and related notes are included for informational purposes only and do not purport to reflect the results of operations or financial position of DESRI Inc. that would have occurred had DESRI Inc. been in existence or operated as a public company during the periods presented. If this offering and other transactions contemplated herein had occurred in the past, our operating results might have been materially different from those presented in the unaudited pro forma financial statements. The unaudited pro forma condensed consolidated financial statements should not be relied upon as being indicative of our results of operations or financial position had the described transactions occurred on the dates assumed. The unaudited pro forma condensed consolidated financial information also does not project our results of operations or financial position for any future period or date. Future results may vary significantly from the results reflected in the unaudited pro forma condensed consolidated financial information and such information should not be relied on as an indication of our results after the consummation of this offering and the other transactions contemplated by such unaudited pro forma condensed consolidated financial statements.

DESRI Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2021
(in thousands, except par value amounts)
	DESRI Holdings, L.P. (Historical)	Reorganization Transaction Adjustments	DESRI Inc. (Pro Forma)
ASSETS
CURRENT ASSETS:
Cash	$25,198
Restricted cash and restricted cash equivalents	161,115
Accounts receivable	22,009
Due from related parties, current	27,670
Derivative assets, current	140
Deposits, current	14,804
Prepaid expenses and other current assets	17,322
Total current assets	268,258
Property, plant and equipment, net	4,007,777
Investments	148,321
Due from related parties	4,876
Derivative assets	63,253
Deposits	169,633
Other assets	77,553
TOTAL ASSETS	$4,739,671
LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$36,807
Accrued liabilities	116,419
Due to related parties	512
Derivative liabilities, current	36,861
Current portion of long-term debt, net of unamortized deferred financing costs	36,359
Other current liabilities	45,579
Total current liabilities	272,537
Long-term debt, net of unamortized deferred financing costs	2,902,723
Derivative liabilities	230,204
Deferred tax liabilities	2,282
Asset retirement obligations	63,954
Other liabilities	44,813
TOTAL LIABILITIES	3,516,513
Commitment and contingencies
Redeemable non-controlling interests	46,628
EQUITY:
Members’ equity (deficit)	218,465
Common stock - $0.01 par value per share, shares authorized on a pro forma basis, shares issued and outstanding on a pro forma basis
Additional paid in capital
Non-controlling interests	958,065
TOTAL EQUITY	1,176,530
LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, AND EQUITY	$4,739,671

DESRI Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share data)
	DESRI Holdings, L.P. (Historical)	Reorganization Transaction Adjustments	DESRI Inc. (Pro Forma)
Revenue	$148,966
Cost of revenue:
Depreciation and amortization	61,065
Operating and maintenance	29,665
Total cost of revenue	90,730
Gross profit	58,236
Operating expenses:
General and administrative	29,192
Project development	12,241
Total operating expenses	41,433
Operating income / (loss)	16,803
Other income / (expense):
Net realized and unrealized gains / (losses) on derivative financial instruments	(235,586)
Interest expense	(69,288)
Other income (expense), net	10,960
Total other expense	(293,914)
Net Income / (Loss) before Income Taxes	(277,111)
(Provision for) / benefit from income taxes	(1,038)
Net Income / (Loss)	$(278,149)
Less: Net (income) / loss attributable to redeemable and non-redeemable non-controlling interests	203,529
Net income / (loss) attributable to DESRI Inc. and Subsidiaries	$(74,620)
Pro Forma Loss per Share
Basic and Diluted
Pro Forma Number of Shares Used in Computing Loss Per Share:
Basic and Diluted

DESRI Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2021
(in thousands, except share and per share data)
	DESRI Holdings, L.P. (Historical)	Reorganization Transaction Adjustments	DESRI Inc. (Pro Forma)
Revenue	$168,866
Cost of revenue:
Depreciation and amortization	62,488
Operating and maintenance	30,631
Total cost of revenue	93,119
Gross profit	75,747
Operating expenses:
General and administrative	25,449
Project development	14,714
Total operating expenses	40,163
Operating income / (loss)	35,584
Other income / (expense):
Net realized and unrealized gains / (losses) on derivative financial instruments	153,996
Interest expense	(44,507)
Other income (expense), net	4,826
Total other expense	114,315
Net Income / (Loss) before Income Taxes	149,899
(Provision for) / benefit from income taxes	(3,036)
Net Income / (Loss)	$146,863
Less: Net (income) / loss attributable to redeemable and non-redeemable non-controlling interests	91,468
Net income / (loss) attributable to DESRI Inc. and Subsidiaries	$238,331
Pro Forma Loss per Share
Basic and Diluted
Pro Forma Number of Shares Used in Computing Loss Per Share:
Basic and Diluted

DESRI Inc. and Subsidiaries
Notes to unaudited pro forma consolidated financial information
1.	Description of the Reorganization Transactions & Basis of Presentation
The unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021 is based on our historical audited consolidated statement of operations for the year ended December 31, 2020 and our unaudited consolidated statement of operations for the nine months ended September 30, 2021 and includes pro forma adjustments to give effect to the Reorganization Transactions, including this offering, as described under “Organizational Structure,” as if such transactions occurred on January 1, 2020. The unaudited pro forma consolidated balance sheet as of September 30, 2021 is based on our historical unaudited consolidated balance sheet as of September 30, 2021 and includes pro forma adjustments to give effect to (i) the Reorganization Transactions, including this offering, as described under “Organizational Structure,” as if such transactions had occurred on September 30, 2021 and (ii) the use of the estimated net proceeds from this offering, as described under “Use of Proceeds.”
Reorganization Transactions
DESRI Inc., a Delaware corporation, was formed on August 25, 2021 and is the issuer of the common stock offered by this prospectus. Prior to this offering, our business operations have been conducted through DESRI Holdings, L.P. and its direct and indirect subsidiaries.
We will effect a series of transactions, or collectively, the Reorganization Transactions, in which DESRI Holdings, L.P. will become a subsidiary of DESRI Inc., the existing partners of DESRI Holdings, L.P. will exchange their outstanding partnership interests in DESRI Holdings, L.P. for a combination of shares of DESRI Inc. and cash and we will appoint DESRI Inc. as the general partner of DESRI Holdings, L.P. As the general partner of DESRI Holdings, L.P., DESRI Inc. will operate and control all of the business and affairs of DESRI Holdings, L.P. and its subsidiaries and will have the obligation to absorb losses and receive benefits from DESRI Holdings, L.P. The Reorganization Transactions, whereby DESRI Inc. began to consolidate DESRI Holdings, L.P. in its consolidated financial statements, will be accounted for as a reorganization of entities under common control. As a result, the consolidated financial statements of DESRI Inc. will include the assets and liabilities received in the Reorganization Transactions at their historical carrying amounts, as reflected in the historical consolidated financial statements of DESRI Holdings, L.P.
For a complete description of the Reorganization Transactions, see section entitled “Organizational Structure” included elsewhere in this prospectus.
2.	Notes to Unaudited Pro Forma Consolidated Balance Sheet
Adjustments related to the Reorganization Transactions
(a)
This pro-forma adjustment reflects certain Reorganization Transactions, wherein the existing partners of DESRI Holdings, L.P. will exchange their outstanding partnership interests in DESRI Holdings, L.P. in exchange for a combination of shares of DESRI Inc. and cash, with the amount of cash to be funded from the net proceeds of this offering.

(b)
This pro-forma adjustment reflects certain deferred costs associated with this offering, including certain legal, accounting, and other related expenses, which have been recorded in prepaid expenses and other current assets on our unaudited consolidated balance sheet. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital.

(c)	This pro-forma adjustment reflects the recognition of a deferred tax liability as a result of the Reorganization Transactions.

(d)
This pro-forma adjustment reflects the net effect on cash of the receipt of offering proceeds to us of $     , based on the assumed sale of shares of common stock at an assumed initial public offering of $       per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the legal, accounting and other related expenses associated with the offering payable by us.

3.	Notes to Unaudited Pro Forma Consolidated Statement of Operations
Adjustments related to the Reorganization Transactions
(a)
The D. E. Shaw group allocates a portion of its overhead expenses to the Company while the Company is under the control of the D. E. Shaw group. Following the Reorganization Transactions, we will no longer be allocated overhead and will instead incur costs independently of the D. E. Shaw group, except for certain costs charged to us in accordance with the transition services agreements between us and the D. E. Shaw group. This pro-forma adjustment reflects the net expense impact of this change for the respective period.

(b)
Following the Reorganization Transactions, DESRI Inc. will be subject to U.S. federal income taxes, in addition to applicable state and local taxes, with respect to any net taxable income generated by our operations. DESRI Holdings, L.P, has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, taxable income generated by DESRI Holdings, L.P., which will be wholly-owned by DESRI Inc. and its subsidiary, will flow through to us, and will be subject to federal income tax at the prevailing corporate tax rate.

(c)
This pro-forma adjustment reflects the net change in employee compensation expenses as a result of our separation from the D. E. Shaw group and the execution of certain compensation agreements related to the offering.

(d)	Pro-forma earnings per share is computed by dividing the net income available to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Summary Historical and Pro Forma Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements, such as those relating to our plans, objectives, expectations, intentions, and beliefs, which involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.
This Management’s Discussion and Analysis of Financial Condition and Results of Operations is organized as shown below and in a manner that management believes best reflects our view of the business, including a focus on liquidity and capital resources, and related results of our operations.
•
Overview and Business: Provides a general description of our business and the industry in which we operate. For more information regarding our business and the renewable energy industry, see “Business” and “Our Market Opportunity.”

•
Our Growth Strategy and Recent Achievements: Provides management’s discussion on the achievement of certain milestones and recent accomplishments contributing to our long-term value creation and growth of our net asset value.

•	Significant Factors and Trends Affecting Our Business: Provides a description of the significant factors or industry trends that are most likely to affect our operating results.
•	Key Performance Metrics:
○	Net Asset Value: Provides information about our net asset value, or NAV, including a discussion of how we calculate NAV, assumptions utilized, and NAV sensitivities; and
○
Operating EBITDA: Provides investors a supplemental measure commonly used by securities analysts and banks to evaluate the financial performance of our core operational project portfolio and ability to service debt related to our operational projects.

•
Liquidity and Capital Resources: Provides a discussion on our approach to minimizing our cost of capital, information about our sources and uses of liquidity and our ability to meet our short-term and long-term financing needs, and a summary of our capital expenditures.

•	Cash Flows Analysis: Provides an analysis of the drivers of our operating, investing, and financing cash flows for all periods presented.
•	Components of Consolidated Statements of Operations: Provides an explanation of the components of our consolidated statements of operations.
•	Results of Operations: Provides the results of our operations for the periods presented.
•	Off Balance Sheet Arrangements: Provides a description, if any, of our off balance sheet arrangements.
•
Critical Accounting Policies and Estimates: Provides a discussion of those accounting policies and estimates that we consider important to an understanding of our consolidated financial statements and results of operations.

•	JOBS Act: Provides a discussion of the application of the “emerging growth company” transition period provided in Section 7(a)(2)(B) of the Securities Act.
•	Quantitative and Qualitative Disclosure about Market Risk: Provides a discussion of the market risk we are exposed to in the ordinary course of our business.
Overview and Business
We are a top-five, pure-play, renewable energy IPP in the United States based on total gross capacity of operating projects as of September 30, 2021, according to Wood Mackenzie. We develop, construct, own, and operate high-quality renewable energy projects across the country. Since 2010, we have been building a dynamic company that we believe is poised for success in a rapidly evolving industry. Our diversified portfolio of utility-scale, renewable energy assets includes 67 projects in 25 states representing 6,468 MW of capacity across contracted pre-construction, construction, and operational phases. Substantially all of the PPA counterparties for our current projects with signed PPAs are investment-grade entities, which collectively have a capacity-weighted average rating of A and A3 based on Standard & Poor’s and Moody’s credit ratings, respectively. The weighted-average remaining term of the PPAs in our portfolio is approximately 22 years as of September 30, 2021. In addition, we have a robust uncontracted development pipeline made up of over 11 GW of renewable power generation projects and over 1 GW of energy storage projects. Each of these projects is owned by DESRI—or subject to a binding agreement for DESRI to acquire the project—and has an application filed for an interconnection agreement (or a signed agreement), control of applicable land rights, or both.
Our business is focused on long-term value creation as opposed to short-term profits. We are building long-term infrastructure assets and focus on driving long-term value with these assets. Our primary business objective is to maximize NAV over time. We seek to achieve this by sourcing opportunities to originate and own high-quality projects that generate long-term, stable cash flows.
We drive value throughout the project lifecycle, including through:
•	the origination of high-quality projects;
•	the optimization of project contracts and financings; and
•	a sustained focus on value-accretive enhancements throughout the construction and operational phases.
We believe that we are well-positioned to take advantage of favorable trends in the U.S. power industry, including the massive replacement cycle of aging and uneconomic electricity infrastructure, the cost competitiveness of renewable energy relative to other fuel sources, and the growing demand by consumers, utilities, and corporations for renewable energy. Furthermore, our team is actively incorporating energy storage into our portfolio given its increasingly important role in renewable energy power generation. In particular, the compelling developments in battery technology have the potential to expand our TAM, as battery storage projects represent an additional market opportunity that has the potential of adding another revenue stream to the projects in our portfolio, as well as growing the TAM for utility-scale solar and wind more generally.
Our Growth Strategy and Recent Achievements
We have created a differentiated and resilient business model which is focused on long-term value creation and NAV growth. We seek to accomplish this through our disciplined investment approach, de-risking our portfolio while maintaining optionality for the future, and optimizing our cost of capital. The decisions that we make during the development and construction phases are intended to maximize value throughout a project’s lifecycle as opposed to short-term profits. For example, we may decide to develop and construct a project with lower operating income and a 30-year PPA instead of a 15-year PPA project with higher, short-term operating income and increased merchant exposure, if we believe this will be more accretive to overall NAV.
Our team of experienced renewable energy professionals is focused on delivering value at every stage of a project’s lifecycle, and we achieve this by successfully executing our strategy in the following ways:
Identify and add new, economically attractive projects to our portfolio.
We continuously evaluate opportunities to add to our portfolio of high-quality renewable energy projects. We proactively source our projects through multiple channels, including through our internal development team, joint ventures, existing relationships with offtakers, acquisitions, expansion of existing projects, and opportunistic investments. The vast majority of our recent projects were originated by our internal development team or our joint ventures, but the mix for project origination changes with market dynamics. Between January 1, 2019 and September 30, 2021, we signed or acquired more than 35 PPAs totaling approximately 3.1 GW. As of September 30, 2021, we have 10 contracted projects under construction representing 1.5 GW, nine of which signed a PPA while controlled by DESRI. Of the 18 contracted pre-construction projects in our development pipeline, all but one signed a PPA while controlled by DESRI.
We often focus on developing deep expertise and insight into certain development efforts and work closely with counterparties to grow in targeted regions, efforts which are undertaken to ensure strategic, early-entrant status. Such recent efforts have concentrated on specific regions, such as Utah and the Midwest where we have executed PPAs representing 675 MW and 2,223 MW, respectively, as of September 30, 2021.
We work to optimize the capital structure for individual projects with project non-recourse debt, tax equity, subordinated non-recourse financing, and the sale of minority interests to significantly reduce our cost of capital and need for holding company equity contributions. We believe that our financing expertise, longstanding industry relationships, and strong financial position, including our fixed revenue contracts, have enabled us, and will continue to enable us, to source tax equity financing and low-cost, long-duration, non-recourse project finance debt to fund the construction and operation of our projects. We value fostering strong relationships with creditworthy, financing counterparties, as evidenced by the 33 different lenders and 14 different tax equity investors utilized in our current portfolio for our project debt and tax equity financings, respectively through September 30, 2021.
During 2019, we secured tax equity funding commitments and project non-recourse financing commitments of approximately $409.2 million and $1.0 billion, respectively. Despite the economic uncertainties associated with COVID-19, during 2020, we secured tax equity funding commitments and project non-recourse financing commitments of approximately $345.8 million and $885.0 million, respectively. Through the nine months ended September 30, 2021, we secured tax equity funding commitments and project non-recourse financing commitments of approximately $428.3 million and $1.6 billion, respectively. With a continual emphasis on procuring project non-recourse financing with highly attractive terms, ensuring a low cost of capital, we averaged approximately LIBOR + 130 bps for new project financings during 2019, 2020, and the nine months ended September 30, 2021. Such favorable terms were achieved as a result of our extensive financing expertise, strong development efforts, and industry knowledge, and were based on sound, high-quality projected project performance, which is further substantiated through verification by third-party, independent engineers and consultants. We closed financing for 614 MW, 527 MW, and 1.2 GW of our projects during 2019, 2020, and the nine months ended September 30, 2021, respectively.
Convert non-operational contracted projects into operational assets at a high success rate and substantially increase the value of our existing portfolio by optimizing a project throughout its lifecycle.
Through our project optimization, improvement, and advancement efforts, we have established a track record of converting non-operational projects into high-quality operational assets at a high success rate. We continually pursue opportunities to improve project value, including optimizing the development, construction, financing, and operations of our projects. For example, through relationships with industry-leading equipment vendors, we are able to efficiently and cost-effectively source high-quality modules and other key equipment that are covered under the terms of long-term warranties. During 2019, 2020, and the nine months ended September 30, 2021, we acquired 775 MW, 1.1 GW, and 1.6 GW, respectively, of modules from Tier 1 vendors, such as First Solar, Jinko, and Longi. Our in-house design and procurement team collaborates with our development and financing team to optimize design and improve the value of each project.
On the operational front, we continuously look for opportunities to improve project performance and NAV. In 2019, we implemented annual infrared solar panel inspections across the operational portfolio to (i) ensure standard degradation rates do not exceed .03 to .07 in accordance with equipment warranties and (ii) monitor project performance to allow for timely identification of possible performance issues. Finally, in the last five years, we successfully re-negotiated certain terms for 17 of our long-term operating and maintenance contracts, which resulted in economically favorable revisions to the annual, contracted operations and maintenance costs for such projects.
In 2019 and 2020, we completed our “safe harbor” initiative, which involved the purchase of approximately $130 million in solar modules and tracking equipment and 45 transformers. This allowed us to preserve approximately $2 billion in future investment tax credit benefit on more than 5.5 GW of projects, providing us a competitive advantage in future origination and further solidifying a future pipeline of accretive projects.
Efficiently redeploy capital into new renewable energy investments.
We monetize our operational asset value growth through the sale of minority interests and refinancings, to generate cash and we recycle capital from our operational projects to invest in new project opportunities and improved growth of our portfolio. For the years ended December 31, 2019 and 2020, and for the nine months ended September 30, 2021, we received cash proceeds from the sale of minority interests of $34.2 million, $32.0 million, and $129.4 million, respectively. Since 2016, we have completed 20 refinancings of project debt on operational assets, allowing us to accrete substantial value to our equity and generating more than $235 million of distributions from the recapitalizations. In addition, we have raised, deployed, and committed funds of more than $800 million in the aggregate to date, across 25 projects, including the recent launch of a new AssetCo fund in the third quarter of 2021 with a total commitment of $118.0 million.
Significant Factors and Trends Affecting Our Business
Growth in the Renewable Energy Market
The renewable energy market represents one of the largest growth opportunities in the United States energy sector. Demand for sustainable energy continues to grow, driven primarily by the ongoing replacement cycle for aging energy infrastructure and the expanding electrification of the broader economy, creating new opportunities. See “Our Market Opportunity.” Our primary focus is utility-scale solar, which is the largest and fastest growing opportunity within the onshore renewable energy industry. Furthermore, technological advances, growing corporate and investor support for renewable energy, as well as policy incentives are accelerating growth in renewable energy production. For example, the advent of large-scale battery storage is increasing efficiency and capacity while expanding scale. Simultaneously, the costs of solar panels, components, and raw materials continue to decline in cost. Growing public demand, favorable regulatory trends, and government policy are also incentivizing development of renewable energy projects. These incentives include tax credits and abatements, depreciation deductions, grants, and rebates. These industry trends support our growth and we expect them to continue.
Access to Capital
Our future growth depends in significant part on our ability to raise capital from tax equity investors and lenders on competitive terms to help finance the development and construction of our projects. We have historically used a variety of structures including tax equity financing, construction loan financing, term loan financing, and subordinated non-recourse financing to help fund our operations. Our ability to raise capital from tax equity investors and lenders is also affected by general economic conditions, the state of the capital markets, inflation levels, and concerns about our industry or business. See “Liquidity and Capital Resources” below for further details on capital raising and the effective management of our capital structure.
Cost of Construction and Supply Chains
The declining cost of solar panels and other raw materials necessary to manufacture them has been a key driver in the growth of the renewable energy industry. The prices of solar panels and raw materials have historically declined, we expect continued technological advances, among other factors, to further drive long-term declines in price; however, prices for such items could increase in the near term future due to a variety of factors, including trade barriers, export regulations, regulatory or contractual limitations, industry market requirements, and changes in technology and industry standards. We purchase a significant portion of our projects’ solar panels and other components from manufacturers based in China, where the U.S. government has imposed certain duties on solar cells manufactured in China. Any change in the cost of solar panels or other raw materials would impact the costs of constructing our projects and affect our financial results. In addition, both global and localized events could disrupt our international supply chains. Recently, we have seen industry-wide supply shortages caused by the rapid expansion of the renewable energy market along with COVID-19-related supply disruptions. The reliability of our supply chain is an important aspect of our growth story, and as such, we will continue to actively manage our supply chain and supply relationships to minimize the impact of such shortages and disruptions to our business, financial condition, and results of operations.
Wind and Solar Resource Levels, Weather Conditions, Seasonality, and the Performance of Our Operating Projects
The energy produced and revenue and cash flows generated by a solar or wind project depend on suitable climatic conditions, particularly solar and wind conditions, both of which are beyond our control. Our solar projects require strong, consistent exposure to sunlight to achieve the predicted power generation and weather, geological, or other conditions may prevent adequate amounts of sunlight from reaching some or all of our solar projects. Our wind projects will only operate within certain wind speed ranges that vary by turbine model and manufacturer, and the wind resource at any given project site may not fall within such specifications. Seasonal trends also affect both our solar and wind projects, with energy output varying seasonally depending on the location of a specific project. We base our decisions to develop, own, and operate projects on the findings of solar or wind resource studies conducted by third-party, on-site meteorological stations, independent engineers, and our internal engineering team before starting construction which creates a “P50” expectation of estimated production, which represents the base case annual energy production estimate, denoting a 50% chance it will be exceeded. We expect variability around P50 quarterly and annually. However, actual climate conditions at a project site may not conform to the findings of these studies, and, therefore, our projects may not meet or may exceed anticipated production levels, which could affect our forecasted profitability. Any of these events or conditions could harm or benefit our business, financial condition, and results of operations.
Government Regulations and Incentives
Our strategy to grow our business through the development and acquisition of renewable energy projects could be affected by certain government policies and regulations. Renewable energy projects currently benefit from various U.S. federal, state, and local governmental incentives, such as PTCs, investment tax credits, RPS programs, five-year accelerated tax depreciation under MACRS, and other incentives. These policies have had a significant positive effect on the development of renewable energy projects and the renewable energy industry in general, and they could change at any time. These incentives provide tax credits and accelerated depreciation for a significant portion of the development costs, or creating demand for renewable energy assets through RPS programs. Any loss or reduction of such incentives and other programs could result in higher operating costs, while the utilization of such incentive and other programs can help reduce certain operating costs, primarily our cost of capital.
Key Performance Metrics
Net Asset Value
Our strategy is to identify, acquire, develop, construct, and operate renewable energy projects with the goal of creating and growing long-term value over the useful life of a project. Consistent with the nature of other long-lived infrastructure assets, many of the drivers of a project’s multi-year cash flows are fixed early in its lifecycle, including PPA pricing and term, and debt financing cost and amount. We believe shareholder value is created by focusing on the aggregate cash flows over the life of a project rather than during any individual year. Consequently, our management team utilizes NAV—which represents a project’s total expected value over the course of its useful life, discounted to the measurement date—as the primary metric for investment decisions and for gauging the success of our business strategy. Our operating income in 2019, 2020, and for the nine months ended September 30, 2021 was $19.9 million, $16.8 million and $35.6 million, respectively. Primarily due to unrealized losses on derivative financial instruments, our net loss was $159.9 million and $278.1 million in 2019 and 2020, respectively. Primarily due to unrealized gains on derivative financial instruments, our net income was $146.9 million for the nine months ended September 30, 2021. We believe that unrealized mark-to-market adjustments to the fair value of our derivative assets and liabilities, which have no cash impact, do not affect the economic value of our equity, as unrealized losses on derivatives are economically offset by unrealized gains on the underlying assets and/or debt. However, under U.S. GAAP, the unrealized gains and losses on the derivatives are recognized, while assets and debt are not adjusted for the corresponding effect of offsetting unrealized gains and losses. For a discussion of certain risks related to our NAV, see “Risk Factors—General Business Risks—Our calculation of NAV is based on valuation estimates and assumptions that may not prove accurate or complete, and undue reliance should therefore not be placed on such metric by investors.”
We believe our focus on NAV and its growth is the best way to maximize value for our shareholders. While we monitor traditional income statement and cash flows metrics, NAV growth and preservation lies at the core of all of our investment decisions. For example, we actively seek long-term PPAs, often by offering a lower PPA price than we could have obtained for a shorter-term PPA. We believe that longer-term, high credit-quality contractual offtake arrangements are beneficial to our shareholders because they reduce future merchant price risk and allow us to borrow greater amounts of lower-cost project non-recourse debt, lowering our weighted average cost of capital. Similarly, we actively seek to obtain PPA terms that are favorable over the long term, including, when appropriate, starting with a below-market PPA price for power generation and incorporating annual increases to such price over the term of the PPA. As of September 30, 2021, 25% of our projects, by gross MW capacity, have contracted power price escalators in their PPAs, which represent commitments by high credit-quality counterparties to pay more revenue per unit of production in the future than they pay in the current year of their contract with us.
Given management’s focus on NAV as the primary metric for investment decisions and for gauging the success of our business strategy, and our track record of growing NAV, we believe that NAV and its growth can provide investors with a better understanding of our company’s financial position and performance and of management’s view of the approximate value of the Company’s existing assets. NAV accounts for the economic growth that has occurred with capital deployed and value created, which often takes place well before the assets start generating revenue. Traditional income statement or cash flows metrics, like operating income, net income, or cash available for distribution, are limited in their ability to appropriately reflect the meaningful value of our portfolio because they do not account for the significant invested capital in, and value derived from, construction and contracted pre-construction projects, which are generally expected to achieve operational status within the next few years. This value can be substantial; for example, projects in the construction and pre-construction phases together represented approximately 4 GW of our portfolio as of September 30, 2021. By contrast, NAV provides meaningful visibility into our growth and future cash flows, and accounts for the significant value of construction and pre-construction projects, even if they have yet to generate operational revenue. Another limitation of traditional income statement or cash flow metrics is that they do not reflect the tenor or price escalation of PPAs. For example, a renewable energy project with a 15-year PPA at today’s market price may generate higher near term operating income or cash flows and, based solely on these metrics, could be perceived as more valuable than a project with a 30-year PPA with an initial PPA price below today’s market price and a small escalator. However, we believe that lower upfront prices with longer-term, contracted, high credit-quality offtake arrangements result in greater certainty of cash flows and generally create greater NAV. Furthermore, because traditional income statement or cash flow metrics focus on a specific period of operations, they do not differentiate between assets with longer useful lives and those with only a few years remaining; as discussed in the “—Key Inputs and Assumptions” section below, our assets have a 30 or 35 year useful life depending on the technology deployed.
Traditional income statement and cash flow metrics for our company are also not directly comparable to those of other public companies in the renewable energy industry, because we are the only public pure-play, integrated renewable energy IPP focused on the utility-scale market in the U.S. Unlike certain renewable energy companies in Europe, whose projects receive the vast majority of their revenue and cash flow from the sale of power that often includes feed-in-tariffs, U.S. renewable projects benefit from tax incentives that are not captured in traditional income statement metrics and do not generate operating cash flow, but rather provide after-tax value and serve as a source of cash liquidity through the tax equity financing market. Conversely, solar companies in the United States that target the retail, commercial, or industrial markets have much shorter sales cycles and, as a result, do not have business models that include significant customer contracts that are not yet operational and have yet to generate operating income.
In summary, we believe that NAV facilitates investor understanding of our financial position and performance by:
•	Allowing investors to evaluate the growth of our business over time;
•
Providing investors with a metric focused on the long-term value of the Company's portfolio, as opposed to a cash flow or income statement metric, which may experience variability due to weather patterns or other factors in any given year; and

•	Helping investors understand what factors influence our company's overall value proposition.
We calculate NAV by valuing all of our contracted projects and other assets and liabilities as of the end of each financial reporting period, which we refer to as the measurement date. With respect to the valuation of assets, once a project has a contracted offtake arrangement, we calculate the gross asset value component of NAV by discounting all of the projected unlevered project cash flows to the measurement date, as discussed in further detail below under “—Calculating NAV.” We then subtract from gross asset value the various forms of financing, including tax equity financing, project non-recourse debt, equity interests owned by AssetCo funds and other co-investors in our projects, subordinated non-recourse debt, and corporate level debt (net of available cash balances). The difference between gross asset value and the aggregate value of such liabilities is what we define as NAV, which belongs to our shareholders. Given the long-term nature of our projects’ development, construction, and operations, our calculation of NAV takes into account a project’s current contracts and phase in its lifecycle as well as our projections using methodology derived through our prior experience with similar projects. The following tables present our calculation of NAV as of December 31, 2019 and 2020, and September 30, 2021:
	As of December 31, 2019
(in millions, other than Gross MW Capacity and Net MW Capacity)	Total	Operational and Construction	Contracted Pre- Construction	Corporate and Other
Gross asset value	$3,486	$3,046	$202	$238
Tax equity financing	(289)	(289)	—	—
Project non-recourse debt(1)	(1,592)	(1,489)	(1)	(102)

	As of December 31, 2019
(in millions, other than Gross MW Capacity and Net MW Capacity)	Total	Operational and Construction	Contracted Pre- Construction	Corporate and Other
Equity interests owned by co-investors(2)	(583)	(564)	(19)	—
Subordinated non-recourse debt(1)	(239)	(239)	—	—
Corporate debt(1)	(6)	—	—	(6)
Cash(3)	134	126	—	8
Net Asset Value	$911	$591	$182	$138
Gross MW Capacity
Net MW Capacity
	As of December 31, 2020
(in millions, other than Gross MW Capacity and Net MW Capacity)	Total	Operational and Construction	Contracted Pre- Construction	Corporate and Other
Gross asset value	$4,467	$3,869	$383	$215
Tax equity financing	(265)	(265)	—	—
Project non-recourse debt(1)	(2,231)	(2,126)	(8)	(97)
Equity interests owned by co-investors(2)	(717)	(645)	(72)	—
Subordinated non-recourse debt(1)	(301)	(301)	—	—
Corporate debt(1)	(32)	—	—	(32)
Cash(3)	187	123	—	64
Net Asset Value	$1,108	$655	$303	$150
Gross MW Capacity
Net MW Capacity
	As of September 30, 2021
(in millions, other than Gross MW Capacity and Net MW Capacity)	Total	Operational and Construction	Contracted Pre- Construction	Corporate and Other
Gross asset value	$5,487	$4,866	$296	$325
Tax equity financing	(323)	(323)	—	—
Project non-recourse debt(1)	(2,597)	(2,477)	(12)	(108)
Equity interests owned by co-investors(2)	(1,083)	(1,032)	(51)	—
Subordinated non-recourse debt(1)	(367)	(367)	—	—
Corporate debt(1)	(20)	—	—	(20)
Cash(3)	186	118	—	68
Net Asset Value	$1,283	$785	$ 233	$265
Gross MW Capacity
Net MW Capacity
(1)
Debt balances, including project non-recourse debt, subordinated non-recourse debt, and corporate debt, reduce NAV by the amount of their respective carrying values. Such balances are not discounted and reflect the outstanding principal balance for the instrument at each respective measurement date. Substantially all of our debt is fully pre-payable without penalty. The balances exclude U.S. GAAP adjustments related to (i) deferred financing costs, and (ii) unrealized gains / (losses) on derivative instruments associated with the projects, hedging interest rate risk. See “—Book Value and Derivative Considerations” for further discussion of our derivative instruments.

(2)
Equity interests owned by co-investors reduce NAV by the portion that is attributable to project ownership interests not owned by us. See disclosure on non-DESRI ownership under “—Business—Our Operational and Construction Project Portfolio.”

(3)	Reflects the cash balance as of measurement date.
NAV for operational and construction projects increased by $64 million in 2020, primarily driven by operating cash flows and deleveraging of operational projects, and six projects of 647 MW reaching commercial operation or starting construction in 2020, offset by additional debt and higher asset value attributed to equity interests owned by co-investors. NAV for contracted pre-construction projects increased by $121 million in 2020, primarily driven by the addition of 923 MW in new offtake agreements in 2020.
In the nine months ended September 30, 2021, NAV for operational and construction projects increased by $130 million, primarily driven by operating cash flows and deleveraging of operational projects, and 11 projects of 1.7 GW reaching commercial operation or starting construction, offset by additional debt and higher asset value attributed to equity interests owned by co-investors. In the same period, NAV for contracted pre-construction projects decreased by $70 million, primarily driven by 6 projects of 748 MW migrating to the construction phase, offset by the addition of 550 MW in new offtake agreements.
The chart below summarizes the growth in our NAV since January 1, 2017:

Project Lifecycle Phases
We categorize each project in our portfolio into one of three lifecycle phases: (i) operational and construction, (ii) contracted pre-construction, and (iii) early development / pre-contracted. Gross asset value is calculated differently for each lifecycle phase, as discussed under “—Calculating NAV.”
Operational and Construction
We characterize projects as “operational” if they have completed construction and achieved commercial operations as of the measurement date. In this phase of the project lifecycle, most revenues and expenses, for a significant portion of a project’s life, are fixed, determinable, or due under long-term contracts and therefore can be estimated with reasonably high accuracy. Revenue is predominantly generated under long-term PPA(s) without correlation to the financial markets and is determined as the product of price and volume of energy generated. The price is contractually agreed-upon up-front, including escalation rates in approximately 25% of our contracted projects with PPAs, measured by gross MW capacity, through long-term contract(s) predominantly with high credit-quality counterparties. The weighted-average remaining term of the PPAs in our portfolio is approximately 22 years as of September 30, 2021. Volume (i.e., production) estimates for each of our operational and construction projects are calculated by independent, third-party engineers. Our volume estimates are based on P50 estimated production. We closely monitor actual energy production against estimates and periodically reassess resource estimates to confirm their accuracy or to update such estimates based on new information. Such updates are typically triggered either by a refinancing transaction on the project debt or a prolonged period of over-or under-performance relative to existing P50 estimates.
Our project’s operating expenses generally amount to 15-30% of project revenue. The majority of such expenses are predictable or fixed, including equipment, operations & maintenance, or O&M, rent, property taxes, and asset management expenses. The three largest expenses are typically rent, property taxes, and O&M, each of which can be estimated with reasonably high accuracy for a significant portion of a project’s life: rent is typically determined by long-term lease agreements that are aligned with a project’s useful life (30 to 35 years); property taxes can also be estimated for the useful life of our projects, either through fixed tax payment and abatement agreements with assessing jurisdictions, or through fixed depreciation methodologies adopted by numerous states in assessing utility scale solar projects; and O&M is usually contracted for the first 10 years. These expenses generally represent in aggregate 50-65% of a typical project’s operating expenses over its useful life.
As further discussed under “—Key Inputs and Assumptions,” for periods when the output of a project is not fully contracted under PPA(s), our NAV calculations utilize merchant price projections provided by industry-leading third-party services. The calculations utilize expected useful life of 35 years for solar assets and 30 years for wind assets and do not assume a terminal value.
We categorize projects as “construction” if they have started construction, but have not yet achieved commercial operations as of the measurement date. In presenting our NAV, we combine operational and construction projects into one phase of the project lifecycle. We believe such projects share similar lower risk characteristics because all of the incremental cash flows required by construction projects to achieve commercial operations are contracted and largely fixed at the start of construction. Project lenders share that view, enabling us to secure similar or lower cost of financing on construction debt as compared to operational term debt. Construction for a utility-scale renewable project generally takes nine to 18 months, at which point the project becomes operational. At the start of construction, all long-term contracts (including post-construction project financing arrangements) are executed. We have an established track record of a high conversion rate on construction projects – all of our projects that have started construction to date have either achieved commercial operations already or are currently tracking to achieve commercial operations as scheduled. However, we may not achieve such a high conversion rate in the future. Although the operational and construction projects are combined in presenting our NAV, we use a slightly higher discount rate in calculating the gross asset value of construction projects as further discussed under “—Key Inputs and Assumptions.”
As of September 30, 2021, we control and manage operational and construction projects of 3.9 gross GW and 2.3 GW on a net ownership basis.
Contracted Pre-Construction
We characterize our projects that have executed an offtake arrangement, but have not yet started construction, as “contracted pre-construction” projects. After an offtake arrangement is signed, we have a high degree of confidence in these projects becoming operational. To the extent possible, we time the actual start of construction to generate the greatest NAV for each project based on our views of equipment and engineering, procurement and procurement, or EPC, pricing, among other factors. Projects in this phase are expected to commence construction in up to the next three years. During this time, we continue developing the project—key milestones include achieving final interconnection and permitting and securing any remaining land rights—and also continue to pursue opportunities to improve project value by optimizing the development and financing and capital structure. We have an established track record of a high conversion rate with contracted pre-construction projects, similar to construction projects. However, we may not achieve such a high conversion rate in the future.
As of September 30, 2021, we control and manage contracted pre-construction projects of 2.5 gross GW and 2.1 GW on a net ownership basis.
Early Development / Pre-Contracted
The “early development / pre-contracted” phase consists of projects for which we have obtained certain land rights or entered into certain interconnection studies, but have not yet entered into a contracted offtake arrangement. We have dedicated significant personnel, capital, and efforts to grow this part of our business over the past four years and intend to continue these efforts. These projects still require significant remaining development work to prepare them for construction and may encounter issues that may cause us to stop pursuing further development such as an inability to obtain a critical permit, sufficient land control, or an offtake contract.
We actively manage our development asset pipeline, with the primary goal of converting high quality development assets into operational projects, though we may also cease development efforts on assets that do not meet our standards for quality or value. We strive to optimize the quality of assets that will have an executed offtake arrangement and achieve operational status rather than to maximize the size of our pipeline. We have a robust uncontracted development pipeline made up of over 11 GW of renewable power generation projects and over 1 GW of energy storage projects. We closely assess the stage of development in deciding whether to seek offtake agreements, which varies by market.
Although this phase represents projects that will support our future growth engine, we do not include any value in our NAV related to these projects, with the exception of certain investments, which we carry at cost under the “corporate and other” category. These investments include, among others, equipment used to preserve, or “safe harbor”, investment tax credit at 30% and 26%, including panels, tracking equipment, and transformers, mostly refundable deposits for interconnection and PPAs, as well as certain expenses necessary in the development of these projects, including, among others, costs incurred towards engineering design, environmental impact assessments, interconnection studies, and the cost of obtaining permits. Although we carry them at cost in our NAV calculations, we believe the actual value realized from these investments will be significantly higher if we convert these into contracted pre-construction assets.
Calculating NAV
We define NAV as the gross asset value of our projects and corporate assets less sources of external financing, including tax equity financing, project non-recourse debt, equity interests owned by co-investors, subordinated non-recourse debt, and corporate debt, plus all available cash balances. Each project’s phase of lifecycle will affect the degree to which the project contributes to our overall NAV. In determining the key inputs and assumptions when calculating NAV, we believe that each projected item represents the most probable specific amount for such projected item. See “—Key Inputs and Assumptions” below.
Gross Asset Value
Gross asset value represents the sum of the net present value of the remaining future cash flows expected to be generated by our projects, calculated as of the measurement date using a discount rate depending on the respective project’s phase of lifecycle as set forth in “—Key Inputs and Assumptions.” Gross asset value includes both operational and construction cash flows, if applicable.
Operational cash flows are a projection of future revenue less operating expenses and are adjusted for projected non-operating income and expenses at our projects. Revenue included in this projection consists of all revenues expected to be earned by the projects from electricity production and other sources. Projected revenues are estimated using the contractual prices of our PPAs or merchant prices projected by third-party services for the periods PPAs will not be in effect and estimates of electricity generated by our projects that are verified by independent, third-party engineers and consultants. Projected operating expenses include the O&M expenses of the project, as well as project-level general and administrative and tax expenses, the majority of which we believe to be predictable or fixed. Non-operating income and expenses include all other non-financing cash flows of the project. The gross asset value of operational projects is calculated using a 5% discount rate.
For construction projects, gross asset value is calculated as the net present value as of the measurement date of the expected future operational cash flows, adjusted (i) to include the present value of future net construction cash flows (offset by the expected non-recourse construction financing) and tax expenses related to taxable income generated during construction, and (ii) for the difference between the outstanding construction debt as of the measurement date and the net present value of the expected long-term project non-recourse debt and tax equity financing once the project becomes operational. The gross asset value of construction projects is calculated using a 5.25% discount rate, which is 25bps higher than the discount rate used for operational projects.
Gross asset value for contracted pre-construction projects is calculated as of the measurement date using a similar methodology to construction projects, but using a discount rate of 5.50%, which is 50bps higher than the discount rate used for operational projects. Since construction has not yet commenced, the actual outstanding construction debt as of the measurement date is zero and there is incremental potential variability associated with these projects’ estimated construction costs, which may be impacted by various project-specific and regulatory, macroeconomic, and industry factors, including, but not limited to, shipping costs, import tariffs, financing cost and availability, raw material pricing, and labor costs. We update our forecast of expected construction and production costs as we gain additional information and the project moves closer to the start of construction.
Gross asset value also includes gross amounts at cost spent on safe harbor equipment, deposits, and development expenses related to early development / pre-contracted projects, as discussed in the “Early Development /

Pre-Contracted” section above, in the “corporate and other” category. In addition, the gross asset value includes the net present value of the projected future performance and management fees we expect to earn from the legacy funds we manage in the operational and construction category.
Tax Equity Financing
We subtract from gross asset value the net present value as of the measurement date of future anticipated cash flows to our projects’ tax equity investors, including anticipated periodic equity distributions and the terminal buyout value, discounted at the applicable rate for a project’s lifecycle phase. Equity distributions include a combination of fixed and variable distributions, which we are contractually obligated to make to our tax equity financing partners from our projects’ distributable cash. To the extent tax equity investors have not fully funded their committed financing for construction and contracted pre-construction projects, the expected amounts to be received is included in the computation of net construction cash flows described in the “Gross Asset Value” section above.
Project Non-Recourse Debt, Subordinated Non-Recourse Debt, and Corporate Debt
We subtract from gross asset value the outstanding principal amounts of project non-recourse debt, subordinated non-recourse debt, and corporate debt. As of September 30, 2021, over 95% of our debt is pre-payable without penalty, and we have opportunistically refinanced select projects—in the case of some projects more than once—over 20 times in the past five years. The self-amortizing nature of our project non-recourse debt provides for the progressive amortization of the outstanding debt before the end of the project’s useful life. In addition to effective risk management and cash flow stability across the portfolio, this results in a reduction of the project debt over time. For the year ended December 31, 2020, debt repayments for operational projects amounted to $34.6 million, and represented 2.5% of those projects' outstanding debt balances.
Equity Interests Owned by Co-Investors
We subtract from gross asset value the amounts attributable to equity interests owned by co-investors in our projects as of the measurement date. As further discussed in the “—Capital Recycling” section below, we often sell minority non-controlling interests in our projects around the time of construction completion to monetize a portion of the value created through the development and construction of these projects, and to provide liquidity that enables our investments in new projects through the efficient recycling of capital. Further, certain projects also have co-investments from developers we co-developed those projects with. Amounts attributable to equity interests owned by co-investors are calculated based on a portion of gross asset value less the impacts of tax equity and project non-recourse debt in accordance with their respective ownership percentages.
Cash
NAV includes the cash held by our projects and corporate entities as of the measurement date.
Key Inputs and Assumptions
We use the following inputs and assumptions when calculating NAV:
•	Discount Rate – Our NAV calculations apply a discount rate that varies based on the phase in the project’s lifecycle on the measurement date as follows:

	Operational	Construction	Contracted Pre- Construction
Discount Rate	5.00%	5.25%	5.50%
We consider an unlevered discount rate of 5% to be appropriate for our operational projects based on industry practice, our knowledge of and experience in the utility-scale wind and solar industry, and our knowledge of market offers for, and executed transactions in, investments in projects with similar characteristics. In addition, based on the current costs of project finance debt, tax equity financing and equity, and their current proportional mix in our capital structure, as well as the experience of financing numerous projects over the past several years, we believe that the discount rate used in the calculations is consistent with and supported by the weighted average cost of capital (“WACC”) for our recent projects (see “Business—Our Business Objectives—Optimization of Project Contracts and Financings” for a further discussion of WACC).

While we have established a long track record of successfully converting our construction and contracted pre-construction projects into operational projects, the 25bps and 50bps additions to discount rates used for construction and contracted pre-construction, respectively, are intended to compensate for the incremental uncertainty in getting these projects to the operational phase. This uncertainty is due to a variety of factors, including our ability to obtain adequate financing for contracted pre-construction projects; our ability to obtain, or maintain compliance with, required permits and approvals; our ability to commence and complete construction on time and on budget; our dependence on a small number of suppliers to construct our projects; potential adverse impacts of supply shortages and price increases; potential adverse impacts of labor costs or stoppages; potential adverse impacts of environmental, geological or weather conditions; and other factors as described in “Risk Factors – Risks Related to Development and Construction of our Renewable Energy Projects.” As a result, we use higher discount rates to reduce the NAVs of construction and contracted pre-construction projects as compared to a similar operational project and consider these higher discount rates to be appropriate based on industry practice and our knowledge and experience in the utility-scale wind and solar industry. As a project moves through its lifecycle phases, the incremental uncertainties are reduced or eliminated, and the discount rate we use is decreased in accordance with this methodology.
While we believe that these discount rates are reasonable and appropriately reflect the risk characteristics of projects in each lifecycle phase, discount rates used by others are generally not publicly available and the rates we use may not be consistent with those used by others. Additionally, an assumed discount rate might not be appropriate based on interest rates in effect from time to time, cost of the project finance debt in effect from time to time or industry, project, or company-specific risks associated with these cash flows, and the discount rate we use may change in the future due to the level of inflation, rising or declining interest rates, our cost of capital, and capital structure of our projects, among other things.
•
Project Life – Each of our projects is assumed to have a life of 35 years in the case of solar and 30 years in the case of wind, in each case from the commercial operation date. These assumptions are supported by our projects’ independent engineer reports. We assume no residual value for our project facilities after the end of their assumed useful lives.

•	Operating Revenue
○
Production – Our projects’ production estimates, which are determined by us, are based on long-term expected P50 production and assumed degradation curves (for solar projects). For an operational or a construction project, these estimates are taken from the latest report obtained from independent, third-party engineer(s) and consultant(s). Such reports are obtained in connection with an initial financing of a project during construction and placement into commercial operation, a refinancing transaction on the project debt, or at our management’s discretion after a prolonged period of over-or under-performance relative to existing P50 estimates. In some cases, a reduction may be applied to production estimates received from independent engineers based on management's discretion. For contracted pre-construction projects, these estimates are typically based on the extensive work done by our internal engineering team, for which verification by independent, third-party engineers and consultants will be obtained later in the project lifecycle.

○
Pricing during PPA term – During the term of our projects’ PPAs, the per unit price of electricity and ancillary products produced by each project is contractually agreed upon through the respective offtake agreement. Certain offtake agreements provide for a fixed price, subject to periodic escalations where applicable, while other offtake agreements provide for defined adjustments to pricing, such as time-of-day factors. Our NAV calculations use these contractually agreed-upon pricing terms in projecting revenues generated by our projects during the PPA term.

○
Merchant Prices – For periods in the project’s lifecycle when the output of a project is not fully subject to PPA(s), our NAV calculations utilize merchant price projections provided by independent third-party services (currently the ABB Ventyx curve), adjusted for an annual inflation escalation (currently 1%). To the extent the third-party forecast does not include prices for the full useful life of our projects, we estimate pricing in the later years by applying an annual escalator (currently 1%) to the merchant price of the last available year in such third-party forecasts. We expect to update the merchant prices annually based on the most current projections provided by the third-party services.

•	Operating Expenses
○
For operational and construction projects, most operating expense projections are fixed, due under long-term contractual arrangements, or otherwise predictable. The expense projections are based on the financing model that is reviewed and subject to diligence by an independent engineer and various financing parties at the beginning of construction, at the completion of construction, or during refinancing, as applicable for the project’s lifecycle. We periodically make updates to these expense projections with respect to certain non-contracted items based on our knowledge and experience in the utility-scale wind and solar industry, and with each specific project. The methodology for estimating material operating expenses and key current assumptions is described below:

•
O&M Expenses – Our NAV calculations use O&M expenses, which typically are contracted for the first 10 years of each project’s operational life. After the contracted period, we assume pricing consistent with our recent O&M contracts, with an assumed increase after 25 years of operations.

•
Land Rent – Each of our projects owns the land where it is built or has long-term lease agreement(s), which in some cases include extension options at our election, that cover the useful life of the project. Land rent is typically fixed, subject to periodic escalations where applicable, or is based on a percentage of revenues.

•
Property Taxes – We estimate property taxes based on our experience with our existing operational projects and when appropriate, based on third-party consultant reports. These projections are then updated for any material deviations in actual property tax appraisals. In some cases, we also have fixed property tax payment agreements with assessing jurisdictions. Based on our experience, we assume personal property taxes are reduced over time usually through the application of a depreciation factor.

•
Insurance – Insurance premium expense projections are based on our experience with our existing operational projects, and are updated for any material long-term deviations we see in the insurance market. Insurance premiums also incorporate a long-term de-escalator that accounts for the expected reduction in replacement value of physical equipment.

•
Other expenses including, but not limited to, major maintenance, utilities, and general and administrative expenses are based on executed agreements, where applicable, management’s expectations and experience, and are verified for reasonableness by an independent engineer and various financing parties at the beginning of construction, at the completion of construction, or during refinancing, as applicable for the project’s lifecycle.

○
For contracted pre-construction projects, we estimate projected operating expenses either based on existing contractual arrangements as of the measurement date or our industry knowledge and experience with similarly situated projects.

•
Tax Equity – We assume that we will buy out tax equity investors within six months after the date of the “partnership flip” (i.e., after the investors either receive their contractual rate of return or after the specified time period, in either case generally expected to occur five to eight years after the project’s commercial operation date) typically for the fair market value of their residual interest in the partnership, and in some cases, the greater of (i) a pre-agreed contractual amount or (ii) the fair market value of their residual interest in the partnership.

•
Net Construction Cash Flows – Net construction cash flows are computed as the total estimated construction cost for the respective project, less the expected amount of construction financing, term financing, and tax equity proceeds, as and when applicable. For construction projects, construction costs are contractually fixed at the start of construction, subject to any mutually agreed price adjustments during construction. For contracted pre-construction projects, these costs are estimated based on management’s industry knowledge and expectation of construction costs for the year that such projects are expected to be built.

•
Any other inputs or assumptions are based on contractual arrangements or third-party engineering and consulting reports, to the extent they are available, or management’s expectations and experience otherwise.

Using different assumptions and estimates than those described herein could result in a NAV materially different from ours. To illustrate the way in which actual results may change based on differing assumptions and estimates, we present a sensitivity analysis of NAV for the discount rate that was applied and the merchant pricing assumption under “—NAV Sensitivities.” Furthermore, because other renewable energy companies may define NAV differently, our definition of NAV may not be comparable to a similarly titled measure of other companies, thereby diminishing its utility as a comparative measure.
These estimates and assumptions are inherently uncertain and, although we consider them reasonable as of the date of this prospectus, they are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual values to differ materially from the NAV presented herein, including, among others, underperformance of the respective projects, unexpected increases in operating costs, competition from wind and solar market participants and the energy market more broadly, technical innovations in competing products, disadvantageous macroeconomic conditions, unfavorable developments in the regulatory environment, reduction in government incentives, or other risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Any of the risks discussed in this prospectus, to the extent they occur, could cause actual NAV to vary significantly, particularly given that these estimates and assumptions relate to project cash flows up to 35 years following a project commencing commercial operations. Accordingly, our NAV as of the respective measurement dates set forth in this discussion may not be indicative of our future performance. Inclusion of the calculations of NAV in this prospectus should not be regarded as a representation by us, the underwriters, or any other person that the projected performance will be achieved.
NAV Sensitivities
The following table presents the sensitivity of our NAV to the discount rate and the merchant pricing assumptions as of September 30, 2021:
(in millions)	September 30, 2021
	Discount Rate
Merchant Pricing	- 50 bps	-25 bps	As Applied	+25 bps	+ 50 bps
- 10%	1,499	1,323	1,157	1,000	851
Assumed amount	1,670	1,483	1,283	1,141	983
+ 10%	1,841	1,643	1,457	1,281	1,115
Book Value and Derivative Considerations
As of December 31, 2020 and September 30, 2021, investments, interest rate derivatives, and contingent consideration represent the primary assets and liabilities carried at fair value on the consolidated balance sheet. As a result, in analyzing our book value, there are a number of important factors and limitations to consider. Except for our assets and liabilities carried at fair value, such as interest rate swaps, the carrying value of our remaining assets and liabilities are calculated as of a specified point in time, largely representative of the time such assets and liabilities are required to be accounted for, and in amounts determined based on a historical cost basis, of which both time and amount of accounting for such assets and liabilities were determined to be in accordance with U.S. GAAP. As a result, many of our assets and liabilities do not incorporate other factors that may have a significant impact on their value, most notably any impact of business activities, changes in commercial intent or estimates, or changes in general economic conditions, interest rates, or commodity prices since the dates the assets or liabilities were initially recorded.
Conversely, even certain assets and liabilities, such as interest rate derivatives, which are recorded at fair value, are not representative of the economics of the transaction. Specifically, these derivatives provide an economic hedge of the interest rate risk related to the assets held and non-recourse debt issued and changes in the unrealized gains and losses on these derivatives do not affect our economic value as unrealized losses on derivatives are economically offset by unrealized gains on the underlying assets and/or debt. The unrealized gains and losses on our derivatives are recognized into net income / (loss), while the related asset and debt are carried at values that do not reflect the corresponding mark-to-market valuation adjustment. The unrealized losses on our interest rate derivatives are offset by the lower floating rate interest to be paid over time on the debt, resulting in a fixed interest payment. Under U.S. GAAP, the unrealized gains and losses on the swaps are recognized, while assets and debt are not adjusted for the corresponding effect of such unrealized gains and losses. Accordingly, we do not believe that our book value represents an estimate of our net asset value, liquidation value, or our market value as a whole.

Operating EBITDA
We present operating EBITDA as a supplemental non-GAAP measure of our performance.
We define operating EBITDA as net income (loss) after removing the effects of (i) certain interest rate derivatives adjustments, (ii) interest expense, (iii) taxes, (iv) depreciation and amortization, (v) share based compensation, and (vi) certain non-recurring income (expenses) and certain other items that we do not consider to be indicative of our ongoing operating performance, including IPO costs. Operating EBITDA does not include (a) any adjustments for PTCs, ITCs, or other tax credits or (b) gains (losses) related to sales of equity interests to co-investors, which are shown as equity transactions.
We remove the effects of items above in presentation of these supplemental non-GAAP measures because we believe it is useful for investors to understand, as a supplement to traditional GAAP measures of operating results, the results of our operations without regard to fluctuations in the market value of such derivative assets or liabilities or non-recurring revenues and expenses that are not indicative of our portfolio’s core profitability. Please see “— Book Value and Derivative Considerations” above for a more detailed discussion of why we believe effects of unrealized mark-to-market adjustments on certain interest rate derivatives should not be considered in evaluating the performance of our core business.
Operating EBITDA is intended as a supplemental measure of performance that is neither required by, nor presented in accordance with, U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. We present operating EBITDA because we believe that this non-GAAP measure is useful to investors and analysts in the following ways:
•
Part of our business strategy includes periodic sales of minority interests in our operational projects to co-investors. Operating EBITDA focuses on the performance of our operational project portfolio and we believe assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis, without regard to ownership structure and by excluding items that we believe are not reflective of the core profitability of our operational project portfolio in a particular period;

•
Operating EBITDA provides investors a supplemental measure commonly used by securities analysts and banks to evaluate the financial performance of our core operational project portfolio and ability to service debt related to our operational projects; and

•	In addition to changes in our NAV, operating EBITDA is used by management, and we believe assists investors and analysts, in evaluating the performance and growth of our operational portfolio.
The presentation of operating EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Operating EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:
•	this measure does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	this measure does not reflect changes in, or cash requirements for, working capital;
•	this measure does not reflect payments made or future requirements for income taxes;
•
although this measure reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculations of operating EBITDA in this prospectus; and

•	Other companies in our industry may calculate operating EBITDA differently than we do, which limits its usefulness as a comparative measure.
Because of these limitations, operating EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP. Investors should review the reconciliation of net income (loss) to operating EBITDA below and not rely on any single financial measure to evaluate our business.

The most directly comparable U.S. GAAP measure to operating EBITDA is net income (loss). The following table is a reconciliation from net income (loss) to operating EBITDA for the periods presented:
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2020	2020	2021
	(in thousands)
Net Income (Loss)	($159,928)	($278,149)	($331,979)	$146,863
Depreciation and amortization	63,806	61,065	45,176	62,488
Interest expense	71,915	69,288	47,910	44,507
(Provision for) / benefit from income taxes	2,333	1,038	941	3,036
Net change in unrealized (gains) losses on derivative financial instruments(1)	141,268	216,092	299,164	(150,130)
Net realized (gains) losses on interest rate derivatives(2)	5,595	17,205	10,261	14,303
Non-recurring (income) expenses(3)	(49,121)	—	—	4,157
Operating EBITDA(4)	75,868	86,539	71,473	125,224
(1)
We believe it is useful for investors to understand, as a supplement to traditional measures of operating results, the results of our operations without regard to fluctuations in the market value of such derivative assets or liabilities or non-recurring revenues and expenses that do not represent our core business. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Book Value and Derivative Considerations” above for further details on how management assesses the overall economic impact of these unrealized gains/losses on the results of our operations and net asset value of our portfolio and why we believe effects of such unrealized mark-to-market adjustments on certain interest rate derivatives do not represent our portfolio’s or our company’s core operating performance.

(2)
Represents primarily net payments made during the period on our interest rate swaps incurred in connection with our financing arrangements. Most of our non-recourse financing agreements are structured as variable rate debts coupled with fixed-to-floating interest rate swaps required by the financing counterparties. Together with interest expense on such debts, net realized gains / losses on the interest rate swaps represent the overall fixed interest cost of our financing arrangements. We believe this adjustment is useful for investors in understanding the overall financing costs associated with our financing arrangements and our ability to service debt.

(3)
Represents (i) $11mm in non-recurring 2019 construction service revenues from the 2018 sale of 100% of our interest in a project, and (ii) certain casualty losses and associated insurance proceeds in the net amounts of $38mm income in 2019 and $4.2mm expense in 2021.

(4)
Based on co-investor ownership in our projects, the share of operating EBITDA belonging to our shareholders consists of (i) 100% of corporate general and administrative expenses in the amounts of $17.8mm and $21.6mm for the years ended December 31, 2019 and 2020, respectively, and in the amounts of $15.4mm and $20.5mm for the nine months ended 2020 and 2021, respectively; and (ii) a weighted-average Company ownership percentage for the remainder of operating EBITDA, representing 55.6% and 55.9% for the years ended December 31, 2019 and 2020, respectively, and 57.4% and 60.26% for the nine months ended 2020 and 2021, respectively. Please see “Business – Our Projects” for further details on the respective project ownership percentages and “Business – Project Ownership” for a complete description of minority interests owned by our third-party, co-investors.

Liquidity and Capital Resources
We believe an analysis of our liquidity and capital resources is as critical to understanding our business as an analysis of our results of operations. Our projects, by their nature, are long-term infrastructure assets that require significant, upfront investment to capitalize on the inherently-free costs of wind and sunlight and generate high margins during operations. As a result, we have structured our liquidity and capital resources to focus on (i) optimizing a capital structure to reduce equity capital requirements during construction and long-term ownership, (ii) lowering our operating cost, the largest of which is the overall cost of capital, as this is a significant driver of increasing our NAV, and (iii) efficient recycling of capital. We utilize low-cost, project non-recourse debt, supplemented by the strategic use of corporate facilities, to support our overall strategy of long-term value creation and long-term cash flows. Since our inception, we have not raised any equity capital at the holding company level and have distributed more than $285 million to our owners since December 31, 2017.
The liquidity and capital needs of our business relate to:
•
project origination initiatives to produce contracted, pre-construction assets (including development expenditures, security deposits, equipment and project acquisitions, and deployment of safe harbor investment strategies including transformers and equipment);

•	the conversion of development and pre-construction projects to construction and operational assets (including equity investments in our projects both before and during construction);
•	principal and interest payments on our debt financings;
•	expansion of current capital assets and investments;

•	liquidity buffer for unforeseen events;
•	other growth-related investment opportunities; and
•	the payment of dividends.
Self-Amortizing Debt Structure
The self-amortizing nature of our project non-recourse debt provides for the progressive amortization of the outstanding principal before the end of the project’s useful life. In addition to effective risk management and cash flow stability across the portfolio, this results in a natural paydown of project debt. This paydown of principal results in a systematic de-levering of our projects, benefiting project equity values, and represents a critical aspect of our capital structure and project finance.
For the years ended December 31, 2019 and 2020 and for the nine months ended September 30, 2021, project debt repayments related to the self-amortizing debt structure amounted to $36.2 million, $34.6 million and $18.8 million, respectively.
Operational Summary – Sources & Uses
The following table summarizes our liquidity and capital sources and uses and our net change in cash and cash equivalents for the year ended December 31, 2019 and 2020 and for the nine months ended September 30, 2020 and 2021:
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2020	2020	2021
	(in thousands)
Capital/Liquidity Sources / (Uses)
Net cash provided by operating activities	$20,844	$51,719	$37,966	$43,054
Net proceeds / (repayments) from financing
Project non-recourse debt	562,858	657,394	539,247	564,763
Subordinated non-recourse debt	57,873	57,422	36,365	61,507
Corporate debt(1)	(3,190)	25,450	950	(12,100)
Tax equity financing	97,894	273,230	82,442	171,307
Refinancing proceeds of project non-recourse debt	11,434	6,541	—	3,191
Proceeds from sale of non-controlling interests	34,201	32,013	27,395	129,390
Distributions from Investments	6,264	3,050	2,131	326
Total sources of cash	788,178	1,106,819	726,496	961,438
Capital expenditures(2)	(657,889)	(921,397)	(657,871)	(822,057)
Members distributions, net of short-term financing from members(3)	(55,877)	(27,022)	(39,095)	(75,993)
Distributions to non-controlling interests	(45,420)	(106,885)	(76,387)	(63,479)
Total uses of cash	$(759,186)	$(1,055,303)	$(773,353)	$(961,529)
Net change in cash and cash equivalents	$28,992	$51,516	$(46,857)	$(91)
(1)	Represents the net proceeds from the revolving credit facility.
(2)	Includes the net cash paid for equipment deposits.
(3)	Represents member distributions, net of short-term member financing treated as capital transactions.
Sources of Liquidity
We manage our liquidity sources with the goal of ensuring that they (i) are adequate to finance expected capital expenditures, growth, O&M expenses, and other liquidity commitments, and to take advantage of opportunistic investments, (ii) are raised at the lowest, weighted-average cost of capital available to us, (iii) are structured to minimize the risk of an individual financing to the portfolio, and (iv) allow us to preserve control and long-term ownership of our assets. We seek to achieve these goals by maximizing low-cost, non-recourse debt financing and selling non-controlling interests in our projects.

We structure our financing arrangements to provide a balanced capital structure and financial flexibility and in accordance with the following considerations:
•	Ensure all project non-recourse debt is secured by the respective project assets, or in some cases, a small portfolio of project assets, resulting in risk segmentation across the portfolio;
•
Base debt service coverage ratios on projected generation (mostly the more conservative of 1.15x to 1.3x P50 estimated production and 1.0x P99 estimated production) and have project performance projections confirmed by independent, third-party engineers and other consultants;

•	Preserve future cost of capital optionality by ensuring project debt is not subject to material pre-payment penalties; and
•
Enter into economic interest rate hedges to protect the stability of our long-term cash flows, including all operational and construction projects where we enter into interest rate swaps for approximately 100% of the outstanding debt of our operational projects and for contracted pre-construction projects where we enter into deal contingent swaps for the expected future debt expected to finance such projects.

•	Secure highly favorable financing terms, contributing to an overall approximate weighted-average cost of capital for our project debt of as of September 30, 2021.
Project Financing
We believe our ability to finance projects on attractive terms throughout their lifecycle is a competitive advantage, as well as a valuable tool in driving value. On a typical project, we utilize a combination of debt and tax equity financing to fund construction. In financing a project, we focus on three central strategic goals: lowering the discount rate (i.e., the project’s weighted average cost of capital, or WACC), maintaining flexibility, and lowering the amount of cash that the project needs from the holding company.
We aim to lower our WACC by raising the most capital that we can from the lowest cost providers of capital, and minimizing the amount of capital that we need to raise from more costly providers. With interest rates continuing to be at historic lows, we consider the current market for non-recourse, project finance bank debt to be highly attractive. Since January 1, 2019, we have averaged approximately LIBOR + 130 bps for new project financings. By contrast, we consider the current market for tax equity financing to be somewhat less efficient and less attractively priced. As a result, when structuring tax equity deals, we generally aim to reduce the size of the tax equity investment in favor of additional debt financing.
Flexibility is a key pillar of our overall capital financing strategy. We often seek to refinance our projects’ debt financing within the first two years of operations. These refinancings allow us to take advantage of improvements in project performance, such as increases in energy production or lower operational costs, which in turn increases the amount of debt a project can support. In addition, as projects reach the operational phase and start generating performance data, lenders frequently gain comfort that certain downside cases will be avoided, and therefore are often willing to offer loans on more attractive terms. We are often able to capitalize on these improved terms because most of our project debt is sourced from the bank loan market, which generally does not have prepayment penalties. This allows us to refinance quickly and efficiently if the loan markets become more favorable to borrowers, and to hold debt terms constant until maturity if the loan markets become less favorable.
We typically structure our tax equity arrangements to use the partnership flip structure. In this structure, following the flip date, which is designed to happen either at a predetermined time (time-based structures) or coincide with a time when the tax equity investor will have received its target return (yield-based structures) and is generally expected to occur five to eight years after a project's commercial operation date, we have the option to acquire the tax equity investor’s interests in the project. We typically take advantage of this option, as we believe that the simplification of a project’s capital structure can create additional accretive financing opportunities, and since January 1, 2019, we have repurchased the tax equity interests in six projects.
In general, we seek to reduce the amount of equity contributions required by a project from our holding company. Through a combination of non-recourse or limited recourse debt, tax equity, subordinated non-recourse financing and minority stake monetization, we are able to significantly reduce the amount of equity contributions required by projects. In fact, prior to this offering, we have never raised equity at the holding company level.

Capital Recycling
We regularly evaluate opportunities to monetize operational projects within our portfolio, or to form strategic ventures with the intent of selling a minority position in the project, while still maintaining ownership and control, and reinvesting the proceeds generated from such sales into new investments, debt repayments, or distributions. This is primarily achieved by selling minority, non-controlling interests in our projects, usually up to 49.9%, to investment funds that we manage and that we refer to as the AssetCo funds. Subject to limited investor rights, we continue to control all aspects of the operations of the applicable projects. The AssetCo funds have been an effective way to recycle capital in our business, and we have raised, deployed, and committed funds of more than $800 million in the aggregate to date, across 25 projects, including the recent launch of a new AssetCo fund in the third quarter of 2021 totaling commitments of $118.0 million.
Additionally, in 2020, we replaced our existing subordinated non-recourse loan with a $300.0 million subordinated non-recourse loan facility that allows for removal of projects from the collateral pool and additions of new operational or construction projects as additional collateral to the lenders, subject to certain conditions. Further, we are party to a $110.0 million development facility that provides for certain PPA and interconnection security and can be utilized to finance certain development costs. Both facilities are used to recycle capital from the projects to reinvest into new opportunities. For the nine months ended September 30, 2021, we received net proceeds from such incremental debt borrowings of $59.7 million, $36.5 million, and $3.2 million related to the subordinated non-recourse loan, land facility and refinancing proceeds, respectively.
The following table summarizes the activity resulting from our various capital recycling activities for the years ended December 31, 2019 and 2020 and for the nine months ended September 30, 2020 and 2021:
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2020	2020	2021
	(in thousands)
Proceeds from sale of equity interests to co-investors	$34,201	$32,013	$27,395	$129,390
Proceeds from incremental debt borrowings(1)	70,341	66,420	38,557	99,392
Total proceeds from capital recycling	$104,542	$98,433	$65,952	$228,782
(1)
Primarily represents proceeds from incremental borrowings from the subordinated non-recourse debt, the development loan, land facility and refinancings raised or generated as contributors of capital recycling and proceeds from the monetization of our NAV.

Liquidity Position
While we expect to continue to incur third-party financing as we grow our NAV and develop and construct new projects, we expect to satisfy our current and future capital requirements through a combination of cash on hand, cash flows from operations, borrowings under new and existing financing arrangements, future refinancing of existing debt arrangements, and sales of minority interests, as appropriate and subject to market conditions. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity and capital needs. However, we are subject to business and operational risks that could adversely affect the cash flows of our projects and we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms. A material decrease in our cash flows would likely produce a corresponding adverse effect on our borrowing capacity required to construct or develop future projects. Management continues to regularly monitor the financing needs of our business consistent with prudent balance sheet management.

The table below provides the components of our liquidity and undrawn amounts of our credit facilities as of December 31, 2019 and 2020 and September 30, 2021:
	December 31,		September 30,
	2019	2020	2021
	(in thousands)
Cash and cash equivalents	$16,002	$45,611	$25,198
Restricted cash and restricted cash equivalents(1)	118,886	140,793	161,115
Undrawn amount of credit facilities(2)
Subordinated non-recourse debt	110,492	—	16,492
Corporate debt(3)	13,970	8,057	8,071
Project non-recourse debt	593,337	428,153	1,144,261
Project non-recourse debt - letters of credit(4)	24,326	44,711	46,619
(1)	Consists of cash held at project and corporate entities which are subject to certain debt-related provisions, for liquidity reserves and debt service payments, and to fund operating expenditures.
(2)	Represents available, undrawn borrowings on our corporate and project debt facilities.
(3)	Represents the net proceeds from the revolving credit facility.
(4)	Represents unissued and undrawn letters of credit of our project debt facilities to be utilized for purposes specific to the respective project or portfolio of projects.
Management believes that our liquidity position and cash flows from operations will be adequate to finance future growth, operating costs, capital expenditures, and other liquidity commitments.
Our debt and revolving credit facilities contain covenants that could restrict our ability to obtain additional debt or equity financing. For additional details related to our outstanding debt, terms, and covenants, please see the “Debt” footnote in our consolidated financial statements.
Uses of Liquidity
Our principal uses of liquidity are (i) investment in the development, acquisition, and construction of project assets, (ii) working capital requirements, (iii) new ventures or investment strategies to support both our operational, construction, and contracted, pre-construction projects, and (iv) distributions to equityholders.
Capital Expenditures
For the years ended December 31, 2019 and December 31, 2020 and the nine months ended September 30, 2021, we incurred capital expenditures of approximately $644.8 million, $905.2 million and $796.4 million, respectively. Such capital expenditures contributed to the conversion of 614 MW, 527 MW and 1.2 GW of pre-construction assets into construction assets in 2019, 2020, and the nine months ended September 30, 2021, respectively.
Cash Flows Analysis
The following table summarizes the major components of our net cash flows for the periods presented:
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2020	2020	2021
	(in thousands)
Net cash provided by (used in) operating activities	$20,844	$51,719	$37,966	$43,054
Net cash provided by (used in) investing activities	(651,625)	(918,346)	(655,740)	(821,730)
Net cash provided by (used in) financing activities	659,773	918,143	570,917	778,585
Net increase/(decrease) in cash and cash equivalents	$28,992	$51,516	$(46,857)	$(91)
Operating Activities
Our primary source of operating cash inflows is cash received from PPA offtakers and management and performance fee income earned from our funds. Our primary uses of operating cash are amounts due to vendors related to the construction and operation of our renewable energy projects, as well as our general and administrative expenses.

For the nine months ended September 30, 2021, net cash provided by operating activities of $43.1 million was attributable to a net income of $146.9 million, adjusted by net, non-cash charges of $83.6 million and a net decrease in working capital of $20.3 million. The non-cash charges consisted primarily of unrealized gains on derivative instruments (which we view as economic hedges of the interest rate risk related to the assets held and non-recourse debt issued) of $150.1 million, and realized gains and net changes in unrealized gains on our fund investments of $12.5 million, offset by depreciation and amortization of $63.1 million, amortization of deferred financing costs of $7.4 million, property, plant and equipment write off of $4.5 million, and deferred income taxes of $2.3 million. The increase in operating cash flows for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, was primarily due to an increase in the operational capacity of the portfolio, over the prior period, of 758 MWs.
For the nine months ended September 30, 2020, net cash provided by operating activities of $38.0 million was attributable to a net loss of $332.0 million, adjusted by net, non-cash charges of $353.1 million and a net increase in working capital of $16.8 million. The non-cash charges consisted primarily of unrealized losses on derivative instruments (which we view as economic hedges of the interest rate risk related to the assets held and non-recourse debt issued) of $299.2 million, depreciation and amortization of $45.8 million, amortization of deferred financing costs of $4.7 million, and realized gains and net changes in unrealized losses on our fund investments of $2.6 million.
For the year ended December 31, 2020, net cash provided by operating activities of $51.7 million was attributable to a net loss of $278.1 million, adjusted by net, non-cash charges of $282.8 million and a net increase in working capital of $47.0 million. The non-cash charges consisted primarily of unrealized losses on derivative instruments (which we view as economic hedges of the interest rate risk related to the assets held and non-recourse debt issued) of $216.1 million, depreciation and amortization of $61.9 million, and amortization of deferred financing costs of $6.6 million, offset by realized gains and net changes in unrealized gains on our fund investments of $3.5 million. The increase in operating cash flows for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily due to receipt of payments related to the 2018 sale of a project and certain BTA contracts.
For the year ended December 31, 2019, net cash provided by operating activities of $20.8 million was attributable to a net loss of $159.9 million, adjusted by net, non-cash charges of $174.4 million and a net increase in working capital of $6.4 million. The non-cash charges consisted primarily of unrealized losses on derivative instruments of $141.3 million, depreciation and amortization of $64.7 million, a loss on extinguishment of debt of $2.8 million associated with certain refinancings of our projects, and amortization of deferred financing costs of $5.6 million, offset by net insurance proceeds of $38.4 million, which were utilized for capital expenditures and included as part of our investing activities.
Investing Activities
Our investing activities primarily consist of capital expenditures related to project acquisitions and the purchase of property, plant and equipment related to the contracted, pre-construction and construction projects.
For the nine months ended September 30, 2021, net cash used in investing activities was $821.7 million, which was primarily related to cash payments for acquisitions and capitalized costs for our contracted pre-construction and construction projects of $796.4 million, and cash paid for deposits, net of deposit refunds, of $25.7 million primarily related to an expanding development pipeline encompassing deposits for PPAs, interconnection agreements, and network upgrades.
For the nine months ended September 30, 2020, net cash used in investing activities was $655.7 million, which was primarily related to cash payments for acquisitions and capitalized costs for our contracted pre-construction and construction projects of $653.8 million, and cash paid for deposits, net of deposit refunds, of $4.0 million primarily related to an expanding development pipeline encompassing deposits for PPAs, interconnection agreements, and network upgrades, and cash received from distributions from our investment funds of $2.1 million.
For the year ended December 31, 2020, net cash used in investing activities was $918.3 million, which was primarily related to cash payments for acquisitions and capitalized costs for our contracted pre-construction and construction projects of $905.2 million, and cash paid for deposits, net of deposit refunds, of $17.3 million primarily related to an expanding development pipeline encompassing deposits for PPAs, interconnection agreements, and network upgrades, offset by cash received from distributions from our investment funds of $3.1 million.

For the year ended December 31, 2019, net cash used in investing activities was $651.6 million, which was primarily related to cash payments for acquisitions and capitalized costs for our contracted pre-construction and construction projects of $644.8 million, cash paid for deposits, net of deposit refunds of $13.3 million primarily related to an expanding development pipeline and related deposits for PPAs, interconnection agreements, and network upgrades, offset by cash received from distributions from our investment funds of $6.3 million.
Financing Activities
Our financing activities primarily consist of proceeds from borrowings and distributions to members.
For the nine months ended September 30, 2021, net cash provided by financing activities was $778.6 million, which was primarily related to proceeds from borrowings, net of financing costs, of $914.7 million, proceeds from the sale of subsidiary interests of $129.4 million, and proceeds from tax equity financings, net of issuance costs, of $171.3 million, partially offset by the repayment of borrowings of $297.3 million, distributions to non-controlling interests of $63.5 million, distributions to members of $41.2 million, and the repayment of short-term financing, net of proceeds, of $34.8 million from the D. E. Shaw group.
For the nine months ended September 30, 2020, net cash provided by financing activities was $570.9 million, which was primarily related to proceeds from borrowings, net of financing costs, of $907.6 million, proceeds from the sale of subsidiary interests of $27.4 million, and proceeds from tax equity financings, net of issuance costs, of $82.4 million, partially offset by the repayment of borrowings of $331 million, distributions to non-controlling interests of $76.4 million, distributions to members of $29 million, and the repayment of short-term financing of $10.1 million from the D. E. Shaw group.
For the year ended December 31, 2020, net cash provided by financing activities was $918.1 million, which was primarily related to proceeds from borrowings, net of financing costs, of $1,213.8 million, short-term financing of $23.9 million from the D. E. Shaw group, proceeds from tax equity financings, net of issuance costs, of $273.2 million, and proceeds from the sale of minority interests of $32.0 million, offset by the repayment of borrowings of $467.0 million, distributions to non-controlling interests of $106.9 million, and distributions to members of $51.0 million.
For the year ended December 31, 2019, net cash provided by financing activities was $659.8 million, which was primarily related to proceeds from borrowings, net of financing costs, of $718.6 million, proceeds from tax equity financings, net of issuance costs, of $97.9 million, and proceeds from the sale of minority interests of $34.2 million, offset by the repayment of borrowings of $89.6 million, distributions to non-controlling interests of $45.4 million, net repayment to the D. E. Shaw group related to short-term financing of $6.0 million, and distributions to members of $49.9 million.
Components of Statements of Operations
Revenue
We generate revenue primarily from the sale of energy and RECs produced from our solar and wind facilities under long-term, contracted PPAs or other agreements. Our PPAs are entered into for terms ranging from 12 to 30 years, with a weighted-average remaining term of 22 years, and require the PPA offtakers to take all or a contracted portion of the output from the relevant project for a stipulated price. Payments under PPAs are primarily based on volumes of electricity and RECs delivered, with rates potentially subject to adjustments based on the timing and volume of delivery, and may be subject to certain “floor” or “ceiling” provisions; however our PPAs do not require fixed-volume, hedging commitments. Certain PPAs contain non-cancelable off-taker commitments to pay for a specific volume of supply and outline minimum output levels to be delivered by us.
Additionally, but to a smaller extent, we earn management fees and performance fees in consideration for providing investment advisory and management services to our affiliated private investment funds, or funds, which invest in projects owned and operated by us. In accordance with U.S. GAAP, the assets and liabilities of these investments are not consolidated in our financial statements, but are reflective of the principle business strategy deployed by management during 2011 through 2014. The management fee income is typically earned quarterly or annually from the funds and performance fees which are earned upon distributions. For the years ended December 31, 2019 and 2020, we received $4.1 million and $5.7 million, respectively, in management and performance fees on assets under management of $323.2 million and $308.3 million, respectively. For the nine months ended September 30, 2020 and 2021, we received from our legacy funds $3.4 million and $7.4 million, respectively, in management and performance fees related to assets under management of $335.7 million and $265.1 million, respectively, of such funds. Our legacy funds have made cash distributions, net of performance fees, of $260.1 million since inception. In addition, our Assetco funds have made cash distributions of $99.7 million since inception.
We expect our revenues to increase as we (i) continue to source economically strong projects through a robust and extensive development pipeline and acquisitions and convert such non-operating assets into operational projects and (ii) benefit from contracted, escalating price provisions contained in certain of our PPAs.
Operating Costs and Expenses
Depreciation and amortization
Depreciation and amortization expense primarily reflects depreciation of our assets over their estimated useful lives. We also include in depreciation expense a provision for wind and solar facility retirement and asset removal costs.
Operating and maintenance expenses
O&M expenses include costs associated with routine operations and maintenance of our projects. These include contracted, third-party maintenance costs and interconnection maintenance costs, lease expense, property taxes, insurance, contracted shared service costs, administrative expenses attributable to our projects, such as IT costs, and costs and expenses under administrative service agreements, or ASAs, or management services agreements, or MSAs. O&M expenses also include the cost of repairing and replacing certain parts for the projects in our portfolio to maintain our long-term operating capacity.
We anticipate that, in the near term, our O&M expenses for our portfolio will remain relatively stable on a per-project basis from year to year due to (i) long-term, contracted agreements associated with our O&M services and land rent and (ii) stable, predictable costs such as property taxes, professional fees and site costs. These expenses will increase in absolute dollars as newly, completed construction projects achieve commercial operations.
General and administrative expenses
General and administrative expenses consist primarily of employee compensation and directly attributable or allocated corporate costs including, legal, accounting, treasury, and enterprise information technology expenses, office expenses, professional fees, and other corporate services and infrastructure costs.
We expect our general and administration expenses will increase as a result of (i) becoming a publicly traded entity and (ii) separation from the D. E. Shaw group. This increase will be due, in part, to increased third-party accounting services, compliance costs, independent auditor fees, investor relations activities, directors’ fees, compensation and expenses, directors’ and officers’ insurance, stock exchange listing fees, registrar and transfer agent fees, and other expenses.
Project development expenses
Project development costs include costs that are expensed related to our early development, pre-contracted assets, prior to the attainment of an executed PPA. Upon execution of the PPA, costs incurred thereafter are capitalized. Project development costs can include interconnection and transmission studies, surveying and project diligence costs, and regulatory compliance studies.
As we continue to further grow a development asset pipeline, we expect these costs to increase; however, any costs incurred after the conversion of an early development, pre-contracted asset to a contracted, pre-construction project will be capitalized as part of the respective project cost.
Other income / (expense)
Net realized and change in unrealized gains/(losses) on derivative financial instruments
Net realized and change in unrealized gains / (losses) on derivative instruments relate to changes in the fair value of our interest rate derivatives and settlements on our interest rate swap resets. We have entered into, and expect to continue to enter into, interest rate derivatives to provide an economic hedge against risks related to fluctuations in interest rates on our assets and project non-recourse debt and thereby minimize the impact of prevailing interest rates on the cash flows of our projects. We recognize these derivative instruments as assets or liabilities held at fair value on our consolidated balance sheet. The fair value of a derivative is a function of a number of factors, including the duration and notional amount of the derivative and the forward interest rate curve. We enter into interest rate swaps with a tenor and notional amount that typically match the amortization profile and notional amount of our project non-recourse debt.
We do not apply hedge accounting to these instruments. We believe that unrealized mark-to-market adjustments to the fair value of our derivative assets and liabilities, which have no cash impact, do not affect the economic value of our equity, as unrealized losses in our interest rate derivatives are economically offset by unrealized gains on the underlying assets and/or debt. However, under U.S. GAAP, the unrealized gains and losses on the swaps are recognized, while assets and debt are not adjusted for the corresponding effect of offsetting unrealized gains and losses.
Interest expense
Interest expense primarily consists of the interest charges associated with our indebtedness. In the future, we may incur additional indebtedness to fund our operations and acquisitions, in which case our interest expense would correspondingly increase.
Other income (expense), net
Other income (expense), net primarily consists of gains earned on the investment of our deferred compensation and member distributions in the funds of the D. E. Shaw group, interest earned on our cash and cash equivalents, and other miscellaneous income and expenses. Subsequent to this offering, deferred components of members’ distributions and employee compensation will no longer be invested in the funds of the D. E. Shaw group.
(Provision for) / benefit from income taxes
(Provision for) / benefit from income taxes includes entity-level taxes on certain “trade or business” activities that are subject to federal income taxes or income taxes in certain state and local jurisdictions. Other than such taxes, U.S. federal, state and local income taxes are not provided because the members who are required to file U.S. federal, state and local income tax returns report their respective distributive share of our taxable income or loss on their respective tax returns. We anticipate tax expense to increase in the future as DESRI Inc. will be taxable as a corporation and expects to generate taxable income.
Non-Controlling Interests and Redeemable Non-Controlling Interests
Non-controlling interests and redeemable non-controlling interests represent certain minority interests, primarily the investors of our AssetCo funds, and tax equity investors’ interests in the net assets of certain project entities in which we consolidate. The sale of minority interests to AssetCo funds allows us to continue to (i) maintain control of the projects and (ii) recycle capital to fund future development and growth of the portfolio.
Results of Operations
As noted above, we have presented our discussion and analysis of our liquidity and capital resources and cash flows before our discussion and analysis of the result of operations as we believe liquidity, capital and cash flows to be more relevant to providing a better understanding of our net asset value growth and results of our operations.
The following tables set forth our results of operations for the periods indicated:
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2020	2020	2021
	(in thousands)
Revenue	$140,630	$148,966	$115,260	$168,866
Cost of revenue:
Depreciation and amortization	63,806	61,065	45,176	62,488
Operating and maintenance	24,234	29,665	22,242	30,631
Total cost of revenue	88,040	90,730	67,418	93,119
Gross profit	52,590	58,236	47,842	75,747

	Year Ended December 31,		Nine Months Ended September 30,
	2019	2020	2020	2021
	(in thousands)
Operating expenses:
General and administrative	23,940	29,192	21,081	25,449
Project development	8,761	12,241	7,561	14,714
Total operating expenses	32,701	41,433	28,642	40,163
Operating income / (loss)	19,889	16,803	19,200	35,584
Other income / (expense):
Net realized and change in unrealized gains / (losses) on derivative financial instruments	(146,863)	(235,586)	(311,714)	153,996
Interest expense	(71,915)	(69,288)	(47,910)	(44,507)
Other income (expense), net	41,294	10,960	9,386	4,826
Total other expense	(177,484)	(293,914)	(350,238)	114,315
Net Income / (Loss) before income taxes	(157,595)	(277,111)	(331,038)	149,899
(Provision for) / benefit from income taxes	(2,333)	(1,038)	(941)	(3,036)
Net Income / (Loss)	$(159,928)	$(278,149)	$(331,979)	$146,863
Less: Net (income) / loss attributable to redeemable and non-redeemable non-controlling interests	66,945	203,529	81,556	91,468
Net income / (loss) attributable to DESRI Holdings L.P. and subsidiaries	$(92,983)	$(74,620)	$(250,423)	$238,331
Comparison of the Nine Months Ended September 30, 2020 and 2021
Revenue
	Nine Months Ended September 30,
	2020	2021	$ Change
	(in thousands)
Electricity	$111,910	$149,121	$37,211
Fee Income – related parties	5,669	6,960	1,291
Other	(2,319)	12,785	15,104
Total Revenues	$115,260	$168,866	$53,606
Revenues increased $53.6 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 primarily due to an increase in electricity revenue of $37.2 million, an increase in fee income of $1.3 million and an increase in other revenue of $15.1 million. The increase in electricity revenue was primarily driven by the achievement of commercial operations of six projects during the fourth quarter of 2020 and during 2021. The increase in fee income was primarily driven by realized gains from distributions from the underlying investments of the funds. The increase in other income was primarily driven by the fair value changes in unrealized gains on our investments.
Cost of Revenue
	Nine Months Ended September 30,
	2020	2021	$ Change
	(in thousands)
Cost of revenue:
Depreciation and amortization	$45,176	$62,488	$17,312
Operating and maintenance	22,242	30,631	8,389
Total cost of revenue	$67,418	$93,119	$25,701

Depreciation and amortization expense
Depreciation and amortization expense increased $17.3 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 primarily due to the additional depreciation expense related to the projects that achieved commercial operation during the fourth quarter of 2020 and during 2021.
Operations and maintenance expense
O&M expense increased $8.4 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 primarily due to additional operating and maintenance expense for the projects that achieved commercial operation during the fourth quarter of 2020 and during 2021.
Operating Costs and Expenses
	Nine Months Ended September 30,
	2020	2021	$ Change
	(in thousands)

Operating costs and expenses:
General and administrative	$21,081	$25,449	$4,368
Project development	7,561	14,714	7,153
Total operating expenses	$28,642	$40,163	$11,521
General and administrative expense
G&A expenses increased $4.4 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 primarily attributable to an increase in employee compensation of $3.5 million, primarily due to a 45% increase in headcount from 2020 to 2021.
Project development expense
Project development expenses increased $7.1 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 primarily due to the increased development activity of our pre-contracted assets. Since January 1, 2021, we have signed or acquired 9 PPAs amounting to approximately 814 MW.
Other Income / (Expense)
	Nine Months Ended September 30,
	2020	2021	$ Change
	(in thousands)

Other Income / (Expense):
Net realized and change in unrealized gains / (losses) on derivative financial instruments	$(311,714)	$153,996	$465,710
Interest expense	(47,910)	(44,507)	3,403
Other income (expense), net	9,386	4,826	(4,560)
Total Other Income / (Expense)	$(350,238)	$114,315	$464,553
The increase in other income / (expense) of $464.6 million was primarily due to the change in unrealized gains on our interest rate derivatives of $465.7 million, decrease of $3.4 million in interest expense, offset by a decrease in other income of $4.6 million. These interest rate derivatives provide an economic hedge to the floating rate interest due on our project non-recourse debt, but are not treated or do not qualify as hedges under U.S. GAAP. As a result, the unrealized gains and losses on our derivatives are recognized into net income / (loss), while the related asset and debt are carried at values that do not reflect the corresponding mark-to-market valuation adjustment. The unrealized losses on our interest rate derivatives are offset by the lower floating rate interest to be paid over time on the debt, resulting in a fixed interest payment. The change in unrealized gains on our interest rate derivatives of $465.7 million is driven by a significant decrease in LIBOR rates during the nine months ended September 30, 2020. Interest expense decreased by $3.4 million primarily due to a lower average LIBOR rate throughout 2021 as compared to the same period in 2020, and the refinancing of a corporate debt facility at a lower interest rate. Other income (expense), net decreased by $4.6 million primarily due to write-off of damaged equipment.
Comparison of the Years Ended December 31, 2019 and 2020
Revenues
	Year Ended December 31,
	2019	2020	$ Change
	(in thousands)

Electricity	$121,885	$136,564	$14,679
Fee Income	10,747	—	(10,747)
Fee Income – related parties	6,318	8,534	2,216
Other	1,680	3,868	2,188
Total Revenues	$140,630	$148,966	$8,336
Revenues increased $8.3 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to an increase in electricity revenue of $14.7 million, partially offset by a decrease in fee income of $8.5 million. The increase in electricity revenue was primarily driven by the achievement of commercial operations of three projects in 2019 (of which two of the three projects achieved COD in the fourth quarter of 2019 resulting in a full year of revenue related to the projects reflected in 2020), as well as the completion of the repair of a project that was damaged in 2019. Electricity for the year ended December 31, 2020 reflects the revenue associated with the achievement of commercial operation of two projects in late 2020. The decrease in fee income was primarily driven by the recognition of certain non-recurring construction management fees in 2019.
Cost of Revenue
	Year Ended December 31,
	2019	2020	$ Change
	(in thousands)
Cost of revenue:
Depreciation and amortization	$63,806	$61,065	$(2,741)
Operating and maintenance	24,234	29,665	5,431
Total cost of revenue	$88,040	$90,730	$2,690
Depreciation and amortization expense
Depreciation and amortization expense decreased $2.7 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to a decrease of $10.8 million that resulted from a portfolio-wide increase in the estimated useful life of wind and solar facilities, effective January 1, 2020. The decrease was partially offset by additional depreciation expense incurred on assets placed in service during 2020. Excluding the change in estimated useful life of wind and solar facilities, depreciation expense would have increased by $8.1 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019.
Operating and maintenance expense
Operating and maintenance expense increased $5.4 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to additional operating and maintenance expenses incurred on certain projects having achieved commercial operation in late 2019 and in 2020.

Operating Costs and Expenses
	Year Ended December 31,
	2019	2020	$ Change
	(in thousands)
Operating costs and expenses:
General and administrative	$23,940	$29,192	$5,252
Project development	8,761	12,241	3,480
Total operating expenses	$32,701	$41,433	$8,732
General and administrative expense
General and administrative expenses increased $5.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase is attributable to an increase in employee compensation of $1.4 million, primarily due to a 25% increase in headcount from 2019 to 2020, and an increase in other general and administrative expense of $3.9 million primarily due to financing costs associated with the upsizing and restructuring of certain project debt and corporate facilities.
Project development expense
Project development expenses increased $3.5 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to increased activity of our early stage, pre-contracted assets. Since January 1, 2020, we have signed or acquired 17 PPAs amounting to approximately 1.9 GW.
Other Income / (Expense)
	Year Ended December 31,
	2019	2020	$ Change
	(in thousands)
Other Income / (Expense):
Net realized and change in unrealized gains / (losses) on derivative financial instruments	$(146,863)	$(235,586)	$(88,723)
Interest expense	(71,915)	(69,288)	2,627
Other income (expense), net	41,294	10,960	(30,334)
Total Other Income / (Expense)	$(177,484)	$(293,914)	$(116,430)
The change in other income / (expense) of $116.4 million is primarily due to the change in unrealized losses on our interest rate derivatives of $88.7 million. These interest rate derivatives provide an economic hedge to the floating rate interest due on our project non-recourse debt, but are not treated or do not qualify as hedges under U.S. GAAP. As a result, the unrealized gains and losses on our derivatives are recognized into net income / (loss), while the related asset and debt are carried at values that do not reflect the corresponding mark-to-market valuation adjustment. The unrealized losses on our interest rate derivatives are offset by the lower floating rate interest to be paid over time on the debt, resulting in a fixed interest payment.
Other income (expense), net decreased by $30.3 million primarily due to the receipt of insurance proceeds associated with a one-time insurable event in 2019.
Off Balance Sheet Arrangements
As of September 30, 2021, except as noted in our financial statements, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based on our predecessor’s consolidated historical financial statements that are included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP. In applying the critical accounting policies set forth below, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates. These estimates are based on management’s experience, the terms of existing contracts, management’s observance of trends in the renewable energy industry, information provided by our power purchasers, and information available to management from other outside sources, as appropriate. These estimates are subject to an inherent degree of uncertainty.
We use estimates, assumptions, and judgments for certain items, including but not limited to: determination of whether PPAs are leases or executory contracts; whether individual entities that comprise our predecessor are assets or businesses at the time we acquire them; whether individual entities that comprise our predecessor are variable interest entities, and whether we, or another party, are their primary beneficiary through the power to direct the activities that most significantly affect their economic performance; revenue recognition related to PPAs and renewable energy certificates; the useful lives of property, plant and equipment; valuation of investments; valuation of derivative instruments; valuation and amortization periods for identifiable intangible assets, including long-term PPAs; valuation of redeemable non-controlling interests and asset retirement obligations; and recoverability of long lived assets.
Variable Interest Entity
We consider substantially all of our project entities to be a separate variable interest entity, or VIE. We use a qualitative approach in assessing the consolidation requirement for these VIEs. This approach focuses on determining whether we have the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether we have the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. All of these determinations involve significant management judgments and estimates. We have determined that we are the primary beneficiary in all of our VIEs. We evaluate our relationships with the VIEs on an ongoing basis to ensure that we continue to be the primary beneficiary.
Impairment of Long-Lived Assets
The carrying amounts of our long-lived assets, including renewable energy equipment, property, and intangible assets subject to depreciation and amortization, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than originally estimated. Factors that we consider in deciding when to perform an impairment review include significant negative industry or economic trends and significant changes or planned changes in our use of the assets. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, we amortize the remaining carrying value over the new shorter useful life.
Derivative Financial Instruments
Derivative assets and liabilities pertain to interest rate swaps and deal contingent swaps, which we refer to both as interest rate derivatives. We use interest rate swap agreements to convert anticipated cash interest payments under our variable-rate financing arrangements to a fixed-rate basis. These agreements involve the receipt of variable payments in exchange for fixed payments over the term of the agreements without the exchange of the underlying principal amounts. We record, as either assets or liabilities, all derivative financial instruments in the consolidated balance sheet at their respective fair values. The estimated fair values of derivative financial instruments are calculated based on market rates. These values represent the estimated amounts we would receive or pay on termination of agreements, taking into consideration current market rates and the current creditworthiness of the counterparty.
We have not formally documented or designated our interest rate derivatives as hedges and therefore do not apply hedge accounting to these instruments. All derivative financial instruments have been marked-to-market and the related unrealized gain or loss is included in changes in fair value of derivative financial instruments on the consolidated statements of operations. Realized gains or losses from settlement of derivative financial instruments are recorded in other income / (expense), net in the consolidated statements of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Book Value and Derivative Considerations” above for further details on how management assesses the overall economic impact of these unrealized gains/losses on the results of our operations and net asset value of our portfolio.

Non-Controlling Interests and Redeemable Non-Controlling Interests
Non-controlling interests represent (i) third-party investors’ interests in the net assets of certain project entities under tax equity contractual arrangements entered into in order to finance the costs of projects eligible for certain tax credits and (ii) equity interests in the projects owned by co-investors.
Redeemable non-controlling interests and certain non-controlling interests represent tax equity investors’ interests in the net assets of certain project entities, which we consolidate. We have determined that the provisions in the contractual arrangements of the project entities represent substantive profit-sharing arrangements, which gives rise to the non-controlling interests and redeemable non-controlling interests. We have further determined that the appropriate methodology for attributing income and loss to the non-controlling interests and redeemable non-controlling interests each period is a balance sheet approach using the Hypothetical Liquidation at Book Value, or HLBV, method. Under the HLBV method, the amounts of income and loss attributed to the non-controlling interests and redeemable non-controlling interests in the consolidated statements of operations reflect changes in the amounts the tax equity investors would hypothetically receive at each balance sheet date under the liquidation provisions of the contractual agreements of these project entities, assuming the net assets of these respective project entities were liquidated at recorded amounts. The tax equity investors’ interest in the results of operations of these project entities is the difference in the non-controlling interests or redeemable non-controlling interest’s claim under the HLBV method at the start and end of each reporting period, after taking into account any capital transactions between the project entities and the project entities’ investors.
Attributing income and loss to the non-controlling interests and redeemable non-controlling interests under the HLBV method requires the use of significant assumptions or estimates to calculate the amounts that tax equity investors would receive upon a hypothetical liquidation. Changes in these assumptions and estimates can have a significant effect on the amount that tax equity investors would receive upon a hypothetical liquidation. The use of the HLBV methodology to allocate income to the non-controlling and redeemable non-controlling interest holders may create volatility in our consolidated statements of operations as the application of HLBV can drive changes in net income available and loss attributable to non-controlling interests and redeemable non-controlling interests from quarter to quarter.
We classify non-controlling interests with redemption features that are not solely within our control outside of permanent equity on our consolidated balance sheets. Redeemable non-controlling interests are reported using the greater of their carrying value at each reporting date as determined by the HLBV method or their estimated redemption value in each reporting period.
Estimating the redemption value of the redeemable non-controlling interests requires the use of significant assumptions and estimates. Changes in these assumptions and estimates can have a significant effect on the calculation of the redemption value.
Certain co-investors, whose profits and losses are not allocated on the basis of HLBV, have a non-controlling interest in certain of our projects. Accordingly, income and loss are attributed to these non-redeemable, non-controlling interests based on their percentage ownership in the corresponding project.
Asset Retirement Obligations
We operate under leases that include a requirement for the removal of the renewable energy facilities at the end of the term of the agreement. Asset retirement obligations are recognized at fair value in the period in which they are incurred and the carrying amount of the related long-lived asset is correspondingly increased. Fair value is calculated utilizing the expected present value technique. This includes a marketplace assessment of the amounts estimated to be required to settle the liability at the date the obligation was established. An inflation factor is applied to the estimate to determine the amount required to settle the obligation in the future. This amount is then discounted using the current interest rate, which takes into consideration our credit risk, to determine the fair value of the liability. Over time, the liability is accreted to its expected future value. The corresponding asset capitalized at inception is depreciated over the useful life of the asset.
Investments
Our funds record their investments at fair value using discounted cash flow models. The inputs to such discounted cash flow models include the investment’s projected future revenues using energy generation forecasts provided by third-parties multiplied by the price of power according to the applicable project’s PPA during the PPA term, and thereafter, merchant pricing estimates provided by third-parties. The significant unobservable input into the respective discounted cash flow models is the discount rate percentage. Operating and other costs are also taken into account and are projected in accordance with various contracts and agreements, as well as certain assumptions and amortization schedules, some of which may be determined by the manager of the investment. The investment generally permits the funds to make capital withdrawals at any time. However, such withdrawals will be limited to the investment’s ability to generate excess distributable cash. Withdrawals represent a return of the funds’ investments, up to the cost basis of the investment; while any withdrawals beyond the cost basis will be attributed to realized gains. Realized gains or losses, if any, are reflected in revenue on the consolidated statements of operations.
Revenue Recognition
We sell the electricity, and to a lesser extent RECs, that our renewable energy projects produce through long-term PPAs.
We determined that certain of our PPAs should be accounted for as leases when there is a single offtaker and the offtaker has the ability or right to operate the facility, control physical access, or is entitled to obtain substantially all the output from the facility at a price that is neither contractually fixed per unit of output nor equal to the current market price per unit of output, including both energy and RECs. Given these offtakes are charged based upon the actual amount of power generated at rates specified under the contracts, we consider counterparty payments under the PPAs to be contingent lease payments that are excluded from minimum lease payments used for purposes of assessing the lease classification criteria above. Accordingly, we recognize counterparty payments as earned, assuming the other revenue recognition criteria discussed above are met.
For PPAs not accounted for as operating leases, we account for such PPA arrangements are executory contracts when substantially all of the facility output is not sold to a single counterparty. Revenue from executory energy supply contracts is recognized when the energy is delivered, provided such amounts are not subject to potential clawback related to our indemnification obligations.
Finally, we earn management fees and performance fees for providing investment advisory and management services to the funds. We receive management fees (typically quarterly or annually) from the funds based on a percentage of the capital contributed or a fixed amount. We recognize performance fee revenue related to ordinary distributions.
JOBS Act
Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Subject to certain conditions set forth in the JOBS Act, as an emerging growth company, we intend to rely on certain exemptions available under the JOBS Act, including, without limitation, providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 and complying with any requirement that may be adopted regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). These exemptions will apply for a period of five years following the completion of this offering; although, if the market value of our shares that are held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31.
Recently Issued Accounting Pronouncements
See Note 2 to our audited consolidated financial statements and unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.

Quantitative and Qualitative Disclosure about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk is the potential loss that may result from market changes associated with our business. Types of market risks include interest rate and counterparty credit risks, among other forms of market risks.
Interest Rate Risk
We have long-term debt instruments that subject us to the risk of loss associated with movements in market interest rates. See Note 8 to our audited financial statements for more information about our long-term debt. See “Description of Certain Financing Arrangements” for a further description of the terms of our existing financings. We use interest rate swaps to manage our exposure to fluctuations in interest rates, primarily in the context of our indebtedness. We generally match the tenor and amount of these instruments to the tenor and amount, respectively, of the related debt financing. We also will have exposure to changes in interest rates with respect to our revolving credit agreement to the extent that we make draws under that facility.
Credit Risk
Risks surrounding counterparty performance and credit risk could ultimately affect the amount and timing of expected cash flows. Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties under the terms of their contractual obligations. We intend to monitor and manage credit risk through credit policies that include a credit approval process and by contracting with investment-grade counterparties. We also seek to mitigate counterparty risk by having a diversified portfolio of counterparties.

LETTER FROM OUR CO-FOUNDERS
Prospective DESRI Investors:
Throughout this prospectus, you’ll read a lot about the company that DESRI is today. We want to use this letter to share some insights into the philosophy that has shaped DESRI’s history and its vision for the future.
Before starting DESRI, we had direct experience building two companies that would become historically-important renewable energy companies, First Wind and Deepwater Wind. Since our earliest involvement in those companies, we have believed that the growing renewable energy industry offered a multi-decade investment opportunity, driven by fundamental economic factors. More than a decade and a half later, we are pleased to say that this belief hasn’t changed.
We started with three core principles, which remain key themes for DESRI today:
1.
The U.S. has been going through a massive replacement cycle, where aging power generation assets need to be replaced. Over the course of DESRI’s history, we have seen utility-scale renewables become cost competitive with other sources of new generation in most U.S. markets and, as such, well-positioned to meet the need for new power plants. In addition to this decades long replacement cycle, we have seen another trend emerge: the increasing decarbonization of the American economy, which has led to additional growth opportunities for companies like ours. With these two multi-decade factors working together to drive demand for more renewable energy projects, we remain focused on building the renewable energy infrastructure necessary to support the changing electric power generation industry.

2.
As investors at heart, we believe that renewable energy projects with long-term power purchase agreements offer an attractive risk profile because they can more predictably forecast their annual revenues compared to generation assets that don't benefit from long-term revenue contracts. We believe that it is unusual to find assets that enjoy fixed prices for their goods for decades, which makes their revenues more sensitive to weather trends than stock market or bond market volatility. Because of these financial characteristics, we believe that renewable energy projects’ revenues tend to be less correlated to the general financial markets than many other asset classes. We have seen this thesis tested and validated repeatedly, further increasing our conviction in the asset class since we began making renewable energy investments.

3.
Capital is precious. We have always believed that the best way to maintain and optimize our access to capital is to align our interests with our counterparties and financing sources; create value that generates investment returns; and recycle capital to new opportunities. Our growth is driven by our ability to access capital and deploy it efficiently. We do not strive to get bigger, we strive to get better…getting bigger is a byproduct.

We started DESRI by acquiring a single wind power generation project in Idaho, and about ten years later, DESRI has become a leading renewable energy company in the U.S. with more than 6 GW of contracted projects across 25 states. DESRI’s initial projects were acquired with capital mostly invested by us and our colleagues and friends. Within a few years of our launch, we realized that we were creating more than a portfolio of solar and wind project investments; we were well on the path to building a company supported by a team of experts across many disciplines, including development, construction, operations, finance, and accounting.
Renewable energy projects have lifespans of multiple decades, so it should be no surprise that we have always made business decisions with a long-term mindset. DESRI signs contracts with our customers that have terms of more than 20 years, on average, and we closely work with our customers to make sure that our objectives are well-aligned throughout that period. After DESRI becomes a public company, we will remain committed to prioritizing long-term value creation for our shareholders. As two of DESRI’s largest shareholders, we will continue to measure our success in years and decades, not quarters.
Our ability to successfully execute our mission relies on thoughtful and effective people. Our leadership team has grown well beyond the two of us. We started DESRI with less than 10 people; today we are grateful to belong to a team of more than     extraordinary colleagues. Our culture is grounded in excellent judgment, creativity, initiative, hard work, and tenacity. Our team is committed to serving all members of our ecosystem: customers, financing parties, project investors, the communities where we operate, and our many other partners. We deeply believe that serving others well will ultimately benefit DESRI and our shareholders.
In the years since DESRI’s founding, the renewable energy industry has evolved significantly, moving from a niche industry to the growth engine of energy infrastructure across the country. Technology advancements and increasing scale have driven down the cost of renewable energy. Falling costs, coupled with our counterparties’ desire to pursue decarbonization, have increased demand for our product. We believe that the opportunity for large-scale renewable energy projects has only grown and there are decades of growth ahead.
We are ready for the continued evolution of the industry, whether it’s fueled by the application of new technologies, such as battery storage, or the potential offered by new markets and new types of customers. There will also be challenges to our business and industry. Our success over the years has relied on our ability to be nimble, to navigate tricky situations, and to take advantage of the opportunities that present themselves, both expected and unexpected. Our team has been battle-tested over a number of market cycles and has successfully navigated challenging periods ranging from the global financial crisis to the COVID-19 pandemic.
We are proud to have built DESRI into the company that it is today and we are excited for what lies ahead. The electric power generation industry in the United States is massive and renewable energy’s share of the market has been growing. We believe that our job is to navigate that market, and do our best to serve our shareholders by serving all of our constituents, as we work to “do good while we do well.” These soft concepts don’t show up in an accounting analysis or lists of projects, so we are pleased to have the opportunity to share them with you in this letter.
All the best,

Bryan Martin and David Zwillinger

BUSINESS
Our Mission
We are committed to building the renewable energy infrastructure necessary to support the decarbonization of electric power generation in the United States. We have created a competitive, and resilient company and are dedicated to delivering value to our shareholders that is as sustainable as our product.
Overview
We are a top-five, pure-play, renewable energy IPP in the United States based on total gross capacity of operating projects as of September 30, 2021, according to Wood Mackenzie. We develop, construct, own, and operate high-quality renewable energy projects across the country. Since 2010, we have been building a dynamic company that we believe is poised for success in a rapidly evolving industry. Our diversified portfolio of utility-scale, renewable energy assets includes 67 solar and wind power generation and battery storage projects in 25 states representing 6,468 MW of capacity across contracted pre-construction, construction, and operational phases.
As an active participant in the rapidly growing renewable energy market, we believe we play a significant role in the replacement cycle for, and decarbonization of, energy infrastructure in the United States. Our primary focus is on utility-scale solar, which is the largest and fastest growing segment within the domestic, onshore renewable energy generation market. Utility-scale solar is expected to add 108 GWdc of capacity at a CAGR of approximately 23% in cumulative installations from the beginning of 2021 through the end of 2025 according to BNEF. We believe that our focus on utility scale solar positions us well for continued high growth. See “Our Market Opportunity” for further detail on our position in the industry and the growth trends of the renewable energy market.
We have significantly and consistently expanded our portfolio, increasing our gross MW operating capacity at a CAGR of over 40% from 2012 to 2021, which we believe made us one of the largest and fastest growing renewable energy IPPs in the country over that period. Since January 1, 2019, we have added 3.1 GW to our portfolio of contracted projects. As the market dynamics for renewable energy in the United States continue to improve, we expect continued growth in installed capacity, thereby expanding the opportunity set for our business. Our nimble approach, extensive experience and capabilities, strong network of relationships, and meaningful scale enable us to skillfully navigate a rapidly evolving landscape and enter attractive markets with speed, efficiency, and creative solutions.
The charts below summarize the growth in our portfolio of projects in terms of project and capacity additions since 2012:

Our management team will own more than   % of our common stock immediately following this offering, and, as a result, is strongly aligned with our shareholders and focused on long-term value creation. We employ a hybrid approach to our business that combines the mindset of an owner-operator and a financial investor, and our primary objective is to maximize our NAV over time. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Net Asset Value” for a description of how we calculate our NAV.) We grow NAV by originating high-quality projects and by actively managing and optimizing our portfolio across the full project lifecycle, from development to construction to financing to ongoing operations. Because we are focused on generating long-term value rather than near-term financial metrics, we focus on securing PPAs—some with terms of over three decades—with high credit quality offtakers. These PPAs deliver consistent revenue streams, which, coupled with operating expenses that generally amount to 15% to 30% of revenues, generate strong, predictable cash flows and drive value creation and NAV growth. Since December 31, 2017, we have increased our NAV by more than $600 million to $1,283 million as of September 30, 2021 and have distributed more than $285 million to our owners as of September 30, 2021. The chart below summarizes the growth in our NAV since January 1, 2017:

Our co-founders are leaders in the renewable energy industry and have successfully navigated an evolving industry landscape over the years. Leveraging this experience, they launched DESRI in 2010 as a new business initiative within the D. E. Shaw group, a leading global investment and technology development firm. Given the origins of our business, we have developed a culture that thrives on analytical rigor and data-driven decision making. Combined with our industry expertise, this approach supports our owner-operator and financial investor mindset, which we believe is a meaningful differentiator from other companies in the renewable energy industry.
Our Approach to Growing NAV
We have developed a unique business model grounded in superior operational and financial execution that is designed to maximize value for our shareholders. Our team of experienced renewable energy professionals is focused on delivering value at every stage of a project’s lifecycle. Our approach is centered around three core principles:
•
Full-Lifecycle Ownership of High-Quality Assets: We are skilled owner-operators focused on the long-term ownership of high-quality solar and wind power generation and battery storage projects and are committed to growing NAV by optimizing development, construction, financing, and ongoing operations. We bring fully integrated development and operational capabilities and expertise to each of our projects and benefit from the scale of our overall business and our broad network of relationships with developers; utilities; EPC firms; capital providers; equipment suppliers; and other key participants in the renewable energy market. We source projects through internal development, joint ventures, and the acquisition of pre-construction or construction-ready projects. We invest in renewable energy projects prior to the operational stage and continue to add value throughout the project lifecycle by actively managing each asset.

•
Business Model Powered by Capital Efficiency: We have designed a business model that seeks to sustainably grow NAV through a focus on underwriting high-quality projects. By leveraging our deep industry knowledge and investing experience, we have raised more than $16 billion of project equity, debt, and tax equity financing across more than 45 renewable energy projects. We believe that our low cost of capital and deep financing networks are competitive strengths that enable us to capitalize our projects efficiently. We also recycle capital invested in our operational projects, including by selling minority, non-controlling interests following the completion of construction, which enables us to monetize a meaningful portion of the value we create during the pre-construction and construction phases. We repurpose this capital and reinvest it in the development and construction of new projects while maintaining control of, and expanding, our portfolio of long-lived assets. Since our inception, we have not raised any equity capital at the holding company level and have distributed more than $285 million to our owners since December 31, 2017.

•
Capital Discipline and an Investor Mindset: Our senior management team, led by our co-founders, approaches new project opportunities and capital allocation decisions with the mindset of an investor because of their background and because they are substantial owners of DESRI. Our management team will own more than   % of our common stock immediately following this offering, and, as a result, is strongly aligned with our shareholders and focused on long-term value creation. We are committed to being responsible stewards of shareholder capital and have built a diversified portfolio of projects that has delivered what we believe to be a compelling return on invested capital with an attractive risk-reward profile.

We expect to continue executing on these three core principles to drive future growth of our business. Using this approach, we believe that we are well-positioned to take advantage of favorable trends in the United States power industry, including the massive replacement cycle of aging and uneconomic electricity infrastructure, the cost competitiveness of renewable energy relative to other fuel sources, and the growing demand by consumers, utilities, and corporations for renewable energy. Furthermore, our team is actively incorporating energy storage into our portfolio given its increasingly important role in the renewable energy sector.
Our Prior Experience in Creating Value for Equityholders
We are a nimble and entrepreneurial team of seasoned professionals with extensive experience in development, financing, acquisition, construction, and operation of renewable energy projects. Our co-founders have been pioneers in the renewable energy industry for over 15 years and our management team has successfully navigated an evolving landscape shaped by economic, financial, regulatory, and technological circumstances. This experience has enabled us to develop our nuanced approach to active management throughout the project lifecycle with the objective of maximizing the value of our portfolio.

Before launching DESRI, our co-founders held key roles in two historically-important renewable energy companies: First Wind and Deepwater Wind. Under the leadership of both of our co-founders, who were directors of First Wind, the company grew from a single 30 MW wind farm in 2006 into one of the largest privately owned renewable energy companies at the time of its sale in 2015, with an aggregate operating capacity of 521 MW, backlog of 1.1 GW, and a 6.4 GW development platform. Our co-founders also played a substantial role in the founding of Deepwater Wind in 2007 and contributed to its establishment as the leading offshore wind developer in the United States, including by one of our co-founders chairing its board. Deepwater Wind achieved a major milestone for the renewable energy industry by building the first offshore wind farm in the country. Our co-founders leveraged the significant experience gained by building these two industry-leading companies to launch DESRI in 2010.
Our Business and Growth Strategy
Our business is focused on long-term value creation and growing our NAV as opposed to short-term profits. We seek to achieve this by sourcing opportunities to originate and own high-quality projects that generate stable cash flows over multiple decades. We have successfully executed on this model since the inception of our business and intend to continue doing so through the following growth strategies:
Identify and add new, economically attractive projects to our portfolio.
We continuously evaluate opportunities to add to our portfolio of high-quality renewable energy projects. We proactively source our projects through multiple channels, including through our internal development team, joint ventures, existing relationships with offtakers, acquisitions, expansion of existing projects, and opportunistic investments. The vast majority of our recent projects were originated by our internal development team or our joint ventures, but the mix for project origination changes with market dynamics. Between January 1, 2019 and September 30, 2021, we signed or acquired more than 35 PPAs totaling approximately 3.1 GW. As of September 30, 2021, we have 10 contracted projects under construction representing 1.5 GW, nine of which signed a PPA while controlled by DESRI. Of the 18 contracted pre-construction projects in our development pipeline, all but one signed a PPA while controlled by DESRI or by one of our joint ventures.
We are committed to expanding our strong market share in established markets in the West and Southwest U.S. while capitalizing on the significant growth in less developed markets, such as the Midwest and Mid-Atlantic regions. We are also actively pursuing energy storage opportunities given their increasingly important role in renewable energy power generation. In particular, the developments in battery technology have the potential to expand our TAM, as battery storage projects represent an additional market opportunity that has the potential of adding another revenue stream to the projects in our portfolio and may increase the amount of solar and wind projects that can be built.
Convert non-operational contracted projects into operational assets at a high success rate and substantially increase the value of our existing portfolio by optimizing a project throughout its lifecycle.
Through our project optimization, improvement, and advancement efforts, we have established a track record of converting non-operational contracted projects into operational assets at a high success rate. We intend to pursue opportunities to improve value, including by optimizing the development, construction, financing, and operations of each project. For example, we believe that through our relationships with industry-leading equipment vendors, we are able to efficiently and cost-effectively source high-quality panels and other key equipment components. Our in-house design and procurement team collaborates with our development and financing team to optimize design and improve the value of each project. Our internal engineering expertise, our relationships with vendors in design and procurement, and our access to capital have enabled us to cost-effectively and efficiently bring projects from the pre-construction stage into the operational stage.
After a project commences operations, we continue to actively pursue value enhancement through refinancings, expense optimization, and growth of ancillary revenue, as well as seek opportunities for repowering, battery optimization, and capacity expansions at existing sites. We have built a talented asset management team that seeks to optimize our projects post-COD. We have completed more than 20 refinancings of project debt since 2016, which has allowed us to accrete substantial value to our equity and generate more than $235 million of distributions from the recapitalizations. We have also executed more than 17 economically favorable O&M amendments since 2016. These optimization efforts, along with others, allow us to increase our NAV through our ongoing and active approach to asset management.

Efficiently redeploy capital into new renewable energy investments.
We historically have been able to fund, and intend to continue to fund, our new projects by reinvesting operating cash flow and monetizing equity investments in our operational assets via sales of minority interests in those assets to third party investors as well as by borrowing under our debt facilities. This practice allows us to grow the holding company without dilution. Since our founding, we have never raised holding company equity capital. Since December 31, 2017, we have increased our NAV by more than $600 million to $1,283 million as of September 30, 2021 and have distributed more than $285 million to our owners as of September 30, 2021. For the past decade we have used internally generated cash to help fund our growth, including operating free cash flow, refinancing of more mature projects, and sales of non-controlling interests in projects to third-party co-investors. By recycling capital from our existing projects, we are able to efficiently redeploy our capital to not only fund the future growth of new renewable energy project investments, but also to fund the continued expansion of our team and business infrastructure, all of which are instrumental to our long-term, sustainable growth.
Our Competitive Strengths
We believe that we are well-positioned to continue executing our strategy based on the following competitive strengths:
A unique, hybrid approach as an owner-operator and financial investor.
We have created a differentiated and resilient business model that is grounded in our commitment to owning high-quality, long-lived, contracted assets. We think like an owner-operator as well as a financial investor, and our top priority is long-term value creation for our shareholders. Our senior management team has decades of experience as financial investors, and due to the origin of our business as part of the D. E. Shaw group, we have developed a culture that thrives on analytical rigor and data-driven decision making. We have a disciplined investment approach, which includes de-risking our portfolio while maintaining optionality for the future, and optimizing our cost of capital. The decisions that we make during the pre-construction and construction phases are intended to maximize value throughout a project’s lifecycle. We are committed to building and owning long-lived infrastructure assets and prioritize long-term value creation over short-term profits. Examples of this include our willingness to delay the start of construction of a project if we believe that doing so will improve NAV or lower risk by reducing costs or achieving better energy production. Another example is our strong preference for longer PPA duration, which provides good visibility on cash flow consistency—typically in exchange for a lower contracted price—and allows us to secure more attractive financing terms. Once a project is operational, we continue to seek opportunities to increase value. We actively pursue refinancings in order to decrease interest expense, which typically accounts for the largest portion of a project’s expenses during operations. We also implement various production enhancing measures—for example, vegetation management through solar grazing—which may not have a material impact on an individual or on an annual basis, but in aggregate, have the potential to meaningfully increase long-term value.
Efficient use of capital for growth.
We have worked to optimize the capital structure for projects with project non-recourse debt, tax equity, subordinated non-recourse financing, and minority stake monetization to significantly reduce our cost of capital and need for holding company equity contributions. In fact, we have grown our NAV each year since acquiring our first project without raising external holding company equity. We believe that our financing expertise, longstanding industry relationships, and strong financial position—including our PPAs—have enabled us, and will continue to enable us, to source tax equity financing and low-cost, long-duration, non-recourse project finance debt to fund the construction and operation of our projects. With interest rates continuing to be at historic lows, we consider the current market for non-recourse, project finance bank debt to be highly attractive. Since January 1, 2019, we have averaged approximately LIBOR +130 bps for new project financings and have also hedged our interest rate exposure for a period of more than 25 years. See “Description of Certain Financing Arrangements” for additional information about our financing arrangements.
Financing expertise supports winning competitive PPAs and projects.
We take a sophisticated and proactive approach to project financing, which is grounded in the extensive experience of our senior management team. We believe that our strong relationships with financial institutions provide us with a competitive edge to continue developing, acquiring, financing, and refinancing projects on attractive terms. Our ability to structure innovative, customized financing arrangements at a low cost of capital provides us with an advantage in bidding for competitive PPAs from offtakers, or acquiring new projects. On a typical project, we utilize a combination of debt and tax equity financing to fund the construction of a project. During construction, the capital structure of an average project is comprised of approximately 80% project non-recourse debt in the form of construction loans and bridge loans. Upon the achievement of commercial operation, we generally expect to (i) receive proceeds from tax equity investors to repay the applicable project’s bridge loan and (ii) convert project non-recourse debt in the form of a construction loan to project non-recourse debt in the form of a term loan. At commercial operation, the capital structure of an average project is comprised of approximately 45% project non-recourse debt, approximately 40% tax equity funding and approximately 10-15% cash equity financing. We have leveraged our deep industry knowledge and relationships to raise over $16 billion of project equity, debt, and tax equity financing for DESRI across more than 45 renewable energy projects as of September 30, 2021. We actively pursue refinancing opportunities in order to reduce these costs and have completed more than 20 refinancings of project debt since 2016, which has allowed us to accrete substantial value to our equity and generate more than $235 million of distributions from the recapitalizations.
Best-in-class team with deep expertise across the platform and strong alignment with shareholders.
Our people are one of our greatest assets. Our team is comprised of more than     members, who are among the most seasoned professionals in the renewable energy industry, including our co-founders, who have worked together for more than 15 years and have first-hand experience in building a broad range of energy businesses. Our culture is nimble and entrepreneurial, and our ability to adapt quickly to a rapidly evolving market differentiates us from traditional utility companies. We have dedicated teams with domain expertise in areas such as development, origination, EPC, acquisitions, operations, accounting, risk management, and project management. Our Hyderabad office has a team of over 60 professionals who are involved with many facets of our projects and provide cost-efficient expertise in numerous areas, including accounting, engineering, construction financing, and financial modeling. This fully integrated, collaborative approach has allowed us to successfully bring 39 renewable energy projects to commercial operation since our inception and through a variety of market conditions. We intend to continue to strategically grow and develop our team to support the future expansion of our business.
Our management team will own more than   % of our common stock immediately following this offering, and, as a result, is strongly aligned with our shareholders and is focused on long-term value creation.
Scale and strong relationships with suppliers translate to favorable terms.
Our scale in procurement and our strong, longstanding relationships with our suppliers are a competitive advantage and enable us to secure industry-leading equipment efficiently and cost-effectively. As of September 30, 2021, we have more than 1.5 GW of solar projects and 150 MW battery storage projects in construction. We are the largest customer of Swinerton, a leading solar EPC firm in the United States, and have contracted 16 projects with them since we were founded. We are also a top customer of LONGi and Nextracker and have established relationships with a number of other important suppliers, including Jinko, First Solar, and Array Technologies.
High-quality, diversified asset base able to withstand market disruptions.
We actively manage the risk profile of our assets, and our current portfolio is strategically assembled to benefit from geographic, resource, technological, and counterparty diversification to withstand market disruptions and to maximize cash flow predictability over the long term. Our projects are located in 25 states throughout the continental United States and Hawaii, which mitigates the effect that adverse regional resource conditions or state-level regulations could have on the cash flows of a more geographically concentrated project portfolio. Furthermore, the equipment used in our portfolio is sourced from a mix of various high-quality suppliers, which we believe helps mitigate the potential adverse effects that design flaws, supplier financial distress, or other similar issues could have on a project portfolio with more significant technological concentration.
We finance projects individually or in small groups with project non-recourse debt, de-levering the project through progressive amortization of the outstanding debt over time. The amortization typically extends over the duration of the PPA, plus an additional two to three years, which allows for risk management and cash flow stability. Finally, we have entered into PPAs with over 40 creditworthy counterparties, which mitigates the cash flow risk associated with any one counterparty. We have developed a number of rewarding relationships with counterparties, some of which have grown to include multiple contracted projects. For example, we have five contracted projects with the Sacramento Municipal Utility District, four with DTE Electric Co., and three with Wabash Valley Power Association.

Our Business Objectives
Our primary business objective is to maximize NAV over time. We drive value throughout the project lifecycle, including through:
•	the origination of high-quality projects;
•	the optimization of project contracts and financings; and
•	a sustained focus on value-accretive enhancements throughout the construction and operational phases.
We believe that the greatest opportunities to increase value on our projects starts at origination and continues through the first two years of operations. We are not a “develop and sell” business like many of our competitors who sell pre-construction projects at or prior to the start of construction. For every project that we originate, we do so with the intention of being a long-term owner. These established projects can continue to be a significant source of new value to our business. This new value can be in many forms. It may be in the form of project specific value, such as a new opportunity to increase production or decrease costs at an existing project. It may also be in the form of portfolio value, such as converting our relationship with an existing project’s offtaker into an opportunity to originate a new project.
Throughout our history, we have forgone opportunities to originate new projects when we believed that, while the project could increase short-term NAV, the project’s risk profile or long-term value proposition was unattractive. We focus on securing PPAs—some with terms of three decades—with high credit quality offtakers. Unlike some of our competitors, we do not operate merchant projects—i.e., projects that sell power without a committed offtake arrangement.
The weighted-average remaining term of the PPAs in our portfolio is approximately 22 years as of September 30, 2021, which we believe to be longer than that of many of our competitors. The durability of PPA revenue streams against market volatility is critical to raising the cost-effective financing necessary to drive down our projects’ cost of capital. A project loan’s interest rate and debt amortization correlate to PPA duration and offtaker credit rating.
During development, we differentiate between projects that have a committed offtake arrangement and those that do not have such arrangements, which we refer to as contracted and uncontracted projects, respectively. Uncontracted projects may never become contracted projects for a variety of reasons. For example, a permit may not be obtained, an offtake opportunity may not materialize, or we may determine that the potential economics of a project are not attractive. Our contracted projects, on the other hand, have a very high success rate of reaching the operational phase. Throughout our history we have never abandoned development on a project with a signed PPA and we have never constructed or operated a project without a committed offtake arrangement.

Origination of High-Quality Projects
We define “origination” as the creation of a commercial opportunity through the execution of a PPA or “build-transfer” arrangement, or BTA, for one of our projects or the acquisition of a development project from a third-party with a signed PPA. We have built capabilities to originate projects in a variety of ways.
Over the past decade, we have focused on building our internal development capabilities and engaging in development joint ventures with partners we trust. Projects originated through this organic development process represent a substantial portion of our recent portfolio, with the balance of our recent projects originated through the acquisition of pre-construction or construction-ready projects. We are generally indifferent as to how we originate economically attractive projects and are instead focused on growing value through long-term offtake contracts for high-quality assets.
Project origination requires thoughtful market insights and capital. Our process begins with identifying a target market or offtaker, in part based on insights that we gain from our market research and discussions with our existing offtakers or development partners. For example, we track offtakers’ issuances of request for proposals, or RFPs, for PPAs, load-serving entities’ integrated resource plans, announcements of new or updated state or utility renewable portfolio standards, and retirements of base load generation to identify target opportunities. When we identify an opportunity that we believe to be valuable, we pursue it with all of the tools that we have developed. For example, in Utah, we believed that a combination of a favorable regulatory regime and promising potential project sites would lead to a growing market opportunity. We acquired the Cove Mountain projects as an anchor position in the Utah market and have significantly grown our presence in the state by adding multiple projects through a combination of the acquisition of contracted and uncontracted pre-construction projects, relationships with third-party developers, and our team’s greenfield development efforts. Through these efforts, we have become one of the largest owners of solar projects in the state, with six projects that have signed PPAs, amounting to 675 MW of capacity. We are making similar efforts in several other regions today.
Our operational project portfolio has also been a meaningful source of new project origination. We have built relationships with the more than 40 offtakers of our projects, which have helped us develop deep insight into their respective markets and establish new contracting opportunities to serve our offtaker partners’ needs. We seek to work with our offtakers to provide a low-cost product with high availability. More than 15 of our offtakers have executed PPAs with multiple DESRI projects. These lasting relationships are supported by the members of our asset management team, who ensure that we continue to provide reliable project output to our offtakers on our existing projects. Our asset managers work to drive value and customer relationships. We believe there will be continued opportunities to grow these relationships, including through project expansions, repowerings, and energy storage additions over the next several years.
Access to strong financial resources is essential to project origination. In addition to being necessary to fund project expenses (such as land option payments, project studies, and third-party consultant and legal expenses), offtakers typically require project sponsors to provide meaningful amounts of financial security during development and construction, which is intended to serve as an assurance that a project will be constructed. The amount of security that must be posted has generally increased in recent years as renewable energy projects have gained market share. These security requirements can typically be satisfied with escrowed cash, a letter of credit, or a payment guarantee. To support our project origination efforts, in 2019, we executed a $35 million letter of credit facility, which we increased to $110 million in 2021, and have used to post pre-construction letters of credit for projects. We expect that this facility and our strong balance sheet will continue to afford us a strategic advantage in originating new projects, as many smaller, less capitalized developers are often unable to meet these security requirements, effectively disqualifying them from competing to originate projects in some markets. See “Description of Certain Financings Arrangements.”
We also acquire contracted and uncontracted pre-construction projects from third-party developers. We are known in the industry as a counterparty that can execute on acquisition opportunities quickly and efficiently. In many cases, we choose to pursue opportunities our competitors may not find worthwhile to realize incremental project value, sometimes by solving a challenging development issue. We have acquired multiple projects from the same counterparties—a testament to our commitment to working with counterparties in a fair, efficient, and mutually beneficial manner. In addition, our co-founders have been active in the renewable energy industry for more than 15 years and have developed strong relationships with large and small developers across the country. As a result of our reputation, we are frequently a first call for developers and their advisors when a pre-construction project is for sale, especially when a sale needs to close quickly. Combining our analytical approach with a commitment to working efficiently, we are able to evaluate opportunities faster than many of our competitors and use our experience and scale to unlock value in a project.
While the acquisition market for “shovel-ready” projects is inherently unpredictable, we expect that we will continue to originate one-off, late-stage pre-construction projects. Our success in the acquisition of later-stage pre-construction projects is often tied to our ability to solve challenging issues commonly encountered by the previous project owners. For example, our access to financing sources is a strategic advantage in project acquisitions, as many smaller developers are unable to raise tax equity financing. In other cases, when we are able to add a developer’s single project to one of our regional portfolios, we are able to help both us and the developer realize incremental value through scale on construction, financing, and operating costs.
In 2017, we and a leading renewable energy developer, Ranger Power, jointly established Headwater Renewables, a joint venture, which we consolidate in our financial statements, to develop solar projects in the Midwestern United States. This joint venture was established to pursue our market thesis that the Midwestern United States was an underserved, attractive market for solar projects, especially as solar projects were becoming increasingly economically attractive sources of generation in regions with low solar resource levels.
Our conviction in this thesis was supported by our market research and our knowledge of the region that we obtained through our ownership of North Star Solar, a 100 MW solar project in Minnesota. Acting on this thesis, we began working with Ranger Power to deploy capital into targeted interconnection and real estate positions across multiple states in the Midwest, while building relationships with potential offtakers to help serve their load and needs. Since its inception, Headwater Renewables has yielded five construction or operational projects and owns projects with an additional 731 MW of signed PPAs and BTAs as of September 30, 2021. We believe that Headwater Renewables has established a meaningful presence in the Midwestern United States, and will continue to be a further source of growth for our business.
We have also built strategic relationships with development teams and offtakers in other regions, such as Louisiana, Utah, and Virginia. We focus on strategic collaborations with these development teams and offtakers at an early stage, often years prior to a project’s commencement of commercial operation, with the goal of using our development and financing expertise to accelerate project development, improve a project’s technical aspects, or enhance a project’s economics without trying to disintermediate the developer. By working with these development teams and offtakers to incubate projects and allowing these development teams and offtakers to leverage our core expertise, we are able to create a pipeline of future project development, acquisition, and expansion opportunities. Through these efforts we have, to date, executed three PPAs in Louisiana, six PPAs in Utah, and two PPAs in Virginia.
Our projects’ PPAs typically provide for the sale of energy and renewable energy certificates, or RECs, at a fixed price per MWh for an agreed upon period of time. We generally target 20 to 30 year terms for our PPAs. In some cases, we may opportunistically carve out RECs to sell to another buyer who offers better value than the counterparty buying the energy. Long-term PPAs with attractive counterparties are the greatest source of value in projects owned by us. We are highly selective with respect to PPA counterparties, particularly with regard to their credit quality. Across our current portfolio of projects with executed offtake agreements, more than 90% are with counterparties with an investment grade credit rating and another 9% are municipal or co-op counterparties that are not rated but we believe to have a high credit quality based on our and, where applicable, the project’s financing sources’ due diligence.
In addition to offtaker credit rating and quality, the durability of PPA revenue streams against market volatility is critical to raising the cost-effective financing necessary to drive down our projects’ cost of capital. Therefore, we have not engaged in variably priced offtake agreements such as hedge agreements or fixed-for-float agreements. Instead, we secure a fixed price for as-generated energy and often include an annual escalator to that price.
The value of a firm price PPA, as compared to a hedge arrangement, was demonstrated during a winter storm that affected Texas in February 2021. In contrast to many projects in Texas that utilize a hedge PPA structure, our projects have firm price PPAs and are only required to deliver the energy that they produce. While our projects were not immune from operational challenges due to the winter storm, our losses were limited to the value of the incremental MWh they could have produced, which amounted to less than one million dollars in total across our portfolio. Projects with hedge arrangements, however, needed to go into the market to buy power required to be delivered at a price of up to $9,000 per MWh to cover each MWh of lost generation, which resulted in costs of several millions of dollars for some projects. In summary, while our projects were hit by the same storm as similar projects, due to our more favorable contract structure, our projects’ financial losses were immaterial, while several non-DESRI projects with hedge arrangements faced potential bankruptcy.
Project finance lenders look to PPA quality when negotiating loan terms. As such, the loan’s interest rate and debt amortization correlate to contract duration and offtaker credit rating. Often, lenders will size their loan at attractive rates—for example, under current market conditions, a spread over LIBOR is typically between 125-150 basis points—over the course of the PPA term or slightly longer. Longer tenor PPAs help increase the amount of low cost debt, replace more expensive equity capital, and increase our levered rate of return. We endeavor to execute long-term PPAs (generally over 20 years) for our projects, but will selectively pursue higher priced PPAs with terms of less than 20 years in some cases. We typically enter into interest rate swaps to significantly mitigate interest rate risk in these financings and reduce variability of our cash flows.
In some cases, we have opportunistically entered into BTAs where we agree to sell a developed project to a counterparty (typically a large investor-owned utility) shortly after achieving commercial operations. Although this approach is not fully aligned with our core business model of owning and operating long-term contracted assets, our ability to efficiently procure equipment and source contractors makes this a profitable approach to project development in regions where mandates have been established to encourage utility-ownership of projects and can help enhance our relationships with counterparties.
Optimization of Project Contracts and Financings
There are several contracts and other rights that must be in place prior to a project starting construction, including land rights, interconnection rights, and permits. We approach these items as more than a checklist; instead, we see them as opportunities for us to derive additional value.
Securing land rights on constructible land parcels is critical to a project’s success. A project typically secures initial land rights by executing a lease option or purchase option with owners of suitable tracts of land. These agreements are structured to provide lower payments during an option period, which helps reduce fixed costs during development and preserves optionality. The length of time we have to exercise land options is an important value driver, as longer option periods provide more time to successfully complete development and optimize construction timing. We may decide to adjust construction timing of a project in order to reduce equipment or construction costs, which have generally decreased over time. We believe that our ability and willingness to adjust construction timing to increase long-term stockholder value is a competitive strength and central to our analytical approach to project ownership.
When evaluating a pre-construction project, we perform an analysis to determine whether owning or leasing the project site will provide additional value. We also take a thoughtful approach when negotiating parcel boundaries. In some cases, we look to acquire excess land that we believe will provide an opportunity for expansion of one of our facilities. (To date, we have expanded the footprint of three projects following the start of construction, and are currently evaluating similar expansions at other sites.) In other cases, where we do not think an expansion is feasible, we try to limit the size of the parcel to reduce purchase or leasing costs.
Quality of land can have a meaningful impact on a project’s construction costs. For example, rocky terrain that requires pre-construction drilling may add more than $5 million in construction costs for a 100MW solar project. Similarly, proximity to a project’s point of interconnection is a major economic driver, as transmission construction costs from the project site to the utility substation can cost more than $500,000 per mile. When evaluating a project, our construction team is engaged early in the process to help avoid unexpected cost overruns in the future. In some cases, our experienced construction team has been able to identify equipment or design solutions to help reduce construction costs; the ability to identify these solutions gives us an advantage in a competitive acquisition process, in which other bidders may overestimate construction costs.
Together with land rights, we seek to secure transmission and interconnection rights early in the process of developing a project. A project’s interconnection agreement provides it with the right to connect to the applicable independent system operator’s transmission grid and transmit up to a specified amount of energy. Through our development team and our development partners, we are able to manage the interconnection queue process, which can extend for several years, and opportunistically pursue new interconnection agreements. In addition, we have a robust uncontracted development pipeline made up of over 11 GW of renewable power generation projects and over 1 GW of energy storage projects. Each of these projects is owned by DESRI—or subject to a binding agreement for DESRI to acquire the project—and has an application filed for an interconnection agreement (or a signed agreement) or control of applicable land rights, or both.
As interconnection queues grow and outpace generation retirements in many regions, we have found that our more mature queue positions can provide competitive advantages when bidding for PPAs in certain markets. Offtakers will often give preference to projects with more mature queue positions, which can allow a project to be built sooner and have higher certainty of being built than a project that is not as far along in the interconnection queue. This is particularly valuable for offtakers who have near-term renewable energy goals.
Prior to construction, we work to obtain the permits necessary to build and operate a project. In determining what permits are required, we regularly engage local counsel to help us understand the requirements of state and local authorities applicable to the project. We typically commence the permitting process during the early stages of development because it can often take more than a year to complete. Getting an early start on permitting is important in helping to de-risk our projects, because permitting challenges or delays can have significant impacts on a project’s timeline or design, or in some cases its viability. During the permitting process, we also seek to promote long-term community support for our projects, which is aligned with our intentions of being long-term owners of the projects we develop.
As part of the permitting process, we not only secure the permits necessary to construct and operate the project, but we also work with our asset management team and our EPC and O&M contractors to ensure they have plans in place to monitor permit compliance during construction and operational phases.
We believe our ability to finance projects on attractive terms throughout their lifecycle is a competitive advantage, as well as a valuable tool in driving value. On a typical project, we utilize a combination of debt and tax equity financing to fund construction. In financing a project, we focus on three central strategic goals: lowering the discount rate (i.e., the project’s weighted average cost of capital, or WACC), maintaining flexibility, and lowering the amount of cash that the project needs from the holding company.
We aim to lower our WACC by raising the most capital that we can from the lowest cost providers of capital, and minimizing the amount of capital that we need to raise from more costly providers. With interest rates continuing to be at historic lows, we consider the current market for non-recourse, project finance bank debt to be highly attractive. Since January 1, 2019, we have averaged approximately LIBOR +130 bps for new project financings. By contrast, we consider the current market for tax equity financing to be somewhat less efficient and less attractively priced. As a result, when structuring tax equity deals, we generally aim to reduce the size of the tax equity investment in favor of additional debt financing. We often accomplish this by decreasing the amount of cash being allocated to tax equity investors and shortening the duration until the targeted “flip date” of the tax equity investment (i.e., the amount of time needed for the tax equity investor to earn a targeted rate of return, which is generally a five to eight year period after a project’s COD).
Because our project finance loans are amortizing loans, a portion of the principal balance on each loan is paid off on an ongoing basis. In addition to effective risk management and cash flow stability across the portfolio, this results in a reduction in project debt over time. This paydown of principal results in a systematic de-levering of our projects, which benefits project equity values and represents a critical aspect of our capital structure and project finance. For the year ended December 31, 2020 and the nine months ended September 30, 2021, debt repayments for operational projects amounted to $34.6 million and $18.8 million, respectively, and represented 2.5% and 0.8%, respectively, of those projects’ outstanding debt balances.
Flexibility is a key pillar of our overall capital financing strategy. We often seek to refinance our projects’ debt financing within the first two years of operations. These refinancings allow us to take advantage of improvements in project performance, such as increases in energy production or lower operational costs, which in turn increases the amount of debt a project can support. In addition, as projects reach the operational phase and start generating performance data, lenders frequently gain comfort that certain downside cases will be avoided, and therefore are often willing to offer loans on more attractive terms. We are often able to capitalize on these improved terms because most of our project debt is sourced from the bank loan market, which generally does not have prepayment penalties. This allows us to refinance quickly and efficiently if the loan markets become more favorable to borrowers, and to hold debt terms constant until maturity if the loan markets become less favorable.

We typically structure our tax equity arrangements to use the partnership flip structure. In this structure, following the flip date, which is designed to happen either at a predetermined time (time-based structures) or coincide with a time when the tax equity investor will have received its target return (yield-based structures), we have the option to acquire the tax equity investor’s interests in the project. We typically take advantage of this option, as we believe that the simplification of a project’s capital structure can create additional accretive financing opportunities, and since January 1, 2019, we have repurchased the tax equity interests in six projects.
In general, we seek to reduce the amount of equity contributions required by a project from our holding company. Through a combination of non-recourse or limited recourse debt, tax equity, subordinated non-recourse financing, and minority stake monetization, we are able to significantly reduce the amount of equity contributions required by projects. In fact, prior to this offering, we have never raised equity at the holding company level.
In addition to debt and tax equity financings, we have used minority equity sales to recycle our capital invested in projects. We typically own all, or nearly all, of the equity interests in our projects prior to the completion of construction (other than tax equity interests and developer co-investors). Near the completion of construction of our projects, we then typically sell a minority interest in our projects, usually up to 49.9%, to investment funds that we refer to as the AssetCo funds. Subject to limited investor rights, we continue to control all aspects of the operations of the applicable projects. The AssetCo funds have been a valuable tool to recycle capital in our business, while letting us to continue to control the applicable projects and grow our portfolio.
We believe that our financing expertise, longstanding industry relationships, and our strong financial position—including our long-term PPAs—have enabled us, and will continue to enable us, to source tax equity financing and low-cost, long-duration, non-recourse project finance debt to fund the construction and operation of our projects.
Sustained Focus on Value-Accretive Enhancements Throughout Construction and Operational Phases
We believe that design, procurement, and construction each presents opportunities to increase project value through a combination of our analytical approach to design and equipment choices and our strong relationships with equipment suppliers and EPC contractors, which can reduce project costs and allow us to secure reliable equipment and construction services during periods of heavy demand.
Over the last decade, we have gathered data from our operational projects, which allows us to model expected solar and wind resource levels with more accuracy. For example, we have gathered data on the impact of forest fires, panel washings, bifacial panels, and solar trackers—all of which improve the accuracy of our resource forecasts for new projects. Further, we often install meteorological stations, which are placed on potential project sites and collect data on solar irradiance to be factored into our production forecasts leading to greater forecast accuracy. Our forecasts assist us in optimizing project design and are a key input in our investment decisions, PPA pricing, and financing terms.
Prior to the start of construction, our engineering team works to optimize design with input from our financing team, who evaluate the economic tradeoffs between different design options. We often compare and evaluate more than 25 design options to find an optimal project design. We take a holistic approach to project value when working through design options, factoring in real estate costs, expected capital expenditures, PPA terms, and capital structure. The focus is not simply to generate the most energy possible. For example, PPA price and panel costs may cause us to select a design with fewer solar panels, as the incremental cost of equipment and construction required to achieve the maximum MWh may not be warranted in some situations. Design optimization and resource forecasting continue after the start of construction. Our construction management and engineering teams work together to analyze performance testing data to determine whether site expansions mid- or post-construction are economically viable. As a result of these reviews, we have found opportunities to expand projects, even after construction has begun, and increased project value.
Our procurement specialists secure project equipment, including transformers, modules, and tracking for our projects, as well as oversee equipment selection and procurement by our EPC contractors. Procurement decisions must be made on a site-by-site basis, as the suitability and performance of equipment varies by site. For example, tracker technology allows solar panels to follow the trajectory of the sun, as opposed to fixed panel mounts, which secure the solar panels in a fixed orientation. Using expected solar resource data, we forecast whether the incremental cost of trackers will add long-term value to a project by increasing expected production.

Solar module costs often make up 30-40% of the total construction costs for projects across the industry. We have developed strong relationships with some of the largest module manufacturers in the world and believe that we are able to manage our procurement costs by leveraging these relationships with key suppliers. In order to help reduce costs and exposure to price variability, we often conduct large-scale module procurement RFPs well in advance of the start of construction of our projects.
We have built more than 35 utility-scale solar projects. Through this experience we have developed strong relationships with several industry-leading EPC contractors and become experts in overseeing their work throughout the process. We frequently work with the same small group of EPC contractors, with whom we have developed strong working relationships. For example, Swinerton Builders has helped us build 16 of our projects. We believe our scale helps us achieve better EPC pricing compared to many of our competitors. Our ability to secure competitive EPC contractor pricing helps drive value on construction projects and allows us to be more competitive in PPA RFP processes, because the lower the expected cost to build a project, the lower the PPA rate we are able to bid in the RFP. Lower PPA rates, combined with our track record of finishing projects on time, give us a valuable competitive edge in increasingly competitive PPA RFPs, allowing us to drive new project origination.
Our typical EPC contracts are fixed price agreements that customarily include a mechanism for the issuance of change orders for changes in the agreed scope of work. These contracts generally allocate to the contractor design risk, the risk of known site conditions (including subsurface conditions), and responsibility for compliance with environmental and health and safety regulations and the terms of project documents and permits, with a meaningful holdback of payments until the completion of construction. As a result of our ability to evaluate site conditions and construction risks prior to the start of construction and our strong relationships with our EPC contractors, change orders have not been a significant driver of construction costs on our projects.
We assign one of our construction managers and asset managers to every project during construction to work closely with our EPC contractors. Under their supervision, our EPC contractors carry out boots-on-the-ground construction work for our projects. Our construction management team is crucial to our efforts to ensure high-quality installation work at our projects. Our experienced construction managers closely monitor our EPC contractor’s progress, quality of work, and performance testing before we release final payment to the contractor.
Our focus on growing stockholder value doesn’t stop at the completion of construction. During the operational period, we look for opportunities to lower operating costs, drive down our cost of capital, and improve production through new technologies and project expansions. These opportunities extend the potential value creation period on our projects through the entire project lifecycle of more than 35 years starting from origination.
We have an experienced asset management team that oversees the operations of our projects and supervises a third-party operations and maintenance provider at each of our projects. We believe that handling asset management functions in-house is a competitive advantage. Not only does it allow us to track daily project-by-project performance and quickly address operational issues, it also provides valuable insight into project technology performance, enables more efficient implementation of portfolio-wide value optimizations, and helps build our brand and relationships.
We frequently look to new technologies to drive and protect value in our projects. For example, we perform infrared solar panel inspections to evaluate panel performance. By performing an initial scan at the completion of construction and then again on a periodic basis thereafter, we are able to identify panel degradation issues, which allows us to actively pursue applicable warranty claims. This data also helps to inform our decision making on equipment for future projects. These scans are therefore an opportunity for us to protect value in our existing projects and drive value in future projects. By improving project performance through these efforts and others like them we are able to increase project value, in some cases many years after the commencement of commercial operations.
Our projects are generally subject to an intercompany management services agreement, under which our asset management team manages project contracts, asset performance, and the preparation and delivery of reports to lenders and investors. These agreements typically include an intercompany fee paid by the project to one of our subsidiaries prior to the project’s distribution of cash to investors or lenders. In 2020 and 2021, the fees earned under these agreements were $6.7 million and $5.4 million, respectively, in the aggregate.
We have established a highly skilled team of more than 60 individuals in Hyderabad, India to help manage our business. This team is involved with many facets of our projects, providing cost-efficient expertise in numerous areas, including accounting, engineering, construction financing, and financial modeling. Members of our Hyderabad team played an instrumental role in the preparation of more than 25 sets of audited financial statements for our projects and other entities in 2020 and have been meaningfully involved in financial analytics, assisting us in rapidly developing and optimizing our models and project forecasts. Our India-based team, currently employed by an affiliate of the D. E. Shaw group, is expected to transition to us within approximately six months following this offering. See “—Employees and Human Capital Management.”
We generally enter into operations and maintenance agreements with third-party operations and maintenance companies, which provide for the day-to-day operations and maintenance of our projects. These agreements typically provide for an annual fixed fee payment from the project to the provider in exchange for providing a list of covered services, plus additional fees for non-covered services. We work closely with a small number of third-party O&M service providers, which we believe allows us to leverage our scale to drive pricing and service levels.
Our O&M agreements generally obligate the provider to perform a number of services, including routine inspections, preventative maintenance, daily production reporting, and weekly or monthly reporting, in exchange for an annual fixed fee. They also typically obligate our O&M provider to meet certain availability guarantees on our generating equipment, or be required to pay liquidated damages. This contractual feature contributes to our projects remaining whole in the event of covered downtime, as we might owe liquidated damages to our offtaker in such an event. We also often attempt to align the project and O&M providers by offering bonuses for exceeding availability performance levels and requiring the payment of liquidated damages for missing agreed upon levels.
O&M costs have meaningfully declined over the past decade. This trend has been driven by several factors, including improvements in technology, our growing scale, and our industry’s growth. Although we do not anticipate the price to continue to decline at the same rate, we believe that our O&M partners will continue to be able to offer marginal pricing reductions while improving their site monitoring abilities and the availability of our assets to generate during productive hours. We have also executed more than 17 economically favorable O&M amendments since 2016.
Our Projects
Our portfolio is composed of 6,468 MW of contracted renewable energy projects located in the United States with geographic, resource, technology, and counterparty diversification, as of September 30, 2021. Our current portfolio includes 67 projects across 25 states, and we have executed PPAs with more than 40 counterparties. The portfolio is comprised of 3,924 MW of operational and construction projects and 2,544 MW of contracted pre-construction projects.
The following map provides an overview of our current operational, construction, and contracted pre-construction projects:

Substantially all of the PPA counterparties for our current projects with signed PPAs are investment-grade entities, which collectively have a capacity-weighted average rating of A and A3 based on Standard & Poor’s and Moody’s credit ratings, respectively. The weighted-average remaining term of the PPAs in our portfolio is approximately 22 years as of September 30, 2021.
The following charts provide an overview of the characteristics of our current portfolio of operational, construction, and contracted pre-construction projects with PPAs by contract duration remaining, PPA escalation status, and counterparty credit rating, in each case calculated based on gross MW capacity.

The following chart provides an overview of our operational and construction project portfolio as of September 30, 2021:
Project Name	Resource Type	Status	MW	State	COD*	DESRI Ownership**	Non-DESRI Ownership**
Airport	Solar	Operational	47	OR	2019	50.1%	49.9%
Alta Luna	Solar	Operational	25	NM	2017	50.1%	49.9%
Arroyo	Solar / Storage	Construction	450 ***	NM	2022	100.0%	—%
Assembly 1 and 2	Solar	Construction	160	MI	2021	50.1%	49.9%
Assembly 3	Solar	Construction	79	MI	2022	50.1%	49.9%
Balko	Wind	Operational	300	OK	2015	24.7%	75.3%(1)
Big River	Solar	Construction	149	IL	2022	100.0%	—%
Buckeye	Solar	Operational	3	AZ	2014	—%	100.0%(1)
Castle and Elektron	Solar	Construction	120	UT	2022	90.0%	10.0%
Cove Mountain 1 and 2	Solar	Operational	180	UT	2020	50.1%	49.9%
Cuyama	Solar	Operational	40	CA	2017	69.3%	30.7%
Drew	Solar	Construction	100	CA	2022	100.0%	—%
Forbes Street	Solar	Operational	3	RI	2013	—%	100.0%(1)
Fusion	Solar	Operational	20	CT	2018	68.9%	31.1%
Gray Hawk	Solar	Operational	46	AZ	2018	65.5%	34.5%
Hunter Colorado	Solar	Construction	75	CO	2022 / 2023	50.1%	49.9%
Hunter Utah	Solar	Operational	100	UT	2021	50.1%	49.9%
Huntington Portfolio(2)	Wind	Operational	50	OR	2017	(2)	(2)
Iris and St James	Solar	Construction	70	LA	2022	85.0%	15.0%
Kalaeloa Solar Two	Solar	Operational	5	HI	2012	—%	100.0%(1)
Kawailoa Solar	Solar	Operational	49	HI	2019	—%	100.0%(1)
Kawailoa Wind	Wind	Operational	69	HI	2013	—%	100.0%(1)
Keystone	Solar	Operational	5	PA	2012	—%	100.0%(1)
Kona	Solar	Operational	5	CA	2015	—%	100.0%(1)
Lake County	Solar	Operational	4	IN	2013	—%	100.0%(1)
Lamesa 2	Solar	Operational	50	TX	2018	69.9%	30.1%
MA Portfolio	Solar	Operational	8	MA	2014	—%	100.0%(1)
Marion	Solar	Operational	5	IN	2015	50.1%	49.9%
Midway	Solar	Operational	170	TX	2018	69.3%	30.7%
Mississippi Solar 2	Solar	Operational	52	MS	2017	50.1%	49.9%
North Star	Solar	Operational	100	MN	2016	50.1%	49.9%
Orchard Portfolio(2)	Wind	Operational	40	OR	2020	(2)	(2)
Portal Ridge	Solar	Operational	31	CA	2017	50.1%	49.9%
Power County Wind Parks	Wind	Operational	45	ID	2012	—%	100.0%
Prairie State/Dressor Plains	Solar	Operational	198	IL	2021	93.9%	6.1%
ProLogis Solar Portfolio	Solar	Operational	3	CA	2014	—%	100.0%(1)
Rancho Seco	Solar	Operational	11	CA	2016	100.0%	—%
Rancho Seco II	Solar	Operational	160	CA	2021	50.1%	49.9%
Red Horse 2	Solar / Wind	Operational	71	AZ	2015	45.1%	54.9%
Red Horse 3	Solar	Operational	30	AZ	2016	45.1%	54.9%
River Fork 1 and 2	Solar	Construction	149	MI	2022 / 2023	90%	10%
Rocket and Horseshoe	Solar	Construction	155	UT	2022 / 2023	90%	10%
Searchlight	Solar	Operational	18	NV	2014	—%	100.0%(1)
Sigurd	Solar	Operational	80	UT	2021	50.1%	49.9%
Simsbury	Solar	Operational	26	CT	2019	50.1%	49.9%
Springbok 1	Solar	Operational	100	CA	2016	40.1%	59.9%
Springbok 2	Solar	Operational	150	CA	2016	40.1%	59.9%
Tulare	Solar	Operational	18	CA	2013	—%	100.0%(1)
Willow Springs	Solar	Operational	100	CA	2019	44.3%	55.7%
Gross MW capacity			3,924
Net MW capacity			2,452
*	Actual COD for operational projects and expected COD for construction projects.

**	Excludes tax equity interests.
***	Includes battery storage.
(1)
Represents equity interest owned by a DESRI-managed investment fund. Other than Balko, we are solely entitled to a management and performance fee with respect to these projects. With respect to Balko, we own 15.12% of the indirect economic interests in the project (in addition to our right to a management and performance fee).

(2)	The Huntington Portfolio and Orchard Portfolio have certain non-DESRI owners not reflected here.
Project Ownership
Originally, our business model focused on the ownership of projects through long-term investment funds. Members of our management team made investments in each of these funds on the same terms as external investors and our business’s operations, infrastructure, and philosophy were developed around these projects, which we still manage. After 2014, we shifted to developing and building projects on our balance sheet and, as part of this strategy, brought minority investors into the projects after, or shortly before, they had become operational. We call these post-operational investors “AssetCo investors” and refer to the funds in which they invest in as the “AssetCo funds.” Similar to their investments in our legacy funds, members of our management team made investments in each of the AssetCo funds on the same terms as the initial AssetCo investors in the fund. In general, third-party investors in our projects fall into the following categories:
•
AssetCo funds: In 2014, our business model shifted from the management of third-party capital to the direct ownership of renewable energy projects. Since that time, we typically own all, or nearly all, of the equity in our projects prior to the completion of construction (excluding tax equity interests and, in some cases, developer co-investments). As we approach the completion of construction, we typically sell a minority, non-controlling interest in our projects, usually up to 49.9% of our equity interests in the project, at a cost of capital that we believe is attractive to the AssetCo funds. The AssetCo funds usually have two or three investors that represent most of the capital in the funds, and the AssetCo investors have typically required that our co-founders make a side-by-side investment in the funds with the third-party investors as a condition to their investment. Subject to limited investor rights, we continue to control all aspects of the operations of the applicable projects. The AssetCo funds have been an effective way to recycle capital in our business, and we have raised more than $800 million in the aggregate to date (including undrawn committed funds).

•
Tax equity investors: We typically utilize tax equity financing to monetize our projects’ federal tax credits and depreciation deductions. The tax equity investors are often large financial institutions, but for some projects, our affiliates, members of our management team, and other individuals have served as the tax equity investors. We expect that our affiliates may continue to opportunistically serve as tax equity investors on some of our future projects to help manage our tax liability. We have the option to repurchase tax equity investors’ interests in the projects, typically five to eight years after the COD.

•
Developer co-investments: When we acquire a pre-construction project, we sometimes provide the project’s initial, third-party developer, joint venture partner, or one of their respective affiliates with the right to acquire or retain a minority interest (usually 5% to 15%) in the project. We believe that these co-investments provide strong alignment between us and the third-party developer or joint venture partner throughout the project’s lifecycle.

•
Legacy funds: Originally, our business model focused on launching and managing long-term investment funds that would own our projects. These funds currently include 13 projects with an aggregate net operating capacity of approximately 235 MW. We continue to serve as the manager of these investment funds and typically earn a fixed management fee and variable performance fee. We stopped actively pursuing this strategy in 2014 and shifted our focus to the direct ownership of renewable energy projects. In our capacity as manager of these funds, we continue to actively focus on investment returns and improving NAV of the projects within the funds.

Project Descriptions
The project descriptions that follow provide detailed examples of how we have applied the concepts and methods described in “– Our Business Objectives” to certain of our projects.
Springbok 1 and 2
Resource	Solar	Offtaker	Southern California Public Power Authority
Location	Kern County, CA	PPA Term	Springbok 1: 25 years Springbok 2: 30 years
Capacity	250 MW (aggregate)	COD	2016
Summary
Springbok 1 and 2 demonstrate our ability to leverage deep industry relationships to originate and optimize projects. We partnered with 8minute Solar Energy, or 8minute, the original developer of Springbok 1, by providing flexible development capital while closely collaborating to get the project to the start of construction. We built upon the success of Springbok 1, and our relationships with 8minute and the project’s offtaker, Southern California Public Power Authority, or SCPPA, to add Springbok 2 to portfolio, which we efficiently developed and constructed as a result of the synergies that came with building co-located projects. We also have taken steps to drive incremental NAV by refinancing the projects’ debt financings and reducing third-party O&M costs. As of September 30, 2021, Springbok 1 and 2 have made some of the largest contributions to our NAV of any projects in our portfolio.
Details
Located 70 miles north of Los Angeles, Springbok 1 and 2 are estimated to supply enough renewable energy to serve over 110,000 households in southern California through its offtaker, SCPPA, on behalf of its participating member, the Los Angeles Department of Water and Power, or LADWP.
Our partnership with 8minute was initially based upon our ability to provide flexible capital for Springbok 1 in a relatively short time frame; specifically, we provided incremental development capital and the letter of credit support needed prior to the project starting construction. Our financing and construction relationships and expertise helped us establish a productive partnership with 8minute. We then built on that partnership with 8minute, working on the development of two additional projects with them, Springbok 2 and Mount Signal 2, the former located adjacent to Springbok 1 in Kern County and the latter located further south in Imperial County.
We also leveraged our financing acumen when implementing the financing structures for the two Springbok projects. At the time, Springbok 2 was one of the largest partnership flip tax equity deals completed for a solar project. We continued to optimize financing during the project’s operational phase by (i) refinancing both projects’ debt financings in 2018 to lower interest rates, extend the amortization timeline, and extend the loans’ maturity dates, as well as (ii) advancing the expected tax equity flip date on Springbok 2, thereby increasing our NAV and cash flows of both projects.
Our approach to optimization of the assets has extended into their physical operations as well. We negotiated a right to terminate for convenience in the O&M agreements on these projects, giving us leverage to renegotiate for improved terms as O&M market pricing declined. Since then we have successfully negotiated multiple O&M fee reductions for Springbok 1 and 2, resulting in a 12% reduction in costs in 2020 compared to 2017.
Cove Mountain 1 and 2
Resource	Solar	Offtaker	PacifiCorp
Location	Utah	PPA Term	25 years each
Capacity	180 MW (aggregate)	COD	2020
Summary
We had an opportunity to acquire the Cove Mountain projects from First Solar, from whom we had previously completed four acquisitions, due in large part to our demonstrated ability to close these four prior complex transactions. We have leveraged Cove Mountain as an anchor position in the Utah market and have significantly grown our presence in the state to more than 650 MW of contracted projects by adding multiple additional projects, making us one of the largest owners of solar projects in the state.
Details
Cove Mountain 1 and 2 are located in Iron County, Utah, and have an aggregate capacity of 180 MW. This project has a long-term busbar PPA with PacifiCorp on behalf of a large technology company that uses the projects’ output to support its data center operations in the area. We distinguished ourselves as an attractive acquisition partner for First Solar, the project’s original developer, by previously nimbly navigating complex acquisitions of four other projects from them. In the acquisition of Cove Mountain, we worked through valuation confirmation, module procurement and EPC design, due diligence, and the execution of an acquisition agreement within 60 days.
While working on the acquisition, we turned to one of our trusted EPC contractors, Swinerton, and key equipment providers, each of whom we had worked with many times previously, which allowed us to meaningfully reduce expected construction costs, while simultaneously optimizing the site designs. We believe that the improvements we made in site design helped us add gross asset value to the projects.
We were then able to apply the local market knowledge we gained through our acquisition of Cove Mountain to support our acquisition of the 100 MW Hunter Solar project (located in Emery County, Utah) from Community Energy, a developer with whom we had completed four prior acquisitions. By adding Hunter Solar to our portfolio, we were able to optimize the projects’ debt and tax equity cost of capital by combining Cove Mountain 1 and 2 with Hunter Solar.
These projects have served as a solid foundation for us to develop a growing portfolio of projects in Utah. With six projects in the state, we now have economies of scale, enabling us to drive down our costs of operations and future construction costs. We also developed a continuing and fruitful relationship with PacifiCorp, with whom we have signed five PPAs representing over 350 MW since our acquisition of the Cove Mountain and Hunter Utah projects.
Assembly 1 and 2 and Assembly 3
Resource	Solar	Offtaker	Assembly 1 and 2: Michigan Public Power Authority and Lansing Board of Water and Light Assembly 3: DTE Electric
Location	Shiawassee County, MI	PPA Term	25 years each
Capacity	239 MW (aggregate)	COD	Assembly 1 and 2: 2021 Assembly 3: 2022 (expected)
Summary
The Assembly projects provide an example of our success in originating projects through greenfield development. We owned these assets from the earliest stages of development through Headwater Renewables, a joint venture we established with Ranger Power to pursue projects in the Midwest. In addition to being attractive projects in their own right, these projects also serve as anchor positions in the northern Midcontinent Independent System Operator, or MISO, a testament to the long-term value of being an early mover in a region. Through our in-house expertise in financing, construction, and operations, partnerships like Headwater Renewables enable us to rigorously analyze and optimize a project, driving its NAV, from decision on early interconnect positions all the way through to the operational phase.
Details
Assembly is a 239 MW portfolio of adjacent operational and construction solar projects in Shiawassee County, Michigan. Assembly 1 and 2, a 160 MW facility, is expected to achieve commercial operations in late 2021, and Assembly 3, a 79 MW facility, is expected to achieve commercial operations in the first quarter of 2022.
We have owned these projects and the associated rights since the earliest stages of development and have worked closely with our joint venture partner to bring them to fruition. Our partner in the projects has provided us with expertise in the Midwest market and helped us establish ourselves as first movers in utility-scale solar in Michigan. The Assembly projects have dramatically benefited from this collaborative approach. Our partner’s regional insights enhance our in-house capabilities, while we provide access to flexible, low-cost capital and expertise in design, procurement, construction, and operations. In particular, the development partnership approach benefited the Assembly projects by securing early and valuable MISO queue positions, which we parlayed into successful PPA negotiations.
Owning the Assembly projects from their earliest stages enabled us to fully deploy our in-house experts. We began the equipment selection and initial layout process early, going through a rigorous and iterative approach to ensure we optimize use of the projects’ land rights. This culminated in Assembly being our first project to use bifacial solar modules, which enhance energy production by capturing direct sunlight and light reflected from the ground beneath the panels (known as the “albedo effect”). As Assembly is our first project to use this technology, we are conducting advanced meteorological and performance monitoring at the project to carefully evaluate project performance improvements. We expect to use the results of this monitoring to calibrate our approach and technology selection at future sites that we believe may benefit from bifacial modules. From our monitoring of the technology to date, and based on certain external information, we estimate that this technology may increase production by 4% to 5% compared to monofacial modules at some sites.
The efficiencies and benefits of working with a regional development expert, paired with our financing expertise and analytical approach to site design and operations, has enabled us to drive the NAV of our Assembly projects, making them prime examples of our success with organic development in attractive markets. We believe that our success on the Assembly projects positions us well to help drive the origination of additional projects in the region.
Balko Wind
Resource	Wind	Offtakers	Public Service Company of Oklahoma; Western Farmers Electric Cooperative
Location	Beaver County, OK	PPA Term	20 years
Capacity	300 MWac	COD	2015
Summary
At 300 MW, Balko Wind is the largest project in our operational portfolio, and after more than six years of operations, it demonstrates our approach to ongoing optimization throughout a project’s lifecycle. Since the project commenced operations, we have refinanced the project’s initial term loan with a 20-year bond and improved the terms of the project’s O&M arrangements. Each of these adjustments has allowed us to reduce costs, thereby increasing value.
Details
Balko Wind is a 300 MW wind project in Beaver County, Oklahoma. The project achieved commercial operations in August 2015 and sells energy to Public Service Company of Oklahoma and Western Farmers Electric Cooperative pursuant to two PPAs.
The project’s long-term PPAs were critical in allowing us to successfully refinance the project’s initial project finance loan with a 20-year bond. We believe that this refinancing structure was value additive for several reasons. The new loan extended the amortization period beyond what the project finance market would typically allow, locked in an interest rate that we found attractive for 20 years, and allowed for an increase in debt sizing. As a result of the refinancing, the project was able to make a distribution of approximately $4 million.
In the project’s third year of operations, our asset management team transferred the balance of plant O&M to a new vendor. This transition enabled us to reduce the fixed cost of the services by nearly $20,000 per month, which is expected to provide a savings of more than $1.0 million over a five-year period. We also renegotiated the project’s turbine O&M agreement to lower payments by approximately $20,000 per turbine per year while improving the project’s contractual protections against underperformance.
We have also begun evaluating a potential repowering of the project. A repowering, which is the replacement of a project’s existing wind turbines with new turbines, can provide several significant benefits, including improved production, additional project useful life, and the ability to claim federal production tax credits. Given the expected high wind resource levels at the project, it is expected that the value of the production tax credits that could be obtained in connection with a repowering could be material to the project. We are in the early stages of evaluating the repowering, and no assurances can be made that it will occur on attractive terms, or at all.
Environmental, Social, and Governance
As a pure-play, renewable energy IPP, our business inherently supports the decarbonization of electric power generation in the United States. DESRI’s renewable energy projects supply sustainable, reliable, and affordable power to millions of customers in the U.S., and we are committed to serving a variety of communities where we operate. Our diversified portfolio consists of 67 utility-scale solar and wind power generation and battery storage projects in 25 states, and 6,468 MW of capacity across contracted pre-construction, construction, and operational phases. In 2020, our operational projects generated approximately 4,600 gross GWh, enough to support the annual electricity needs of over 590,000 homes. This represents over 3.2 million metric tons of carbon dioxide emissions avoided, which is the equivalent of more than 700,000 passenger cars taken off the roads for the year.
Environmental, social, and governance, or ESG, principles play an important role in DESRI’s business. We intend to demonstrate our accountability to our shareholders by voluntarily reporting certain ESG factors that are recommended by the Sustainability Accounting Standards Board for our industry, such as total capacity of completed solar energy systems. We will also evaluate aligning our internal sustainability goals with certain United Nations Sustainable Development Goals.
Energy Regulatory Matters
Electric power sales and markets in the United States are subject to regulation at both the federal and state levels. The FPA provides FERC exclusive federal jurisdiction over the sale of electric energy at wholesale (that is, for resale) in interstate commerce and the transmission of electric energy in interstate commerce. The FPA also provides FERC authority for the regulation of mergers, acquisitions, financings, securities issuances, and wholesale markets for electric energy, capacity, ancillary services, and transmission services. State regulators regulate the rates that retail utilities can charge and the terms under which they serve retail (end-use) electric customers. Certain states, such as New York, also have authority to regulate mergers, acquisitions, financings, and securities issuances. State regulators review individual utilities’ electricity supply requirements and have oversight over the ability of traditional regulated utilities to pass through to their ratepayers the costs associated with power purchases from independent generators. Federal regulatory filings and authorizations generally are required for renewable energy projects in the United States that sell energy wholesale and are connected to the interstate transmission grid. Furthermore, even when a particular energy business entity is subject to federal energy regulation, state and local approvals (such as siting and permitting approvals) are often required.
FERC
FERC regulates the sale of electric energy at wholesale and the transmission of electric energy in interstate commerce pursuant to its regulatory authority under the FPA. FERC also regulates the transfer and sale of controlling interests in public utilities. FERC’s jurisdiction includes, among other things, authority over the rates, charges, and other terms for the sale of electric energy, capacity, and ancillary services at wholesale by public utilities (entities that own or operate projects subject to FERC jurisdiction) and for transmission services. These rates may be based on a cost-of-service approach or may be determined on a market basis through competitive bidding or negotiation. FERC can accept, reject, or suspend rates. Proposed rates can be suspended for up to five months at which point the rates become effective subject to refund. FERC can order refunds for proposed rates that are found to be “unjust and unreasonable” or “unduly discriminatory or preferential,” or for existing rates found to be “unjust and unreasonable” or “unduly discriminatory or preferential” prospectively from the refund effective date, which shall be no earlier than the date of filing of a complaint challenging such rates or the date of publication by FERC of notice of its intention to initiate an investigation into such rates.
No person may sell electric energy, capacity, or ancillary services at wholesale in FERC-jurisdictional markets absent having a rate on file or exemption from FPA Section 205 under PURPA, apart from certain governmental entities and governmentally funded electric cooperatives. When a person or business (such as a generator or power marketer) wishes to sell electric energy, capacity, or ancillary services at wholesale in a FERC-jurisdictional market at negotiated rates, or other than at traditional cost-based utility rates, the person or business must apply to FERC for, and be granted by FERC, market-based rate authority prior to engaging in any such wholesale sales. Market-based rate authority enables companies to set prices based on negotiated rates reflecting market conditions. Wholesale sales from QFs 20 MW or smaller generally are exempt from this requirement.
A person or business applying for market-based rate authority must demonstrate to FERC that it does not possess market power, as defined by FERC. Market-based rate authority is not a permanent award—a market-based-rate-holding entity must continue to satisfy FERC’s requirements regarding not possessing market power, must make ongoing public reports to FERC concerning all of its power sales, and generally is subject to FERC regulation of all of its direct and indirect mergers, acquisitions, divestitures, and changes in control. An entity that holds market-based rate authority—like all other persons that engage in FERC-regulated activities—must comply with FERC prohibitions on market manipulation, fraud, and misconduct under power sales tariffs that are subject to FERC jurisdiction under the Energy Policy Act of 2005, or the EPAct 2005.
In 2005, the U.S. federal government enacted the EPAct 2005, which supplemented the FPA to vest FERC with authority to ensure the reliability of the bulk electric system. Such authority mandated that FERC assume both oversight and enforcement roles. Pursuant to this mandate, FERC certified the NERC as the nation’s Electric Reliability Organization, or ERO, to develop and enforce mandatory reliability standards and requirements to address medium- and long-term reliability concerns. Today, enforcement of electric reliability standards, including the protection of critical energy infrastructure, is a major focus of ERO and FERC. The EPAct 2005 also conferred authority on FERC to act to limit the exercise of market power and market manipulation in wholesale power markets if required and strengthened FERC’s authority to impose civil and criminal penalties. FERC possesses the authority to impose civil penalties authority of up to approximately $1.4 million per violation of the FPA per day. FERC has broad jurisdiction to require the disgorgement of unjust profits earned in connection with violations of the FPA, to revoke a seller’s authorization to make wholesale sales at market-based rates or to establish other remedies for violations of the FPA. The EPAct 2005 also directed FERC to develop regulations to promote the development of transmission infrastructure, provided incentives for transmitting utilities to serve renewable energy projects, and expanded and extended the availability of U.S. federal tax credits to a variety of renewable energy technologies.
Public Utility Holding Company Act of 2005
PUHCA provides FERC and state regulatory commissions with access to the books and records of holding companies and other companies in holding company systems; it also provides for the review of certain costs. Companies like us that are holding companies under PUHCA solely with respect to one or more Exempt Wholesale Generators or QFs are generally exempt from requirements which give FERC access to books and records.
Public Utility Regulatory Policies Act of 1978
Qualifying Small Power Producers, or QFs, are generating facilities that meet the requirements established by FERC under PURPA to be a small power production facility. Specifically, a small power production facility is a generating facility of 80 MW or less whose primary energy resource is renewable (wind, solar, or hydro), biomass, waste, or geothermal. A small power production facility also must satisfy FERC requirements relating to its proximity to other affiliated small power production facilities that use the same type of fuel.
PURPA requires electric utilities in some regions of the United States and permits electric utilities in other regions to purchase the electric output of QFs at negotiated rates or rates up to the incremental or “avoided” cost that the electric utility would have incurred if it produced the electricity itself or purchased it from another source. State public utility commissions must approve the rates and, in some instances, other contract terms under which utilities purchase electricity from QFs. Since the enactment of the EPAct 2005, many electric utilities have been prospectively excused from PURPA’s mandatory purchase obligations. State public utility commissions are responsible for determining the avoided cost rates for utilities subject to their jurisdiction, although QFs and electric utilities may negotiate outside of this framework. Some state public utility commissions require electric utilities to file the agreements under which they purchase electricity from QFs. Many QFs also make other sales of power, subject to FERC regulation. Under PURPA and FERC’s implementing regulations under PURPA, certain QFs are also entitled to limited exemptions from regulation under the FPA, PUHCA, and state utility regulation, but PURPA and FERC’s implementing regulations under PURPA do not override state laws that can limit retail power sales to the public at large to utilities holding franchises under state law.

State Utility Regulation
While federal law provides the utility regulatory framework for our project subsidiaries’ sales of electric energy, capacity, and ancillary services at wholesale, there are also important areas in which state regulatory control over traditional public utilities that fall under state jurisdiction may have an effect on our projects. For example, the regulated electric utility buyers of electricity from our projects are generally required to seek state public utility commission approval for the pass-through in retail rates of costs associated with PPAs entered into with a wholesale seller. Certain states, such as New York, regulate the acquisition, divestiture, and transfer of some wholesale power projects and financing activities by the owners of such projects. California, which is one of our markets, requires compliance with certain operating and maintenance reporting requirements for wholesale generators. In addition, states and other local agencies require a variety of environmental and other permits.
State law governs whether an independent generator or power marketer can sell electricity at retail in that state. Some states, such as Florida, prohibit most sales at retail of electricity except by the state’s franchised utilities. In other states, such as New Jersey and Pennsylvania, an independent generator may sometimes sell retail electric power to a co-located or adjacent business customer. Some states, such as Massachusetts and New York, permit retail power marketers to use the facilities of the state’s franchised utilities to sell power to retail customers as competitors of the utilities.
Texas
The ERCOT market and the provision of transmission and distribution service in Texas generally remains regulated by the Public Utility Commission of Texas, or PUCT. The Texas power market is deregulated, with competition in wholesale electricity generation and retail electricity sales. Most of Texas is within the ERCOT NERC region, with the balance included in the Southwest Power Pool, or SPP, and SERC Reliability Council regions which are subject to FERC’s jurisdiction under the FPA. ERCOT is an ISO that serves approximately 85% of Texas’ electricity load and is generally subject to oversight by the PUCT and not FERC. ERCOT is a self-contained market on a standalone grid with only approximately 1,100 MW of transfer capability through direct current ties with the SPP and the Comision Federal de Electricidad in Mexico.
Environmental Matters
Our operations are required to comply with various environmental, health, and safety, or EHS, laws and regulations in each of the jurisdictions in which we operate. These existing and future laws and regulations may affect existing and new projects, require us to obtain and maintain permits and approvals, undergo environmental review processes, and implement EHS programs and procedures to monitor and control risks associated with the siting, construction, operation, and decommissioning of regulated or permitted energy assets, all of which involve a significant investment of time and resources.
We also incur costs in the ordinary course of business to comply with these laws, regulations, and permit requirements. EHS laws and regulations frequently change, and often become more stringent or subject to more stringent interpretation or enforcement over time. Such changes in EHS laws and regulations, or the interpretation or enforcement thereof, could require us to incur materially higher costs, or cause a costly interruption of operations due to delays in obtaining new or amended permits.
The failure of our operations to comply with EHS laws and regulations, and permit requirements, may result in administrative, civil, and criminal penalties, imposition of investigatory, cleanup, and site restoration costs and liens, denial or revocation of permits or other authorizations, and issuance of injunctions to limit, suspend, or cease operations.
In addition, claims by third parties for damages to persons or property, or for injunctive relief, have been brought in the past against owners and operators of renewable energy projects similar to the projects we will own and operate, as a result of alleged environmental, health, and safety effects associated with such projects, and we expect such claims may be brought against us in the future.
Environmental Regulation
To operate our projects, we are required to obtain from federal, state, and local governmental authorities a range of environmental permits and other approvals, including those described below. In addition to being subject to these regulatory requirements, we have sometimes experienced significant opposition from third parties during the permit application process or in subsequent permit appeal proceedings.
Clean Water Act. In some cases, our projects are located near wetlands and we are required to obtain permits under the federal Clean Water Act from the U.S. Army Corps of Engineers, or the Army Corps, for the discharge of dredged or fill material into waters of the United States, including wetlands and streams. The Army Corps may also require us to mitigate any loss of wetland functions and values that accompanies our activities. In addition, we are required to obtain permits under the federal Clean Water Act for water discharges, such as storm water runoff associated with construction activities, and to follow a variety of best management practices to ensure that water quality is protected and effects are minimized.
Bureau of Land Management, or BLM, Right-of-Way Grants. Our projects may be located, or partially located, on lands administered by the BLM. Therefore, we may be required to obtain and maintain BLM right-of-way grants for access to, or operations on, such lands. Obtaining and maintaining a grant requires that the project conduct environmental reviews (discussed below) and implement a plan of development and demonstrate compliance with the plan to protect the environment, including potentially expensive measures to protect biological, archeological, and cultural resources encountered on the grant.
Environmental Reviews. Our renewable energy projects may be subject to federal, state, or local environmental reviews, including under the federal National Environmental Policy Act, or NEPA, which requires federal agencies to evaluate the environmental effects of all major federal actions affecting the quality of the human environment. The granting of a land lease, a right-of-way grant, a federal permit, or similar authorization for a major pre-construction project, or the interconnection of a significant private project into a federal project, generally is considered a major federal action that requires review under NEPA. As part of the NEPA review, the federal agency considers a broad array of environmental effects, including effects on air quality, water quality, wildlife, historical and archaeological resources, geology, socioeconomics, aesthetics, and alternatives to the project. The NEPA review process, especially if it involves preparing a full Environmental Impact Statement, can be time-consuming and expensive. A federal agency may decide to deny a permit based on its environmental review under NEPA, though in most cases a project would be redesigned to reduce effects or we would agree to provide some form of mitigation to offset effects before a denial is issued. Such measures are often implemented to occur during the operational phase, and may compromise or even require temporary cessation of operations under certain conditions such as seasonal migrations. As noted above and discussed more fully below, our renewable energy projects may be subject to similar environmental review requirements at the state and local level in jurisdictions with NEPA equivalents, such as the California Environmental Quality Act in California.
Threatened, Endangered and Protected Species. Federal agencies considering the permit applications for our projects are required to consult with the U.S. Fish and Wildlife Service, or USFWS, to consider the effect on potentially affected endangered and threatened species and their habitats under the federal Endangered Species Act, which prohibits and imposes stringent penalties for harming endangered or threatened species and their habitats. Our projects are also required to comply with the Migratory Bird Treaty Act, or MBTA, and the Bald and Golden Eagle Protection Act, which protect migratory birds and bald and golden eagles and are administered by the USFWS. Most states also have similar laws. Because the operation of renewable energy projects could result in injury or fatalities to protected birds and bats, federal and state agencies may require that we conduct avian and bat risk assessments prior to issuing permits for our projects. They may also require ongoing monitoring and mitigation activities, or financial compensation as a condition to issuing a permit for a project. We may also be required to obtain permits from the USFWS and state agencies authorizing the incidental take of certain protected species.
In addition to regulations, voluntary wind turbine siting guidelines established by the USFWS set forth siting, monitoring, and coordination protocols that are designed to support wind development in the United States while also protecting both birds and bats and their habitats. These guidelines include provisions for specific monitoring and study conditions which need to be met in order for projects to comply with these voluntary guidelines.
Historic Preservation. State and federal agencies may be required to consider a project’s effect on historical or archaeological and cultural resources under the federal National Historic Preservation Act or similar state laws, and may require us to conduct archaeological surveys or take other measures to protect such resources. Among other things, the National Historic Preservation Act requires federal agencies to evaluate the effect of all federally funded or permitted projects on historic properties (buildings, archaeological sites, etc.) through a process known as Section 106 review. Ongoing monitoring, mitigation activities, or financial compensation may be required as a condition of conducting project operations.
Clean Air Act. Certain operations may be subject to federal, state, or local permit requirements under the Clean Air Act, which regulates the emission of air pollutants, including greenhouse gases. Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and may continue to be made at the international, national, regional, and state levels of government to monitor and limit emissions of greenhouse gases.

The adoption and implementation of any international, federal, or state legislation, regulations or other regulatory initiatives that requires reporting of greenhouse gases or otherwise restricts emissions of greenhouse gases from our equipment and operations could require us to incur increased operating costs. In addition, increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods, droughts, and other extreme climatic events. If any such effects were to occur, they could have an adverse effect on our the construction and operation of our renewable energy projects.
Health & Safety. We are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the Comprehensive Environmental Response, Compensation and Liability Act, and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in the construction, operation, and maintenance of our projects.
Local Regulations. Our operations are subject to local environmental and land use requirements, including county and municipal land use, zoning, building, water use, and transportation requirements. Permitting at the local municipal or county level often consists of obtaining a special use or conditional use permit under a land use ordinance or code, or, in some cases, rezoning in connection with the project. Obtaining or maintaining a permit often requires us to demonstrate that the project will conform to development standards specified under the ordinance so that the project is compatible with existing land uses and protects natural and human environments. Local or state regulatory agencies may require modeling, testing, and, where applicable, ongoing mitigation of sound levels, radar, and other microwave interference, or shadow flicker in connection with the permitting and approval process. Local or state agencies also may require decommissioning plans and the establishment of financial assurance mechanisms for carrying out the decommissioning plan.
Other State and Local Programs. In addition to the federal requirements discussed above, our current projects, and any future projects we may acquire, are subject to a variety of state environmental review and permitting requirements. Many states where our projects are located, or may in the future be located, have laws that require state agencies to evaluate a broad array of environmental effects before granting state permits. The state environmental review process often resembles the federal NEPA process and may be more stringent than the federal review. Our projects also often require state law-based permits in addition to federal permits. State agencies evaluate similar issues as federal agencies, including a project’s effect on wildlife, historic sites, aesthetics, wetlands and water resources, agricultural operations, and scenic areas. States may impose different or additional monitoring or mitigation requirements than federal agencies. Additional approvals may also be required for specific aspects of a project, such as a stream or wetland crossing, effects to designated significant wildlife habitats, storm water management, and highway department authorizations for oversize loads and state road closings during construction. Permitting requirements related to transmission lines may be required in certain cases.
Finally, to the extent a project is located on Native American lands, our projects may be subject to a variety of environmental permitting and review requirements that are similar to, and potentially more stringent than, those arising under equivalent federal, state, and local laws, including those relating to the protection of cultural, historic, and religious resources.
Management, Disposal, and Remediation of Hazardous Substances
We own and lease real property and may be subject to federal, state, and local requirements regarding the storage, use, transportation, and disposal of petroleum products and toxic or hazardous substances, including spill prevention, control, and counter-measure requirements. Project properties and materials stored or disposed thereon may be subject to the federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and analogous state laws. If our owned or leased properties are contaminated, whether during or prior to our ownership or operation, we could be responsible for the costs of investigation and cleanup and for any related liabilities, including claims for damage to property, persons, or natural resources. That responsibility may arise even if we were not at fault and did not cause or were not aware of the contamination. In addition, waste we generate is at times sent to third-party disposal facilities. If those facilities become contaminated, we and any other persons who arranged for the disposal or treatment of hazardous substances at those sites may be jointly and severally responsible for the costs of investigation and remediation, as well as for any claims for damage to third parties, their property, or natural resources. We may incur significant costs in the future if we become responsible for the investigation or remediation of hazardous substances at our owned or leased properties or at third-party disposal facilities.

Government Incentives
U.S. federal, state, and local governments and utilities have established various incentives to support the development of renewable energy. These incentives have included accelerated tax depreciation, tax credits, cash grants, tax abatements, rebates, and RECs, or green certificates. These incentives help promote private sector investments in renewable energy and efficiency measures. Set forth below is a summary of various programs and incentives that we expect will apply to our business.
The federal government currently offers the investment tax credit under Section 48(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for the installation of certain solar power facilities. Under current U.S. federal income tax law, in general, a solar project must commence construction on or before December 31, 2019, and be placed in service before January 1, 2026, to qualify for the 30% investment tax credit. The investment tax credit is reduced to 26% for solar projects that commence construction in 2020, 2021, or 2022 and are placed in service before January 1, 2026, 22% for solar projects that commence construction in 2023 and are placed in service before January 1, 2026, and 10% for solar projects that commence construction after 2023 or are placed in service on or after January 1, 2026 regardless of when construction began. The depreciable basis of a solar facility is also reduced by 50% of the amount of any investment tax credit claimed. The IRS provided taxpayers guidance in Notice 2018-59 for determining when construction has begun on a solar facility. This guidance is relevant for any facilities which we seek to deploy in future years but take advantage of a higher tax credit rate available for an earlier year.
Many states offer an investment or production tax credit for renewable energy, that is additive to the investment tax credit. Further, many states and local jurisdictions have established property tax incentives for renewable energy equipment that include exemptions, exclusions, abatements, and credits. In addition, a number of states have adopted a renewable portfolio standard that requires regulated utilities to procure a specified percentage of total electricity delivered to custom ers in the state from eligible renewable energy sources, such as wind and solar energy systems, by a specified date. To prove compliance with such mandates, utilities must surrender RECs. System owners often are able to sell RECs to utilities directly or in REC markets.
Seasonality
The volume of energy we generate and therefore the amount of cash flows we receive from our projects is affected by weather and seasonality. A significant portion of our solar projects’ annual output is produced from May through September, when solar resources tend to be most favorable. Our wind projects also have seasonal variation in output, though the projects differ in terms of which months are more favorable. Our business also experiences seasonality in construction. Depending on location, it is often easier for construction to proceed during the spring, summer, and fall months than during the winter months. As a result, more projects typically reach COD during the first and fourth quarters of each year, rather than during the second and third quarters.
Competition
We operate in a capital-intensive industry that is currently highly fragmented and diverse, with numerous industry participants. We compete on the basis of contract price and terms, as well as the location of our projects. There is a wide variation in terms of the capabilities, resources, scale, and scope of the companies with which we compete, depending on the market. We believe we have numerous competitors with a varied mix of characteristics.
Employees and Human Capital Management
Following the completion of this offering and assuming the full transfer of our India-based team, we expect to have    employees in the United States and    employees in India.
We have formed an entity, which we refer to as DESRI India, through which we will conduct our operations in India following this offering, however our India-based operations and team are not expected to be fully transitioned to DESRI India at the completion of this offering. An affiliate of the D. E. Shaw group, D. E. Shaw India Private Limited, or DESIS, employs this team and we will agree to make an offer of employment by DESRI India to our India-based team following the completion of this offering. Prior to such transfer, DESIS will agree to provide services to us, which will allow us to continue to utilize our India-based team and related assets. It is also expected that DESIS will provide certain transition services to DESRI India through a transition services agreement following such transfer. See “Risk Factors—A significant portion of our operations are conducted or supported by our affiliate in India” and “Certain Relationships and Related Party Transactions—Transition Services Agreements.”

Insurance
We maintain insurance on terms generally carried by companies engaged in similar business and owning similar properties in the United States and whose projects are financed in a manner similar to our projects. As is common in our industry, however, we do not insure fully against all the risks associated with our business either because insurance is not available or because we believe that the premiums or terms for some coverage are prohibitive or commercially unreasonable. For example, the coverage for certain projects subject to high-hazard perils would typically be sub-limited in accordance with standard industry practice. We maintain varying levels of insurance for the pre-construction, construction, and operational phases of our projects, including property insurance, which, depending on the location of each project, may include catastrophic windstorm, flood, and earthquake coverage, transportation insurance, advance loss of profits insurance, business interruption insurance, general liability and umbrella liability insurance, time element pollution liability insurance, auto liability insurance, worker’s compensation and employers’ liability insurance, and title insurance. The “all risk” property insurance coverage is maintained in amounts based on the replacement value of our projects (subject to certain sub-limits for windstorm, hail, flood, wildfire, and earthquake risks) and the business interruption insurance generally provides 12 months of coverage in amounts that vary from project to project based on the revenue generation potential of each project. All types of coverage are subject to applicable deductibles. We generally do not maintain insurance for certain environmental risks, such as environmental contamination.
Legal Proceedings
We are from time to time subject to claims and litigation arising in the ordinary course of business. These claims and litigation may include, among other things, allegations of violation of labor, construction, and environmental laws and regulations, as well as claims or litigation relating to breach of contract and tort. We operate in multiple jurisdictions and, as a result, a claim in one jurisdiction may lead to claims or regulatory penalties in other jurisdictions.

OUR MARKET OPPORTUNITY
The renewable energy market represents one of the largest growth opportunities in the United States energy sector. Driven primarily by an ongoing replacement cycle of retiring coal and nuclear plants, solar and wind projects have undergone substantial growth over the past decade, providing 11% of total U.S. electricity generation in 2020 compared to 2% in 2010, according to the EIA. Per the EIA, the United States had 166 GW of installed solar and wind electricity generation capacity as of 2020. This growth is expected to continue. According to BNEF, 115 GW of solar and wind were installed in the United States over the past five years and another 219 GW are projected to be installed over the next five years; which would more than double the installed solar and wind electricity generation capacity over the five-year period (reflective of solar capacity on MWdc basis). This new capacity represents the TAM for our business over the next several years. We are a top-five, pure-play, renewable energy IPP in the United States based on total gross capacity of operating projects as of September 30, 2021, according to Wood Mackenzie.
Our primary focus is utility-scale solar, which is the largest and fastest growing opportunity within onshore renewable energy industry, based on 2021 to 2030 capacity installation projections from BNEF. Key growth trends include continuation of the replacement cycle, increasing economic competitiveness of renewables, growing corporate and investor support for renewable energy, technological advances such as the advent of large-scale battery storage, and increased demand driven by widespread electrification. While the energy replacement cycle has been and will continue to be an important driver of renewable energy growth, the falling cost of utility-scale solar energy means that solar projects are highly competitive within the spot power market. Furthermore, increasing adoption of batteries for energy storage is expected to unlock tremendous potential by helping mitigate the historical constraints on intermittent resources such as solar and wind, thereby increasing the opportunity set for our business. Battery storage also has the potential of adding another revenue stream to a project—whether capacity, merchant power, or ancillary revenues—that is incremental to the solar power revenues earned. We expect that these trends will continue driving high growth of our market and creating a significant market opportunity for our business.
Overview of the U.S. Renewable Energy Industry
Historically, the majority of power generation in the United States has been sourced from fossil fuels; however, the contribution of solar and wind power has increased over time, particularly over the past two decades. According to data from the EIA, in 2020, solar and wind generation accounted for 166 GW of total installed capacity, a significant increase from 3 GW in 2000.

Over the last 10 years, an ongoing replacement cycle of aging power plants, increasing economic competitiveness, decreasing costs, and technological advances have led to a significant increase in solar and wind contributions to U.S. power generation. Utility-scale solar, in particular, has been a key driver of this trend. According to BNEF, over 48 GWdc of utility-scale solar installations were added to the grid from 2015 to 2020, representing a 35% CAGR in cumulative installations from the beginning of 2015 through the end of 2020.

While demand for electricity in the United States saw limited growth in recent years, the continuation of the replacement cycle has led to renewable energy capturing an increasing market share of existing electricity demand. We expect that, in the future, widespread electrification of the economy will lead to increased demand, a substantial portion of which will be supplied by renewable energy. Indeed, a 2018 analysis by the NREL estimated that, relative to a reference case of little change in electrification, widespread electrification in the United States would lead to an increase of more than 20% in U.S. electricity consumption by 2050. The accelerated adoption of electric vehicles is expected to be a driver in the increase in power demand, with BNEF forecasting electric vehicles sales to reach 34% and 68% of global passenger vehicles in 2030 and 2040, respectively, up from 3% in 2020.
Utility-Scale Solar Growth
We believe that our focus on, and expertise in developing, utility-scale solar projects positions us to continue actively contributing to the growth of the renewable energy sector. Utility-scale solar is growing faster than any other onshore U.S. renewable generation source and is already one of the largest contributors to new generation in the United States. According to the EIA, 39% of the planned U.S. utility-scale generation capacity additions in 2021 are expected to be solar. The size of the opportunity set is substantial; BNEF forecasts that 213 GWdc of utility-scale solar, versus 91 GW of onshore wind, will be built in the United States from 2021 to 2030. 2020 was a record-year for utility-scale solar additions per BNEF, with an estimated 13.6 GWdc of new build, outpacing the 3.3 GWdc of new residential solar installations and 1.7 GWdc of C&I solar additions. BNEF predicts that the United States will continue to set new records for utility-scale solar additions in each of the next five years, adding over 20 GWdc per year through 2025. As a result, BNEF expects that total installed utility-scale solar capacity will increase from about 59 GWdc as of 2020 to over 270 GWdc by 2030. As a business with a diversified utility-scale asset base underpinned by utility-scale solar, we are well-positioned to benefit from continued high growth in this sector, creating an attractive investment opportunity.

Key Growth Drivers
Growth in the renewable energy industry is driven by a variety of factors that affect both the supply and demand for renewable power. Key factors include:
•	The replacement cycle for aging U.S. power plants;
•	Economic competitiveness of solar and wind resources with fossil generation;
•	Growing corporate and investor support for decarbonization of energy;
•	Battery storage increasing the viability of solar and wind as forms of baseload generation; and
•	Widespread electrification, including of equipment, transportation, and infrastructure that has historically been powered by fossil fuels.

We have been on the forefront of adapting to the evolving renewables landscape throughout our history, and, as opportunities move across markets, our geographically diversified asset base and experience with attuning business practices to changing opportunities allow us to be early movers in the highest-growth markets at any given time. Across our diversified portfolio of contracted projects in 25 U.S. states, we have already established a strong presence in key growth markets such as Illinois, Michigan, Virginia, and Wisconsin, among others. In the third quarter of 2021, we signed our first co-located battery storage and solar PPA for a project in New Mexico with 300 MW of generation capacity and 150 MW of storage capacity and started construction on the project.
While federal policy such as investment tax credits can play a significant role in particular growth cycles, we do not believe federal policy is a fundamental driver of the market. For additional information regarding federal policy, see “Business—Energy Regulatory Matters.”
The Replacement Cycle
The U.S. power industry has undergone substantial changes throughout history. Many power plants were built after World War II in the 1950s and 1960s to support industrial expansion. In the 1970s and 1980s, growing electricity demand and concerns about natural gas scarcity favored coal and nuclear generation as secure domestic sources of electricity. As a result, nearly 70% of the current U.S. coal generation capacity and over 95% of the current U.S. nuclear generation capacity came online between 1970 and 1990, according to 2019 data from the EIA. In the 1990s and 2000s, the advent of new natural gas exploration and production technologies, such as horizontal drilling, made the United States the largest global producer of natural gas and eased concerns about the scarcity of natural gas as a fuel source. This shift hastened the retirement of many of the oldest coal generation facilities and resulted in the proliferation of new power generation capacity fueled by natural gas. More recent retirements of nuclear generation facilities, such as the closure of New York’s Indian Point plant, will continue to extend the replacement cycle and drive demand for new renewable generation capacity. This phase of the replacement cycle is ongoing and is a significant driver of growth for our opportunity set: over the last two decades, solar and wind comprised over 53% of the growth in U.S. generation capacity, according to data from the EIA.
Today, a major driver of the demand for new energy projects continues to be the retirement and replacement of aging power plants in the United States. Over one-third of the current operating power generating capacity in the United States was built prior to 1980, and the capacity-weighted average age of the U.S. generation fleet is about 29 years, according to 2020 data from the EIA. Many of these plants are nearing the end of their designed useful life, which is typically 40 years for nuclear and coal plants and 20 years for natural gas plants. In recent years, older, less efficient plants have increasingly been retired rather than maintained and upgraded in light of the capital improvements that would be required. We expect that a significant proportion of these plants and the existing baseload generation in the United States will be replaced by renewable energy projects, primarily due to their competitive cost compared to fossil fuels and other methods of energy generation.

The magnitude of power generation capacity that will need to be replaced in the coming decades, along with the expected increase in demand for overall generation capacity, creates a large and attractive TAM for our business.

These trends are projected to contribute to greater renewables penetration in the United States, with solar and wind making up an increasing portion of generation capacity. According to the EIA, 9.1 GW of capacity, including 5.1 GW of nuclear and 2.7 GW of coal, is expected to retire in 2021 alone. The EIA expects retirements to continue accelerating over time, with an incremental 178 GW expected to retire by 2050. As a result of this ongoing replacement cycle and other growth drivers, the EIA estimates that renewables will account for almost 60% of 2020-2050 capacity additions, with their share of the U.S. electric generation mix more than doubling from 2020 to 2050. This significant growth is expected to be driven primarily by the deployment of solar resources, which the EIA anticipates will account for about 80% (over 400 GW) of all new renewable energy capacity. For example, in June 2021, the California Public Utilities Commission approved a plan for 11.5 GW of zero-carbon capacity, including battery storage, to be procured by 2026 to replace 3.7 GW of capacity from natural gas plants and 2.2 GW of capacity from the retiring Diablo Canyon nuclear plant.

This replacement cycle works in tandem with favorable state policies, such as RPSs and other clean energy goals, to drive growth in utility-scale solar across the entire United States. Historically, utility-scale solar has had a strong presence in the Western United States but over the last decade other regions have increasingly become major markets. This trend reflects the growth of utility-scale solar beyond the West and its diversification to a greater number of states across the country. In key growth markets and other markets, there remains substantial room for growth, and we will continue to be a nimble, proactive player across states and opportunities.
Economic Competitiveness of Solar and Wind Resources with Fossil Fuel Generation
Over the past decade, technological advances in the solar and wind industries, which have led to higher quality equipment, higher wattage modules, and advanced data analytics, have significantly decreased the cost of electricity generated from solar and wind projects. As a result, solar and wind projects are now among the lowest cost providers of electricity. The levelized cost of energy, or LCOE, represents the average cost (per unit of electricity) of building, financing, operating, and maintaining a power plant over its operating life, and is a means of comparing cost-competitiveness across different generation sources.
BNEF estimates that as of 1H 2021 the LCOE for new utility-scale solar and wind generation capacity entering service is, respectively, $35 and $36 per megawatt hour without any federal tax incentives or subsidies. This compares to $75 for solar in 2016 (53% decline) and $83 for wind in 2014 (57% decline). The current LCOE of renewables is lower than the cost of building new power plants that burn natural gas or coal and, in certain instances, is lower than the cost of operating existing fossil fuel generation. Furthermore, improvements in system performance and efficiency are contributing to continued declines in LCOE, making utility-scale renewable energy projects an increasingly preferred source of new generation capacity, even without incentives or subsidies and apart from environmental considerations. BNEF expects that the building and operating costs for solar and wind will further decline going forward, and we believe that such projects will continue to replace thermal power plants due to their growing marginal cost advantage, which will, in turn, fuel continued growth and expansion of our TAM. According to IHS Markit, utility-scale solar LCOE in PJM Interconnection, LLC, or PJM is expected to be lower than the levelized avoided energy cost starting in 2022. PJM is the largest ISO in the U.S. and is responsible for coordinating the flow of electric power across 13 states and the District of Columbia. According to a U.S. Department of Energy study in 2020, the average cost of serving 95% of MISO’s annual load with renewable generation by 2050 could be equivalent to the present-day wholesale electricity generation costs across MISO.

Growing Corporate and Investor Support for Decarbonization of Energy
Given the growing level of concern about climate change, many businesses and investors have publicly expressed support for the decarbonization of energy, and by extension, for renewable energy. Over 300 companies globally have committed to use 100% renewable energy sources through the RE100 initiative as of May 2021, and, as of May 2021, more than 20 U.S. utilities and IPPs had announced carbon reduction and net-zero goals, according to analysis by IHS Markit. In April 2021, over 400 U.S. businesses and investors representing over $4 trillion in annual revenue and over $1 trillion in assets under management, signed an open letter to President Biden expressing their support for the administration’s commitment to combatting climate change, including through setting a federal climate target to reduce emissions.
The declining costs of renewable energy also meaningfully contribute to an acceleration in corporate adoption of renewable resources as a cost-effective energy solution. Corporate demand is expected to drive significant utility-scale renewable capacity additions from 2021 to 2030. One example of this increasing trend is Amazon’s commitment to reach net zero carbon by 2040. In December 2021, Amazon announced 18 new renewable energy projects globally to advance its ambitious goal to power 100% of its activities with renewable energy by 2025—five years ahead of the original target of 2030. We believe that corporate and investor support for reducing the carbon intensity of their businesses and using renewable energy as a cost-effective energy resource will continue to accelerate increasing demand for renewable energy and grow our TAM. Utility-scale projects are best positioned to address the demand as a result of their scale and economic competitiveness.
Battery Storage Increases the Viability of Solar and Wind as Forms of Baseload Generation
The advent of large-scale battery storage represents another key driver of the massive TAM, growth potential, and revenue prospects for utility-scale solar and our business. Historically, one of the limitations on the viability of solar and wind power generation as a form of baseload generation has been the intermittent nature of the energy source. Batteries have been considered a possible solution but have not been seen as commercially viable until recently. By supplementing the ability of co-located projects to release power to the grid without the sun shining or wind blowing, battery storage reduces the constraints of solar and wind as intermittent power resources and dramatically increases their use case. Pairing a battery storage project with a wind or solar asset increases the flexibility and reliability of the asset, supporting higher penetration of solar and wind as forms of baseload generation in the United States.
Batteries also add another revenue stream to a project, whether through capacity, merchant power, or ancillary revenues, that is incremental to the solar power revenues earned. The broader battery industry is an innovative and growing market with mature technologies, driven in large part by the spread of electric vehicles and electric charging stations. From conglomerates like Samsung and SK to auto companies like Tesla and Ford, enterprises are spending significant research and development capital on battery technology. Until recently, the state of battery technology had not been sufficiently advanced to make it a viable or attractive option for utility-scale power projects; however, new technologies and decreasing battery costs, driven in part by the commercialization of electric vehicles, have created a significant opportunity in the U.S. energy sector. As a result, the U.S. battery storage market is experiencing unprecedented growth. According to BNEF, the United States added 1.1 GW / 2.5 GWh of energy storage in 2020 and is projected to deploy another 18.9 GW / 48.2 GWh of energy storage projects from 2021 to 2023, driven partly by utilities’ efforts to support higher penetration of renewables and pursue clean energy goals. Falling solar and battery costs, as well as federal investment tax credit eligibility, make co-located solar plus energy storage assets, or PVS, an increasingly competitive energy source. PVS facilities are already cost-competitive with new gas peaker plants, according to BNEF, which also estimates that 28 GWdc of solar and 39 GWh of batteries across co-located projects were announced, permitted, or had secured financing as of May 2021. The increasing competitiveness of PVS facilities is expected to further increase as the broader battery industry continues to develop innovative, cost-effective technologies to meet growing demand for electric vehicles, charging infrastructure, and broader electrification.
Widespread Electrification, Including of Equipment and Infrastructure that has Historically Been Powered by Fossil Fuels
The proliferation of personal technologies powered by electricity, from smartphones to smart homes, is already contributing to the substantial demand for electricity in the United States. In addition to massive existing demand, we anticipate increased electrification of the broader economy through new energy end-uses that have traditionally been powered by fossil fuels, such as transportation, industrial processes, cryptocurrency and blockchain, and space and water heating. BNEF expects annual electric vehicle sales in the United States to reach 1.8 million in 2025 (11% sales share), 6 million in 2030 (35% sales share), and 11 million in 2040 (74% sales share). Industrial electrification will be driven both by corporate efforts to reduce greenhouse gas emissions, and technological advances that make electric systems increasingly efficient and economical alternatives to existing systems. Indeed, the EIA projects industrial and transportation electricity end-uses to increase from 1,012 TWh and 10 TWh in 2020 to 1,356 TWh and 121 TWh in 2050, respectively. We believe the new generation required to meet the increased demand from increasingly widespread electrification will be provided in large part by new renewable energy capacity.

MANAGEMENT
Directors, Executive Officers, and Significant Employees
Set forth below are the names, ages, and positions of our directors, executive officers, and significant employees as of the date hereof.
Name	Age	Position
Bryan Martin*	54	Co-Founder, Executive Chairman, and Chairman of the Board
David Zwillinger*	42	Co-Founder, Chief Executive Officer, and Director
Manhal Aboudi	58	Principal, Engineering, Procurement and Construction
Chris Clevenger	46	Chief Operating Officer
Thomas de Swardt	37	Chief Commercial Officer
Alicia Estella	40	Principal, Accounting and Risk Management
Aileen Kenney	45	Executive Director, Project Management and Development
Stan Krutonogiy*	43	Chief Financial Officer
Hy Martin	35	Chief Development Officer
Sachin Patha	40	Executive Director, Acquisitions and Finance
Russell Petrella, Jr.*	38	General Counsel, Chief Compliance Officer, and Corporate Secretary
Bob Schoenherr	32	Executive Director, Acquisitions and Finance
Colleen Foster	55	Director Nominee
Julius Gaudio	51	Director Nominee
Edward Stern	63	Director Nominee
Tym Tombar	48	Director Nominee
Peter Wilde	53	Director Nominee
*	Executive officer
Bryan Martin. Mr. Martin is the Executive Chairman of DESRI, which he co-founded in 2010. He is also the Chairman of our board of directors, chairs the Compensation Committee, co-chairs the Operating Committee, and previously served as DESRI’s Chief Executive Officer. Under Mr. Martin’s leadership, DESRI has successfully navigated the rapid evolution of renewable energy to become one of the leading companies in the industry. He has driven DESRI’s strategic direction and achieved several significant milestones for the business, including our early and first-mover entry into a number of markets and the creation of our internal development capabilities, while maintaining steady growth throughout a wide range of market conditions.
Throughout his career, Mr. Martin has been an innovator and a pioneer, building companies and management teams in high-growth, capital-intensive industries. Prior to founding DESRI, he was a member of the board of directors for two other historically-important renewable energy companies, First Wind and Deepwater Wind. As Chairman of the Board of Deepwater Wind, Mr. Martin was instrumental in developing the first offshore wind farm in the U.S.
Mr. Martin also currently serves as a Managing Director of the D. E. Shaw group, a position from which he will resign concurrent with the consummation of this offering. At the D. E. Shaw group he led the U.S. Private Equity team from 2005 through 2019. He joined J.P. Morgan Partners, L.L.C. in 2000 and was a Partner from 2002 until 2005. He started his career at Fidelity Investments where he was an equity analyst focused on the energy industry. From 2007 to 2020, Mr. Martin served on the board of directors of James River Group Holdings, Ltd. He has also has served on the boards of a number of other public and private companies.
Mr. Martin holds an M.B.A. from the Kellogg School of Management, Northwestern University and a B.A. in History from Yale University.
David Zwillinger. Mr. Zwillinger is the Chief Executive Officer of DESRI, which he co-founded in 2010. He is also a member of the Company’s board of directors, and previously served as DESRI’s President. As Chief Executive Officer, Mr. Zwillinger is responsible for the overall management of DESRI. He has significant experience in project development, acquisitions, financing, and operations. His long-term strategic focus on the renewables industry, combined with tactical project execution, has enabled DESRI to succeed in both favorable and challenging market conditions.

Mr. Zwillinger also currently serves as a Managing Director of the D. E. Shaw group, a position from which he will resign concurrent with the consummation of this offering. He was previously a senior member the U.S. Private Equity team at the D. E. Shaw group from 2005 to 2019. From 2007 to 2019, Mr. Zwillinger served on the board of directors of James River Group Holdings, Ltd. He is also a member of the board of the Solar Energy Industry Association and previously served on the board of First Wind.
Mr. Zwillinger began his career at Merrill Lynch & Co. where he was a member of the merger and acquisitions group from 2001 to 2003 and also was a private equity associate at J.P. Morgan Partners, L.L.C. from 2003 to 2005. Mr. Zwillinger holds a B.A. in Economics and a B.S. in Finance from Rutgers University.
Manhal Aboudi. Mr. Aboudi joined the DESRI in 2018 and has served as DESRI’s Principal, Engineering, Procurement and Construction since 2021. In his role, Mr. Aboudi is focused on design, engineering, and procurement and works closely with the Company’s asset managers on improving project performance. Prior to joining DESRI, Mr. Aboudi was a Director at First Solar, a renewable energy company, from 2017 to 2018. Earlier in his career, Mr. Aboudi worked as a Vice President of Technology and Procurement at 8minute Solar Energy, Founder and CEO of Semper Energy, Director of Strategic Planning at Advent Solar, and a Program Manager at Intel. Mr. Aboudi holds a M.B.A. from Arizona State University and a B.S.C. from Bagdad University in electrical engineering. Mr. Aboudi has also held the title of Vice President at the D. E. Shaw group since 2018 and will resign from that role concurrent with the consummation of this offering.
Christopher Clevenger. Mr. Clevenger joined DESRI in 2018 and has served as DESRI’s Chief Operating Officer since that time. In this role, Mr. Clevenger is focused on the construction, operation, and maintenance of DESRI’s portfolio of renewable energy projects, as well as portfolio risk management, asset management, environmental permitting, and decommissioning. From 2008 to 2018, Mr. Clevenger was the Chief Executive Officer of Kifco, Inc., a manufacturer of agricultural equipment, and continues to serve as a member of its board of directors. He is also a managing member of Owl Creek Partners and Owl Creek Renewables, a private investment firm that he founded in 2007. Mr. Clevenger holds an M.B.A. in finance and a B.S. in Science Business, both from the University of Notre Dame.
Thomas de Swardt. Mr. de Swardt started working with DESRI since its founding and has served as DESRI’s Chief Commercial Officer since 2020. In this role, Mr. de Swardt is focused on the Company’s investment and finance transactions. Mr. de Swardt holds an M.B.A. from the Wharton School at the University of Pennsylvania, and a B.A. in Political Science from Columbia University. Mr. de Swardt joined the D. E. Shaw group in 2008, has held the title of Senior Vice President of the D. E. Shaw group since 2017, and will resign from that role concurrent with the consummation of this offering.
Alicia Estella. Ms. Estella started working with DESRI in 2018 and has served as DESRI’s Principal, Accounting and Risk Management since 2021. In this role, she is responsible for the Company’s accounting, financial reporting, and internal controls. She started her career at Ernst & Young from 2004 to 2008, where she most recently served as a Senior Associate in the Real Estate Assurance practice. Ms. Estella holds a M.S. and B.S. in Accounting from the University of Florida and is a Certified Public Accountant through the State of New York. Ms. Estella joined the D. E. Shaw group in 2008, has held the title of Vice President of the D. E. Shaw group since 2013, and will resign from that role concurrent with the consummation of this offering.
Aileen Kenney. Ms. Kenney started working with the DESRI team in 2010, and has been Executive Director, Project Management and Development at DESRI since joining the company as an employee in 2021. In this role, she is focused on project management and mid-stage development; she is also the lead for permit and environmental compliance for the DESRI portfolio. Before joining DESRI, Ms. Kenney was the founder and President of Bask Energy, L.L.C., a boutique renewable development, permitting, and stakeholder relations firm, from 2019 to 2020. From 2018 to 2019, she was the Vice President for Development at Ørsted U.S., a renewable energy company, and from 2010 to 2018 she worked at Deepwater Wind, an offshore wind company, where she held the title of Senior Vice President at the time of the company’s merger with an affiliate of Ørsted U.S. Ms. Kenney holds a M.A. and a B.A. in Environmental Science and Policy from Clark University.
Stan Krutonogiy. Mr. Krutonogiy joined DESRI in 2018 and has served as DESRI's Chief Financial Officer since that time. In this role, Mr. Krutonogiy is responsible for corporate finance, accounting, financial reporting, audit, treasury, financial planning and analysis, and tax compliance. Before joining DESRI, from 1999 to 2018, Mr. Krutonogiy held various financial roles at Citigroup, a global investment bank and a financial services company, that included treasury, capital planning, and structured finance. From 2014 to 2018, he was Director and a Co-Head of the Alternative Energy Finance, Utility Scale business, where he specialized in tax equity investments. Mr. Krutonogiy holds a B.A. in Economics and Computer Science from Cornell University.
Hy Martin. Mr. Martin joined DESRI in 2016 and has served as DESRI's Chief Development Officer since 2019. In his role, he is focused on the development of the company’s renewable energy project pipeline across the United States, including project origination, market entry, interconnection, permitting, offtake, and acquisition of development assets. From 2015 to 2016, Mr. Martin was a Director at SunEdison, a renewable energy company. Mr. Martin holds an M.B.A. from Harvard Business School, an M.P.A. from Harvard Kennedy School, as well as a B.S. in Physics, a B.S. in Engineering Science, and a B.A. in Philosophy from the University of Virginia. Mr. Martin has also held the title of Vice President at the D. E. Shaw group since 2018 and will resign from that role concurrent with the consummation of this offering.
Sachin Patha. Mr. Patha started working with DESRI in 2014 and has served as an Executive Director, Acquisitions and Finance since 2019. Mr. Patha has been a leader of DESRI’s office in Hyderabad, India and has been responsible for helping grow DESRI’s Hyderabad-based team. Mr. Patha holds a M.S. in Finance from the Birla Institute of Technology & Science, Pilani. Mr. Patha joined the D. E. Shaw group in 2006, served as an Associate Director at DESIS from 2017 until 2021, and has held the title of Deputy Director at DESIS since 2021. Mr. Patha will initially provide services to DESRI pursuant to a transition services agreement prior to his expected transfer to DESRI India.
Russell Petrella, Jr. Mr. Petrella joined DESRI in 2015 and has headed DESRI’s legal and compliance function since 2016. Mr. Petrella is currently DESRI’s Chief Counsel and, upon the consummation of this offering, will assume the titles of General Counsel, Chief Compliance Officer, and Corporate Secretary. Mr. Petrella previously was an associate at Skadden, Arps, Slate, Meagher & Flom LLP, an international law firm, from 2009 until 2015. Mr. Petrella holds a J.D. from the University of Michigan Law School and a B.S. in Plant Sciences from Cornell University. Mr. Petrella has also held the title of Senior Vice President at the D. E. Shaw group since 2019 and will resign from that role concurrent with the consummation of this offering.
Robert Schoenherr. Mr. Schoenherr joined DESRI in 2015 and has served as an Executive Director, Acquisitions and Finance since 2020. In his role, he is focused on project development, origination, and execution, and financing for new project development, as well as mergers and acquisitions. Mr. Schoenherr started his career at GE Capital, Energy Financial Services from 2011 to 2015. Mr. Schoenherr holds a B.A. in Communications from Boston College. Mr. Schoenherr has also held the title of Vice President at the D. E. Shaw group since 2018 and will resign from that role concurrent with the consummation of this offering.
Colleen Foster. Ms. Foster is expected to join our board of directors upon completion of this offering. Ms. Foster worked for Goldman Sachs from 1999 to 2021, working in both their Investment Banking and Global Markets divisions. She served as the Global Head of Goldman Sach’s Commodities Finance Solutions Team and her leadership made it a leading franchise in the marketplace. Ms. Foster received her M.S. in Financial Markets & Trading from the Illinois Institute of Technology and her B.A. in Economics from the University of Michigan. We believe Ms. Foster’s strong background in finance and commodities qualifies her to serve on our board of directors.
Julius Gaudio. Mr. Gaudio is expected to join our board of directors upon completion of this offering. Mr. Gaudio is a managing director of D. E. Shaw & Co., L.P. and, as a member of the Executive Committee of D. E. Shaw & Co., L.P. and D. E. Shaw & Co., L.L.C., jointly supervises the D. E. Shaw group’s worldwide businesses. In addition, Mr. Gaudio is a member of the firm’s Risk Committee, which is responsible for firmwide risk management and capital allocation. He joined the D. E. Shaw group in 1993 and has been engaged in the formation, trading, and management of a number of investment strategies operated by the D. E. Shaw group. Mr. Gaudio is ultimately responsible for the firm’s Corporate Credit, Convertible Securities, Asset-Backed Strategies, and Fundamental Equities investment units, as well as the firm’s private investment activities, including DESRI. He earned his A.B. in honors economics at Harvard University in 1993, graduating magna cum laude, and was awarded a John Harvard Scholarship for academic distinction, with coursework focusing on international monetary economics. We believe that Mr. Gaudio’s significant experience with our business qualifies him to serve on our board of directors.
Edward M. Stern. Mr. Stern is expected to join our board of directors upon completion of this offering. Mr. Stern currently serves as Chief Executive Officer of PowerBridge LLC, a company that he founded in 2005. PowerBridge specializes in development, construction, financing, and management of energy transmission infrastructure. Prior to that, Mr. Stern was the CEO of Enel North America and its predecessor, which developed, acquired, owned, and financed numerous renewable energy projects throughout the Americas. Mr. Stern has also served on many public and private boards, most recently on the boards of CAN Capital, Inc., Deepwater Wind Holdings, LLC, and FMC GlobalStat Holdings, Inc., and on the advisory board of Starwood Energy Group Global, LLC, a private equity firm specializing in energy and infrastructure investments. He received B.A., J.D. and M.B.A. degrees from Boston University. He is also a member of the Massachusetts Bar and the Federal Energy Bar. We believe Mr. Stern’s thirty-five year career in the energy industry, in which he has led the successful development, financing, construction, operation and ownership of major energy and infrastructure projects, qualifies him to serve on our board of directors.
Tym Tombar. Mr. Tombar is expected to join our board of directors upon completion of this offering. Mr. Tombar currently serves as a Managing Director of private equity fund managers, SW Capital Partners, Inc., which he co-founded in 2011, and also Arcadius Capital Partners, Inc., which he co-founded in 2014. Before co-founding these fund managers, he was a Managing Director and co-head of Scotiabank’s Energy Private Equity group. Previously, Mr. Tombar held various positions at Goldman, Sachs & Co., leading deal teams through the sourcing, execution, and management of primary market energy investments in securities and loans and working within the investment banking division. Mr. Tombar currently serves as a director of Cactus, Inc. He holds an M.B.A. in General Management from Stanford University and an A.B. in Applied Math and Economics from Harvard University. We believe Mr. Tombar’s significant experience in both the energy and investing sectors qualifies him to serve on our board of directors.
Peter O. Wilde. Mr. Wilde is expected to join our board of directors upon completion of this offering. Mr. Wilde is the co-founder and Chairman of Providence Strategic Growth Capital Partners L.L.C. (“PSG”) and serves as a member of the investment committee of PSG’s North American and European funds. In addition, Mr. Wilde joined Providence Equity Partners L.L.C. (“Providence”) in 2002, co-ran Providence’s North America division from 2012 to 2020 and remains a member of the investment committee of the Providence funds. Mr. Wilde also serves on the board of directors for Asurion, KPA, Government Brands, Next Glass, Therapy Brands and Vehlo. He previously served on the boards of several innovative companies, including Archipelago Learning, Ascend Learning, Blackboard, Decision Resources, Galileo Global Education, GlobalTranz, Globeducate, n2y, PADI, Study Group, TCP, TES, Vector Solutions and Vistage. Mr. Wilde received an M.B.A. from Harvard Business School and a B.A. from Colorado College. We believe Mr. Wilde’s extensive investment portfolio experience qualifies him to serve on our board of directors.
Board of Directors
In connection with this offering, we will amend and restate our certificate of incorporation and bylaws. Our amended and restated certificate of incorporation will provide that the number of directors of our board shall be established from time to time by our board of directors. Immediately after this offering, our board of directors will initially be composed of seven members.
After this offering, our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Our current directors will be divided among the three classes as follows:
•	the Class I directors will be Bryan Martin and David Zwillinger, and their initial terms will expire at the first annual meeting of stockholders following this offering;
•	the Class II directors will be Colleen Foster, Edward Stern, and Tym Tombar, and their initial terms will expire at the second annual meeting of stockholders following this offering; and
•	the Class III directors will be Julius Gaudio and Peter Wilde, and their initial terms will expire at the third annual meeting of stockholders following this offering.
Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation, or removal. Any increase or decrease in the number of directors will be distributed evenly among the three classes so that each class will consist of as near an equal number of directors as possible. This classification of our board of directors may have the effect of delaying or preventing a change in control of our Company. See the section entitled “Description of Capital Stock—Anti-Takeover Effects of Delaware Law and Our Organizational Documents—Classified Board of Directors.”
Director Qualifications
When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Director Independence
Our board of directors has determined that Colleen Foster, Edward Stern, Tym Tombar, and Peter Wilde are “independent directors” as defined under the listing requirements of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.” In addition to determining whether each director satisfies the director independence requirements set forth in the listing requirements of Nasdaq, in the case of members of the audit committee, our board of directors will also make an affirmative determination that such members also satisfy separate independence requirements and current standards imposed by the SEC and Nasdaq rules for audit committee members.
There are no family relationships among any of our directors or executive officers.
Controlled Company Exemption
We will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. As a controlled company, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements, including the requirement that, within one year of the date of the listing of our common stock a majority of our board of directors consists of “independent directors,” as defined under Nasdaq rules.
Following this offering, as long as Mr. Martin and Mr. Zwillinger collectively control a majority of the voting power of our outstanding shares of common stock with respect to the election of directors, we may utilize certain of these exemptions. Immediately following this offering, we do not expect that the majority of our directors or the majority of directors on our compensation and nominating committees will be independent. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we cease to be a “controlled company” and our common stock continues to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods.
These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the requirements of Rule 10A-3 under the Exchange Act and Nasdaq rules within the applicable time frame.
Role of our Board in Risk Oversight
We face a number of risks, including those described in the section titled “Risk Factors” included elsewhere in this prospectus. Our board of directors believes that risk management is an important part of establishing, updating, and executing on our business strategy. Our board of directors, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and financial condition and performance of us. Our board of directors focuses its oversight on the most significant risks facing us and on its processes to identify, prioritize, assess, manage, and mitigate those risks. Our board of directors and its committees receive regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal, and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.
Committees of the Board of Directors
Upon the completion of this offering, we will establish the following committees of our board of directors:
Audit Committee
The primary responsibilities of our audit committee will be, among other things, to:
•
review the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and track management’s corrective action plans where necessary;

•	review our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	review our financial risk and control procedures, compliance programs, and significant tax, legal, and regulatory matters;
•
appoint our independent registered public accounting firm, evaluate its independence and performance, and set clear hiring policies for employees or former employees of the independent registered public accounting firm; and

•	review and approve or ratify any proposed related person transactions, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee.
The members of the audit committee are Tym Tombar (chair), Edward Stern, and Colleen Foster. Rule 10A-3 under the Exchange Act and the corporate governance standards of Nasdaq require that our audit committee have at least one independent member upon the listing of our common stock, have a majority of independent members within 90 days of the date of this prospectus, and be composed entirely of independent members within one year of the date of this prospectus. Our board of directors has affirmatively determined that Tym Tombar, Edward Stern, and Colleen Foster meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 under the Exchange Act and the corporate governance standards of Nasdaq. Our board of directors has determined that each director appointed to the audit committee is financially literate, and our board of directors has determined that Tym Tombar is our audit committee financial expert.
Compensation Committee
The primary responsibilities of our compensation committee will be, among other things, to:
•	review, modify, and approve (or if it deems appropriate, make recommendations to the board of directors regarding) our overall compensation strategy and policies;
•	review and approve, or make recommendations to the board of directors with respect to, the compensation of our directors, officers, and other individuals we compensate;
•
review and approve corporate goals and objectives relevant to executive officer compensation, evaluate officer performance in light of those goals and objectives, and determine, or make recommendations to the board of directors regarding, executive officer compensation levels based on such evaluation; and

•	review and make recommendations with respect to our equity and equity-based compensation plans.
Upon the completion of this offering, the members of the compensation committee will be Bryan Martin (chair), Julius Gaudio, and Edward Stern. Because we will be a “controlled company” under Nasdaq rules, our compensation committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the compensation committee accordingly in order to comply with such rules.
Nominating and Corporate Governance Committee
The primary responsibilities of our nominating and corporate governance committee will be, among other things, to:
•
review the performance of our board of directors and make recommendations to our board of directors regarding the selection of candidates, qualification and competency requirements for service on our board of directors, and the suitability of proposed nominees as directors;

•	develop and recommend to our board of directors a set of corporate governance principles applicable to us;
•	oversee the evaluation of our board of directors and management;
•	recommend guidelines or rules to cover specific categories of transactions; and
•	oversee our corporate social responsibility strategy and initiatives.
Upon the completion of this offering, the members of the nominating and corporate governance committee are Peter Wilde (chair), Colleen Foster, and David Zwillinger. Because we will be a “controlled company” under Nasdaq rules, our nominating and corporate governance committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the nominating and corporate governance committee accordingly in order to comply with such rules.
Operating Committee
The primary responsibility of our operating committee will be to review and approve certain of our transactions, investment decisions, and other corporate actions. Our operating committee will be composed of certain members of the board of directors, who will be voting members, and certain officers as designated by the committee, who will be non-voting members. Upon the completion of this offering, the voting members of the operating committee will be Bryan Martin (co-chair), David Zwillinger (co-chair), and Julius Gaudio, and the non-voting members will be Chris Clevenger, Stan Krutonogiy, Hy Martin, Russell Petrella, Jr., and Thomas de Swardt.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or has served during the last completed fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.
Code of Business Conduct and Ethics
We will adopt a Code of Business Conduct and Ethics, which will be posted on our website at www.DESRI.com, that applies to all employees and each of our directors and executive officers, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct and Ethics will be to promote, among other things, honest and ethical conduct, full, fair, accurate, timely, and understandable disclosure in public communications and reports and documents that we file with, or submit to, the SEC, compliance with applicable governmental laws, rules, and regulations, accountability for adherence to the code, and the reporting of violations thereof.
We intend to post on our website any amendments to the Code of Business Conduct and Ethics and any waivers that are required to be disclosed.

EXECUTIVE COMPENSATION
Our named executive officers for the fiscal year ended December 31, 2021, which consist of our Chief Executive Officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2021, are as follows:
•	David Zwillinger, Co-Founder and Chief Executive Officer;
•	Bryan Martin, Co-Founder and Executive Chairman; and
•	Stan Krutonogiy, Chief Financial Officer.
Pre-IPO Compensation
We currently operate as a business unit within the D. E. Shaw group. During 2021, our named executive officers participated in the compensation and benefit plans of the D. E. Shaw group. As a result, this section discusses the compensation and benefit plans of the D. E. Shaw group as they applied to our named executive officers, and, unless specifically noted, references herein to elements of “our” executive compensation program refer to the compensation and benefit plans of the D. E. Shaw group.
Post-IPO Compensation
Following the completion of this offering, our compensation committee will oversee the compensation plans, policies and programs for our named executive officers and is expected to implement compensation plans, policies and programs that are different from those described in the tabular and narrative disclosure below. Specifically, we expect to implement compensation plans, policies and programs that incorporate the following key compensation elements: base salary, annual incentive compensation and long-term equity-based compensation. Annual base salaries will provide a fixed level of base compensation to our executive officers and employees based on prior experience and day-to-day scope of responsibility that will help attract and retain talent. Because we believe that our compensation plans, policies and programs should be primarily performance-based, we expect to implement an incentive compensation program based on annual performance objectives that are designed to align compensation with our business strategy and motivate and reward high individual performance. In order to further align the interests of our executive officers and employees with those of our shareholders and encourage sustainable performance that will deliver long-term value to our shareholders, we also expect to adopt the DESRI Inc. 2022 Omnibus Incentive Plan prior to the completion of this offering, as described below under the section entitled “—DESRI Inc. 2022 Omnibus Incentive Plan”, pursuant to which we expect to grant long-term equity-based awards to executive officers and employees. Finally, our named executive officers will receive shares of common stock of DESRI Inc. and restricted stock awards under the DESRI Inc. 2022 Omnibus Incentive Plan in connection with the Reorganization Transactions.
Summary Compensation Table for 2021
The following table summarizes the total compensation paid to or earned by each of our named executive officers for the applicable year.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
David Zwillinger, Co-Founder and Chief Executive Officer	2021
	2020	$500,000	$1,469,632	$6,257,402	$13,978,558	$22,205,591
Bryan Martin, Co-Founder and Executive Chairman	2021
	2020	$500,000	$1,587,028	$6,389,674	$14,648,235	$23,124,937
Stan Krutonogiy, Chief Financial Officer	2021
	2020	$500,000	$109,728	$85,256	$14,942	$709,926
(1)	Amounts shown in this column for each year reflect base salary earned during the year.
(2)
Amounts shown in this column for each year represent (i) amounts paid in the following year in respect of the annual cash incentive bonuses under our annual year-end cash bonus programs in respect of D. E. Shaw group performance in the applicable year that were not mandatorily deferred under our deferred compensation plan and (ii) the principal amounts (not including earnings) of the portions of the annual cash incentive bonuses under our annual year-end cash bonus programs in respect of D. E. Shaw group performance in each of the three years preceding the applicable year that were mandatorily deferred under our deferred compensation plan and became vested on December 31 of the applicable year based on continued employment through such date. For 2021, the principal deferral amounts described in clause (ii) of the preceding sentence are currently fully reflected in the table; however, only a portion of the annual cash incentive bonus amounts described in clause (i) in the preceding sentence and payable to Messrs. Zwillinger and Martin is determinable as of the date of this prospectus and reflected in the table, and no part of the annual cash incentive bonus amount described in clause (i) in the preceding sentence and payable to Mr. Krutonogiy is determinable as of the date of this prospectus or reflected in the table. We expect to be able to determine the full amounts payable to Messrs. Zwillinger and Martin for 2021 in respect of their annual cash incentive bonuses by June 2022 and the amount payable to Mr. Krutonogiy for 2021 in respect of his annual cash incentive bonus by February 2022, and we will file a Current Report on Form 8-K with this information when these amounts are finally determined. Earnings on the principal amounts deferred under our deferred compensation plan that became vested on December 31 of the applicable year are reportable in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for the year earned and are not reported in this column upon payment.
(3)
Amounts shown in this column for each year reflect earnings during the applicable year on amounts that were mandatorily deferred for our named executive officers under our deferred compensation plan (including earnings on amounts deferred under our deferred compensation plan that vested on December 31 of the applicable year based on continued employment through such date), where the return on such deferred amounts is not the same as the returns available on generally available investments or investments available under our tax-qualified 401(k) retirement plan to all employees for the applicable year. For 2021, these amounts are not determinable as of the date of this prospectus and are not currently reflected in the table. We expect to be able to determine the total amounts payable to our named executive officers for 2021 with respect to this program by April 2022, and we will file a Current Report on Form 8-K with this information when these amounts are finally determined.

(4)
Amounts shown in this column for each year represent (i) for Messrs. Zwillinger and Martin, distributions received with respect to the applicable year under our strategy specific private equity compensation programs, pursuant to which they are allocated a percentage of the profits and/or losses generated by specific private equity investments of the D. E. Shaw group completed prior to 2010 in which they no longer have any active management roles, (ii) for each of our named executive officers, distributions received with respect to the applicable year from the net revenues and sales proceeds available for distribution from specific renewable energy projects originated and developed by DESRI Holdings, L.P. and its direct and indirect subsidiaries based on their respective shares of interest in the specified projects that were not mandatorily deferred under our deferred compensation plan, as well as payments in respect of investment tax credits that accrued in the applicable year with respect to the relevant projects, (iii) for each of our named executive officers, distributions equal to the principal amounts (not including earnings) of the portions of the distributions from the net revenues and sales proceeds from specific renewable energy projects originated and developed by DESRI Holdings, L.P. that were mandatorily deferred in prior years under our deferred compensation plan and became vested on December 31 of the applicable year based on continued employment through such date, and (iv) for each of our named executive officers, the value of company-paid life insurance and personal umbrella insurance premiums, 401(k) company matching contributions, tax preparation services and charitable matching contributions for the applicable year. For 2021, the principal deferral amounts described in clause (iii) of the preceding sentence and the payments and benefits described in clause (iv) of the preceding sentence are currently fully reflected in the table; however, only a portion of the net revenues and sales proceeds described in clause (ii) in the preceding sentence is determinable as of the date of this prospectus and reflected in the table (subject to any deferral adjustments and the obligation to return any overpayments), and no part of the strategy specific private equity compensation payments described in clause (i) in the preceding sentence is determinable as of the date of this prospectus or reflected in the table. We expect to be able to determine the full amounts payable to our named executive officers for 2021 with respect to their net revenues and sales proceeds by June 2022 and the amounts payable to our named executive officers for 2021 with respect to the strategy specific private equity compensation payments by February 2022, and we will file a Current Report on Form 8-K with this information when these amounts are finally determined. Earnings on the principal amounts deferred under our deferred compensation plan that became vested on December 31 of the applicable year are reportable in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for the year earned and are not reported in this column upon payment.

2021 Executive Compensation Elements
Each of our named executive officers was provided with the following material elements of compensation in 2021:
Base Salary
We provide an annual base salary of $500,000 to each of our named executive officers. Base salaries provide a fixed amount of base compensation to our named executive officers and generally comprise a small portion of their total annual compensation. We did not increase the annual base salaries of our named executive officers in 2020 or 2021.
Annual Cash Incentive Bonus
The annual cash incentive bonuses payable to each of Messrs. Zwillinger and Martin in respect of each year are determined based on their respective numbers of percentage points (calculated based on the number of “MD points” held for the year compared to the MD points held by all other managing directors of the D. E. Shaw group for the year) in an annual cash incentive pool established for managing directors at the D. E. Shaw group pursuant to their profits interests in the D. E. Shaw group (which are described in further detail below in the section entitled “—Profits Interests in the D. E. Shaw Group”). The annual cash incentive pool for the year is equal to a portion of the residual partnership profits earned by the D. E. Shaw group for the year, subject to the minimum compensation targets described below. For each year, each individual bonus is equal to (i) the value of the named executive officer’s percentage points in the annual cash incentive pool, less (ii) the amount of the named executive officer’s annual base salary, less (iii) certain of the D. E. Shaw group’s losses for the year that are allocated to the named executive officer. For each year, a portion of the annual cash incentive bonus equal to 35% of the sum of (i) the value of the named executive officer’s percentage points in the annual cash incentive pool, less (ii) any losses for the year that are allocated to the named executive officer, is mandatorily deferred out of the annual cash incentive bonuses of Messrs. Zwillinger and Martin under our deferred compensation plan generally. Amounts deferred under our deferred compensation plan vest in December of each of the first three years following the year with respect to which the bonus amount relates, subject to the named executive officer’s continued employment on each vesting date, provided that any amounts deferred under our deferred compensation plan with respect to our annual cash incentive bonuses that remain unvested as of the completion of this offering will become fully vested upon completion of this offering, subject to certain conditions (including execution of releases of claims).
Each of Messrs. Zwillinger and Martin receive a minimum compensation target for each year that establishes a minimum value for their percentage points, such that the amount earned for each year with respect to their percentage points will never be less than the excess of their minimum compensation target over their base salary for such year. For 2020 and 2021, Messrs. Zwillinger’s and Martin’s minimum compensation target (after subtracting out the amount of their base salary) was $750,000.
The annual cash incentive bonus paid to Mr. Krutonogiy is fixed so that Mr. Krutonogiy receives a minimum base salary of $500,000 and an annual cash incentive bonus of $150,000, for a total of $650,000 for each year. For each year, a portion of Mr. Krutonogiy’s annual cash incentive bonus, as determined on a sliding scale based on the sum of total amount payable and his base salary, is mandatorily deferred under our deferred compensation plan. For 2021, the percentage of the annual cash incentive bonus amount payable to Mr. Krutonogiy that will be deferred is not determinable as of the date of this prospectus. For 2020, 81.7% of the annual cash incentive bonus amount payable to Mr. Krutonogiy was deferred. Amounts deferred under our deferred compensation plan generally vest in December of each of the first three years following the year with respect to which the bonus amount was earned, subject to the named executive officer’s continued employment on each vesting date, provided that any amounts deferred under our deferred compensation plan with respect to our annual cash incentive bonuses that remain unvested as of the completion of this offering will become fully vested upon completion of this offering, subject to certain conditions (including execution of releases of claims).
Profits Interests in the D. E. Shaw Group
Messrs. Zwillinger and Martin hold profits interests in the management companies of the D. E. Shaw group, pursuant to which (1) Mr. Martin is eligible to participate in the D. E. Shaw group’s side pocket investment program and (2) both Messrs. Zwillinger and Martin are eligible to participate in the D. E. Shaw group’s strategy specific private equity compensation programs. Under the side pocket investment program, Mr. Martin is allocated a percentage, based on the weighted average percentage of MD points held by him over the life of the applicable side pocket investment as compared to the MD points held by all other participating managing directors of the D. E. Shaw group over the same time period, of the profits and/or losses generated upon the realization of certain private equity-style investments made through one of the D. E. Shaw group’s hedge funds. Positive side pocket investment program amounts from realized side pocket investments are held back and not distributed to the extent that there are losses with respect to other side pocket investments. No distributions were made for 2020 with respect to the side pocket investments program due to the accumulation of unrealized losses (which, as described above, reduced the amount of Mr. Martin’s annual cash incentive bonus amounts), and no distributions are expected to be made for 2021 for the same reason. Because of Messrs. Zwillinger’s and Martin’s personal involvement in certain side pocket investments, under the strategy specific private equity compensation program, Messrs. Zwillinger and Martin are allocated a percentage (which, for Mr. Martin, is in addition to the percentage he is allocated in connection with the side pocket investment program) of the profits and/or losses generated upon the realization of specific side pocket investments, all of which were completed prior to 2010. Although Messrs. Zwillinger and Martin were no longer actively involved in the management of these specific investments during 2020 or 2021, they continue to have the right to participate in the profits and/or losses generated upon the realizations of the investments, including during 2020 and 2021. These rights to participate in the strategy specific private equity compensation program became fully vested in 2020 prior to December 31, 2020. For 2020, these distributions are reported in the “All Other Compensation” column of the Summary Compensation Table. For 2021, these distributions will be reported in the “All Other Compensation” column of the Summary Compensation Table once they have become determinable.

Following the completion of this offering, we do not expect payments under these programs to be material and we do not expect to continue to disclose payments with respect to these programs because they do not relate to services provided for DESRI Inc.
Retirement Arrangements
Our named executive officers participate in a 401(k) retirement plan for eligible employees, pursuant to which we match 50% of employee contributions up to the first 24% of eligible pay deferred by the participant, subject to a maximum annual company matching contribution of $9,000. Participants are always 100% vested in their elective contributions to the plan and become vested in company matching contributions after 4 years of service. Messrs. Messrs. Zwillinger and Martin are fully vested in their company matching contributions. Mr. Krutonogiy will become fully vested in his company matching contributions in connection with the Reorganization Transactions, subject to certain conditions (including execution of releases of claims). We do not maintain any defined benefit pension plans or supplemental executive retirement plans for our employees, including our named executive officers.
Employee Benefits and Other Arrangements
Eligible employees, including our named executive officers, participate in our broad-based employee benefit programs, including health, life and disability insurance. Our named executive officers participate in these programs on the same basis as eligible employees generally.
In addition, our named executive officers are eligible to receive cash distributions related to net revenues and sales proceeds available for distribution from specific renewable energy projects originated and developed by DESRI Holdings, L.P. and its direct and indirect subsidiaries, based on their respective shares of interest in the specified projects as well as payments in respect of investment tax credits that accrued with respect to the relevant projects. Although these distributions are not reported as compensation expenses in our consolidated financial statements and the accompanying notes included elsewhere in this prospectus, for purposes of this section, these distributions are reported in the “All Other Compensation” column of the Summary Compensation Table for the year to which they relate (for 2021, the full amount of these distributions will be reported once they have become determinable). For 2020, a portion of the cash distributions payable equal to 7.4% for Mr. Zwillinger, 9.8% for Mr. Martin, and 0% for Mr. Krutonogiy, respectively, was mandatorily deferred under our deferred compensation plan. For 2021, the deferral percentages are not determinable as of the date of this prospectus. Amounts deferred under our deferred compensation plan vest in December of each of the first three years following the year with respect to which the net revenues and sales proceeds were earned, subject to the named executive officer’s continued employment on each vesting date, provided that any amounts deferred under our deferred compensation plan with respect to net revenues and sales proceeds that remain unvested as of the completion of this offering will become fully vested upon completion of this offering, subject to certain conditions (including execution of releases of claims). Distributions of the principal portion of these deferred amounts are reported in the “All Other Compensation” column of the Summary Compensation Table for the year in which the vesting date occurs.
These existing rights to receive net revenues and sales proceeds with respect to specific renewable energy projects will be exchanged in connection with the completion of the Reorganization Transactions for shares of common stock of DESRI Inc. and restricted stock awards under the DESRI Inc. 2022 Omnibus Incentive Plan.
We also provide to our named executive officers, at no incremental out-of-pocket cost to us, waived or reduced fees in connection with investments in certain funds and other accounts managed or sponsored by affiliates of the Company. Messrs. Zwillinger and Martin also have access to a personal umbrella insurance policy where they generally pay their own premiums at a discounted group rate except for the portion subsidized by us. These subsidized amounts are reported in the “All Other Compensation” column of the Summary Compensation Table for the applicable year.
We expect to adopt a nonqualified deferred compensation plan sponsored by DESRI Inc. or one of its direct or indirect subsidiaries in connection with the completion of this offering, pursuant to which certain deferred account balances under the existing deferred compensation plan in which our named executive officers currently participate will be assumed by DESRI Inc. The terms of the DESRI Inc. nonqualified deferred compensation plan will be substantially similar to the terms of the existing deferred compensation plan in which our named executive officers currently participate.

Employment Agreements
We expect to enter into employment agreements with each of our named executive officers in connection with this offering, pursuant to which they will each continue to serve as our executive officers in their current positions following the completion of this offering. The employment agreements are expected to provide that each of our named executive officers will receive an annual base salary of $500,000 and will be eligible to participate in our annual cash incentive bonus program. In addition, for Messrs. Zwillinger and Martin, the employment agreements are expected to provide that, no later than fiscal year 2024, the Company will establish an annual cash incentive bonus program in respect of fiscal year 2024 and each fiscal year thereafter, pursuant to which the amount of the executive’s target annual bonus opportunity for fiscal year 2024 will be set by our compensation committee within a range that reflects the market practice of our peer companies as determined by our compensation committee in its reasonable discretion. The actual bonus payable to Messrs. Zwillinger and Martin with respect to any fiscal year will be determined by our compensation committee subject to the terms and conditions of our annual bonus program as in effect from time to time.
We anticipate that employment will be at-will and either party will be permitted to terminate the employment agreement at any time by providing 90 days’ advance written notice (subject to early termination of the notice period at our election, with payment in lieu of notice), provided that the named executive officer’s employment may be terminated by the Company immediately in the event of a termination for cause. In addition, each employment agreement is expected to include standard restrictive covenants applicable to our named executive officers, including non-competition, non-solicitation and confidentiality restrictions.
Outstanding Equity Awards at Fiscal Year-End for 2021
The following table summarizes the outstanding profits interests in the management companies of the D. E. Shaw group held by each of our named executive officers as of December 31, 2021. Because the market value of the outstanding profits interests as of December 31, 2021 is not determinable as of the date of this prospectus, the market value shown in the following table reflects the market value of the outstanding profits interests as of December 31, 2020.
Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David Zwillinger	—	$1,861,330(3)
Bryan Martin	—	$1,848,049(3)
Stan Krutonogiy	—	—
(1)
For Messrs. Zwillinger and Martin, represents profits interests with respect to the management companies of the D. E. Shaw group that were outstanding and unvested as of December 31, 2021. The profits interests are not expressed by reference to a number of shares or partnership interests but instead represents (i) a right to receive annual cash incentive bonuses for each year based on their respective numbers of percentage points in the annual cash incentive pool established for managing directors at the D. E. Shaw group, (2) a right to participate in the D. E. Shaw group’s strategy specific private equity compensation program, which right became fully vested in 2020, and (3) for Mr. Martin only, a right to participate in the D. E. Shaw group’s side pocket investment program, which became fully vested in 2021 prior to December 31, 2021. Mr. Krutonogiy does not hold any profits interests with respect to the management companies of the D. E. Shaw group.

(2)
Amounts currently shown reflect the fair market value of the outstanding and unvested profits interests with respect to the D. E. Shaw group (other than the value attributable to the right to participate in the D. E. Shaw group’s strategy specific private equity compensation program, which right became fully vested prior to December 31, 2020) held by Messrs. Zwillinger and Martin as of December 31, 2020, assuming a liquidation of the D. E. Shaw group as of December 31, 2020. The fair market value of the outstanding and unvested profits interests with respect to the D. E. Shaw group (other than the value attributable to the rights to participate in the D. E. Shaw group’s strategy specific private equity compensation program and (for Mr. Martin only) the D. E. Shaw group’s side pocket investment program, which rights became fully vested in 2020 and 2021, respectively, prior to December 31, 2021) held by Messrs. Zwillinger and Martin as of December 31, 2021, assuming a liquidation of the D. E. Shaw group as of December 31, 2021, is not determinable as of the date of this prospectus. We expect to be able to determine the fair market value of these profits interests by June 2022, and we will file a Current Report on Form 8-K with this information when such amounts are finally determined.

(3)
The profits interest units are unvested following the grant date. To be eligible to receive a full annual cash incentive bonus for each year based on the number of percentage points held, the named executive officer must generally be employed through the end of the applicable performance year. For a description of the termination protections applicable to this program, see the section below entitled “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control
Under the terms of our annual cash incentive bonus program, if the employment of a managing director at the D. E. Shaw group (including Messrs. Zwillinger and Martin) is terminated other than for cause, including upon a voluntary resignation or retirement, the managing director will, subject to certain termination conditions (including execution of releases of claims and continued compliance with existing agreements), be eligible to receive a pro-rata annual cash incentive bonus (including a pro-rata portion of the related deferred compensation award) for the year of termination based on actual performance for the year of termination, and payable at the time that such bonuses are normally paid to similarly situated managing directors. If the named executive officer’s employment is terminated for cause, or the named executive officer does not satisfy certain termination conditions in connection with any other termination of employment, the named executive officer will not be entitled to receive any annual cash incentive bonus for the performance year in which such termination occurs. Mr. Krutonogiy must be employed through the end of the applicable performance year in order to be entitled to an annual cash incentive bonus.
In addition, if the employment of any participant in our deferred compensation plan (including each of our named executive officers) is terminated by reason of death or permanent disability, a mutual termination, an involuntary termination (other than for cause), a permanent retirement, or, solely with respect to any managing director at the D. E. Shaw group (including Messrs. Zwillinger and Martin), a voluntary resignation following the occurrence of a good reason event, the participant will, subject to certain termination conditions, become fully vested in any unvested portion of his or her account balance under the deferred compensation plan. In addition, if the employment of certain participants in our deferred compensation plan who are subject to a post-employment non-compete restriction (including each of our named executive officers) are terminated in a voluntary resignation, the participant will, subject to certain termination conditions, become fully vested solely in the unvested portion of his or her account balance under the deferred compensation plan that is scheduled to vest at the end of the year of termination and in no other portions. As described above, any amounts deferred by our named executive officers under our deferred compensation plan that remain unvested as of the completion of this offering will become fully vested upon completion of this offering, subject to certain conditions (including execution of releases of claims).
Each of our named executive officers is subject to post-employment restrictive covenants, including post-employment non-compete restrictions for 12 months (6 months, in the case of Mr. Krutonogiy) following any termination of employment. During the post-employment non-competition period (other than following a termination of employment due to permanent disability, permanent retirement or death), the named executive officer is eligible to receive, on a semi-monthly basis, an amount equal to 1/24 of 150% of the named executive officer’s base salary (or, in the case of Messrs. Zwillinger and Martin, 1/24 of 100% of their respective minimum compensation targets, if greater) as of the termination date, provided that such payments will cease immediately in the event the named executive officer commences full-time employment with another employer (subject to compliance with the applicable non-compete obligations).
Director Compensation
The Company did not have any directors during 2021. As such, no information relating to our 2021 director compensation has been included in this prospectus.
Following the completion of this offering, we will implement a director compensation program for our independent directors. Pursuant to the director compensation program, our independent directors will be eligible to receive: (i) an annual base retainer in the amount of $160,000, of which $100,000 will be paid in the form of restricted share awards or options granted under the DESRI Inc. 2022 Omnibus Incentive Plan and $60,000 of which will be paid in cash, (ii) a one-time grant of restricted share awards under the DESRI Inc. 2022 Omnibus Incentive Plan with a value of $100,000 upon initial appointment to our board of directors (including in connection with the completion of this offering) vesting in three equal installments on or about each anniversary of the grant date, (iii) an annual cash retainer of $15,000 for the chair of the audit committee, and (iv) an annual cash retainer of $7,500 for members of the audit committee (other than the chair) and members of the compensation committee (other than the chair). Except for the one-time grant of restricted share or option awards upon initial appointment to our board of directors, all restricted share or option awards will be granted on or about the date of the Company’s general annual stockholder meeting and will vest on the date of the Company’s next general annual stockholder meeting following the grant date, provided that the first restricted share award in respect of the annual base retainer will be granted in connection with the completion of this offering and will vest on the date of the Company’s first general annual stockholder meeting following the grant date.

DESRI Inc. 2022 Omnibus Incentive Plan
Prior to the completion of this offering, we will adopt the DESRI Inc. 2022 Omnibus Incentive Plan (the “Incentive Plan”). The purposes of the Incentive Plan will be to provide additional incentives to selected employees, directors, independent contractors and consultants of the Company or its affiliates, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities, and to attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will impact our long-term growth and profitability. To accomplish these purposes, the Incentive Plan will provide for the issuance of restricted stock, stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), stock bonuses, other stock-based awards and cash awards. The following description summarizes the expected terms of the Incentive Plan.
Summary of Expected Plan Terms
A total number of shares of our common stock equal to  % of our shares of common stock outstanding immediately after giving effect to the Reorganization Transactions and the completion of this offering (including as outstanding, for this purpose, the shares reserved and available for issuance under Incentive Plan and the DESRI Inc. 2022 Employee Stock Purchase Plan, as described below) will be reserved and generally available for issuance under the Incentive Plan (the “General Share Reserve”), provided that on the “Fall Away Date” (as defined below), the number of shares reserved and available for issuance under the General Share Reserve will be increased to  % of our shares of common stock outstanding as of the Fall Away Date. For purposes of the Incentive Plan, the “Fall Away Date” means     . Additionally, the number of shares reserved and available for issuance under the General Share Reserve will be further increased on the first day of each fiscal year beginning in the calendar year following the calendar year in the which the Fall Away Date occurs by a number of shares of our common stock equal to the excess, if any, of (x)  % of the number of shares of our common stock outstanding as of the last day of the immediately preceding fiscal year, over (y) the number of shares of our common stock reserved and available for issuance in respect of future grants of awards under the Incentive Plan as of the last day of the immediately preceding fiscal year.
In addition to the General Share Reserve, additional shares of our common stock will be reserved and available for issuance under the Incentive Plan (the “IPO Share Reserve”). The purpose of the IPO Share Reserve is to allow us to grant the restricted stock awards contemplated by the Reorganization Transactions to our named executive officers and certain other senior employees and to make a small number of additional restricted stock awards to other employees. The total number of shares of our common stock in the IPO Share Reserve will be equal to the sum of (i) the number of restricted stock awards received by our named executive officers and certain other senior employees in connection with their execution of the contribution and exchange agreements entered into in connection with the Reorganization Transactions and (ii) up to     shares of our common stock that will be granted in connection with or shortly following the completion of this offering to employees (other than our named executive officers and the other senior employees participating in the Reorganization Transactions) in the form of restricted stock awards.
The Incentive Plan will be administered by our compensation committee (referred to as the plan administrator). The plan administrator may interpret the Incentive Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Incentive Plan. The Incentive Plan permits the plan administrator to select the officers, employees, non-employee directors, independent contractors and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of our common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards. The Incentive Plan expressly prohibits the repricing or cash buyout of underwater options or SARs without shareholder approval.
Participants in the Incentive Plan will be selected from time to time by the plan administrator, provided that prior to the Fall-Away Date, the plan administrator may not grant awards to Messrs. Zwillinger and Martin under the General Share Reserve. For the avoidance of doubt, Messrs. Zwillinger and Martin may receive additional awards that may become available for issuance under the IPO Share Reserve as determined by the plan administrator, before or after the Fall Away Date.
Shares of our common stock subject to an award under the Incentive Plan that remain unissued upon the cancellation, termination or expiration of the award will again become available for grant under the Incentive Plan. Forfeited awards granted pursuant to the General Share Reserve will again become available for grant under the General Share Reserve, and forfeited awards granted pursuant to the IPO Share Reserve will again become available for grant under the IPO Share Reserve. Shares of our common stock that are exchanged by a participant or withheld by the Company as full or partial payment of the exercise price or purchase price in connection with any award under the Incentive Plan, as well as any shares of our common stock exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the Incentive Plan. After the Fall Away Date, (i) to the extent an award is paid or settled in cash, the number of shares of our common stock previously subject to the award will again be available for grants pursuant to the Incentive Plan, and (ii) to the extent that an award can only be settled in cash, such award will not be counted against the total number of shares of our common stock available for grant under the Incentive Plan; provided that, in each case, prior to the Fall Away Date, such awards will be counted against the total number of shares of our common stock available for grant under the Incentive Plan.
Restricted stock and RSUs may be granted under the Incentive Plan. The plan administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of restricted stock and RSUs. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the Incentive Plan and the applicable individual award agreement, the plan administrator may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability. The rights of restricted stock and RSUs holders upon a termination of employment or service will be set forth in individual award agreements.
Unless the applicable award agreement provides otherwise, participants holding restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such restricted stock, with any dividends declared during the restricted period with respect to such restricted stock payable either currently or at the time that the underlying restricted stock vests. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but, if the applicable individual award agreement so provides, may be credited with dividend equivalent rights that will be paid either currently or at the time that shares of our common stock in respect of the related RSUs are delivered to the participant.
We may issue stock options under the Incentive Plan. Options granted under the Incentive Plan may be in the form of non-qualified options or “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, as set forth in the applicable individual option award agreement. All of the shares of our common stock initially reserved for issuance under the Incentive Plan as of the effective date of the Incentive Plan may be granted as incentive stock options. The exercise price of all options granted under the Incentive Plan will be determined by the plan administrator, but, except as provided in the applicable award agreement, the exercise price will generally not be less than 100% of the fair market value of the related shares of our common stock on the date of grant. The maximum term of all stock options granted under the Incentive Plan will be determined by the plan administrator, but may not exceed ten years. Each stock option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual option agreement. Unless the applicable award agreement provides otherwise, participants with options will generally not have any rights of a stockholder until the participant has given written notice of the exercise of the options and has paid the exercise price for the shares underlying the options.
SARs may be granted under the Incentive Plan either alone or in conjunction with all or part of any option granted under the Incentive Plan. A free-standing SAR granted under the Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the Incentive Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over the exercise price of the related option. Unless the applicable award agreement provides otherwise, each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of our common stock on the date of grant. The maximum term of all SARs granted under the Incentive Plan will be determined by the plan administrator, but may not exceed ten years. The plan administrator may determine to settle the exercise of a SAR in shares of our common stock, cash, or any combination thereof, as specified in the underlying award agreement. Unless the applicable award agreement provides otherwise, participants with SARs will generally not have any rights of a stockholder until the participant has given written notice of the exercise of the options.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.
Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of our common stock (including dividend equivalents) may be granted under the Incentive Plan. The plan administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of our common stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of our common stock, cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).
Bonuses payable in fully vested shares of our common stock and awards that are payable solely in cash may also be granted under the Incentive Plan.
The plan administrator may grant equity-based awards and incentives under the Incentive Plan that are subject to the achievement of performance objectives selected by the plan administrator in its sole discretion, including, without limitation, one or more of the following business criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, net asset value, net asset value per share, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) stock price or total stockholder return; (xv) cost targets, reductions and savings, productivity and efficiencies; (xvi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, ESG objectives, supervision of litigation, and information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xviii) any combination of, or a specified increase in, any of the foregoing.
The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to us or any of our affiliates, or one of our divisions or strategic business units or a division or strategic business unit of any of our affiliates, or may be applied to our performance relative to a market index, a group of other companies or a combination thereof, all as determined by the plan administrator. The business criteria may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. The plan administrator will have the authority to make equitable adjustments to the business criteria, as may be determined by the plan administrator in its sole discretion.
In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, corporate transaction or event, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of our common stock, cash or other property), stock split, reverse stock split, subdivision or consolidation, combination, exchange of shares, or other change in corporate structure affecting the shares of our common stock, an equitable substitution or proportionate adjustment shall be made, at the sole discretion of the plan administrator, in (i) the aggregate number of shares of our common stock reserved for issuance under the Incentive Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the Incentive Plan, (iii) the kind, number and purchase price of shares of our common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs, stock bonuses and other stock-based awards granted under the Incentive Plan or (iv) the performance goals and periods applicable to awards granted under the Incentive Plan. Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of our common stock, cash or other property covered by such awards over the aggregate exercise price or base price, if any, of such awards, but if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the shares of our common stock, cash or other property covered by such award, our board of directors may cancel the award without the payment of any consideration to the participant.
Unless the applicable award agreement provides otherwise, in the event that (i) a “change in control” (as defined in the Incentive Plan) occurs and (ii) either (x) an outstanding award is assumed or substituted in connection with such change in control and a participant’s employment or service is terminated by the Company without cause within twenty-four (24) months following the change in control or (y) an outstanding award is not assumed or substituted in connection with such change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the Incentive Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be achieved at the greater of target or actual performance levels. The completion of this offering will not be a change of control under the Incentive Plan.
Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of an amount up to the maximum statutory rates in the participant’s applicable jurisdictions with respect to any award granted under the Incentive Plan, as determined by us. We have the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from such delivery shares of our common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of our common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy our withholding obligation with respect to any award.
The Incentive Plan provides the plan administrator with authority to amend, alter or terminate the Incentive Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent, provided that the plan administrator may amend the terms of any award to take effect retroactively or otherwise as deemed necessary or advisable for the purpose of conforming the award to any applicable law, government regulation or stock exchange listing requirement relating to such award. Stockholder approval of any such action will be obtained if required to comply with applicable law.
The Incentive Plan will terminate on the tenth anniversary of the effective date of the Incentive Plan (although awards granted before that time will remain outstanding in accordance with their terms).
We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the Incentive Plan.
Equity Grants in Connection with This Offering
In connection with the completion of this offering and the execution of the contribution and exchange agreements entered into in connection with the Reorganization Transactions, our named executive officers and certain other senior employees participating in the Reorganization Transactions will receive restricted stock awards under the Incentive Plan pursuant to the IPO Share Reserve. Messrs. Zwillinger and Martin will receive one-third of their equity received in connection with the Reorganization Transactions in the form of restricted stock awards that vest in ratably in four installments on the first four anniversaries of this offering, subject to their continued employment on each vesting date and accelerated vesting upon certain qualifying terminations of employment (including partial acceleration on retirement). Other senior employees, including Mr. Krutonogiy, will receive two-thirds of their equity received in connection with Reorganization Transactions in the form of restricted stock awards that vest 25% on the second anniversary of the grant date, 37.5% on the third anniversary of the grant date, and 37.5% on the fourth anniversary of this offering, subject to their continued employment on each vesting date and accelerated vesting upon certain qualifying terminations of employment.
In addition, in connection with or shortly following the completion of this offering, up to      shares of our common stock will be granted to employees (other than our named executive officers and the other senior employees participating in the Reorganization Transactions) in the form of restricted stock awards under the Incentive Plan pursuant to the IPO Share Reserve. The restricted stock awards will vest 20% on the second anniversary of this offering, 40% on the third anniversary of this offering, and 40% on the fourth anniversary of this offering, subject to their continued employment on each vesting date.
In addition, in connection with or shortly following the completion of this offering, a number of shares up to 2.5% of our shares of common stock outstanding immediately after giving effect to the Reorganization Transactions and the completion of this offering (including as outstanding, for this purpose, the shares reserved and available for issuance under the Incentive Plan and the DESRI Inc. 2022 Employee Stock Purchase Plan) will be granted to employees other than our named executive officers in the form of stock option awards under the Incentive Plan pursuant to the General Share Reserve. The stock options will vest 20% on September 30, 2023, 20% on September 30, 2024, 20% on September 30, 2025, and 40% on September 30, 2026, subject to their continued employment on each vesting date.
DESRI Inc. 2022 Employee Stock Purchase Plan
Prior to the completion of this offering, we will adopt the DESRI Inc. 2022 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to facilitate our employees’ participation in the ownership and economic progress of the Company by providing our employees with an opportunity to purchase discounted shares of our common stock. No shares may be purchased under the ESPP prior to the completion of this offering, and our board of directors has not yet authorized an initial offering period under the ESPP. The following description summarizes the expected terms of the ESPP.
Summary of Expected Plan Terms
A total number of shares of our common stock equal to   % of our shares of common stock outstanding immediately after giving effect to the Reorganization Transactions and the completion of this offering (including as outstanding, for this purpose, the shares reserved and available for issuance under the Incentive Plan and the ESPP) will be reserved and generally available for issuance under the ESPP, as increased on the first day of each fiscal year of the Company beginning in calendar year 2023 by a number of shares of our common stock equal to the excess, if any, of (x) the number of shares of our common stock initially reserved for issuance under the ESPP, over (y) the number of shares of our common stock reserved and available for issuance in respect of future grants of awards under the ESPP as of the last day of the immediately preceding fiscal year.
Our compensation committee (referred to as the plan administrator) will administer the ESPP and will have full and exclusive authority to construe, interpret and apply the terms of the ESPP, determine eligibility to participate in the ESPP and adjudicate, and resolve disputes under the ESPP. The ESPP is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code (“Code Section 423”); however, we may also grant options pursuant to one or more offerings under the ESPP that are not intended to meet the requirements of Code Section 423.
Employees who are employed on the first day of any offering period may participate in the ESPP, except that no employee will be eligible to participate in the ESPP if, immediately after the grant of an option to purchase shares under the ESPP, that employee would own 5% of the total combined voting power or value of our common stock. In order to participate in the ESPP, an employee who is eligible at the beginning of an offering period will authorize payroll deductions between 1% and 30% of compensation (which includes base salary and annual bonus, unless otherwise determined by the plan administrator) on an after-tax basis for each pay date during the offering period. A participant may not make any separate cash payment or contribution into his or her account, but may alter the amount of his or her payroll deductions during an offering period (as permitted by the plan administrator), and may withdraw from participation in the ESPP at any time. No participant may accrue the right to purchase shares of our common stock at a rate that exceeds $25,000 worth of shares of our common stock (determined as of the first day of the offering period) for each calendar year in which such rights are outstanding.
The ESPP may be implemented in connection with or after the completion of this offering by way of one or more offering periods established in the sole discretion of the plan administrator. Each offering period will commence at such time and be of such duration (not to exceed 27 months) as determined by the plan administrator prior to the start of the applicable offering period, with purchases of shares being made on the last trading day of each offering period. On the last day of an offering period, also referred to as the exercise date, a participant’s accumulated payroll deductions will be used to purchase shares of our common stock at a discounted purchase price. The plan administrator will establish the discounted purchase price in connection with each offering period, provided that the discounted purchase price may not be lower than 85% of the lesser of the fair market value of a share of our common stock on the first day of the offering period or the exercise date. On the exercise date, the maximum number of full shares (which, in any event, may not exceed 10,000 shares for any offering period) will be purchased for such participant at the applicable purchase price with the accumulated payroll deductions in the participant’s account. Participants are not entitled to any dividends or voting rights with respect to any shares of our common stock under the ESPP prior to the exercise date. Shares of our common stock purchased pursuant to the ESPP shall be entitled to receive dividends on the same basis as other outstanding shares of our common stock.
A participant may withdraw all, but not less than all, of the payroll deductions and other contributions credited to the participant’s account for the applicable offering period by delivery of notice prior to the exercise date for such offering period. If a participant’s employment is terminated on or before the exercise date (including due to retirement or death), the participant will be deemed to have elected to withdraw from the ESPP, and the accumulated payroll deductions held in the participant’s account will be returned to the participant or the participant’s beneficiary.
In the event of a dividend, distribution, stock split, reverse stock split, spin-off or other similar transaction, or other change in corporate structure affecting the shares of our common stock or their value, the number of shares of our common stock reserved for issuance under the ESPP, the purchase price per share, and the maximum number of shares that may be purchased on an exercise date will be equitably adjusted to reflect any changes in our common stock. In the event of a sale of all or substantially all of our assets or a merger of the Company with or into another corporation, the plan administrator may determine in its discretion to shorten any offering period then in progress and set as the new exercise date the date immediately prior to the date of any transaction or event described above and provide for the necessary procedures to effectuate such actions. If no new exercise date is set under the ESPP, participant contributions in respect of any open offering period will be refunded to the participants.
The plan administrator may at any time or for any reason amend or terminate the ESPP. Except to the extent required to comply with Section 423 of the Internal Revenue Code, as required to obtain a favorable tax ruling from the IRS, or as specifically provided in the ESPP, no such amendment or termination may adversely affect an option previously granted to a participant under the ESPP without the consent of such participant.
We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the ESPP.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth the beneficial ownership of our common stock that will be owned upon the completion of this offering by:
•	each person known by us to be a beneficial owner of more than 5% of the outstanding shares of our common stock;
•	each of our directors and director nominees;
•	each of our named executive officers, or NEOs;
•	all of our directors, director nominees and executive officers as a group; and
•	each selling stockholder
Applicable percentage of beneficial ownership prior to this offering is based on    shares of common stock that would be outstanding after giving effect to the Reorganization Transactions.
Applicable percentage of beneficial ownership after this offering also assumes the foregoing and (i) the consummation of the Stock Repurchase and (ii) the issuance and sale of    shares of common stock by us (or    shares if the underwriters exercise in full their option to purchase additional shares).
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she, or they beneficially owns, subject to applicable community property laws.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o DESRI Inc., 1166 Avenue of the Americas, Ninth Floor, New York, NY 10036.
For further information regarding material transactions between us and the principal and selling stockholders, see “Certain Relationships and Related Party Transactions.”
			Common Stock Being Offered				Common Stock Beneficially Owned
	Common Stock Beneficially Owned Before this Offering		Assuming No Exercise of the Underwriters’ Option		Assuming Full Exercise of the Underwriters’ Option		After this Offering Assuming No Exercise of the Underwriters’ Option		After this Offering Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
5% Stockholders
The D. E. Shaw group(1)		%		%		%		%		%
NEOs, Directors and Director Nominees
Colleen Foster		%		%		%		%		%
Julius Gaudio		%		%		%		%		%
Stan Krutonogiy(4)		%		%		%		%		%
Bryan Martin(2)(3)(4)		%		%		%		%		%
Edward Stern		%		%		%		%		%
Tym Tombar		%		%		%		%		%
Peter Wilde		%		%		%		%		%
David Zwillinger(2)(4)(5)		%		%		%		%		%
All executive officers, directors and director nominees as a group (9 persons)		%		%		%		%		%
*	Represents beneficial ownership of less than 1%.
(1)
Consists of shares of common stock held by D. E. Shaw GW Investment Holdings, L.L.C. (“GW Holdings”). D. E. Shaw & Co., L.P. (“DESCO LP”), as the managing member of GW Holdings, may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the shares held by GW Holdings. As general partner of DESCO LP, D. E. Shaw & Co., Inc. (“DESCO Inc.”) may be deemed to have the shared power to vote or to direct the vote of, and the shares the shared power to dispose or direct the disposition of, the shares held by GW Holdings. Anne Dinning, Edward Fishman, Julius Gaudio, Alexis Halaby, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and dispositive control over the shares held by GW Holdings on DESCO LP’s behalf. None of DESCO LP or DESCO

Inc. owns any shares directly, and each such entity disclaims beneficial ownership of the shares held by GW Holdings, except to the extent of any pecuniary interest therein. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as president and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, which in turn is the managing member of GW Holdings, David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the shares held by GW Holdings. David E. Shaw disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of GW Holdings is 1166 Avenue of the Americas, Ninth Floor, New York, New York 10036. Pursuant to a proxy agreement between GW Holdings and Bryan Martin and David Zwillinger, Mr. Martin and Mr. Zwillinger, each hold a proxy over     shares of common stock held by GW Holdings with respect to the election of directors of the Company. Concurrent with this offering, Mr. Martin and Mr. Zwillinger will enter into a voting agreement with respect to the election of directors of the Company.
(2)
Pursuant to a proxy agreement between GW Holdings and Bryan Martin and David Zwillinger, Mr. Martin and Mr. Zwillinger, each hold a proxy over     shares of common stock held by GW Holdings with respect to the election of directors of the Company. Concurrent with this offering, Mr. Martin and Mr. Zwillinger will enter into a voting agreement with respect to the election of directors of the Company.

(3)
All of the shares of common stock beneficially owned by Mr. Martin are held by Martin Family Holdings, LLC. Mr. Martin has voting and dispositive power over such shares through his position as the general manager and 50% direct ownership of Martin Family Holdings, LLC and his authority to direct the administrative trustee of Bryan Martin 2018 Irrevocable Trust, which holds the remaining 50% ownership of Martin Family Holdings, LLC. Mr. Martin does not have a pecuniary interest in the shares of common stock held by Martin Family Holdings, LLC on behalf of Bryan Martin 2018 Irrevocable Trust.

(4)
Assumes an initial public offering price of $     per share of common stock, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. The number of shares of common stock actually issued to Mr. Martin, Mr. Zwillinger, and Mr. Krutonogiy pursuant to the Reorganization Transactions may vary depending on the public offering price but such variation is not expected to exceed 1.0%, in the aggregate, of the total shares of common stock to be outstanding after giving effect to the Reorganization Transactions. The total number of shares of common stock to be issued pursuant to the Restructuring Transactions and outstanding immediately prior to this offering will not change as a result of the initial public offering price.

(5)
All of the shares of common stock beneficially owned by Mr. Zwillinger are held by ZFT 24 LLC. Mr. Zwillinger has voting and dispositive power over such shares through his position as the general manager and approximately 83% direct ownership of ZFT 24 LLC and his position as the investment advisor of Zwillinger 2020 Family Trust, which holds the remaining approximately 17% ownership of ZFT 24 LLC. Mr. Zwillinger does not have a pecuniary interest in the shares of common stock held by ZFT 24 LLC on behalf of Zwillinger 2020 Family Trust.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Registration Rights Agreement
Prior to or concurrent with the closing of this offering, we intend to enter into a registration rights agreement with D. E. Shaw GW Investment Holdings, L.L.C., Mr. Martin, and Mr. Zwillinger. See “Description of Capital Stock—Registration Rights Agreement.”
Transition Services Agreements
DESCO TSA
Prior to or concurrent with the closing of this offering, we and our subsidiary, DESRI Administrative Services, L.L.C., intend to enter into a transition services agreement, or the DESCO TSA, with D. E. Shaw & Co., L.P., or DESCO, to assist us with the transition of certain services currently provided to us by the D. E. Shaw group. The services to be provided by DESCO to us include services related to legal and general administrative support, network systems support, tax reporting and tax compliance support, human capital support and investor relations support. The fees and expenses for the transition services payable by us to DESCO are expected to allow DESCO to recover fully the actual allocated compensation and overhead costs of providing the services, plus any third-party out-of-pocket costs and expenses.
We will generally be able to terminate the DESCO TSA in respect of any or all of the services by giving 30 days’ prior written notice to DESCO, subject to certain limitations. During the term of the DESCO TSA, we will also be able to request by written notice that DESCO provide additional services pursuant to a written amendment to the DESCO TSA, which DESCO will be able, in its sole discretion, to agree or decline to provide. In addition, we will be able to extend certain services for various maximum periods to be specified in the DESCO TSA, though no service is expected to be provided beyond December 31, 2023.
DESCO’s liability to us under the DESCO TSA will generally be limited to the fees actually paid to DESCO by us pursuant to the DESCO TSA during the 12-month period immediately preceding the relevant claim or cause of action. DESCO will also have no liability with respect to any service provided under the DESCO TSA for any claim or cause of action related to the effectiveness, accuracy or completeness of our or our affiliates' internal controls or books and records or the accuracy or completeness of the disclosures or financial statements provided by us or any of our affiliates to any investor or other person or the reasonableness of any estimates or projections included therein. In addition, we will agree to indemnify and hold harmless DESCO, its affiliates and its and their officers, directors, employees, agents and other representatives from and against all liabilities resulting from or arising out of the breach of the DESCO TSA by us or our affiliates; the provision, receipt or use of the services provided under the DESCO TSA; any action, suit, proceedings, claim, investigation or cause of action brought by or on behalf of any securityholder, government or governmental or regulatory instrumentality or agency or other person relating to the effectiveness, accuracy or completeness of our or our affiliates' internal controls or books and records or the regulatory compliance, accuracy or completeness of the disclosures or financial statements (or the reasonableness of any estimates or projections included therein) provided by us or our affiliates to any person or government or governmental or regulatory instrumentality or agency (which indemnification is carved out from the limitation on liability described in the first sentence of this paragraph); or our or any of our affiliates’ gross negligence, fraud or willful misconduct in connection with the provision, receipt or use of the services, subject to certain exceptions. DESCO will agree to indemnify and hold harmless us, our affiliates and our and our affiliates’ officers, directors, employees, agents and other representatives from and against all liabilities resulting from or arising out of the breach of the DESCO TSA by DESCO or its affiliates or DESCO’s or any of its affiliates’ gross negligence, fraud or willful misconduct in connection with the provision, receipt or use of the services, subject to certain exceptions.
DESIS TSAs
In addition, our India-based team, currently employed by an affiliate of the D. E. Shaw group, D. E. Shaw India Private Limited, or DESIS, is expected to provide transition services to us pursuant to a transition services agreement between DESIS and DESRI India Private Limited, our wholly owned subsidiary, or the DESIS India TSA, and a transition services agreement between DESIS and our subsidiary, DESRI Administrative Services, L.L.C., or the DESIS US TSA, both of which are expected to be entered into prior to or concurrently with the completion of this offering. It is expected that the India-based team will fully transition to us within approximately six months following the closing of this offering.

The services to be provided by DESIS to DESRI India Private Limited pursuant to the DESIS India TSA include personnel-related services, general administration services, legal, accounting and tax services, data, information technology and network systems services and such other services as may be agreed by DESIS and DESRI India Private Limited from time to time. The provision of the services will commence upon entry into the DESIS India TSA and will last for three years, unless the DESIS India TSA is terminated earlier. DESRI India Private Limited will be able to terminate the DESIS India TSA upon 30 days' prior notice. The fees and expenses for the transition services payable by DESRI India Private Limited to DESIS are expected to allow DESIS to fully recover all costs and expenses of providing the services (including any and all applicable taxes), plus a 10% mark-up in connection with the provision of the services. Each party will generally be held harmless and not liable pursuant to any person pursuant to the DESIS India TSA, other than for customary exceptions including fraud and willful misconduct. Each party's liability to the other party under the DESIS India TSA will generally be limited to the greater of $1,000,000 and the fees paid by DESRI India Private Limited to DESIS pursuant to the DESIS India TSA during the 12-month period immediately preceding the claim or cause of action.
The services to be provided by DESIS to us pursuant to the DESIS US TSA include information technology-enabled services and any other support services as may be agreed by the parties from time to time in writing. The services are expected to commence upon entry into the DESIS US TSA and, unless terminated earlier or extended for one year (or such other mutually agreed upon time frame), end 18 months after entry into the DESIS US TSA. DESRI Administrative Services, L.L.C. will be able to terminate the DESIS US TSA upon 30 days' prior written notice. The fees and expenses for the transition services payable by us to DESIS are expected to be 120% of all costs and expenses incurred by DESIS in connection with the provision of the services (excluding foreign exchange loss, interest or other non-operating costs, and income tax). Each party will generally be held harmless and not liable pursuant to any person pursuant to the DESIS US TSA, other than for customary exceptions including fraud and willful misconduct. Each party's liability to the other party under the DESIS US TSA will generally be limited to the aggregate fees paid to DESIS by DESRI Administrative Services, L.L.C. pursuant to the DESIS US TSA during the 12-month period immediately preceding the relevant claim or cause of action. DESIS will have no liability with respect to any service provided under the DESIS US TSA for any claim or cause of action related to the effectiveness, accuracy or completeness of our or our affiliates' internal controls or books and records or the accuracy or completeness of the disclosures or financial statements provided by us or any of our affiliates to any investor or other person or the reasonableness of any estimates or projections included therein.
Separation Agreement
Prior to the closing date of this offering, we intend to enter into a separation agreement with DESCO and D. E. Shaw GW Investment Holdings, L.L.C., which will govern the rights and obligations of the parties regarding the separation between DESCO and us and will provide for the following:
The Separation
Effective as of the date of the closing of this offering, we and each of our affiliates (the “DESRI Group”), on the one hand, and DESCO and each of its affiliates (the “DESCO Group”), on the other hand, will terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among us and any member of the DESRI Group, on the one hand, and DESCO and any member of the DESCO Group, on the other hand, subject to exceptions for certain surviving contracts, including the separation agreement, the ancillary agreements thereto and any exculpation or indemnification obligations in the organizational documents of any member of the DESRI Group.
Transfer of Assets and Assumption of Liabilities
The separation agreement will identify the assets to be transferred to, and the liabilities to be assumed or retained by, us or our affiliates, as applicable. In particular, the separation agreement will provide that, among other things, subject to the terms and conditions and any exceptions contained therein:
•	certain office equipment will be transferred to DESRI Administrative Services, L.L.C.;
•
pursuant to a separate copyright assignment agreement to be entered into, certain copyrights in works of authorship owned by DESCO as of the date of the consummation of this offering that relate to our business and, since January 1, 2010, have been used exclusively in connection with our business and have not been used by any employees of the DESCO Group other than in connection with our business will be transferred to us or one of our affiliates. The separation agreement will provide that, as of the date of the consummation of this offering, we will grant DESCO and its affiliates a non-exclusive, perpetual, irrevocable, transferable, sublicensable, worldwide, royalty-free license to use, reproduce, distribute and display, and create derivative works of, such works of authorship for any and all purposes; and
•
certain liabilities will be retained by or transferred to DESRI, including liabilities with respect to the employment, compensation and employee benefits of DESRI employees, whether arising or incurred prior to, on or following the consummation of this offering.

Ancillary Agreements
The separation agreement will provide that we and DESCO, and, as applicable, our subsidiaries will enter into several ancillary agreements, including (a) contribution and exchange agreements to effect the Reorganization Transactions; (b) the DESCO TSA, the DESIS India TSA and the DESIS US TSA, which are described further in “Certain Relationships and Related Party Transactions—Transition Services Agreements”; (c) a registration rights agreement providing for the registration and sale of our securities under the Securities Act, which is described further in “Description of Capital Stock—Registration Rights Agreement”; (d) a trademark license agreement; (e) a bill of sale providing for the transfer of assets to DESRI Administrative Services, L.L.C.; (f) a copyright assignment agreement providing for the assignment of copyrights in works of authorship to us or one of our affiliates; and (g) a lease license agreement.
Tax Matters
The separation agreement will provide that we shall cause each member of the DESRI Group to prepare and file all tax returns required to be filed by the DESRI Group for all tax periods that end on or prior to the date of the consummation of this offering, and that DESCO shall have the opportunity to review and comment on such tax returns.
Restrictive Covenants
The separation agreement will provide that DESCO will not engage in certain activities that compete with us for a certain period without our prior written consent, and in particular that DESCO will not develop or operate utility-scale solar or utility-scale onshore wind renewable energy projects, in each case, in the United States, or raise any fund or investment vehicle whose principal strategic investment focus is investing in such competing businesses, in each case, during such period. These non-compete obligations will not apply to the investment funds managed or advised by DESCO. During this same period, we will agree that we will not compete with DESCO by engaging or investing in any business that advises, manages or invests the assets of and/or makes investments in private equity funds, hedge funds, collateralized debt obligation funds, business development corporations or other alternative asset investment vehicles, or the persons who manage, advise or own such investment vehicles.
Releases
The separation agreement will provide that the DESRI Group will release and discharge the DESCO Group from all liabilities between or among the DESRI Group, on the one hand, and the DESCO Group, on the other hand, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or prior to the date of the consummation of this offering. The DESCO Group will release and discharge the DESRI Group from all liabilities between or among the DESCO Group, on the one hand, and the DESRI Group, on the other hand, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or prior to the date of the consummation of this offering.
These releases will not extend to (a) liabilities provided in or resulting from any surviving agreements between the parties that remain in effect following the separation, (b) liabilities assumed or retained by, or transferred, assigned or allocated to the DESRI Group or the DESCO Group in accordance with the separation agreement or any ancillary agreement thereto, (c) liabilities provided in or resulting from any contract or understanding that is entered into after the date of the consummation of this offering between a member of the DESCO Group, on the one hand, and a member of the DESRI Group, on the other hand, (d) liabilities that any person in the DESRI Group may have with respect to claim for indemnification, recovery or contribution brought pursuant to the separation agreement or any ancillary agreement thereto or (e) any third parties.

Indemnification
In the separation agreement, we will agree to indemnify, defend and hold harmless each member of the DESCO Group, each of their affiliates, and each of the DESCO Group’s and their respective affiliates’ directors, officers, employees, partners, members, managers, shareholders, accountants, attorneys and agents, and each of their heirs, executors, successors and assigns, from and against all liabilities relating to, arising out of, based upon or resulting from certain matters.
Insurance
The separation agreement will provide for the transition of insurance coverage from the date of the separation agreement to the date of the consummation of this offering and the allocation between the parties of rights and obligations under existing DESCO insurance policies with respect to occurrences prior to the date of the consummation of this offering and set forth procedures for the administration of insured claims and related matters.
Further Assurances
In addition to the actions specifically provided for in the separation agreement, we, DESCO and D. E. Shaw GW Investment Holdings, L.L.C. will agree in the separation agreement to use commercially reasonable efforts, before and after the date of the separation, to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of, and to consummate and make effective the transactions contemplated by, the separation agreement and the ancillary agreements.
Investment Funds
Alongside other investors, Mr. Martin and Mr. Zwillinger, in addition to certain subsidiaries of the D. E. Shaw group, are investors in our legacy funds and AssetCo funds and other investment vehicles that we manage and that hold investments in certain wind and solar projects and other assets. In addition, Mr. Stern and Mr. Wilde are investors in certain of our legacy funds. The investment funds and investment vehicles may make ordinary course distributions and sale distributions to their investors in proportion to their percentage interests and as defined by their respective operating agreement. For the year ended December 31, 2020, Mr. Martin and Mr. Zwillinger, collectively, have made contributions and received distributions, net of performance fees, of approximately $0.5 million and $1.9 million, respectively, related to the investment funds and investment vehicles. For the nine months ended September 30, 2021, Mr. Martin and Mr. Zwillinger, collectively, have made contributions and received distributions, net of performance fees, of approximately $2.6 million and $0.4 million, respectively, related to the investment funds and investment vehicles. For the year ended December 31, 2020, subsidiaries of the D. E. Shaw group, collectively, have made contributions and received distributions, net of performance fees, of approximately $0.4 million and $0.7 million, respectively, related to the investment funds and investment vehicles. For the nine months ended September 30, 2021, subsidiaries of the D. E. Shaw group, collectively, have made contributions and received distributions, net of performance fees, of approximately $2.3 million and $0.8 million, respectively, related to the investment funds and investment vehicles.
Development Loans
As part of a development loan facility for our Headwater Renewables joint venture, Mr. Martin and Mr. Zwillinger have collectively provided loans on the same terms and conditions as third-party lenders, for development related costs and expenses. In the aggregate, such loans represented $3.5 million of the loans provided. As of September 30, 2021, approximately $2.5 million of Mr. Martin’s and Mr. Zwillinger’s aggregate loan remains outstanding.
Tax Equity Financing Arrangements
Mr. Martin and Mr. Zwillinger are investors in certain of our tax equity financing arrangements, alongside other investors on the same terms, and have made total capital contributions of approximately $0.7 million since January 1, 2019.
Purchase of L.P. Interests and Reorganization Transactions
Prior to the completion of this offering, we intend to effect the Reorganization Transactions. The D. E. Shaw group currently holds 1% passive ownership interest in certain of our operating subsidiaries. Prior to or concurrently with the Reorganization Transactions, the D. E. Shaw group will sell us certain of these interests for $     million and will acquire certain other 1% passive ownership interests in certain of our operating subsidiaries for $     million.

Policies and Procedures for Related Person Transactions
Prior to the completion of this offering, we will adopt a written statement of policy regarding transactions with related persons.
Indemnification of Directors and Officers
Our amended and restated certificate of incorporation will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our amended and restated certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. Prior to completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock gives effect to this offering and is qualified in its entirety by reference to our organizational documents, the forms of which will be filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.
General
Upon completion of this offering, our authorized common stock will consist of    shares of common stock, par value $0.01 per share, and    shares of preferred stock, par value $0.01 per share. Immediately following the completion of this offering, we will have    shares of common stock outstanding. There will be no shares of preferred stock outstanding immediately following the completion of this offering. Unless our board of directors determines otherwise, we will issue all shares of our common stock in uncertificated form.
Common Stock
Voting Rights. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of our common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our amended and restated certificate of incorporation described below or as otherwise required by applicable law or the amended and restated certificate of incorporation.
Dividend Rights. Holders of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Distributions in Connection with Mergers or Other Business Combinations. Upon a merger, consolidation, or any substantially similar transaction, holders of our common stock will be entitled to receive equal per share payments or distributions.
Liquidation Rights. Upon our liquidation, dissolution, or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.
Other Matters. Our amended and restated certificate of incorporation will not entitle holders of our common stock to preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are, and the shares of our common stock offered in this offering will be, fully paid and nonassessable.
Preferred Stock
Our amended and restated certificate of incorporation will authorize our board of directors to establish one or more series of preferred stock (including convertible preferred stock).
Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the terms and rights of that series, including:
•	the designation of the series;
•
the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	the dividend rights, conversion rights, redemption privileges, and liquidation preferences of the series;
•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

We may issue a series of preferred stock that could, depending on the terms of the series, impede or discourage a takeover attempt or other transaction that a stockholder might consider to be in its best interests, including a takeover attempt that might result in a premium over the market price for holders of shares of common stock.
Registration Rights Agreement
Prior to or concurrent with the closing of this offering, we intend to enter into a registration rights agreement with D. E. Shaw GW Investment Holdings, L.L.C., Mr. Martin and Mr. Zwillinger, or the Registration Rights Agreement Parties. The registration rights agreement will provide that following this offering and the expiration or waiver of any related lock-up period, the Registration Rights Agreement Parties and their permitted transferees can require us to register under the Securities Act all or any portion of the shares held by such Registration Rights Agreement Parties and their permitted transferees, subject to customary requirements and limitations. The Registration Rights Agreement Parties and their permitted transferees will also have piggyback registration rights, such that the Registration Rights Agreement Parties and their permitted transferees may include their respective shares in certain future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders. The demand registration rights and piggyback registration rights will each be subject to market cut-back exceptions.
The registration rights agreement will set forth customary registration procedures, including an agreement by us to make our management reasonably available to participate in road show presentations in connection with any underwritten offerings. We will also agree to indemnify the Registration Rights Agreement Parties and their permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in a registration statement by the Registration Rights Agreement Parties or any permitted transferee.
Anti-Takeover Effects of Delaware Law and Our Organizational Documents
The following is a summary of certain provisions of our amended and restated certificate of incorporation and bylaws that may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including those attempts that might result in a premium over the market price for holders of shares of common stock.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger, or otherwise.
Classified Board of Directors
Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the number of directors in each class being as nearly equal in number as possible. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered terms. Our amended and restated certificate of incorporation will also provide that on or after the date that the holders of our common stock immediately prior to the consummation of this offering (and certain of their permitted transferees) collectively own less than 50% of our outstanding common stock, directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. In addition, our amended and restated certificate of incorporation will also provide that our board of directors will have the ability to amend our bylaws without stockholder approval and fill any vacancies on the board of directors by a majority of the remaining directors. See “Management—Board of Directors.” These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control of us or our management.
Ability of our Stockholders to Act
Our amended and restated certificate of incorporation will provide that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors, the chairman of the board of directors, the

Chief Executive Officer, or the Executive Chairman. Our amended and restated certificate of incorporation prohibits the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control of us or our management.
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our common stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation will provide otherwise. Our amended and restated certificate of incorporation will preclude stockholder action by written consent if the holders of our common stock immediately prior to the consummation of this offering (and certain of their permitted transferees) collectively own less than 50% of our outstanding common stock.
Additionally, our amended and restated bylaws establish advance notice procedures with respect to common stock stockholder proposals. In order for any matter to be “properly brought” before a meeting, a common stock stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a common stock stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a common stock stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to influence or obtain control of us.
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Upon consummation of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors is required to amend certain provisions of our amended and restated certificate of incorporation.
The foregoing provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit minority stockholders.
Certain Anti-takeover Provisions of Delaware Law
Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or transaction in which the person became an interest stockholder is approved in a prescribed manner. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL, until the holders of our common stock immediately prior to the consummation of this offering (and certain of their permitted transferees) collectively own less than 50% of our outstanding common stock.

FERC Restrictions on Ownership
To ensure compliance with FPA Section 203 and FERC’s regulations in respect of transfers of control, and consistent with the requirements for blanket authorizations granted thereunder or exemptions therefrom, absent prior authorization by FERC, no holder of our common stock will be permitted to own or control, together with its affiliates (as defined in FERC’s market-based rate regulations) and associate companies, 10% or more directly or indirectly of the voting equity of any of our public utility subsidiaries through ownership or control directly or indirectly of (i) our common stock or other voting securities, (ii) the voting equity of our public utility operating subsidiaries, and (iii) the voting equity of any of our intermediate holding companies through which we indirectly hold interests in our public utility operating subsidiaries (the “Applicable Interests”). Any holder of our common stock, together with their affiliates and associate companies, that acquires in the aggregate 10% or more of Applicable Interests will be prohibited from exercising voting rights with respect to such common stock unless prior authorization from the FERC for acquisition of such Applicable Interests is received.
Choice of Forum
Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees, or agents to us or our stockholders; (iii) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees, or agents arising out of or relating to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees, or agents governed by the internal affairs doctrine of the State of Delaware. Our amended and restated certificate of incorporation will also provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our amended and restated certificate of incorporation will provide that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.
Our amended and restated certificate of incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock will be deemed to have notice of and to have consented to the foregoing provisions; provided, however, that stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. We recognize that the forum selection clause in our amended and restated certificate of incorporation may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our amended and restated certificate of incorporation may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees, or agents, which may discourage such lawsuits against us and our directors, officers, employees, and agents even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
For more information on the risks associated with our choice of forum provision, see “Risk Factors—General Risks—Our governing documents will also provide that the Delaware Court of Chancery will be the sole and exclusive forum for substantially all disputes between us and our stockholders and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.”
Limitations on Liability and Indemnification of Directors and Officers
Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the DGCL, as may be amended.

Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
Prior to completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation against any and all expenses and liabilities, including judgments, fines, penalties, and amounts paid in settlement of any claim with our approval and counsel fees and disbursements and any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our bylaw. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued on the exercise of options, warrants, or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.
Upon the completion of this offering, we will have    shares of common stock issued and outstanding (or    shares if the underwriters exercise their option to purchase additional shares of common stock in full). All of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless such shares are purchased by “affiliates” as that term is defined in Rule 144. Upon the completion of this offering, approximately    % of our outstanding common stock (or approximately     % if the underwriters exercise the option to purchase additional shares of our common stock in full) will be held by our affiliates, including our officers and directors and certain members of the D. E. Shaw group. These shares and all remaining shares that will be outstanding upon completion of this offering (other than the shares of common stock sold in this offering) will be “restricted securities” as that phrase is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rules 144 and 701, additional shares will be available for sale as set forth below.
Lock-Up Agreements
See “Underwriting” for a description of the lock-up agreements applicable to our shares of common stock.
Rule 144
In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities for at least six months would be entitled to sell a number of shares within any three-month period that does not exceed the greater of (i) 1% of the number of shares of our common stock outstanding, which will equal approximately    shares immediately after this offering; and (ii) or the average weekly trading volume of our common stock on    during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Such sales are also subject to certain manner of sale provisions, notice requirements, and the availability of current public information about us.
Rule 701
In general, under Rule 701 of the Securities Act, most of our employees, consultants, or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement are eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with the holding period or certain other restrictions contained in Rule 144. Accordingly, subject to any applicable lock-up restrictions, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our affiliates may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our affiliates may resell those shares without compliance with minimum holding period requirements of Rule 144.
Registration Statements on Form S-8
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our common stock subject to outstanding stock options and the shares of stock subject to issuance under any new equity incentive plans we may enter into in connection with this offering. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly shares registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover    shares.

DESCRIPTION OF CERTAIN FINANCING ARRANGEMENTS
The following is a description of the material terms of our and our subsidiaries’ outstanding debt and tax equity financing arrangements upon the completion of this offering. For additional details, see Note 8 to our audited consolidated financial statements included elsewhere in this prospectus.
Project Non-Recourse Debt
Most of our operating projects have entered into long-term, amortizing senior secured debt financings. These financings generally are limited recourse and are secured by the ownership interests in the relevant project company and, in some cases, liens on the relevant project company’s assets. Typically, these financings are also secured by liens on the ownership interests in the direct or indirect parent of the project company. While most of our project debt financings relate only to a single project, in some cases we enter into cross-collateralized arrangements for a small portfolio of projects that we finance at the same time to achieve economies of scale and better financing terms than would be available for a single project loan.
The scheduled amortization periods of the loans range from a few years longer than the applicable PPA tenor to a few years shorter than the applicable PPA tenor (in the latter case typically for PPAs with a tenor greater than 27 years). The maturity date of the loans is typically earlier than the end of the amortization period that is used for determining ongoing principal payments and is usually six to seven years following the relevant project’s commercial operations date. As a result, the loans typically need to be refinanced at or prior to their scheduled maturity dates. Because our project finance loans are amortizing loans, a portion of the principal balance on each loan is paid down on an ongoing basis. This payment of principal over time results in a systematic de-levering of our projects and, as a result, benefits project equity values.
Principal amortization and interest payments under these debt financings are generally due either on a quarterly or semi-annual basis, and the relevant borrowers are subject to various fees payable to the lenders and their agents under the relevant financing documents, including annual agency fees and quarterly commitment fees that generally are calculated as a percentage of the outstanding loan or letter of credit commitments, as applicable. Voluntary prepayment of the loans is generally permissible, in whole or in part and without premium or penalty (other than customary interest period breakage costs). The projects may have to make mandatory prepayments in certain circumstances as well, such as if the projects fail to satisfy the conditions required to permit distribution of certain project revenues over certain periods of time. While these debt financings do not have financial covenants, projects are permitted to make distributions from project revenues only if certain requirements are satisfied, including satisfaction of a specified debt service coverage ratio over a specified period of time, which is the ratio of operating cash available for debt service after payment of operating expenses to the project’s debt service obligations.
We typically enter into interest rate swaps to significantly mitigate interest rate risk in these financings and reduce variability of our cash flows. The notional amounts of interest rate swaps can range 75% to 115% of the principal amount of the variable rate debt. The interest rate swaps are secured by the same assets as project loans and do not require periodic posting of any additional security. The swaps generally have a mandatory termination on or around the date of the maturity date of the related loans and have a tenor that typically matches the amortization profile of the related loans.
The financing agreements for these project financings contain customary covenants that, among other things and subject to certain exceptions, restrict the relevant project company’s ability to incur new debt or guarantee the debt of others, grant liens, sell or lease certain assets, transfer direct equity interests, dissolve, make distributions and change its business.
The financing agreements for these project financings also contain default and related acceleration provisions with contractual cure rights relating to, among other things, the failure to make required payments or to observe other covenants in the financing agreement and related documents, defaults by the relevant project company or by other parties under specified agreements relating to the project or the financing documents, the termination of certain specified agreements, and certain bankruptcy-related events, subject to certain exceptions and cure periods. Certain changes in the upstream ownership or control of the project company without lender consent will also cause a default under these project financings.
Tax Equity Financings
Most of the projects in our portfolio have obtained financing from third-party tax equity investors. Such financings are designed to monetize renewable energy tax incentives, such as investment tax credits, production tax credits, and accelerated tax depreciation, from investors who can use them more efficiently than we can. In a typical tax equity arrangement, tax equity investors make an upfront investment in one of our subsidiaries in exchange for a share of tax attributes and cash flows from an underlying project or a small portfolio of projects. We expect to continue to use tax equity arrangements to finance some or all of our projects in the future, subject to their availability on attractive terms. In some cases, our affiliates have served as the tax equity investors in our projects.
Nearly all of the tax equity arrangements in our portfolio use the partnership flip structure, the most commonly used transaction structure for tax equity financings in our industry. In this structure, tax equity investors typically invest into a limited liability company, treated as a partnership for tax purposes, that owns the underlying project(s). The operating agreement provides for allocations of tax items and distributions of cash to the tax equity investors that vary over time and reduce materially at a specified date, or the Flip Date. The Flip Date is designed to occur either at a predetermined time (“time-based structures”) or upon achievement by the tax equity investors of a pre-agreed after-tax yield (“yield-based structures”) and is generally expected to occur five to eight years after a project’s commercial operations date. Our portfolio includes tax equity arrangements that use both yield-based and time-based structures. The tax equity investors are generally entitled to receive the majority of taxable profits, losses, and tax credits related to the respective project(s), a priority cash return expressed as a percentage of their investment per year in certain cases and/or a specified percentage of the project’s operating cash flows until the Flip Date. After the Flip Date, the tax equity investors receive a decreased percentage of the taxable profits and losses and a reduced cash entitlement (each typically around 5%). From a governance perspective, we serve as managing partner and retain control of the day-to-day operations both before and after the flip date, whereas the tax equity investor has consent rights on certain major decisions.
We typically have options to purchase tax equity investors’ interests during a six-month period following a specified period subsequent to the completion of the respective project construction or the Flip Date. The purchase price is generally an amount equal to the unpaid tax equity investor’s priority return, if any, plus the greater of the fair market value of the tax equity investor’s interest and a specific amount set forth in the applicable agreement. For certain projects, if the purchase option is not exercised prior to the expiration dates, the tax equity investors may have the right to withdraw their investment at any date during a six month period, after a certain number of years subsequent to the completion of the respective project’s construction at a price equal to the unpaid tax equity investor’s priority return plus the lesser of the fair market value of the tax equity investor’s interest and a specific amount set forth in the applicable agreement.
Under all tax equity financing structures, a tax equity investor may be entitled to indemnification or to a diversion to it of distributable cash from a project in order to compensate the tax equity investor for certain pre-agreed risks, including (i) for a breach of representation, warranty or covenant made to it in connection with its tax equity investment, or (ii) for a reduction in or change in allocation of investment tax credits, tax basis, fair market value or other tax-related matters on which its investment was based. Tax equity arrangements are treated as non-controlling interests (or redeemable non-controlling interests for transactions with a withdrawal right) under U.S. GAAP.
Subordinated Non-Recourse Loan
Certain of our subsidiaries are parties to a $300 million subordinated term loan facility. The facility is secured on a several and joint basis by all of the real, personal, and mixed property (including equity interests in a number of operational and construction projects) of the co-borrowers. The facility is not recourse to any other assets, other than a limited guaranty from a different subsidiary of up to $12 million for violations of certain representations and warranties and up to 17% of outstanding amounts for violations of certain affirmative covenants that are within our control. The facility allows for removal of projects from the collateral pool and additions of new operational or construction projects as additional collateral to the lenders subject to certain conditions and is used to recycle capital from operational and construction projects into new opportunities. New projects can be added to the facility until July 2023 and the facility is scheduled to mature in July 2027.
We enter into interest rate swaps to significantly mitigate interest rate risk in this financing and reduce variability of our cash flows. The agreement provides that notional amount on the interest rate swaps can range 75% to 110% of the principal amount of the outstanding debt. We generally seek to hedge approximately 100% of the principal outstanding amount. The interest rate swaps are secured by the same assets as the subordinated non-recourse loan and do not require periodic posting of any additional security. The swaps have a mandatory termination on the maturity date of the facility and have a tenor that matches the expected amortization profile of the facility.
The credit agreement governing the subordinated non-recourse loan contains customary affirmative covenants, including regarding financial reporting, existence, maintenance of insurance and properties, inspection rights, maintenance of collateral, and compliance with laws. The credit agreement also contains various negative covenants, including restrictions on the co-borrowers and certain of their subsidiaries’ ability to incur indebtedness, grant liens, make fundamental changes, dispose of assets, and fund dividends, distributions, investments, or acquisitions, and customary events of default, subject to certain exceptions and cure periods. Each co-borrower is subject to a financial covenant, non-compliance with which could result in an event of default, if not cured. As of September 30, 2021, each co-borrower was in compliance with such financial covenant.
Revolving Credit Facility
One of our subsidiaries is a party to a $53 million senior revolving credit facility. The revolving credit facility includes borrowing capacity, subject to certain customary conditions, for a revolver loan, letters of credit, and an $8 million tranche B loan with a more restricted use of proceeds. We utilize the facility for general corporate and liquidity purposes. The tranche B loan is undrawn as of September 30, 2021 and is intended to be used to satisfy minimum liquidity covenants in certain of our other financing arrangements.
Prior to or concurrently with the completion of this offering, we plan to replace this existing revolving credit facility with a new $    million senior revolving credit facility. The new revolving credit facility is also expected to include borrowing capacities for a $    million tranche B loan, letters of credit, and incremental capacity, subject to certain customary conditions. The credit agreement governing the new revolving credit facility is expected to contain customary affirmative covenants, including regarding financial reporting, existence, maintenance of insurance and properties, inspection rights, maintenance of collateral, and compliance with laws. The credit agreement is also expected to contain various negative covenants, including restrictions on the borrower’s ability to incur indebtedness, grant liens, make fundamental changes, dispose of assets, and fund dividends, distributions, investments, or acquisitions, and customary events of default, subject to certain exceptions and cure periods. The borrower will also be subject to certain financial covenants; the failure to comply with such financial covenants could result in an event of default, if not cured.
Equipment Financing Facility
In late 2019, we completed our investment tax credit ‘safe harbor’ initiative, which involved the purchase of approximately $130 million in solar modules and tracking equipment and 45 transformers. This allowed us to preserve approximately $2 billion in future investment tax credit benefits at 30% on approximately 5.5 GW of projects, providing us a competitive advantage in future origination and further solidifying a future pipeline of accretive projects. One of our subsidiaries entered into an equipment financing facility to finance the cost of this equipment. The equipment financing facility consists of a $100 million equipment loan commitment and a $15 million letter of credit facility. The equipment financing facility is secured by all property of the borrower and certain of its affiliates, which consists of the purchased equipment and certain contracted pre-construction projects. The facility is not recourse to any other assets, other than a limited guaranty from another one of our subsidiaries for certain interest, storage and insurance reserves. The facility is scheduled to mature in October 2022, subject to an extension of up to one year at our option if certain conditions are satisfied.
The credit agreement governing the equipment financing facility contains customary affirmative covenants, including regarding financial reporting, existence, maintenance of insurance and properties, inspection rights, maintenance of collateral, and compliance with laws. The credit agreement also contains various negative covenants, including restrictions on the borrower and certain of its subsidiaries’ ability to incur indebtedness, grant liens, make fundamental changes, dispose of assets, and fund dividends, distributions, investments, or acquisitions, and customary events of default, subject to certain exceptions and cure rights.
Development Facility
Many of our contracted pre-construction projects require deposits for PPA and interconnection security and payment of certain development expenses, including, among others, costs incurred towards engineering design, environmental impact assessments, interconnection studies, obtaining permits and purchase of equipment, before they start construction. One of our subsidiaries has entered into a development facility to provide such PPA and interconnection security and finance related development costs. The development facility, which is scheduled to mature in September 2022, consists of a $110 million commitment, which provides for a letter of credit facility and up to $40 million in drawn amounts. The development facility is secured by all property of the borrower and certain of its affiliates, which consists of equity interests in and assets of certain contracted pre-construction projects. The facility is not recourse to any other assets, other than a limited guaranty from a different subsidiary of up to 20% of outstanding obligations.
The credit agreement governing the development facility contains customary affirmative covenants, including regarding financial reporting, existence, maintenance of insurance and properties, inspection rights, maintenance of collateral, and compliance with laws. The credit agreement also contains various negative covenants, including restrictions on the borrower and certain of its subsidiaries’ ability to incur indebtedness, grant liens, make fundamental changes, dispose of assets, and fund dividends, distributions, investments, or acquisitions, and customary events of default, subject to certain exceptions and cure rights. The borrower is subject to a financial covenant, non-compliance with which could result in an event of default, if not cured. As of September 30, 2021, the borrower was in compliance with such financial covenant.
Consolidated Fund Loans
One of our AssetCo funds that is included in our consolidated financial statements under U.S. GAAP had a portion of its investments funded with unsecured debt structured through note purchase agreements and mezzanine debt agreements (collectively, the “Consolidated Fund Loans”). Interest and commitment fees are accrued quarterly and payable on the date of a distribution. Interest accrued is payable in cash and can be deferred and added to the outstanding principal until the next payment date in the case of a cash insufficiency. There is no scheduled amortization of the notes. The Consolidated Fund Loans are recourse only to the assets of the relevant AssetCo fund (which consist of cash and fund’s co-investment interests in certain of our operational projects) and are not recourse to any other assets.
The Consolidated Fund Loans are repaid through a cash sweep mechanism and any outstanding amount at the maturity date will become due and payable. In an event of default, the Consolidated Fund Loans, plus all accrued and unpaid interest thereon, shall be immediately due and payable.
Development JV Loan
In 2021, one of our subsidiaries has entered into a $22 million financing agreement to finance the development of certain projects owned by our joint venture with a development partner. The borrower owns our equity investment in such joint venture. The Development JV Loan is unsecured and is not recourse to our other assets.
Real Estate Facility
In 2021, one of our subsidiaries has entered into a $125 million financing agreement to finance the purchase and future rental stream of our real estate holdings. The facility is secured by all of the real, personal, and mixed property of the borrower and its subsidiaries. The facility is not recourse to any other assets, other than a limited guaranty from another one of our subsidiaries of up to $50 million for violations of certain affirmative and negative covenants, of which up to $30 million can be related to a violation of representations and warranties. The facility allows for removal of collateral and additions of new collateral subject to certain conditions and is used to fund new real estate investments and to recycle capital from our real estate investments into new opportunities. New collateral can be added to the facility until August 2024 (or if certain conditions occur, an earlier date) and the facility is scheduled to mature in February 2025, subject to an extension of up to a year and a half at our option if certain conditions are satisfied.
We enter into interest rate swaps to significantly mitigate interest rate risk in this financing and reduce variability of our cash flows. The agreement provides that notional amount on the interest rate swaps can range 90% to 110% of the principal amount of the outstanding debt. We generally seek to hedge approximately 100% of the principal outstanding amount. The interest rate swaps are secured by the same assets as the real estate facility and do not require periodic posting of any additional security. The swaps have a mandatory termination on the maturity date of the facility and have a tenor that matches the expected amortization profile of the facility under certain downside scenarios.
The credit agreement governing the real estate facility contains customary affirmative covenants, including regarding financial reporting, existence, maintenance of insurance and properties, inspection rights, maintenance of collateral, and compliance with laws. The credit agreement also contains various negative covenants, including restrictions on the co-borrowers and certain of their subsidiaries’ ability to incur indebtedness, grant liens, make fundamental changes, dispose of assets, and fund dividends, distributions, investments, or acquisitions, and customary events of default, subject to certain exceptions and cure rights. The borrower and the limited guarantor are subject to financial covenants, non-compliance with which could result in an event of default, if not cured.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of U.S. federal income tax considerations generally applicable to Non-U.S. Holders (as defined below) with respect to the ownership and disposition of shares of our common stock issued pursuant to this offering and who hold such shares as a capital asset (generally, property held for investment) within the meaning of the Code. This summary is based on the Code, Treasury Department regulations promulgated thereunder, or the Regulations, administrative interpretations, and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the IRS, and there can be no assurance that the IRS or a court will agree with the conclusions stated herein. This summary is not a complete description of all the U.S. federal income tax considerations that may be relevant to a particular Non-U.S. Holder. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•	banks, insurance companies, and other financial institutions;
•	brokers, dealers, or traders in securities;
•	certain former citizens or residents of the United States;
•	persons that elect to mark their securities to market;
•	persons holding our common stock as part of a straddle, hedge, conversion, or other integrated transaction;
•	persons who acquired shares of our common stock as compensation or otherwise in connection with the performance of services;
•	controlled foreign corporations;
•	passive foreign investment companies; and
•	tax-exempt organizations.
In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations. Non-U.S. Holders should consult their tax advisors regarding the particular tax considerations to them of owning and disposing of our common stock.
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions, or (ii) that has otherwise validly elected to be treated as a U.S. person under the applicable Regulations.

If a partnership (or other entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner or beneficial owner of the entity or arrangement will generally depend on the status of the partner or beneficial owner and the activities of the entity or arrangement. Partners in a partnership (or beneficial owners of another entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) should consult their tax advisors regarding the tax considerations of an investment in our common stock.
Distributions
As discussed under the section titled “Dividend Policy,” while we do not currently anticipate paying regular cash dividends to our common stockholders on an annual or quarterly basis, we may pay special dividends from time to time. If we do make distributions of cash or property (other than certain stock distributions) with respect to our common stock (or if we engage in certain redemptions that are treated as distributions with respect to common stock), any such distributions generally will be treated as dividends to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), the excess will be treated first as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in our common stock and thereafter as capital gain from the sale, exchange, or other taxable disposition of our common stock, with the tax treatment described below in “—Sale, Exchange, or Other Disposition of Our Common Stock.”
Distributions treated as dividends paid on our common stock to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder will generally be required to (i) provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any appropriate successor or replacement forms), as applicable, certifying that it is not a U.S. person as defined under the Code and that it is entitled to benefits under the treaty or (ii) if such Non-U.S. Holder’s common stock is held through certain foreign intermediaries or foreign partnerships, satisfy the relevant certification requirements of applicable Regulations. A Non-U.S. Holder that does not timely furnish the required documentation but that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Subject to the discussion below under “—Foreign Account Tax Compliance Act,” no amounts in respect of U.S. federal withholding tax will be withheld from dividends paid to a Non-U.S. Holder if the dividends are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States) and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI or other applicable or successor form. Instead, the effectively connected dividends will generally be subject to regular U.S. income tax on a net income basis as if the Non-U.S. Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is a treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).
Sale or Other Disposition of Shares of our Common Stock
A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange, or other disposition of our common stock unless:
•
such gain is “effectively connected” with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States), in which case such gain will generally be subject to U.S. federal income tax in the same manner as effectively connected dividend income as described above;

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate), which gain may be offset by certain U.S.-source capital losses even though the individual is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
we are or become a United States real property holding corporation (as defined in Section 897(c) of the Code, a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, and either (i) our common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs, or (ii) the Non-U.S. Holder has owned or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, more than 5% of our common stock.

Although there can be no assurance in this regard, we believe that we are not a USRPHC, and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act
Certain rules may require withholding at a rate of 30% on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) complies with an intergovernmental agreement between the United States and an applicable foreign country to report such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Treasury Department. We will not pay any amounts to holders in respect of any amounts withheld. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our common stock.

UNDERWRITING
We, the selling stockholders, and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. Goldman Sachs & Co. LLC is acting as the representative of the underwriters.
Underwriters	Number of Shares of Common Stock
Goldman Sachs & Co. LLC	—
BofA Securities, Inc.	—
Total	—
The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken, other than the shares of common stock covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional  shares of common stock from us and the selling stockholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares of common stock are purchased pursuant to this option, the underwriters will severally purchase shares of common stock in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase  additional shares of common stock.
	Paid by the Company		Paid by the Selling Stockholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share of common stock	$	$	$	$
Total	$	$	$	$
Shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $  per share from the initial public offering price. After the initial offering of the shares of common stock, the representatives may change the offering price and the other selling terms. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We, the selling stockholders, and our executive officers, directors, and holders of substantially all of our common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge (including any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument) any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representative.
Prior to the offering, there has been no public market for our common stock. The initial public offering price has been negotiated among us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares of common stock, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.
We have applied to list our common stock on Nasdaq under the symbol “DESR.”
In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the number of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the number of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $  . We have also agreed to reimburse the Underwriters for certain of their expenses in an amount of up to $  .
We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. In addition, we have agreed to reimburse the underwriters for certain expenses in connection with this offering.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us, the selling stockholders and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. For example, affiliates of certain of the underwriters have entered into non-binding letters of intent for the right to invest in some of our tax equity funds and they and others may do so in the future.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas, and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area
In relation to each Member State of the European Economic Area (each a Member State), no common stock has been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
(b)
by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior written consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Member State who initially acquires any common stock or to whom any offer is made will be deemed to have represented, acknowledged, and agreed with us and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior written consent of the representatives has been obtained to each such proposed offer or resale.
We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments, and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA, provided that no such offer of the shares to the public in the United Kingdom shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to the company.
Canada
The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation, or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA), or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (ii) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the

SFA, (iii) where no consideration is or will be given for the transfer, (iv) where the transfer is by operation of law, (v) as specified in Section 276(7) of the SFA, or (vi) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (ii) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (iii) where no consideration is or will be given for the transfer, (iv) where the transfer is by operation of law, (v) as specified in Section 276(7) of the SFA, or (vi) as specified in Regulation 32.
Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Australia
No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.
Any offer in Australia of our common stock may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS
The validity of the common stock will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the common stock offered hereby will be passed upon for the underwriters by Latham & Watkins, LLP, Houston, Texas.
EXPERTS
The consolidated financial statements of DESRI Holdings, L.P. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1 with the SEC with respect to the registration of the common stock offered for sale with this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the common stock we are offering by this prospectus, and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.
As a result of this offering, we will become subject to the information and periodic reporting requirements of the Securities Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s website at www.SEC.gov. We also maintain a website at www.DESRI.com at which, following the completion of this offering, you may access our SEC filings free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered accounting firm.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm
To the Shareholders and to Management of DESRI Holdings, L.P.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of DESRI Holdings, L.P. and subsidiaries (the Company) as of December 31, 2019 and 2020, the related consolidated statements of operations, redeemable non-controlling interests and equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2020, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
Adoption of New Accounting Standard
As discussed in Note 2 to the consolidated financial statements, the Company changed its method for accounting for revenue in 2019.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2021.
New York, New York
September 27, 2021

DESRI HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,
	2019	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,002	$45,611
Restricted cash and restricted cash equivalents	118,886	140,793
Accounts receivable	12,498	8,969
Due from related parties, current	15,877	18,359
Derivative assets, current	886	561
Deposits, current	1,862	13,830
Prepaid expenses and other current assets	36,107	19,319
Total current assets	202,118	247,442
Property, plant and equipment, net	2,208,765	3,215,566
Investments	136,103	135,639
Due from related parties	14,005	2,628
Derivative assets	7,699	22,081
Deposits	231,755	175,327
Other assets	65,295	66,203
TOTAL ASSETS	$2,865,740	$3,864,886
LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,180	$35,001
Accrued liabilities	56,098	83,620
Due to related parties	321	3,189
Derivative liabilities, current	6,737	30,442
Current portion of long-term debt, net of unamortized deferred financing costs	37,530	26,103
Other current liabilities	43,812	56,735
Total current liabilities	146,678	235,090
Long-term debt, net of unamortized deferred financing costs	1,759,204	2,492,897
Derivative liabilities	152,926	352,595
Asset retirement obligations	27,882	53,001
Other liabilities	34,870	46,622
TOTAL LIABILITIES	2,121,560	3,180,205
Commitments and contingencies (Note 12)
Redeemable non-controlling interests	32,583	49,817
EQUITY:
Members’ equity (deficit)	193,020	33,202
Non-controlling interests	518,577	601,662
TOTAL EQUITY	711,597	634,864
TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, AND EQUITY	$2,865,740	$3,864,886
See Note 13 for a supplement balance sheet and further details on the assets and liabilities of the variable interest entities.
The accompanying notes are an integral part of these consolidated financial statements.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
	Year Ended December 31,
	2019	2020
Revenue	$140,630	$148,966
Cost of revenue:
Depreciation and amortization	63,806	61,065
Operating and maintenance	24,234	29,665
Total cost of revenue	88,040	90,730
Gross profit	52,590	58,236
Operating expenses:
General and administrative	23,940	29,192
Project development	8,761	12,241
Total operating expenses	32,701	41,433
Operating income / (loss)	19,889	16,803
Other income / (expense):
Net realized and change in unrealized gains / (losses) on derivative financial instruments	(146,863)	(235,586)
Interest expense	(71,915)	(69,288)
Other income (expense), net	41,294	10,960
Total other income / (expense)	(177,484)	(293,914)
Net income / (loss) before income taxes	(157,595)	(277,111)
(Provision for) / benefit from income taxes	(2,333)	(1,038)
Net income / (loss)	(159,928)	(278,149)
Less: Net (income) / loss attributable to redeemable and non-redeemable non-controlling interests	66,945	203,529
Net income / (loss) attributable to DESRI Holdings, L.P. and subsidiaries	$(92,983)	$(74,620)
The accompanying notes are an integral part of these consolidated financial statements.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE NON-CONTROLLING INTERESTS AND EQUITY
(in thousands)
	Redeemable Non- Controlling Interests	Members’ Equity	Non- Controlling Interests	Total Equity
Balance — January 1, 2019	$33,486	$335,129	$510,224	$845,353
Cumulative-effect adjustment on adoption of ASU 2014-19 (Topic 606)	—	(12,346)	465	(11,881)
Balance — January 1, 2019 (adjusted)	$33,486	$322,783	$510,689	$833,472
Contributions - short-term financing from member	—	39,675	—	39,675
Sales of subsidiary interests, net of issuance costs	1	16,992	117,965	134,957
Distributions	(3,188)	(46,139)	(42,496)	(88,635)
Distributions – repayment of short-term financing from member	—	(45,660)	—	(45,660)
Reallocation of net assets from transfers between entities under common control	—	(1,648)	1,648	—
Net income (loss)	2,284	(92,983)	(69,229)	(162,212)
Balance — December 31, 2019	32,583	193,020	518,577	711,597
Contributions - short-term financing from member	—	34,000	—	34,000
Sales of subsidiary interests, net of issuance costs	18,854	16,148	320,326	336,474
Distributions	(3,190)	(54,125)	(103,301)	(157,426)
Distributions – repayment of short-term financing from member	—	(10,062)	—	(10,062)
Reallocation of net assets from transfers between entities under common control	—	(71,159)	71,159	—
Net income (loss)	1,570	(74,620)	(205,099)	(279,719)
Balance — December 31, 2020	$49,817	$33,202	$601,662	$634,864
The accompanying notes are an integral part of these consolidated financial statements.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income / (loss)	$ (159,928)	$(278,149)
Adjustments to reconcile net income / (loss) to net cash provided by / (used in) operating activities:
Depreciation and amortization	63,806	61,065
Loss on extinguishment of debt	2,770	1,477
Amortization of intangible assets	846	846
Net unrealized (gains) / losses on derivative financial instruments	141,268	216,092
Insurance proceeds, net of property, plant and equipment write-off	(38,416)	223
Amortization of deferred financing costs and effective interest rate adjustment	5,592	6,643
Realized gains and net change in unrealized (gains) / losses on Investments	(1,462)	(3,524)
Changes in operating assets and liabilities:
Accounts receivable	(7,055)	4,012
Prepaid expenses, other assets and other current assets	3,424	13,778
Accounts payable and accrued liabilities	5,202	9,680
Due from / to related parties	5,156	8,597
Other liabilities and other current liabilities	(359)	10,979
Net Cash Provided by / (Used in) Operating Activities	20,844	51,719
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	(93,808)	(47,246)
Cash paid for deposits	(51,083)	(47,021)
Refunds received from deposits	37,799	29,753
Purchase of property, plant and equipment, net of insurance proceeds	(550,992)	(857,987)
Distributions from Investments	6,264	3,050
Sale of property, plant and equipment	195	1,105
Net Cash Provided by / (Used in) Investing Activities	(651,625)	(918,346)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	745,664	1,235,149
Repayment of borrowings	(89,598)	(467,008)
Proceeds from short-term member financing treated as capital contributions	39,675	34,000
Repayment of short-term member financing treated as capital distributions	(45,660)	(10,062)
Proceeds from sale of subsidiary interests	137,506	314,279
Distributions to members	(49,892)	(50,960)
Distributions to redeemable and non-redeemable non-controlling interests	(45,420)	(106,885)
Payment of equity issuance costs	(5,411)	(9,036)
Payment of deferred financing costs	(27,091)	(21,334)
Net Cash Provided by / (Used in) Financing Activities	659,773	918,143
NET INCREASE / (DECREASE) IN CASH AND RESTRICTED CASH	28,992	51,516
CASH AND RESTRICTED CASH — Beginning of year	105,896	134,888
CASH AND RESTRICTED CASH — End of year	$134,888	$186,404
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for interest	$60,046	$71,513
Cash paid for taxes	$600	$2,853
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING INFORMATION:
Deposits and property, plant and equipment	$168,876	$(64,409)
Change in accrued member distributions	$3,753	$(3,165)
Change in accrued non-controlling interest distributions	$(264)	$394
Equity issuance costs attributed to non-controlling interests	$(2,548)	$(5,700)
Accounts payable and accrued capital expenditures	$111,079	$(48,375)
Accounts receivable and property, plant and equipment	$(4,378)	$483
Debt and derivative liabilities assumed by non-controlling interests	$—	$46,749
Accounts payable and deposits	$—	$(2,681)
The accompanying notes are an integral part of these consolidated financial statements.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.	ORGANIZATION AND NATURE OF BUSINESS
Company Overview
The consolidated financial statements include the accounts of DESRI Holdings, L.P. (“DESRI Holdings”), a Delaware limited partnership, and its consolidated entities (the “Consolidated Entity(ies)”) (collectively, with DESRI Holdings, the “Company”). DESRI Holdings General Partner, L.L.C. (the “Manager”), a Delaware limited liability company, is the general partner of DESRI Holdings. On January 1, 2019, DESRI Holdings converted from a limited liability company, known as DESRI Holdings, L.L.C., to a limited partnership.
The operations of the Consolidated Entities are controlled and managed, directly or indirectly, by DESRI Holdings.
The Company’s primary purpose and business is to maximize long-term member value through optimizing development, financing, construction, ownership, and operation of contracted renewable energy projects located in North America. As of December 31, 2020, the Company’s portfolio is composed of approximately 5.6 gigawatt of contracted renewable energy projects with stable, contracted cash flows. The weighted-average remaining contract term of our portfolio’s power purchase agreements (“PPA(s)”) is 22 years.
In addition to the ownership and operation of our renewable energy projects, a certain Consolidated Entity also provides management and investment advisory services to affiliated private investment funds (the “Fund(s)”). Such Consolidated Entity is reimbursed for specified types of expenses incurred on behalf of the Funds and earns fees for its management and investment advisory services.
Emerging Growth Company
The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exceptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company, which is neither an emerging growth company, nor an emerging growth company, which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). They include the results of the Consolidated Entities, which the Company has a controlling interest, with all significant intercompany accounts and transactions eliminated.

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The consolidated financial statements of the Company are expressed in United States dollars.
Management determined that certain Consolidated Entities are investment companies (the “Consolidated Investment Funds”) and follow specialized investment company accounting and reporting guidance in accordance with Accounting Standards Codification (“ASC”) Topic 946, Investment Companies. Accordingly, the Consolidated Investment Funds’ investments in affiliated renewable energy projects (the “Investments”) are measured at fair value.
The accompanying consolidated statements of operations include expense allocations for certain services historically provided to the Company by its owner, D. E. Shaw & Co., L.P. and its affiliates (the “D. E. Shaw group”). See Note 14 for related party disclosures.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made in the consolidated financial statements include, but are not limited to: (i) the useful lives of property, plant and equipment and intangible assets; (ii) valuation of derivative instruments; (iii) valuation of redeemable and non-redeemable non-controlling interests; (iv) valuation of asset retirement obligations (“ARO(s)”); (v) recoverability of long-lived assets; and (vi) valuation of Investments. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates.
Market Risks
The Company is subject to risks associated with, among other things: (i) price movements of energy commodities and credit associated with its commercial activities; (ii) reliability of its systems, procedures, and other infrastructure necessary to operate the business; (iii) changes in laws and regulations; (iv) weather conditions; (v) financial market conditions and access to and pricing of capital; (vi) the creditworthiness of its counterparties; (vii) ability to meet obligations under debt requirements; and (viii) the successful operation of power markets.
Concentration of Credit Risk
The Company’s derivative financial instruments and PPAs potentially subject the Company to concentrations of credit risk. The maximum exposure to loss due to credit risk of counterparties to either, (i) the Company’s derivative financial instruments or (ii) the Company’s PPAs, would generally equal (a) the fair value of derivative financial instruments presented in the Company’s consolidated balance sheets or (b) the revenue otherwise expected to be earned under the terms of the PPAs had the relevant offtakers performed their obligations. The Company manages this credit risk by maintaining a diversified portfolio of creditworthy counterparties. As of December 31, 2019 and 2020, the Company had no material credit losses related to its energy-related sales and derivative financial instruments, and does not anticipate material credit losses to occur in the future.
Variable Interest Entity
The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist through arrangements that do not involve controlling voting interests, when an entity is insufficiently capitalized, or when an entity is not controlled through its voting interests, which is referred to as a variable interest entity (“VIE(s)”). The Company consolidates all entities that it controls through a majority voting interest or as the primary beneficiary of a VIE.
The Company evaluates (1) whether it holds a variable interest in an entity, (2) whether the entity is a VIE, and (3) whether the Company’s involvement would make it the primary beneficiary. Management determines whether the Company is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date.

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In evaluating whether the Company holds a variable interest, fees received as a decision maker or in exchange for services that are customary and commensurate with the level of services provided, and where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, are not considered variable interests. For those entities where the Company holds a variable interest, the Company determines whether each of these entities qualifies as a VIE. VIEs are primarily entities that lack sufficient equity to finance their activities without additional financial support from other parties or entities whose equityholders, as a group, lack one or more of the following characteristics: (a) direct or indirect ability to make decisions, (b) obligation to absorb expected losses, or (c) right to receive expected residual returns. These VIE entities are typically organized as limited partnerships or limited liability companies for which the Company, through its operating subsidiaries, acts as the general partner or managing member. A limited partnership or similar entity is a VIE if the unaffiliated limited partners or members do not have substantive rights to terminate or remove the general partner or substantive rights to participate. Entities that are determined to be VIEs must be evaluated qualitatively to determine the primary beneficiary, which is the reporting entity that has (i) the power to direct activities of a VIE that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. In conducting the analysis, the Company considers the purpose, the design and the risks that the entity was designed to create and pass through to its variable interest holders. Additionally, the Company assesses if it has the obligation to absorb losses or if it has the right to receive benefits of the VIE that could potentially be significant to the entity.
The Company evaluates whether they have substantive investment in the VIEs which would expose them to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company also evaluates whether the operating agreements of the VIEs provide the manager the ability to perform activities that significantly impact the VIE's performance, including but not limited to a) ability to assign, pledge or otherwise dispose of any or all assets of the entity, b) incur additional indebtedness and c) acquisition, sale or refinancing of any project.
If both criteria are met, the Company has a controlling financial interest in the VIE and as the primary beneficiary is required to consolidate the VIE for financial reporting purposes. Please refer to Note 13 for further disclosures related to VIEs.
Sale of Subsidiary Interests
In 2018, a certain Consolidated Entity sold 100 percent of its membership interest in a 150 megawatt solar energy project located in Imperial County, California. On the date of sale, the Consolidated Entity recorded a receivable of $27.4 million for the remaining consideration to be received upon the achievement of certain construction-related milestones. Upon the sale of the subsidiary, a different Consolidated Entity entered into construction management, developer services and management services agreements with the project through which such Consolidated Entity will continue to provide administrative, supervisory, management and accounting services through the construction and operational phases of the project. As of December 31, 2019 and 2020, the outstanding consideration was $17.9 million and nil, respectively.
During 2019 and 2020, certain Consolidated Entities sold a portion of their membership interests to the Funds and to other co-investors for $26.8 million and $24.9 million, respectively. The membership interests sold ranged from 15.00 percent to 49.90 percent of the respective Consolidated Entity, each of which indirectly owns one or more of the Company’s projects. The sale of subsidiary interests was among entities under common control and the carrying value of the membership interests sold is included on the consolidated balance sheets as part of non-controlling interests. For the years ended December 31, 2019 and 2020, the Company recognized a deemed contribution of $17.0 million and a deemed distribution of $2.7 million, respectively, which is included in sales of subsidiary interests, net of issuance costs in the consolidated statements of redeemable non-controlling interests and equity.
Cash and Cash Equivalents and Restricted Cash and Restricted Cash Equivalents
Cash and cash equivalents consist of bank deposits held in checking and savings accounts. The Company considers cash equivalents to be short-term, highly liquid investments that (i) are readily convertible into known

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amounts of cash, (ii) are held for cash management purposes, and (iii) have original maturities of three months or less at the time of purchase. These may include government securities and money market investments. Money market investments are carried at net asset value, which approximates fair value.
Restricted cash and restricted cash equivalents consist of cash balances held in checking and savings accounts for which the use of funds, as required by the Company’s lease, debt, and tax equity agreements, is restricted to meet future obligations. Restricted cash and restricted cash equivalents may include cash held for liquidity reserves, debt service payments, and to fund operating expenditures. The payment of expenditures may be subject to supervision and approval by the respective lender(s).
All of the Company’s cash, cash equivalents, restricted cash and restricted cash equivalents are maintained with creditworthy financial institutions.
Cash and restricted cash as reported on the consolidated statements of cash flows consists of:
	December 31,
	2019	2020
	(in thousands)
Cash and cash equivalents	$16,002	$45,611
Restricted cash and restricted cash equivalents	118,886	140,793
Total	$134,888	$ 186,404
Fair Value Measurement
Fair value is the price that would be received for an asset or the amount paid to transfer a liability (an exit price) within the principal or most advantageous market for such asset or liability as part of an orderly transaction between market participants on the measurement date.
The Company determines the fair value of its assets and liabilities based on a fair value hierarchy, which requires the Company to maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Observable inputs are inputs that are developed using market data, such as publicly available information about actual events or transactions, and reflect the assumptions that market participants would use when pricing an asset or a liability. Unobservable inputs are inputs for which market data is not available and that are developed using the best information available about the assumptions that market participants would use when pricing an asset or a liability. The fair value hierarchy gives the highest priority to observable inputs (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below.
Level 1 – Financial instruments with unadjusted, quoted market prices in active markets for identical assets or liabilities;
Level 2 – Financial instruments with valuations that have observable inputs other than Level 1, such as quoted market prices for similar assets or liabilities, quoted market prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3 – Financial instruments with valuations that have unobservable inputs that are significant to the determination of the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose values are determined using certain market standard methodologies (including market and/or income approaches) and input factors where independent pricing information cannot be obtained for a significant portion of the underlying assets and liabilities.
The carrying amounts of certain of the Company’s financial instruments, including accounts receivable, due from related parties, deposits, accounts payable, accrued liabilities and due to related parties approximate their

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respective fair values as these are reported at net realizable values. As of December 31, 2019 and 2020, the carrying amount of the Company’s long-term debt generally approximates fair value as the stated interest rate approximates market rates currently available to the Company. See Note 5 for disclosure related to financial instruments.
Accounts Receivable
Accounts receivable are recorded at invoiced amounts, net of allowances for doubtful accounts, are unsecured, and do not bear interest. Accounts receivable also include earned amounts not yet invoiced as of the end of the reporting period.
The allowance for doubtful accounts is based on the best estimate of the amount of probable credit losses in existing accounts receivable. The Company evaluates the collectability of its accounts receivable based on known collection risks and historical experience. In circumstances where the Company is aware of a specific counterparty’s inability to meet its financial obligations, the Company records a specific reserve for bad debts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected. There was no allowance for doubtful accounts recorded as of December 31, 2019 and 2020.
Derivative Financial Instruments and Risk Management Activities
As required by its financing arrangements, the Company uses derivative financial instruments to manage its exposure to fluctuations in interest rates. The Company currently does not engage in speculative derivative activities or derivative trading activities.
In connection with operating projects or projects under construction, the Company uses interest rate swap agreements to convert anticipated cash interest payments under its variable-rate long-term debt arrangements to a fixed-rate basis. These agreements involve the receipt of variable payments in exchange for fixed payments over the term of the agreements without the exchange of the underlying principal amounts. For certain development projects, an interest rate swap may be executed prior to and would be contingent upon the closing of the long-term financing arrangement of the project (“Deal Contingent Swap(s)”). The Company may enter into Deal Contingent Swaps for approximately 100 percent of the expected amount of financing. Upon financial close of the respective project, such Deal Contingent Swaps would be either cash settled or converted to interest rate swaps of the respective project’s financing facility. In cases where the financial close of the project is not achieved by a pre-agreed date, the Deal Contingent Swap would either be converted to provide interest rate protection for a financing facility of another project or cash settled based on the fair value of the swap on the settlement date. For the years ended December 31, 2019 and 2020, the Company did not experience any settlements of its Deal Contingent Swaps as a result of a determination that financial close was not achieved by a pre-agreed date.
The Company records all derivative financial instruments on the consolidated balance sheets at their respective fair values. The estimated fair values of derivative financial instruments are calculated based on market rates. These values represent the estimated amounts the Company would receive or pay on termination of agreements, taking into consideration current market rates and the current creditworthiness of the counterparty or the Company. The Company presents the fair value amounts of the derivative contracts on its consolidated balance sheets on a gross basis, without offset for derivative contracts executed with the same counterparty or for collateral, if any.
Although the interest rate swaps are used to provide interest rate protection, the Company has not formally documented or designated its interest rate derivatives as hedges and therefore does not apply hedge accounting to these instruments. All derivative financial instruments have been marked-to-market and the related unrealized gain or loss is included in net realized and change in unrealized gains / (losses) on derivative financial instruments in the consolidated statements of operations. There was no cash collateral received or pledged as of December 31, 2019 and 2020 related to the Company’s derivative financial instruments.
Property, Plant and Equipment
Property, plant and equipment acquired have been recorded at (i) cost or (ii) relative fair value as of the date of an asset acquisition and are presented net of accumulated depreciation and amortization. Land is carried at cost.

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In addition, the carrying value of property, plant and equipment includes the estimated amount of AROs. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Repair and maintenance activities are expensed as incurred.
The Company periodically reviews the estimated useful lives of its property, plant and equipment. During 2020, this review indicated that the estimated useful lives of its project equipment and related assets were longer than the previously estimated useful lives. As a result, effective January 1, 2020, the Company changed its estimate of the useful lives of such assets to better reflect the estimated period during which these assets will remain in service. The estimated useful lives of such wind and solar assets increased from 25 years to 30 years and 30 years to 35 years, respectively. The effect of this change in estimate was a reduction of depreciation expense by $10.8 million for the year ended December 31, 2020 and this impact is included in depreciation and amortization on the consolidated statements of operations.
Construction in progress (“CIP”) is comprised of costs incurred to develop and construct wind and solar facilities and includes construction materials, solar panel assemblies and other equipment, turbine generators, third-party engineering and construction costs, capitalized interest, certain capitalized ground lease costs, and other costs directly associated with the development and construction of the various projects. Costs related to the development of a project are capitalized once the respective project has been deemed commercially viable and the start of construction related to such project is probable. Upon the commencement of operations (“COD”), costs associated with CIP are transferred to property, plant and equipment and depreciation or amortization commences. CIP is presented as part of property, plant and equipment, net on the consolidated balance sheets.
Impairment of Long-Lived Assets
Long-lived assets consist of property, plant and equipment and intangible assets included in other assets on the Company’s consolidated balance sheets. The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets or the related asset groups may not be recoverable, or that the useful life is shorter than originally estimated. Recoverability of these assets or asset groups is measured by comparison of (i) the carrying amount of assets or asset groups that have cash flows largely independent of cash flows of other groups of assets and liabilities to (ii) the future undiscounted cash flows that the assets are expected to generate over their remaining lives. If the carrying amount of the assets is not recoverable, the amount of impairment, if any, is measured as the difference between the carrying value and the fair value of the impaired assets. If the Company determines that the remaining useful life is shorter than originally estimated, it amortizes the remaining carrying value over the new shorter useful life. No impairment has been recognized for the years ended December 31, 2019 and 2020.
Deposits
Deposits consist of advances and deposits paid related to (i) purchases of equipment for solar and wind energy installations and (ii) PPAs, interconnection arrangements and network upgrades. For the years ended December 31, 2019 and 2020, equipment-related deposits amount to $168.9 million and $104.5 million, respectively, whereas deposits related to PPAs, interconnection arrangements, and network upgrades amounted to $64.7 million and $84.7 million, respectively.
Investments
The Consolidated Investment Funds record their Investments at fair value using discounted cash flow models. The inputs to such discounted cash flow models include the Investment’s projected future revenues using energy generation forecasts provided by third parties multiplied by the price of power according to the applicable project’s PPA during the PPA term, and thereafter, merchant pricing estimates provided by third parties. The significant unobservable input into the respective discounted cash flow models is the discount rate percentage. Operating and other costs are also taken into account and are projected in accordance with various contracts and agreements, as well as certain assumptions and amortization schedules, some of which may be determined by the manager of the Investment. Each Investment generally permits the Consolidated Investment Funds to make capital distributions at any time. However, such withdrawals will be limited to the Investment’s ability to

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generate excess distributable cash. Withdrawals represent a return of the Consolidated Investment Funds’ Investments, up to the cost basis of the Investment; while any withdrawals beyond the cost basis will be attributed to realized gains. Realized gains or losses, if any, are reflected in revenue on the consolidated statements of operations.
Asset Retirement Obligations
Pursuant to certain agreements to lease land on which the Company constructs and operates its projects, the Company is required to decommission its project equipment and provide for reclamation of the leased property upon the expiration, termination, or cancellation of the lease agreements or cessation of commercial operation of the projects. Accordingly, such agreements give rise to AROs that are required to be recorded in the consolidated financial statements at fair value.
The Company records the fair value of an ARO as a liability, with an offsetting cost capitalized as part of the carrying value of the related property, plant and equipment in the period in which a legal obligation associated with the retirement of tangible long-lived assets is incurred. Fair value is calculated utilizing the expected present value technique. This includes a marketplace assessment of the amounts estimated to be required to settle the liability at the date the obligation was established. An inflation factor is applied to the estimate to determine the amount required to settle the obligation in the future. This amount is then discounted using the current interest rate, which takes into consideration the Company’s credit risk, to determine the fair value of the liability. The ARO liability is accreted at the end of each period to reflect the passage of time.
Measurement of AROs requires a significant number of assumptions and estimates (including credit-adjusted risk-free rate, estimated costs to remove, and inflation rate) that can change over time. Accordingly, the Company periodically reevaluates these estimates. Changes in the estimated amounts of AROs are recognized as adjustments to the cost of the related property, plant and equipment, and could materially change the value of the obligation.
Leases
In the ordinary course of business, the Company has entered into non-cancelable operating leases, such as land leases for its project sites. Rent abatements and escalations are recognized on a straight-line basis over the respective lease term.
Deferred Financing Costs
Deferred financing costs represent external costs incurred to obtain debt financing. These costs are deducted from the carrying value of the respective debt, and are amortized over the terms of the related debt agreements using the effective interest method. Prior to COD, the amortization of deferred financing costs is capitalized and is included in property, plant and equipment, net on the consolidated balance sheets. Upon COD, amortization of deferred financing costs is included in interest expense on the consolidated statements of operations.
Non-Controlling Interests and Redeemable Non-controlling Interests
Non-controlling interests represent (i) third-party investors’ interests in the net assets of certain Consolidated Entities under tax equity contractual arrangements entered into in order to finance the costs of projects eligible for certain tax credits and (ii) equity interests in the projects owned by co-investors.
The redeemable non-controlling interests and certain non-controlling interests represent third-party investors’ interests in the net assets of certain Consolidated Entities under “tax equity” contractual arrangements. The Company has determined that these contractual arrangements represent substantive profit-sharing arrangements and that income or loss should be attributed to the non-controlling interests in each period using a balance sheet approach referred to as the hypothetical liquidation at book value (“HLBV”) method. The tax equity investors are generally entitled to receive the majority of taxable profits, losses, and tax credits related to the respective project, in accordance with each respective agreement, as determined for federal income tax purposes, a priority cash return expressed as a percentage of their investment per year in certain cases and/or a specified percentage

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of the project’s operating cash flows for a specified period following the facility’s placement in service. Upon the achievement of a pre-agreed after-tax yield by the tax equity investors or after a specified period of time, the tax equity investors receive a decreased percentage of the taxable profits and losses and a reduced cash entitlement.
Under the HLBV method, the amounts of income or loss attributed to the non-controlling interests in the consolidated statements of operations for the reporting period reflect changes between the amounts the non-controlling investors would hypothetically receive as of the beginning and as of the end of the reporting period under the liquidation provisions of the respective Consolidated Entities’ contractual arrangements, assuming their net assets were liquidated at recorded amounts, and after taking into account any capital transactions, such as contributions or distributions, between each respective Consolidated Entity and their tax equity investor(s).
The Company has options to purchase certain tax equity investors’ interests in Consolidated Entities (“Purchase Options”) during a six-month period following a specified period subsequent to the completion of the respective project construction or an achievement by the tax equity investor(s) of a pre-agreed after-tax yield. The purchase price is generally an amount equal to the unpaid tax equity investor’s priority return, if any, plus the greater of the fair market value of the tax equity investor’s interest and a specific amount, if any, as defined in the applicable agreement.
For certain projects, if the Purchase Options are not exercised prior to the expiration dates, the tax equity investors may have the right to withdraw from the respective Consolidated Entities (“Withdrawal Rights”) at any date during a six month period, after a certain number of years subsequent to the completion of the respective project’s construction at a price equal to the unpaid tax equity investor’s priority return plus the lesser of the fair market value of the tax equity investor’s interest and a specific amounts as defined in the applicable agreements. As the redemption of the tax equity investor’s non-controlling interests is outside of the Company’s control, the Company classifies such non-controlling interests with redemption features on the consolidated balance sheets outside of equity as redeemable non-controlling interests with a value based on the greater of the HLBV and the redemption value. The Purchase Options and Withdrawal Rights embedded in the non-controlling interests do not qualify for separate accounting.
Certain co-investors, whose profits and losses are not allocated on the basis of HLBV, have a non-controlling interest in certain projects of the Company. Accordingly, income and loss are attributed to these non-redeemable, non-controlling interests based on their percentage ownership in the respective Consolidated Entity. As of December 31, 2019 and 2020, equity interests owed by such co-investors comprise approximately $300.2 million and $301.6 million of the non-redeemable, non-controlling interests on the consolidated balance sheets.
During the years ended December 31, 2019 and 2020, tax equity investors contributed $103.0 million and $276.6 million, respectively, which are included in sales of subsidiary interests, net of issuance costs in the consolidated statements of redeemable non-controlling interests and equity.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Certain asset acquisitions include contingent consideration, which represents additional consideration for acquiring the project. The Company recognizes the contingent consideration at fair value on the respective date of acquisition. Such amounts are included in other current liabilities and other liabilities on the consolidated balance sheets.
Revenue Recognition
On January 1, 2019, the Company adopted Financial Accounting Standard Board (“FASB”) Accounting Standard Codification Revenue Topic 606, Revenue from Contracts with Customers (“Topic 606”) using the

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modified retrospective method. The results for the years ended December 31, 2019 and 2020, reflect the application of Topic 606. See Recently Adopted Accounting Standards below for the impact to the consolidated balance sheet as of January 1, 2019 and the impact to the consolidated statement of operations for year ended December 31, 2019.
The Company earns revenue primarily from selling the output from its projects under long-term PPAs. The primary output consists of electricity and, to a lesser extent, renewable energy certificates (“REC(s)”), which are tradable energy commodities that represent proof that electricity was generated from an eligible renewable energy resource. The Company’s PPAs are entered into for terms ranging from twelve to thirty years, with options to extend, and require its offtakers to take all or a contracted portion of the output from its respective facility for a stipulated price. Payments under PPAs are primarily based on volumes of electricity and RECs delivered, with rates potentially subject to adjustments based on the timing and volume of delivery, and may be subject to certain “floor” or “ceiling” provisions. Certain PPAs contain non-cancelable off-taker commitments to pay for a specific volume of supply and outline minimum output levels to be delivered by the Company. The Company considers energy, RECs and capacity to be distinct performance obligations, however under a bundled arrangement, such as the PPA, the transfer of control to the customer coincides with a pattern of recognition with the underlying energy generation. Accordingly, the Company applied the practical expedient in Topic 606 as the right to consideration corresponds directly to the value provided to the customer to recognize revenue at the invoice amount for its standalone and bundled PPA contracts.
The Company evaluated its long-term PPAs to determine whether they have an embedded lease. A lease of a facility is deemed to exist when a single off-taker has the ability or right to operate the facility, control physical access, or is entitled to obtain substantially all the output from the facility at a price that is neither contractually fixed per unit of output nor equal to the current market price per unit of output, including both electricity and RECs. The Company also assessed whether the embedded lease is an operating or sales-type lease based upon its terms and characteristics. The Company determined that certain PPAs are operating leases and as a result, recognizes revenue as contingent rental income in the consolidated statements of operations when output is delivered.
The Company considers the PPA to be an executory energy supply contract when the PPA is determined to not be an operating lease, and requires delivery of electricity at a specified per unit rate from a specified facility over the term of the agreement. In these types of arrangements, volume reflects total electricity generation measured in kilowatt hours which can vary each period depending on system and resource availability. The contract rate per unit of generation is generally fixed at contract inception; however, certain pricing arrangements can provide for time-of-delivery, seasonal or market index adjustment mechanisms over time. The Company has determined the right to invoice corresponds directly with the value of goods transferred to the customer and that the probability of a significant revenue reversal in future periods due to under-delivery of the guaranteed minimum output is low. As a result, the Company has not recorded any revenue deferrals related to these arrangements.
Revenue related to RECs is recognized when (i) the associated electricity is generated and delivered to the counterparty, (ii) title to the RECs and associated risks and rewards of ownership are transferred to the counterparty in accordance with the terms of the respective PPA and state laws and regulations, and (iii) at a standalone selling price, as contractually determined.
In accordance with the respective Fund operating document, the Company earns management fees and performance fees for providing investment advisory and management services to the Funds. The Company receives management fees (typically quarterly or annually) from the Funds based on a percentage of the capital contributed or a fixed amount. Additionally, the Company receives performance fees from the Funds upon ordinary course distributions or sale distributions to investors of the Funds based on a threshold amount as defined by the respective Fund operating document. The Company recognizes revenue related to ordinary course distributions using the right to invoice practical expedient upon the actual distribution. Prior to the adoption of Topic 606, accrued performance fees related to sales distributions were based on period-end estimates and were recognized under the respective Fund operating document as if the respective Fund was liquidated and based on a sale distribution as of the reporting period date at amounts reported on the respective Fund’s balance sheet.

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A certain Consolidated Entity entered into a developer service agreement (“DSA”) and a construction management agreement (“CMA”) to provide development and construction to an unrelated counterparty. The services provided are part of a series of distinct services that are substantially the same and have the same pattern of transfer to the customer and form a single performance obligation. The Company has elected to use the right to invoice practical expedient and records revenue on the amount invoiced, which corresponds directly to the value provided to the customer to date. The Consolidated Entity recognized revenues related to the DSA and CMA of $10.8 million and nil for the years ended December 31, 2019 and 2020, respectively.
As a result of the adoption of Topic 606, the Company recognized a reduction to retained earnings of $12.8 million due to the reversal of accrued performance fees and an increase to retained earnings of $0.4 million related to REC revenue.
General and Administrative
General and administrative expense primarily consists of employee compensation and costs related to professional services, including finance and accounting, legal, human resources, communications and occupancy costs.
Income Taxes
The Company provides for U.S. federal and state income taxes for its Consolidated Investment Funds that have elected to be taxed as a corporation for U.S. income tax purposes, and for other taxes to the extent certain “trade or business” activities are subject to income taxes at the entity level in certain state and local jurisdictions. Other than such federal, state and local income taxes, U.S. federal, state and local income taxes are not provided because the members who are required to file U.S. federal, state and local income tax returns report their respective distributive share of the Company’s taxable income or loss on their respective tax returns.
The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities represent future tax benefits and obligations, respectively, and are the result of timing differences between unrealized gains or losses on certain Investments and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the related tax differences are expected to be recovered or settled. To the extent it is more likely than not that the deferred tax asset will not be realized, a valuation allowance is established to offset the expected benefit.
Certain consolidated entities generate investment tax credits (“ITC(s)”) under Section 48(a) of the Internal Revenue Code. Substantially all of these ITCs are allocated to certain members and non-controlling interests and are not reflected in these consolidated financial statements.
The consolidated financial statements reflect the effect of any uncertain tax positions. Such uncertain tax positions are measured against the more likely than not threshold, based on whether those positions would be expected to be sustained if examined by the relevant tax authority. With respect to any tax positions that do not meet the more likely than not threshold, a corresponding liability, including interest and penalties, is recorded in the consolidated financial statements. The Company may be subject to examination by tax authorities in jurisdictions where the Company conducts operations. The earliest income tax year that may be subject to examination is 2016. While the taxing authority in any jurisdiction may not agree with the tax positions adopted, the Company does not expect that any assessments would be material to its consolidated financial position if the taxing authority did not agree with such positions. There are no reserves for uncertain tax positions as of December 31, 2019 and 2020.
Segment Information
Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company’s chief operating decision makers (“CODM”) in deciding how to allocate resources and assessing performance. The Company’s CODM is its executive committee. The Company’s executive committee evaluates each project’s projected impact to overall portfolio net asset value (“NAV”) for the purpose of allocating resources and evaluating expected financial performance. Each project has been determined to be separate operating segments. There is no further basis of segmentation by resource,

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
geography, or other measure which drive the evaluation of financial performance or allocation of resources. The Company aggregates its operating segments due to the similarity in their customer base, economic characteristics, the nature of products and services, procurement, manufacturing, and distribution processes. As a result, the Company has determined it has a single reportable segment.
Earnings per Partnership Units
The capital structure of DESRI Holdings is not indicative of the anticipated capital structure of the consolidated group of companies following this initial public offering. Accordingly, historical earnings per partnership units of DESRI Holdings have not been presented.
Recently Adopted Accounting Standards
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes existing revenue recognition guidance under U.S. GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The standard defines a five-step process to achieve this principle and will require companies to use more judgment and make more estimates than under the current guidance. ASU No. 2014 09 also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts. The Company adopted ASU No. 2014-09 on January 1, 2019, on a modified retrospective basis and applied the standard to those contracts that were not complete as of this date. For revenues containing certain future performance obligations or that are subject to market-based liquidated damage provisions at January 1, 2019, the Company elected to use the contract modification practical expedient for purposes of computing the cumulative transition adjustment.
The Company accounts for the majority of its PPAs as operating leases under ASC 840, Leases, and recognizes rental income as revenue when the electricity is delivered. The Company elected not to early adopt ASC 842, Leases. The expected impact of the adoption of the new lease standard is discussed below. For PPAs under the scope of Topic 606, the Company concluded that there were no material changes to revenue recognition patterns from existing accounting practice as a result of the adoption of Topic 606.
The following table presents the effect of the adoption of ASC 606 on the Company’s consolidated statements of operations by disaggregated revenue stream:
Year Ended December 31, 2019
	As reported		Adjustment(s) due to adoption of Topic 606
	PPA	REC generation capacity	PPA	REC generation capacity	Amounts prior to adoption of Topic 606
(in thousands)
Electricity	$ 121,164	$ 721	$—	$ (721)	$ 121,164
	Year Ended December 31, 2019
	As reported		Adjustment(s) due to adoption of Topic 606
	Performance fees	Other fee income	Performance fees	Other fee income	Amounts prior to adoption of Topic 606
	(in thousands)
Fee income – related parties	$883	$ 16,182	$ 5,911	$—	$ 22,976

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table presents the effect of the adoption of ASC 606 on the Company’s consolidated balance sheets:
	December 31, 2019
	As reported	Adjustment(s) due to adoption of Topic 606	Amounts prior to adoption of Topic 606
	(in thousands)
Due from related parties, current	$15,877	$18,724	$34,601
Other current liabilities	$43,812	$1,654	$45,466
Members’ equity	$ 193,020	$17,896	$ 210,916
Non-controlling interests	$ 518,577	$(825)	$ 517,752
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. This ASU removes some disclosure requirements, modifies others, and adds some new disclosure requirements. The guidance is effective January 1, 2020, with early adoption permitted. The Company adopted this standard as of January 1, 2020 and there was no material impact on the consolidated financial statements.
In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. The amendments in this ASU require reporting entities to consider indirect interests held through related parties under common control for determining whether fees paid to decision makers and service providers are variable interests. These indirect interests should be considered on a proportional basis rather than as the equivalent of a direct interest in its entirety (as currently required in U.S. GAAP). The guidance is effective January 1, 2020, with early adoption permitted. Entities are required to apply the amendments in this guidance retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. The Company adopted this standard as of January 1, 2020 and there was no material impact on the consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases, or Topic 842, which supersedes the guidance in former ASC 840. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. In May 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective dates for non-public entities. Therefore, this standard is effective for annual reporting periods, and interim periods within those years, for public entities beginning after December 15, 2018 and for private entities beginning after December 15, 2021. Originally, a modified retrospective transition approach was required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued guidance to permit an alternative transition method for Topic 842, which allows transition to the new lease standard by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.
The Company will adopt Topic 842 effective January 1, 2022 and expects to elect certain of the practical expedients permitted, including the expedient that permits the Company to retain its existing lease assessment and classification. Additionally, the Company will elect the optional transition method that allows for a cumulative-effect adjustment in the period of adoption and will not restate prior periods. The Company is currently working through an adoption plan and evaluating the anticipated impact on the Company's results of operations, cash flows and financial position. While the Company is currently evaluating the impact the new guidance will have on its financial position and results of operations, the Company expects to recognize lease liabilities and right of use assets. The extent of the increase to assets and liabilities associated with these amounts

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
remains to be determined pending the Company’s review of its existing operating leases for land, buildings, and equipment for which it is the lessee and its existing contracts for embedded leases; however, the Company believes the adoption of Topic 842 may be material to its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), to provide financial statement users with more useful information about the current expected credit losses (“CECL”). This ASU changes how entities measure credit losses on financial instruments and the timing of when such losses are recognized by utilizing a lifetime expected credit loss measurement. The guidance is effective for fiscal years and interim periods within those years beginning after January 1, 2023. The Company does not expect the adoption of Topic 326 to have a material impact on its consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740, Income Taxes. The amendments also improve consistent application and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The guidance is effective January 1, 2021, with early adoption permitted. The Company does not expect the effect of the new guidance to be material to its consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. An update was also issued expanding the scope of this guidance. The guidance provides optional expedients and exceptions for applying GAAP to contracts or other transactions affected by reference rate reform if certain criteria are met. The guidance became effective starting March 12, 2020 and may be applied prospectively through December 31, 2022. The Company is evaluating applicable contracts and transactions to determine whether to elect the optional guidance.
3.	Revenue
The following tables present the disaggregation of revenue by reportable segment and by type for the periods presented:
	December 31,
	2019	2020
	(in thousands)
Electricity(1)	$121,885	$136,564
Fee income	10,747	—
Fee income – related parties	6,318	8,534
Other	1,680	3,868
Total Revenue	$140,630	$148,966
(1)
As noted in Note 2, the Company determined that certain PPAs are operating leases and as a result, recognizes revenue as contingent rental income in the consolidated statements of operations when output is delivered. Such revenue, which is presented as electricity revenue above, amounted to $118.2 million and $127.2 million for the years ended December 31, 2019 and 2020 respectively. The remaining amounts of $3.7 million and $9.4 million for the years ended December 31, 2019 and 2020, respectively, are recorded in accordance with ASC 606.

All of the Company’s revenue is earned in the United States for the years ended December 31, 2019 and 2020.
4.	ACquisitions
For acquisitions in which the Company acquires assets and liabilities that do not constitute a business, the amount of the purchase consideration is equal to the fair value of the net assets acquired. The purchase consideration, including transaction costs, is allocated to the individual assets and liabilities assumed based on their relative fair values. No goodwill is recognized in an asset acquisition. During 2019 and 2020, certain Consolidated Entities acquired membership interests in projects. These acquisitions were accounted for as asset acquisitions and the net purchase price of the assets acquired was $103.5 million and $62.2 million, for the years ended December 31, 2019 and 2020, respectively. For 2019 and 2020 acquisitions, the purchase price consisted

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
of cash paid at the time of acquisition of $48.4 million and $15.6 million, respectively, with the remaining amount recorded as a contingent consideration payable.
The purchase price of the assets acquired has been allocated on a relative fair value basis as follows:
	December 31,
	2019	2020
	(in thousands)
Construction in progress	$101,404	$57,247
Land	571	—
Other assets	2,959	5,062
Less: Liabilities assumed	(1,433)	(112)
Total	$103,501	$62,197
5.	Fair Value Measurement
The Company uses several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the income approach of using prices and other market information for identical or comparable assets and liabilities for those assets and liabilities that are measured at fair value on a recurring basis. Certain financial instruments may be valued using multiple inputs, including discount rates, counterparty credit ratings, and credit enhancements. The assessment of the significance of any particular input to the fair value measurement requires judgment and may affect the fair value measurement of assets and liabilities and the placement of those assets and liabilities within the fair value hierarchy levels. Non-performance risk, including the consideration of a credit valuation adjustment, is also considered in the determination of fair value for all assets and liabilities measured at fair value. There were no transfers between Levels 1, 2, or 3 for the years ended December 31, 2019 and 2020.
Cash Equivalents and Restricted Cash Equivalents—Cash equivalents and restricted cash equivalents that are invested in money market accounts are measured at fair value on a recurring basis using unadjusted, quoted prices and are classified as a Level 1 asset.
Interest Rate Derivatives—The Company estimates the fair value of its interest rate derivatives using a discounted cash flow valuation technique based on the net amount of estimated future cash flows related to the agreements. The primary inputs used in the fair value measurement include the contractual terms of the derivative agreements, current interest rates, and credit spreads. The significant inputs for the resulting fair value measurement are market-observable inputs, and thus the swaps are classified as Level 2 in the fair value hierarchy.
Investments—The Company estimates the fair value of its Investments using a discounted cash flow valuation technique based on the net amount of estimated future cash flows related to each Investment. Given the unobservability of the inputs utilized in the valuation of the Company’s Investments (as discussed in Note 2), the Investments are classified as a Level 3 asset.
Secured receivable—For purchases of assets where the Company has not obtained control over the assets, the purchase is treated as a collateralized financing transaction, and is recorded at fair value at each reporting date. The balances are included in other assets on the Company’s consolidated balance sheets as of December 31, 2019 and 2020. The Company estimates the fair value of these collateralized financing transactions using a discounted cash flow valuation technique based on the net amount of estimated future cash flows related to the purchased assets. Similar to Investments, the unobservability of the inputs utilized in the valuation of the secured receivable, results in the secured receivable being classified as a Level 3 asset.
Contingent Consideration—The Company estimates the fair value of its contingent consideration based on the likelihood of payment related to the contingent clause and the date when payment is expected to occur. The fair value of the contingent consideration is measured based on significant unobservable inputs, including the contractual payment amount due upon COD, the discount rate, and the date when payment is expected and is reflected in other liabilities on the consolidated balance sheets and are classified as Level 3 in the fair value hierarchy.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company has categorized its financial assets and liabilities measured at fair value on a recurring basis based upon the fair value hierarchy as follows:
	December 31, 2019
	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial Assets
Cash equivalents	$4,655	$—	$—	$4,655
Restricted cash equivalents	46,431	—	—	46,431
Investments	—	—	136,103	136,103
Secured receivable	—	—	24,152	24,152
Derivative assets	—	8,585	—	8,585
Total Financial Assets	$51,086	$8,585	$ 160,255	$ 219,926
Financial Liabilities
Derivative liabilities	$—	$159,663	$—	$ 159,663
Contingent consideration	—	—	56,585	56,585
Total Financial Liabilities	$—	$159,663	$56,585	$ 216,248
	December 31, 2020
	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial Assets
Investments	$—	$—	$135,639	$135,639
Secured receivable	—	—	25,038	25,038
Derivative assets	—	22,642	—	22,642
Total Financial Assets	$—	$22,642	$ 160,677	$183,319
Financial Liabilities
Derivative liabilities	$—	$383,037	$—	$383,037
Contingent consideration	—	—	72,009	72,009
Total Financial Liabilities	$—	$383,037	$72,009	$455,046
Level 3 Financial Assets
The following table summarizes the change in the fair value of the Investments and secured receivable for the years ended December 31, 2019 and 2020:
	December 31,
	2019	2020
	(in thousands)
Beginning balance	$165,306	$160,255
Unrealized gains / (losses) from changes in fair value	(3,743)	1,106
Distributions	(1,308)	(684)
Ending balance	$160,255	$ 160,677
The significant unobservable input into the respective discounted cash flow model for each Investment and secured receivable is the discount rate. For the years ended December 31, 2019 and 2020, the levered discount rates used for valuation of the Investments and secured receivable ranged from 7.90 percent to 9.00 percent, depending on technology and years of operations. The weighted average discount rate was 8.36 percent and 8.38 percent for the years ended December 31, 2019 and 2020, respectively.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Level 3 Financial Liabilities
The following table summarizes the change in the fair value of the contingent consideration for the years ended December 31, 2019 and 2020:
	December 31,
	2019	2020
	(in thousands)
Beginning balance	$48,063	$56,585
Accretion	933	913
Additions	103,478	62,163
Payments – acquisition related	(93,808)	(47,246)
Payments – others	(2,081)	(406)
Ending balance	$56,585	$72,009
The following table presents quantitative information regarding the significant unobservable inputs utilized by the Company in the fair value measurement of contingent consideration.
	December 31,
	2019	2020
	(in thousands)
Discount Rate	5.0% – 8.0%	5.0% – 8.0%
Expected time to payment in years	<1 – 6	<1 – 6
6.	Balance sheet components
Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following:
	December 31,
	2019	2020
	(in thousands)
Receivable from sale of Subsidiary interests	$17,877	$—
Other current assets	18,230	19,319
Prepaid expenses and other current assets	$36,107	$19,319
Other current liabilities
Other current liabilities consisted of the following:
	December 31,
	2019	2020
	(in thousands)
Contingent consideration, current portion	$37,281	$53,087
Other	6,531	3,648
Other current liabilities	$43,812	$56,735

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7.	Property, Plant and Equipment, Net
Property, plant and equipment, net consists of the following:
	December 31,
	2019	2020
	(in thousands)
Wind and solar facilities	$2,326,761	$3,389,480
Land	27,478	31,469
Total	2,354,239	3,420,949
Less: Accumulated depreciation	(145,474)	(205,383)
Property, Plant and Equipment, Net	$2,208,765	$3,215,566
As of December 31, 2019 and 2020, property plant and equipment, net, include CIP of $283.0 million and $930.9 million, respectively. Depreciation expense for the years ended December 31, 2019 and 2020 was $62.7 million and $59.7 million, respectively.
During 2019, the project equipment of a certain Consolidated Entity sustained damage due to a weather-related event (the “Event”), resulting in the repair and replacement of property, plant and equipment with a carrying value of $36.7 million. The Company recorded insurance proceeds, net of a $31.4 million write-off of property, plant and equipment in other income / (expenses), net on the consolidated statements of operations, with the remaining amount of property, plant and equipment included in other current assets on the consolidated balance sheets for the year ended December 31, 2019. Additionally, the Company received business interruption proceeds of $5.2 million, of which $4.8 million is reflected in revenue on the consolidated statements of operations and the remaining amount, which was deferred and included in other liabilities as of December 31, 2019, was recognized as revenue during the year ended December 31, 2020. As of December 31, 2019, the Company received a cash advance of $3.8 million for the sale of property, plant and equipment. The advance was reflected in other current liabilities on the consolidated balance sheets for the year ended December 31, 2019 and recognized, net of write-off, as a reduction to other current assets during 2020 upon the completion of the sale. Following the Event, the Company performed an impairment assessment on the remaining carrying value of the property, plant and equipment. As of December 31, 2019, the Company concluded that no impairment loss was required to be recorded on the remaining carrying value of property, plant and equipment. In 2020, the Company completed the repair and replacement of the project equipment.
Certain Consolidated Entities sold the land on which their projects operate and simultaneously leased back the land. At the time of the transaction, the respective Consolidated Entity retained ownership of its project installed on the land. As a result of continued use of the land by the respective Consolidated Entity, each lease was accounted for as a financing transaction and the land continues to be recorded as property, plant and equipment at its carrying value. As of December 31, 2019 and 2020, the Company included $13.6 million as property, plant and equipment, net on the consolidated balance sheets. The proceeds received from the sale of the land were recognized as a financing obligation, and future annual rental payments to the lessor will be treated as debt service payments and applied to interest and principal. The financing obligations of $13.6 million and $13.6 million are included in other liabilities on the consolidated balance sheets as of December 31, 2019 and 2020, respectively.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The initial terms of these land leases range from 35 to 40 years, with options to extend the terms. The leases require annual lease payments. Future minimum lease payments under the leases as of December 31, 2020 are as follows (in thousands):
Year Ending December 31:
2021	$383
2022	393
2023	404
2024	414
2025	425
Thereafter	53,617
Total	$55,636
8.	DEBT, NET OF UNAMORTIZED DEFERRED FINANCING COSTS
The following tables summarize the commitment and issued amounts, interest rates and maturities of the Company’s available debt facilities as of December 31, 2019 and December 31, 2020:
	December 31, 2019
	Commitments	Issued	Available Borrowings	Interest Rate(1)	Maturity Date
	(in thousands)
Revolving Credit Facility(10)	$33,000	$19,030	$13,970		February 2024
Revolver Loan		6,350		L + 2.25%
LC Facility		12,680		L + 2.25%
Tranche B Loan		—		L + 4.25%

Subordinated Term Loan	$270,000	$159,508	$110,492	L + 7.50%(4)	February 2023

Equipment Financing Facility	$115,000	$100,652	$14,348	L + 3.00%(5)	October 2022(5)
Equipment Financing Loan	100,000	85,652	14,348
Equipment LC	15,000	15,000	—

Consolidated Fund Loans	$79,106	$79,106	$—	6.85% - 8.00%	May 2041 – May 2042

Development JV Loan	$16,500	$16,500	$—	15.00%	June 2021

Development Facility(10)	$75,000	$44,390	$30,610		September 30, 2022(6)
Development Loan		1,180		L + 4.50%
Development LC		43,210		2.25%
Equipment Loan		—		L + 2.75%

Project-Level Non-recourse Credit Facilities	$2,224,880	$1,652,175	$545,490

Term Loans	1,076,575	1,049,360	—	L + 1.25% - L + 1.88%	December 2022 – May 2028
Construction Loans(2)	540,443	261,954	278,489	L + 0.75% - L + 1.00%	February 2020 – December 2021
Bridge Loans	366,278	176,080	190,198	L + 0.88% - L + 1.00%	February 2020 – December 2021
Letters of Credit(7)	189,107	164,781	24,326	1.00%	February 2020 – May 2028
Revolver Loans(8)	52,477	—	52,477	L + 0.88% - L + 1.63%(8)	September 2023 – May 2028

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
	December 31, 2020
	Commitments	Issued	Available Borrowings	Interest Rate(1)	Maturity Date
	(in thousands)
Revolving Credit Facility(10)	$53,000	$44,943	$8,057		February 2024
Revolver Loan		32,000		L + 2.25%
LC Facility		12,943		L + 2.25%
Tranche B Loan		—		L + 4.25%

Subordinated Non-recourse Loan	$219,387	$219,387	$—	L + 3.00%(9)	July 2027

Equipment Financing Facility	$115,000	$103,424	$11,576	L + 3.13%(5)	October 2022(5)
Equipment Financing Loan	100,000	97,424	2,576
Equipment LC	15,000	6,000	9,000
Consolidated Fund Loans	$81,406	$81,406	$—	6.85% - 8.00%	May 2041 – May 2042

Development Facility(10)	$75,000	$69,543	$5,457		September 2022(6)
Development Loan		2,797		L + 4.50%
Development LC		61,156		2.25%
Equipment Loan		5,590		L + 2.75%

Project-Level Non-recourse Credit Facilities	$2,772,702	$2,316,871	$407,080

Term Loans	1,403,286	1,354,535	—	L + 1.25% - L + 1.63%	December 2022 – September 2036
Construction Loans(2)	645,404	589,468	55,936	L + 0.88% - L + 1.13%	January 2021 – November 2021
Bridge Loans(3)	418,884	180,499	238,385	L + 0.88% - L + 1.13%	January 2021 – November 2021
Letters of Credit(7)	228,080	192,369	35,711	1.00%	January 2021 – September 2036
Revolver Loans(8)	66,089	—	66,089	L + 0.88% - L + 1.63%(8)	September 2023 – September 2036
Reserve Loans	10,959	—	10,959	L + 3.25%(8)	September 2024
(1)
“L” reflects the three-month or one-month London Interbank Offered Rate (“LIBOR”) paid, which ranged from 1.57 percent to 2.81 percent and 0.14 percent to 1.73 percent during the years ended December 31, 2019 and 2020, respectively.

(2)	Upon COD, these loans are expected to be repaid or converted to term loans. Such converted term loans are expected to be carried with the maturity dates of up to seven years.
(3)
Subsequent to December 31, 2020, $147.3 million of the outstanding balance of these loans were repaid with proceeds received from tax equity investors upon term conversion. The remaining balance is expected to be repaid upon the future term conversion of the respective projects.

(4)	LIBOR subjected to a floor and cap rate of 1.00 percent and 2.50 percent, respectively.
(5)
The Equipment Financing Facility is scheduled to mature in October 2022 with a one-year extension at the Company’s option if certain conditions are satisfied and interest increases by 0.13 percent per annum beginning on the first anniversary of the initial closing date and every year thereafter.

(6)
Amounts drawn under the Equipment Loan and Development Loan mature at the earlier of September 2022, or the projected date of commencement of construction on the applicable borrowing project. The maturity of the Letter of Credit facility is the earlier of September 2022, the projected date of commencement of construction on the applicable borrowing project, or thirty days from the date the LC loan was drawn.

(7)	As of December 31, 2019 and 2020, $1.5 million of the Letters of Credit was drawn. Such Letters of credit mature in February 2027.
(8)	Interest on the Revolver Loan and Reserve Loan are applicable when drawn.
(9)	LIBOR subjected to a floor of 1.00 percent.
(10)	Commitment and available borrowings represent the total commitment and the total borrowings available under the combined facility.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company’s long-term debt consists of the following amounts drawn:
	December 31,
	2019	2020
	(in thousands)
Revolving Credit Facility	$6,350	$32,000
Subordinated Term Loan	159,508	—
Subordinated Non-recourse Loan	—	219,387
Equipment Financing Facility	85,652	97,424
Consolidated Fund Loans	79,106	81,406
Development JV Loan	16,500	—
Development Facility	1,180	8,387
Project-Level Non-recourse Credit Facilities	1,488,894	2,126,003
	1,837,190	2,564,607
Less: Unamortized deferred financing costs	(42,693)	(50,243)
Add: Effective interest rate liability	2,237	4,636
Total	$1,796,734	$2,519,000
Revolving Credit Facility
A certain Consolidated Entity is party to a financing agreement (the “Revolving Credit Facility”), which includes borrowing capacity, subject to certain conditions, for a revolver loan (“Revolver Loan”), letters of credit (“LC Facility”), and an $8.0 million tranche B loan with a more restricted use of proceeds (“Tranche B Loan”) for an initial commitment amount of $23.0 million. On February 22, 2019, the Consolidated Entity amended the Revolving Credit Facility resulting in an increase of the aggregate commitment by $10.0 million, an interest rate reduction, and maturity extension to February 2024. On September 24, 2020, the Consolidated Entity further amended the Revolving Credit Facility, increasing the aggregate commitment amount of the Revolver Loan and LC Facility to $45 million in the aggregate.
Subordinated Term Loan and Subordinated Non-recourse Loan
Prior to July 20, 2020, certain Consolidated Entities were party to a financing agreement (the “Term Loan Agreement”), which provided for a seven-year term loan commitment of approximately $270.0 million (the “Subordinated Term Loan”). On July 20, 2020, the Consolidated Entities entered into a new financing arrangement (the “Subordinated Loan Agreement”). As a result, all commitments under the Term Loan Agreement were replaced by commitments provided for under the Subordinated Loan Agreement and all outstanding balances of the Subordinated Term Loan were repaid in full.
The Subordinated Loan Agreement provided for a term loan (the “Subordinated Non-recourse Loan”) with an initial commitment of $210.0 million. On December 16, 2020, the Consolidated Entities executed an amendment to the Subordinated Loan Agreement, which provided for an increase in the commitment amount of approximately $9.4 million. Each of the Subordinated Term Loan and the Subordinated Non-recourse Loan is secured by the assets of the borrower entities, which consist of equity investments in certain Company projects, and is not recourse to the other assets of the Company, other than through a limited guaranty from a different Consolidated Entity.
Subordinated Term Loan repayments during the years ended December 31, 2019 and 2020 resulted in the write-off of deferred financing costs in the amounts of $17,000 and $0.9 million, respectively. These write-offs were recorded as a loss on extinguishment of debt and included in other income / (expenses), net on the consolidated statements of operations.
The Subordinated Non-recourse Loan is subject to a certain financial covenant, non-compliance with which could result in an event of default, if not cured. As of December 31, 2020, the Consolidated Entities were in compliance with such financial covenant.
Equipment Financing Loan
In October 2019, a certain Consolidated Entity entered into a financing agreement (the “Equipment Financing Facility”) for the procurement of property, plant and equipment used to ‘safe harbor’ ITC at 30%. The

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Equipment Financing Facility includes an equipment loan (the “Equipment Financing Loan”) and a letter of credit facility (“Equipment LC”). The Equipment Facility is secured by the purchased equipment and is not recourse to the other assets of the Company, other than through a limited guaranty from a different Consolidated Entity.
Consolidated Fund Loans
A certain Consolidated Investment Fund funded a portion of its contributions with unsecured debt structured through note purchase agreements (“Notes”) and mezzanine debt agreements (collectively, the “Consolidated Fund Loans”). Interest and commitment fees are accrued quarterly and payable on the date of distribution. Interest accrued is payable in cash and can be deferred and added to the outstanding principal until the next payment date in the case of a cash insufficiency. There is no scheduled amortization of the Notes. The Consolidated Fund Loans are not recourse to the other assets of the Company.
The Consolidated Fund Loans are repaid through a cash sweep mechanism and any outstanding amount at the maturity date will become due and payable. In an event of default, the Consolidated Fund Loans, plus all accrued and unpaid interest thereon, shall be immediately due and payable.
Development JV Loan
In June 2017, a certain Consolidated Entity entered into a financing agreement (“the Development JV Loan”) in order to finance the development of certain projects. The Development JV Loan was unsecured and was not recourse to the other assets of the Company. During 2020, the promissory notes were repaid in full.
Development Facility
In February 2019, a certain Consolidated Entity entered into a financing agreement (“the Development Facility”), which provided for a letter of credit facility (the “Development LC”) and a loan facility (the “Development Loan”). The Development Loan Facility is secured by certain development projects and is not recourse to the other assets of the Company, other than through a limited guaranty from a different Consolidated Entity. Borrowings under either the Development LC or the Development Loan may become due in connection with construction milestones of specific projects securing the Development Facility. In August 2019, the Development Loan Facility was amended to increase the commitment amount by $10 million.
In December 2019, the Development Loan Facility was further amended to add borrowing capacity for an equipment loan (the “Corporate Equipment Loan”) and increase the commitment amount to $75 million.
Project-Level Non-recourse Credit Facilities
Certain Consolidated Entities are parties to non-recourse financing agreements (collectively the “Project-Level Credit Facility(ies)”), which consists of (i) term loan(s) (the “Project-Level Term Loan(s)”), (ii) construction loan(s) (the “Project-Level Construction Loan(s)”), (iii) bridge loan(s) (the “Project-Level Bridge Loan(s)”), (iv) revolver loan(s) (the “Project-Level Revolver Loan(s)”), (v) letter(s) of credit (the “Project-Level LC Facility(ies)”) and (vi) reserve loan(s) (the “Project-Level Reserve Loan(s)”).
On January 29, 2019, a purchaser of electricity from certain Consolidated Entities (the “Offtaker”) filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy”). The respective Consolidated Entities sell all or a portion of their output under long-term PPAs. The Bankruptcy triggered an event of default under the respective non-recourse loan agreements that would have permitted the respective lenders to accelerate the repayment of the outstanding principal amounts of debt; however, no acceleration of the outstanding debt occurred. On July 1, 2020, the Offtaker emerged from Bankruptcy, curing the event of default, and the respective Consolidated Entities received all outstanding payments for all output invoiced.
During 2019, certain Consolidated Entities entered into agreements to amend their respective Project-Level Credit Facility (the “2019 Loan Amendment(s)”), which (i) reduced certain Project-Level Term Loan financings, Project-Level Revolver Loan financings, and Project-Level LC Facility financings, (ii) increased certain Project-Level Term Loan financings and Project-Level Revolver Loan financings, (ii) reduced the

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
interest rates of certain Project-Level Term Loans and Project-Level Revolver Loan, and (iii) extended the maturity dates of certain Project-Level Credit Facilities. As a result of the 2019 Loan Amendments, the Company recorded a gain on the extinguishment of debt in other income / (expenses), net on the consolidated statements of operations in the amount of $3.8 million for the year ended December 31, 2019.
During 2020, a certain Consolidated Entity entered into an agreement to amend its Project-Level Credit Facility (the “2020 Loan Amendment”) which (i) increased its Project-Level Term Loan financing, (ii) reduced the interest rates of its Project-Level Term Loan and Project-Level Revolver Loan and (iii) extended the maturity dates of its Project-Level Term Loan and Project-Level Revolver Loan. As a result of the 2020 Loan Amendment, the respective Consolidated Entity recorded a loss on the extinguishment of the debt in other income / (expenses), net on the consolidated operations in the amount of $0.6 million for the year ended December 31, 2020.
During 2020, as a result of sales of subsidiary interests, purchasers assumed obligations under certain Project-Level Non-recourse Credit Facilities (the “NCI Credit Facility(ies)”) related to the underlying projects in the amount of $40.0 million, net of unamortized deferred financing costs. In accordance with the terms of the NCI Credit Facilities, each respective borrower is solely liable for the amount of debt, which was assumed, and such amount is reflected as contributions from non-controlling interests in the consolidated statements of redeemable non-controlling interests and equity for the year ended December 31, 2020.
Repayments
The Revolving Credit Facility, Development Facility and Consolidated Fund Loans are due at maturity and require either monthly or quarterly payments of interest. The Subordinated Non-recourse Loan, Equipment Facility and the Project-Level Non-recourse Credit Facilities require quarterly or semi-annual payments of principal or are due at maturity, and require either monthly, quarterly or semi-annual payments of interest and are pledged or secured by, along with the related derivative financial instruments, the project assets or interests in certain Consolidated Entities and unconsolidated affiliates. The debt agreements contain default and related acceleration provisions. Such provisions include, but are not limited to, the failure to make required payments or to comply with other covenants in the debt agreements, and related documents, certain actions by the Company under specified agreements relating to the projects or the debt agreements and certain bankruptcy-related events.
The aggregate debt repayments after December 31, 2020 are as follows (in thousands):
Year Ending December 31:
2021(1)	$800,759
2022(2)	144,740
2023	36,526
2024	70,014
2025	422,664
Thereafter	1,089,904
Total	$2,564,607
(1)
Includes short-term obligations of $770.0 million related to construction projects, which are classified as long-term debt on the consolidated balance sheets as the Company expects these short-term obligations to be repaid with proceeds received from tax equity investors upon term conversion or refinanced with long-term debt.

(2)	Includes $97.4 million and $8.4 million of long-term debt outstanding under the Equipment Financing Loan and the Development Facility, respectively.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Interest and commitment fees incurred, letter of credit fees, amortization of deferred financing costs, and effective interest rate adjustment for the years ended December 31, 2019 and 2020 are recorded in the consolidated statements of operations as follows:
	Year Ended December 31,
	2019	2020
	(in thousands)
Interest expense	$70,743	$82,252
Effective interest rate adjustment	336	337
Interest capitalized	(6,120)	(21,956)
Interest expense, net	64,959	60,633
Commitment / letter of credit fees	1,700	2,349
Amortization of deferred financing costs	5,256	6,306
Total	$71,915	$69,288
9.	DERIVATIVE FINANCIAL INSTRUMENTS
The Company typically enters into interest rate swaps for approximately 100 percent of the outstanding amounts of the Project-Level Term Loans and Subordinated Non-recourse Loan, respectively, and expects to hold such interest rate swaps through a term approximating the respective project’s useful life.
The Company’s interest rate swaps are settled periodically by either quarterly or monthly payments, expire between 2021 and 2051, and reflect fixed rates ranging from 0.30 percent to 12.85 percent. The aggregate notional amount of the Company’s interest rate swaps as of December 31, 2019 and 2020 is $1,477.1 million and $2,124.9 million, respectively. For the years ended December 31, 2019 and 2020, the Company recognized losses of $5.6 million and $19.5 million, respectively, from the settlement of derivative financial instruments, which are reflected in net realized and change in unrealized gains / (losses) on derivative financial instruments on the consolidated statements of operations.
For the years ended December 31, 2019 and 2020, the Company did not experience any settlements of its Deal Contingent Swaps as a result of a determination that financial close was not achieved by a pre-agreed date. The Company’s Deal Contingent Swaps expire between 2022 and 2050, and reflect fixed rates ranging from 0.25 percent to 3.06 percent. The aggregate notional amount of the Company’s Deal Contingent Swaps as of December 31, 2019 and 2020 is $562.3 million and $871.0 million, respectively.
During 2020, as a result of sales of subsidiary interests, purchasers assumed $6.8 million of the derivative liabilities related to the NCI Credit Facilities and this amount is reflected as contributions, net of issuance costs from non-controlling interests in the consolidated statements of redeemable non-controlling interest and equity for the year ended December 31, 2020.
10.	ASSET RETIREMENT OBLIGATIONS
The following table presents a reconciliation of the beginning and ending aggregate carrying amounts of AROs for the years ended December 31, 2019 and 2020:
	Year Ended December 31,
	2019	2020
	(in thousands)
Beginning balance	$22,172	$27,882
Additions	4,586	23,754
Accretion	1,124	1,365
Ending balance	$27,882	$ 53,001

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company records the assets related to AROs as part of property, plant and equipment. The AROs are accreted over the minimum lease term, except where the Company is reasonably assured that a lease extension will be exercised in which case the ARO liability is accreted over the estimated useful life of the leasehold improvements. Upon COD, accretion expense is included in depreciation and amortization on the consolidated statements of operations.
11.	CAPITAL
All items of income, gain, loss, deduction, or credit of the Company are allocated to its members in accordance with the terms of the operating agreement. The members are not liable for the obligations or liabilities of the Company, except to the extent of its capital contributions.
Certain operating agreements govern the allocation of net income and distributions among the members of the Company. Payments made to certain members related to their partnership interests are accounted for as capital distributions as a result of operating as a partnership. Accordingly, the Company did not record any employee compensation charges for such payments.
Nothing in these consolidated financial statements or notes shall (a) create or imply any limit on the discretion of the Manager and/or DESRI Holdings or (b) be deemed to modify any provisions of the Company’s limited partnership agreement.
12.	COMMITMENTS AND CONTINGENCIES
Service Maintenance and Warranty Agreements
Certain Consolidated Entities entered into full service agreements (“FSAs”) with the supplier of their wind turbine generators and related equipment. The terms of the FSAs commenced upon COD and are scheduled to terminate 10 years after the commissioning of the final turbine. Under the terms of the FSAs, the supplier performs all scheduled routine maintenance, repairs, and replacement and management of spare parts related to the wind turbine generators and related equipment. The future minimum commitments under the FSAs as of December 31, 2020 are as follows (in thousands):
Year Ending December 31:
2021	$1,193
2022	1,396
2023	1,469
2024	1,479
2025	1,482
Thereafter	2,669
Total	$9,688
Land Lease Agreements
Certain Consolidated Entities entered into agreements to lease land on which to construct and operate their projects. The initial terms of the leases range from 5 to 36 years, with options to extend the terms of certain leases, such that the respective minimum lease term available, if options are exercised, would extend through the PPA term(s) of the respective project. The leases require annual minimum lease payments, as defined in the respective lease agreements. Certain leases may also include payments based upon a percentage of gross revenues. Rental expense under the land leases for the years ended December 31, 2019 and 2020 was $5.2 million and $12.1 million, respectively. Related to such expense, $1.5 million and $6.5 million was capitalized as CIP for the years ended December 31, 2019 and 2020, respectively. The remaining lease expense of $3.7 million and $5.6 million was included in operations and maintenance expense on the consolidated statements of operations, for the years ended December 31, 2019 and 2020, respectively.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Future minimum lease payments under the Company’s operating leases as of December 31, 2020 are as follows (in thousands):
Year Ending December 31:
2021	$8,014
2022	8,466
2023	8,570
2024	8,722
2025	8,801
Thereafter	236,475
Total	$279,048
Contingent Consideration
Future commitments payable by certain Consolidated Entities upon reaching specific acquisition or construction-based milestones as specified by the respective acquisition agreements as of December 31, 2020 are as follows (in thousands):
Year Ending December 31:
2021	$53,152
2022	7,067
2023	8,669
2024	923
2025	164
Thereafter	2,034
Total	$72,009
Guarantees
Certain Consolidated Entities have provided guarantees in connection with financing arrangements for the Company’s projects. These guarantees support potential indemnity claims, which may be asserted under tax equity agreements, including related to management of tax partnerships and recapture of tax credits. Generally, such obligations would arise as a result of reductions or disallowance of certain tax equity benefits claimed by tax equity investors from the underlying wind and solar energy facility as assessed by the Internal Revenue Service. The Company believes that the likelihood of a significant indemnity claim or contingent or recapture event occurring is remote, and accordingly, has not recorded any liability in the consolidated financial statements for any potential indemnity claim or contingent or recapture obligation. The Consolidated Entities have also provided guarantees to support certain contingent contractual or financing obligations of affiliates. Generally, such obligation would arise as a result of defaults of such affiliates under underlying agreements. The nature of substantially all of the indemnification undertakings prevents the Company from making a reasonable estimate of the maximum potential amount the Company could be required to pay third parties, as in some cases, the agreements may not specify a maximum amount, and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Neither the Company nor its Consolidated Entities have made significant payments in the past under any guarantees.
Impact of COVID-19
A novel coronavirus outbreak (“COVID-19”) categorized by the World Health Organization as a pandemic in March 2020, has resulted in increased volatility in the financial markets and material disruptions to travel and global business activities. As of the date the consolidated financial statements were issued, while we have experienced certain construction delays as a result of COVID-19, the Company’s operations have not been materially impacted. The extent and magnitude of any future impact on the Company will depend on many factors, including the duration and spread of the outbreak, that are highly uncertain and cannot be predicted. The

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Company is continuing to monitor the situation and will take appropriate actions as required. While there can be no assurances at this time, the Company does not expect COVID-19 to have a material adverse effect on the Company’s consolidated financial condition, results of operations, or cash flows.
13.	VARIABLE INTEREST ENTITIES
For entities that are determined to be VIEs, the Company consolidates those entities where it has concluded it is the primary beneficiary. The Company consolidates certain VIEs in which the Company was determined to be the primary beneficiary as the Company (i) has the obligation to absorb losses or receive benefits that are significant to the entities, (ii) has power over these entities based on the provisions of the respective operating agreements, and (iii) provides such entities with certain strategic management services (including executive strategy, administration, financing, and management of operations and maintenance and construction activities). Please refer to Summary of Significant Accounting Policies - Variable Interest for discussion of significant judgements made by the Company to make these determinations.
Accordingly, these consolidated financial statements include the financial position and results of operations of certain VIEs. The liabilities recognized as a result of combining the VIEs do not necessarily represent additional claims on the Company’s general assets outside of the VIEs; rather, they represent claims against the specific assets of the consolidated VIEs. Conversely, assets recognized as a result of consolidating these VIEs do not necessarily represent additional assets that could be used to satisfy claims against the Company’s general assets.
The total consolidated VIE assets and liabilities reflected on the Company’s consolidated balance sheets as of December 31, 2019 and 2020 are as follows:
	December 31,
	2019	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$752	$—
Restricted cash and restricted cash equivalents	86,701	55,897
Accounts receivable	6,781	8,960
Due from related parties, current	59	—
Derivative assets, current	547	—
Deposits, current	1,609	12,420
Prepaid expenses and other current assets	13,370	8,404
Total current assets	109,819	85,681
Property, plant and equipment, net	1,925,974	2,710,580
Investments	136,103	135,639
Derivative assets	1,979	4,651
Deposits	58,744	71,410
Other assets	58,437	59,132
TOTAL ASSETS	$2,291,056	$3,067,093

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
	December 31,
	2019	2020
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$1,532	$24,754
Accrued liabilities	38,508	36,634
Due to related parties	236	193
Derivative liabilities, current	6,734	22,340
Current portion of long-term debt, net of unamortized deferred financing costs	31,154	15,246
Other current liabilities	5,287	2,910
Total current liabilities	83,451	102,077
Long-term debt, net of unamortized deferred financing costs	1,195,038	1,431,186
Derivative liabilities	113,612	208,263
Asset retirement obligations	25,908	44,552
Other liabilities	18,174	30,355
TOTAL LIABILITIES	$1,436,183	$1,816,433
The Company holds variable interests in other entities that are VIEs that it does not consolidate as it is determined that the Company is not the primary beneficiary. The Company’s involvement with such entities is generally in the form of fee arrangements with such entities in which it also serves as the general partner or managing member. The Company evaluated its variable interests in the VIEs and determined it is not considered the primary beneficiary of these entities primarily because it does not have interests in the entities that could potentially be significant. The maximum exposure to loss represents the loss of assets recognized by the Company relating to its variable interests in these unconsolidated entities. The assets recognized in the Company’s consolidated balance sheets related to the Company’s variable interests in these unconsolidated VIEs were as follows:
	December 31,
	2019	2020
	(in thousands)
Due from related parties	$1,526	$3,676
Investments	136,103	135,639
Total	$137,629	$139,315
14.	RELATED-PARTY TRANSACTIONS
Due from Related Parties
Deferred Compensation Receivable
The Company has a deferred compensation plan under which certain employees and members earn deferred cash compensation. The cash awards typically vest over the following three-year period, during which time employees and members are generally required to remain as a member or employed by the Company to achieve vesting. The D. E. Shaw group, in its discretion, invests the funds expected to be used for these deferred compensation arrangements on the Company’s behalf in investment vehicles managed by the D. E. Shaw group, using cash provided by the Company. As deferred compensation payments become due, the D. E. Shaw group returns the funds to the Company. For the years ended December 31, 2019 and 2020, the return on the deferred compensation receivable amounted to $3.4 million and $10.5 million, respectively, which is included in other income / expense, net on the consolidated statements of operations. As of December 31, 2019 and 2020, the amount receivable from the D. E. Shaw group related to the deferred compensation arrangements was $26.8 million and $18.6 million, which is included in due from related parties on the consolidated balance sheet.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
General and Administrative Expenses
The Company is reimbursed for the effect of bearing certain costs and expenses on behalf of Unconsolidated Entities and Funds. Any receivables and/or payables resulting from these transactions are due on demand. To the extent applicable, interest is charged on these types of intercompany balances at rates both selected by, and believed to be commercially reasonable by, the Company. However, no interest was charged on any such related party transaction as a result of such amounts generally being settled upon demand. As of December 31, 2019 and 2020, the outstanding amount payable to the Company from certain Unconsolidated Entities and Funds as a result of bearing such costs and expenses is $3.0 million and $2.5 million, respectively.
Management, Performance, Administrative Service and Development Service Fees
The Company receives a quarterly or annual management fee based on a percentage of aggregate capital contributions, computed on a periodic basis specific to each respective Fund and aggregated as of the end of each respective fiscal quarter or year. For the years ended December 31, 2019 and 2020, revenue related to these fees was $4.2 million and $6.4 million, respectively, which is included in fee income– related parties presented in the disaggregated revenue within Note 3. As of December 31, 2019 and 2020, the outstanding management fees receivable by the Company from certain Funds is $1.5 million and $2.5 million, respectively.
Certain unconsolidated affiliates entered into Administrative Service Agreements (“ASAs”) with certain Consolidated Entities for administrative, supervisory, management, and accounting services. The Company recognized $1.8 million and $2.1 million in fee income under the ASAs during the years ended December 31, 2019 and 2020, which is included in fee income– related parties presented in the disaggregated revenue within Note 3. As of December 31, 2019 and 2020, certain Consolidated Entities recorded amounts due from related parties of $0.2 million and $0.1 million, respectively, related to the ASAs.
A certain unconsolidated affiliate entered into a Developer Service Agreement (“DSA”) with a certain Consolidated Entity for development services related to the development and construction of its project. The Company recognized $0.3 million and nil in fee income under the DSA during the years ended December 31, 2019 and 2020, which is included in fee income– related parties presented in the disaggregated revenue within Note 3.
Due to Related Parties
Administrative, Personnel and Overhead
The Company utilized the D. E. Shaw group, directly and/or indirectly, to provide certain personnel, administrative functions, overhead, and other services with respect to the Company. In consideration for providing these services, and in accordance with the applicable operating documents, the Company directly and/or indirectly reimburses the D. E. Shaw group for the effect of bearing certain costs and expenses. Management has identified the allocation methods used to determine such amounts, which are based primarily on direct usage when identifiable, direct capital expenditures or other relevant allocations during the respective periods, to be reasonable. Nevertheless, our consolidated financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our consolidated results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. Management has determined that such costs are not practicably determinable at this time.
As of December 31, 2019 and 2020, the outstanding amounts payable to the D. E. Shaw group as a result of bearing such costs and expenses are $4.6 million and $3.1 million, respectively. Any receivables and/or payables resulting from these transactions are due on demand. To the extent applicable, interest is charged on these types of intercompany balances at rates both selected by, and believed to be commercially reasonable by, the Company. However, no interest was charged on any such related party transaction as a result of such amounts generally being settled upon demand.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Other Related Party Transactions
Arcesium LLC, an affiliate of the Company, provides middle- and back-office technology and services for a variety of portfolio accounting functions with respect to the Company.
Payments to members from the Company are based on the terms of the operating agreements of DESRI Holdings. As of December 31, 2019 and 2020, due from related parties on the consolidated balance sheets include certain member advances, net of accrued member distributions, of $2.4 million and nil, respectively. As of December 31, 2019 and 2020, due to related parties on the consolidated balance sheets include certain accrued member distributions, net of advances, of nil and $2.8 million, respectively.
To assist with certain short-term liquidity needs of the Company, the D. E. Shaw group has provided short-term advances to DESRI Holdings in 2019 and 2020. Under GAAP, such advances and related repayments have been reflected as capital transactions. Advances are reflected as contributions - short-term financing from member and the related repayments are reflected as distributions – repayment of short-term financing from member on the consolidated statements of redeemable non-controlling interests and equity.
In accordance with contractual arrangements between the Company and certain non-controlling interests, the Company accounted for such transactions between entities under common control as reallocations of net assets, amounting to $71.2 million and $1.6 million for the years ended December 31, 2020 and 2019, respectively, on the consolidated statements of redeemable non-controlling interests and equity.
15.	income tax expense
For tax purposes, most of the Consolidated Entities in the Company are pass-through entities and are generally not subject to federal income tax or state and local income taxes; however, the Company conducts certain activities through certain Consolidated Entities which are subject to federal, state and/or local income taxes. For the years ended December 31, 2019, and 2020, the total current state tax expense was $2.3 million and $1.0 million, respectively.
The Company’s effective tax rate differs from the statutory rate primarily due to earnings that are not subject to U.S. federal and most state and local income taxes at parent-company level. A reconciliation of income tax expense at the U.S. federal statutory rate to net income tax expense (benefit) is as follows:
	Year Ended December 31,
	2019	2020
	(in thousands)
Tax at statutory federal rate of 21%	$(33,095)	$(58,193)
Partnership earnings not subject to tax	33,095	58,193
State and local tax expense	2,333	1,038
Total	$2,333	$1,038

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Predominantly all the deferred tax assets, related valuation allowances and deferred tax liabilities of the Company pertain to a certain Consolidated Investment Fund. The components of the Company’s deferred taxes are as follows:
	December 31,
	2019	2020
	(in thousands)
Deferred tax assets:
Federal loss carryforwards	$8,226	$13,934
Investment tax credits carryforwards	2,391	2,957
State loss carryforwards	1,241	3,708
Total deferred tax assets	11,858	20,599
Valuation allowance	(1,545)	(602)
Net deferred taxes assets	$10,313	$19,997

Deferred tax liabilities:
Investment in partnerships	(10,313)	(19,997)
Total deferred tax liabilities	(10,313)	(19,997)
Net deferred tax assets / (liabilities)	$—	$—
The changes in valuation allowance primarily related to federal and state loss carryforwards were decreases in the amounts of $3.8 million and $943,000 during the years ended December 31, 2019 and 2020, respectively.
As of December 31, 2020, the Consolidated Investment Fund had aggregate federal and state net operating loss carryforwards of $69.5 million and $52.2 million, respectively. The federal loss carryforward has no expiration. The state loss carryforwards consist of $37.8 million that will expire from 2038 to 2040 and $14.4 million that has no expiration.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
16.	Financial Information of Registrant (Parent Company Only)
DESRI HOLDINGS, L.P.
Parent Company Only
Condensed Balance Sheets
(in thousands)
	December 31,
	2019	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,354	$2,249
Due from related parties, current	19,050	25,159
Prepaid expenses and other current assets	249	338
Total current assets	23,653	27,746
Investments in subsidiaries	266,640	181,079
Due from related parties	14,005	2,628
Other Assets	468	717
TOTAL ASSETS	$304,766	$212,170

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$24	$96
Accrued liabilities	800	1,433
Due to related parties	80	2,913
Total current liabilities	904	4,442
TOTAL LIABILITIES	904	4,442
TOTAL EQUITY	303,862	207,728
LIABILITIES AND EQUITY	$304,766	$212,170
DESRI HOLDINGS, L.P.
Parent Company Only
Condensed Statements of Operations
(in thousands)
	Year Ended December 31,
	2019	2020
Earnings from investments in subsidiaries
Operating earnings from subsidiaries	$114,167	$206,495
Net unrealized gains / (losses) on derivative financial instruments	(141,268)	(216,092)
Total earnings from investments in subsidiaries	(27,101)	(9,597)
Operating expenses:
General and administrative	12,692	11,581
Total operating expenses	12,692	11,581
Operating income / (loss)	(39,793)	(21,178)
Other income:
Other income	3,584	11,021
Total other income / (expense)	3,584	11,021
Net Income / (Loss) before income taxes	(36,209)	(10,157)
(Provision for) / benefit from income taxes	20	(779)
Net Income / (Loss)	$(36,189)	$(10,936)

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DESRI HOLDINGS, L.P.
Parent Company Only
Condensed Statements of Equity
(in thousands)
Members’ Equity
Balance — January 1, 2019	$376,831
Contributions - short-term financing from member	39,675
Distributions	(46,139)
Distributions - repayments of short-term financing from member	(45,660)
Gain / (loss) on sale of subsidiary interests	17,527
Reallocation of net assets upon transfer of entities under common control	(2,183)
Net income (loss)	(36,189)
Balance — January 1, 2020	303,862
Contributions - short-term financing from member	34,000
Distributions	(54,125)
Distributions – repayments of short-term financing from member	(10,062)
Gain / (loss) on sale of subsidiary interests	16,148
Reallocation of net assets upon transfer of entities under common control	(71,159)
Net income (loss)	(10,936)
Balance — December 31, 2020	$207,728
DESRI HOLDINGS, L.P.
Parent Company Only
Condensed Statements of Cash Flows
(in thousands)
	Year Ended December 31,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income / (loss)	$(36,189)	$(10,936)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Losses / (earnings) from investments in subsidiaries	27,101	9,597
Distributions from investments in subsidiaries	279,219	315,959
Changes in operating assets and liabilities:
Other assets	296	(338)
Accounts payable and accrued liabilities	(1,401)	704
Due from / to related parties	(154)	4,936
Net Cash Provided by / (Used in) Operating Activities	268,872	319,922

CASH FLOWS FROM INVESTING ACTIVITIES:
Contributions to investments in subsidiaries	(223,347)	(295,005)
Net Cash Provided by / (Used in) Investing Activities	(223,347)	(295,005)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term member financing treated as capital contributions	39,675	34,000
Repayment of short-term member financing treated as capital distributions	(45,837)	(10,062)
Distributions to members	(49,892)	(50,960)
Net Cash Provided by / (Used in) Financing Activities	(56,054)	(27,022)
NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	(10,529)	(2,105)
CASH AND CASH EQUIVALENTS — Beginning of year	14,883	4,354
CASH AND CASH EQUIVALENTS — End of year	$4,354	$2,249

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Business and Basis of Presentation
Description of Business
DESRI Holdings is managed by DESRI Holdings General Partner, and wholly owned by the D. E. Shaw group. DESRI Holdings’ primary purpose is to hold investments in Consolidated Entities focused on maximizing long-term member value through optimizing development, financing, construction, ownership, and operation of contracted wind and solar renewable energy projects.
Basis of Presentation
These condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, DESRI Holding’s investments in subsidiaries are presented under the equity method of accounting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. As such, these parent-only statements should be read in conjunction with the accompanying notes to consolidated financial statements.
The Company’s debt facilities contain certain restrictions and collateral obligations, which may limit the ability of its subsidiaries to pay or advance cash distributions to DESRI Holdings. As a result of such qualitative restrictions, a portion of the assets of DESRI Holdings’ subsidiaries are restricted.
17.	subsequent events
On January 22, 2021, the Subordinated Non-recourse Loan was upsized to a total commitment of $275.0 million. On August 6, 2021 the Subordinated Non-recourse Loan was further upsized to a total commitment of $300.0 million.
On August 6, 2021, a certain Consolidated Entity entered into a financing agreement which provided for a three-and-a-half year (extendable to five years at the Company’s option) term loan commitment of approximately $125.0 million to finance the purchase and future rental streams of the Company’s real estate holdings.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31, 2020	September 30, 2021
ASSETS
CURRENT ASSETS:
Cash	$45,611	$25,198
Restricted cash and restricted cash equivalents	140,793	161,115
Accounts receivable	8,969	22,009
Due from related parties, current	18,359	27,670
Derivative assets, current	561	140
Deposits, current	13,830	14,804
Prepaid expenses and other current assets	19,319	17,322
Total current assets	247,442	268,258
Property, plant and equipment, net	3,215,566	4,007,777
Investments	135,639	148,321
Due from related parties	2,628	4,876
Derivative assets	22,081	63,253
Deposits	175,327	169,633
Other assets	66,203	77,553
TOTAL ASSETS	$3,864,886	$4,739,671

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,001	$36,807
Accrued liabilities	83,620	116,419
Due to related parties	3,189	512
Derivative liabilities, current	30,442	36,861
Current portion of long-term debt, net of unamortized deferred financing costs	26,103	36,359
Other current liabilities	56,735	45,579
Total current liabilities	235,090	272,537
Long-term debt, net of unamortized deferred financing costs	2,492,897	2,902,723
Derivative liabilities	352,595	230,204
Deferred tax liabilities	—	2,282
Asset retirement obligations	53,001	63,954
Other liabilities	46,622	44,813
TOTAL LIABILITIES	3,180,205	3,516,513

Commitment and contingencies (Note 11)
Redeemable non-controlling interests	49,817	46,628
EQUITY:
Members’ equity (deficit)	33,202	218,465
Non-controlling interests	601,662	958,065
TOTAL EQUITY	634,864	1,176,530
TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, AND EQUITY	$3,864,886	$4,739,671
See Note 12 for the supplemental balance sheet and further details on the assets and liabilities of the variable interest entities.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)
	Nine Months Ended September 30,
	2020	2021
Revenue	$115,260	$168,866
Cost of revenue:
Depreciation and amortization	45,176	62,488
Operating and maintenance	22,242	30,631
Total cost of revenue	67,418	93,119
Gross profit	47,842	75,747
Operating expenses:
General and administrative	21,081	25,449
Project development	7,561	14,714
Total operating expenses	28,642	40,163
Operating income / (loss)	19,200	35,584
Other income / (expense):
Net realized and change in unrealized gains / (losses) on derivative financial instruments	(311,714)	153,996
Interest expense	(47,910)	(44,507)
Other income (expense), net	9,386	4,826
Total other income / (expense)	(350,238)	114,315
Net income / (loss) before income taxes	(331,038)	149,899
(Provision for) / benefit from income taxes	(941)	(3,036)
Net income / (loss)	$(331,979)	$146,863
Less: Net (income) / loss attributable to redeemable and non-redeemable non-controlling interests	81,556	91,468
Net income / (loss) attributable to DESRI Holdings, L.P. and subsidiaries	$(250,423)	$238,331
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE NON-CONTROLLING
INTERESTS AND EQUITY
(in thousands)
(unaudited)
	Redeemable Non-Controlling Interests	Members’ Equity	Non-Controlling Interests	Total Equity
Balance — December 31, 2019	$32,583	$193,020	$518,577	$711,597
Sales of subsidiary interests, net of issuance costs	—	19,057	142,264	161,321
Distributions	(2,392)	(26,298)	(73,866)	(100,164)
Distributions – repayment of short-term financing from member	—	(10,062)	—	(10,062)
Reallocation of net assets from transfers between entities under common control	—	(31,470)	31,470	—
Net income (loss)	(387)	(250,423)	(81,169)	(331,592)
Balance — September 30, 2020	$29,804	$(106,176)	$537,276	$431,100

	Redeemable Non-Controlling Interests	Members’ Equity	Non-Controlling Interests	Total Equity
Balance — December 31, 2020	$49,817	$33,202	$601,662	$634,864
Contributions - short-term financing from member	—	109,000	—	109,000
Sales of subsidiary interests, net of issuance costs	—	33,119	504,164	537,283
Distributions	(2,436)	(36,052)	(71,559)	(107,611)
Distributions – repayment of short-term financing from member	—	(143,768)	—	(143,768)
Reallocation of net assets from transfers between entities under common control	—	(15,856)	15,856	—
Repurchase of non-controlling interest	—	489	(1,343)	(854)
Net income (loss)	(753)	238,331	(90,715)	147,616
Balance — September 30, 2021	$46,628	$218,465	$958,065	$1,176,530

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Nine Months Ended September 30,
	2020	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income / (loss)	$(331,979)	$146,863
Adjustments to reconcile net income / (loss) to net cash provided by / (used in) operating activities:
Depreciation and amortization	45,176	62,488
Loss on extinguishment of debt	904	1,787
Amortization of intangible assets	643	644
Net unrealized (gains) / losses on derivative financial instruments	299,164	(150,130)
Property, plant and equipment write-off	—	4,456
Amortization of deferred financing costs and effective interest rate adjustment	4,664	7,402
Realized gains and net change in unrealized (gains) / losses on Investments	2,594	(12,485)
Deferred income taxes	—	2,282
Changes in operating assets and liabilities:
Accounts receivable	(167)	(13,040)
Prepaid expenses and other current assets and other assets	19,918	(2,404)
Accounts payable and accrued liabilities	(9,455)	(8,046)
Due from / to related parties	(3,345)	(6,114)
Other liabilities and other current liabilities	9,849	9,351
Net Cash Provided by / (Used in) Operating Activities	37,966	43,054
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	(37,457)	(89,197)
Cash paid for deposits	(22,102)	(37,215)
Refunds received from deposits	18,079	11,556
Purchase of property, plant and equipment, net of insurance proceeds	(617,496)	(707,200)
Distributions from Investments	2,131	326
Sale of property, plant and equipment	1,105	—
Net Cash Provided by / (Used in) Investing Activities	(655,740)	(821,730)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	925,489	947,566
Repayment of borrowings	(331,025)	(297,344)
Proceeds from short-term member financing treated as capital contributions	—	109,000
Repayment of short-term member financing treated as capital distributions	(10,062)	(143,768)
Proceeds from sale of subsidiary interests	117,136	306,855
Distributions to members	(29,033)	(41,225)
Distributions to redeemable and non-redeemable non-controlling interests	(76,387)	(62,625)
Cash paid for repurchase of non-redeemable non-controlling interest	—	(854)
Payment of equity issuance costs	(7,299)	(6,158)
Payment of deferred financing costs	(17,902)	(32,862)
Net Cash Provided by / (Used in) Financing Activities	570,917	778,585
NET INCREASE/(DECREASE) IN CASH AND RESTRICTED CASH	(46,857)	(91)
CASH AND RESTRICTED CASH — Beginning of period	134,888	186,404
CASH AND RESTRICTED CASH — End of period	$88,031	$186,313
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for interest	$52,488	$41,100
Cash paid for taxes	$2,711	$341
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING INFORMATION:
Deposits and property, plant and equipment	$(52,898)	$43,193
Change in accrued member distributions	$2,735	$5,173
Change in accrued non-controlling interest distributions	$129	$(11,370)
Equity issuance costs attributed to non-controlling interests	$(2,564)	$(7,680)
Accounts payable and accrued capital expenditures	$(52,154)	$(25,232)
Accounts receivable and property, plant and equipment	$484	$—
Net liabilities assumed by non-controlling interests	$46,749	$238,108
Accounts payable and deposits	$—	$(2,808)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
1.	ORGANIZATION AND NATURE OF BUSINESS
Company Overview
The condensed consolidated financial statements include the accounts of DESRI Holdings, L.P. (“DESRI Holdings”), a Delaware limited partnership, and its consolidated entities (the “Consolidated Entity(ies)”) (collectively, with DESRI Holdings, the “Company”). DESRI Holdings General Partner, L.L.C. (the “Manager”), a Delaware limited liability company, is the general partner of DESRI Holdings.
The operations of the Consolidated Entities are controlled and managed, directly or indirectly, by DESRI Holdings.
The Company’s primary purpose and business is to maximize long-term member value through optimizing development, financing, construction, ownership, and operation of contracted renewable energy projects located in North America. As of September 30, 2021, the Company’s portfolio is composed of approximately 6.5 gigawatts of capacity of contracted renewable energy projects with stable, contracted cash flows.
In addition to the ownership and operation of our renewable energy projects, a certain Consolidated Entity also provides management and investment advisory services to affiliated private investment funds (the “Fund(s)”). Such Consolidated Entity is reimbursed for specified types of expenses incurred on behalf of the Funds and earns fees for its management and investment advisory services.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). They include the results of the Consolidated Entities, in which the Company has a controlling interest, with all significant intercompany accounts and transactions eliminated.
The condensed consolidated financial statements of the Company are expressed in United States dollars.
Management determined that certain Consolidated Entities are investment companies (the “Consolidated Investment Funds”) and follow specialized investment company accounting and reporting guidance in accordance with Accounting Standards Codification (“ASC”) Topic 946, Investment Companies. Accordingly, the Consolidated Investment Funds’ investments in affiliated renewable energy projects (the “Investments”) are measured at fair value.
The accompanying condensed consolidated statements of operations include expense allocations for certain services historically provided to the Company by its owner, D. E. Shaw & Co., L.P. and its affiliates (the “D. E. Shaw group”). See Note 13 for related party disclosures.
Unaudited Interim Condensed Consolidated Financial Statements
The accompanying interim condensed consolidated balance sheet as of September 30, 2021, the interim condensed consolidated statements of operations, condensed consolidated statements of redeemable non-controlling interests and equity and condensed consolidated statements of cash flows for the nine months ended September 30, 2020 and 2021, and amounts relating to the interim periods included in the accompanying notes to the interim condensed consolidated financial statements are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s condensed consolidated financial statements. Operating results for the interim periods presented are not necessarily indicative of results to be expected for the full year or for any other interim period.
These interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes for the years ended December 31, 2019 and 2020. The condensed consolidated balance sheet at December 31, 2020 was derived from audited annual consolidated financial statements but does not contain all of the footnote disclosures from the audited annual consolidated financial statements.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
The Company disclosed in the consolidated financial statements for the year ended December 31, 2020 those accounting policies that were considered significant in determining the Company’s results of operations and financial position. There have been no material changes to, or in the application of, the accounting policies previously identified and described in the consolidated financial statements for the year ended December 31, 2020.
Variable Interest Entity
The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist through arrangements that do not involve controlling voting interests, when an entity is insufficiently capitalized, or when an entity is not controlled through its voting interests, which is referred to as a variable interest entity (“VIE(s)”). The Company consolidates all entities that it controls through a majority voting interest or as the primary beneficiary of a VIE.
The Company evaluates (1) whether it holds a variable interest in an entity, (2) whether the entity is a VIE, and (3) whether the Company’s involvement would make it the primary beneficiary. Management determines whether the Company is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date.
In evaluating whether the Company holds a variable interest, fees received as a decision maker or in exchange for services that are customary and commensurate with the level of services provided, and where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, are not considered variable interests. For those entities where the Company holds a variable interest, the Company determines whether each of these entities qualifies as a VIE. VIEs are primarily entities that lack sufficient equity to finance their activities without additional financial support from other parties or entities whose equityholders, as a group, lack one or more of the following characteristics: (a) direct or indirect ability to make decisions, (b) obligation to absorb expected losses, or (c) right to receive expected residual returns. These VIE entities are typically organized as limited partnerships or limited liability companies for which the Company, through its operating subsidiaries, acts as the general partner or managing member. A limited partnership or similar entity is a VIE if the unaffiliated limited partners or members do not have substantive rights to terminate or remove the general partner or substantive rights to participate. Entities that are determined to be VIEs must be evaluated qualitatively to determine the primary beneficiary, which is the reporting entity that has (i) the power to direct activities of a VIE that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. In conducting the analysis, the Company considers the purpose, the design and the risks that the entity was designed to create and pass through to its variable interest holders. Additionally, the Company assesses if it has the obligation to absorb losses or if it has the right to receive benefits of the VIE that could potentially be significant to the entity.
The Company evaluates whether they have substantive investment in the VIEs which would expose them to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company also evaluates whether the operating agreements of the VIEs provide the manager the ability to perform activities that significantly impact the VIE's performance, including but not limited to a) ability to assign, pledge or otherwise dispose of any or all assets of the entity, b) incur additional indebtedness and c) acquisition, sale or refinancing of any project.
If both criteria are met, the Company has a controlling financial interest in the VIE and as the primary beneficiary is required to consolidate the VIE for financial reporting purposes. Please refer to Note 12 for further disclosures related to VIEs.
Sale of Subsidiary Interests
During the nine months ended September 30, 2020 and 2021, certain Consolidated Entities sold a portion of their membership interests to the Funds and to other co-investors for $21.6 million and $117.2 million, respectively. The membership interests sold, directly or indirectly, ranged from 6.09 percent to 49.90 percent of the respective

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Consolidated Entity, each of which indirectly owns one or more of the Company’s projects. The sale of subsidiary interests was among entities under common control and the carrying value of the membership interests sold is included on the condensed consolidated balance sheets as part of non-controlling interests. For the nine months ended September 30, 2020 and 2021, the Company recognized a deemed distribution of $0.3 million and a deemed contribution of $33.1 million, respectively, which is included in sales of subsidiary interests, net of issuance costs in the condensed consolidated statements of redeemable non-controlling interests and equity.
Cash and Restricted Cash and Restricted Cash Equivalents
All of the Company’s cash, restricted cash and restricted cash equivalents are maintained with creditworthy financial institutions.
Cash and restricted cash and restricted cash equivalents as reported on the condensed consolidated statements of cash flows consists of:
	September 30,
	2020	2021
	(in thousands)
Cash	$ 35,148	$25,198
Restricted cash and restricted cash equivalents	52,883	161,115
Total	$88,031	$ 186,313
Fair Value Measurement
Fair value is the price that would be received for an asset or the amount paid to transfer a liability (an exit price) within the principal or most advantageous market for such asset or liability as part of an orderly transaction between market participants on the measurement date.
The Company determines the fair value of its assets and liabilities based on a fair value hierarchy, which requires the Company to maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Observable inputs are inputs that are developed using market data, such as publicly available information about actual events or transactions, and reflect the assumptions that market participants would use when pricing an asset or a liability. Unobservable inputs are inputs for which market data is not available and that are developed using the best information available about the assumptions that market participants would use when pricing an asset or a liability. The fair value hierarchy gives the highest priority to observable inputs (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below.
Level 1–	Financial instruments with unadjusted, quoted market prices in active markets for identical assets or liabilities;
Level 2–
Financial instruments with valuations that have observable inputs other than Level 1, such as quoted market prices for similar assets or liabilities, quoted market prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3–
Financial instruments with valuations that have unobservable inputs that are significant to the determination of the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose values are determined using certain market standard methodologies (including market and/or income approaches) and input factors where independent pricing information cannot be obtained for a significant portion of the underlying assets and liabilities.

Accounts Receivable
There was no allowance for doubtful accounts recorded as of December 31, 2020 and September 30, 2021.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Derivative Financial Instruments and Risk Management Activities
As required by its financing arrangements, the Company uses derivative financial instruments to manage its exposure to fluctuations in interest rates. The Company currently does not engage in speculative derivative activities or derivative trading activities.
In connection with operating projects or projects under construction, the Company uses interest rate swap agreements to convert anticipated cash interest payments under its variable-rate long-term debt arrangements to a fixed-rate basis. These agreements involve the receipt of variable payments in exchange for fixed payments over the term of the agreements without the exchange of the underlying principal amounts. For certain development projects, an interest rate swap may be executed prior to and would be contingent upon the closing of the long-term financing arrangement of the project (“Deal Contingent Swap(s)”). The Company may enter into Deal Contingent Swaps for approximately 100.00 percent of the expected amount of financing. Upon financial close of the respective project, such Deal Contingent Swaps would be either cash settled or converted to interest rate swaps of the respective project’s financing facility. In cases where the financial close of the project is not achieved by a pre-agreed date, the Deal Contingent Swap would either be converted to provide interest rate protection for a financing facility of another project or cash settled based on the fair value of the swap on the settlement date. For the nine months ended September 30, 2020 and 2021, the Company did not experience any settlements of its Deal Contingent Swaps as a result of a determination that financial close was not achieved by a pre-agreed date.
The Company records all derivative financial instruments on the consolidated balance sheets at their respective fair values. The estimated fair values of derivative financial instruments are calculated based on market rates. These values represent the estimated amounts the Company would receive or pay on termination of agreements, taking into consideration current market rates and the current creditworthiness of the counterparty or the Company. The Company presents the fair value amounts of the derivative contracts on its condensed consolidated balance sheets on a gross basis, without offset for derivative contracts executed with the same counterparty or for collateral, if any.
Although the interest rate swaps are used to provide interest rate protection, the Company has not formally documented or designated its interest rate derivatives as hedges and therefore does not apply hedge accounting to these instruments. All derivative financial instruments have been marked-to-market and the related unrealized gain or loss is included in net realized and change in unrealized gains / (losses) on derivative financial instruments in the condensed consolidated statements of operations.
There was no cash collateral received or pledged as of December 31, 2020 and September 30, 2021 related to the Company’s derivative financial instruments.
Impairment of Long-Lived Assets
No impairment has been recognized for the nine months ended September 30, 2020 and 2021.
Deposits
Deposits consist of advances and deposits paid related to (i) purchases of equipment for solar and wind energy installations and (ii) power purchase agreements (“PPA(s)”), and interconnection arrangements and network upgrades. For the year ended December 31, 2020 and the nine months ended September 30, 2021, equipment-related deposits amounted to $104.5 million and $66.3 million, respectively, whereas deposits related to PPAs, interconnection arrangements and network upgrades amounted to $84.7 million and $118.1 million, respectively.
Non-Controlling Interests and Redeemable Non-controlling Interests
Non-controlling interests represent (i) third-party investors’ interests in the net assets of certain Consolidated Entities under tax equity contractual arrangements entered into in order to finance the costs of projects eligible for certain tax credits and (ii) equity interests in the projects owned by co-investors.
The redeemable non-controlling interests and certain non-controlling interests represent third-party investors’ interests in the net assets of certain Consolidated Entities under “tax equity” contractual arrangements. The

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Company has determined that these contractual arrangements represent substantive profit-sharing arrangements and that income or loss should be attributed to the non-controlling interests in each period using a balance sheet approach referred to as the hypothetical liquidation at book value (“HLBV”) method. The tax equity investors are generally entitled to receive the majority of taxable profits, losses, and tax credits related to the respective project, in accordance with each respective agreement, as determined for federal income tax purposes, a priority cash return expressed as a percentage of their investment per year in certain cases and/or a specified percentage of the project’s operating cash flows for a specified period following the facility’s placement in service. Upon the achievement of a pre-agreed after-tax yield by the tax equity investors or after a specified period of time, the tax equity investors receive a decreased percentage of the taxable profits and losses and a reduced cash entitlement.
Under the HLBV method, the amounts of income or loss attributed to the non-controlling interests in the consolidated statements of operations for the reporting period reflect changes between the amounts the non-controlling investors would hypothetically receive as of the beginning and as of the end of the reporting period under the liquidation provisions of the respective Consolidated Entities’ contractual arrangements, assuming their net assets were liquidated at recorded amounts, and after taking into account any capital transactions, such as contributions or distributions, between each respective Consolidated Entity and their tax equity investor(s).
The Company has options to purchase certain tax equity investors’ interests in Consolidated Entities (“Purchase Options”) during a six-month period following a specified period subsequent to the completion of the respective project construction or an achievement by the tax equity investor(s) of a pre-agreed after-tax yield. The purchase price is generally an amount equal to the unpaid tax equity investor’s priority return, if any, plus the greater of the fair market value of the tax equity investor’s interest and a specific amount, if any, as defined in the applicable agreement.
For certain projects, if the Purchase Options are not exercised prior to the expiration dates, the tax equity investors may have the right to withdraw from the respective Consolidated Entities (“Withdrawal Rights”) at any date during a six month period, after a certain number of years subsequent to the completion of the respective project’s construction at a price equal to the unpaid tax equity investor’s priority return plus the lesser of the fair market value of the tax equity investor’s interest and a specific amounts as defined in the applicable agreements. As the redemption of the tax equity investor’s non-controlling interests is outside of the Company’s control, the Company classifies such non-controlling interests with redemption features on the consolidated balance sheets outside of equity as redeemable non-controlling interests with a value based on the greater of the HLBV and the redemption value. The Purchase Options and Withdrawal Rights embedded in the non-controlling interests do not qualify for separate accounting.
Certain co-investors, whose profits and losses are not allocated on the basis of HLBV, have a non-controlling interest in certain projects of the Company. Accordingly, income and loss are attributed to these non-redeemable, non-controlling interests based on their percentage ownership in the respective Consolidated Entity. As of December 31, 2020 and September 30, 2021, equity interests owed by such co-investors comprise approximately $301.6 million and $657.7 million, respectively, of the non-redeemable, non-controlling interests on the condensed consolidated balance sheets.
During the nine months ended September 30, 2020 and 2021, tax equity investors contributed $87.1 million and $170.5 million, respectively, which are included in sales of subsidiary interests, net of issuance costs in the condensed consolidated statements of redeemable non-controlling interests and equity.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Certain asset acquisitions include contingent consideration by the Company that represents additional consideration for acquiring the project. The Company recognized the contingent consideration at fair value on the respective date of acquisition. Such amounts are included in other current liabilities and other liabilities on the condensed consolidated balance sheets.
Segment Information
Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company’s chief operating decision makers (“CODM”) in deciding how to allocate resources and assessing performance. The Company’s CODM is its executive committee. The Company’s executive committee evaluates each project’s projected impact to overall portfolio net asset value (“NAV”) for the purpose of allocating resources and evaluating expected financial performance. Each project has been determined to be separate operating segments. There is no further basis of segmentation by resource, geography, or other measure which drive the evaluation of financial performance or allocation of resources. The Company aggregates its operating segments due to the similarity in their customer base, economic characteristics, the nature of products and services, procurement, manufacturing, and distribution processes. As a result, the Company has determined it has a single reportable segment.
Deferred Offering Costs
Deferred offering costs, consisting of legal, accounting and other fees and costs relating to the Company’s initial public offering (“IPO”), are capitalized and recorded on the condensed consolidated balance sheets. The deferred offering costs will be offset against the proceeds received upon the closing of the IPO. As of December 31, 2020 and September 30, 2021, nil and $0.8 million, respectively, of deferred offering costs were capitalized in other assets on the condensed consolidated balance sheet.
Recently Adopted Accounting Standards
In December 2019, the Financial Accounting Standard Board (“FASB”) issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740, Income Taxes. The amendments also improve consistent application and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The guidance is effective January 1, 2021, with early adoption permitted. The Company adopted this standard as of January 1, 2021, and the impact was not material on its condensed consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases, or Topic 842, which supersedes the guidance in former ASC 840. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. In May 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective dates for non-public entities. Therefore, this standard is effective for annual reporting periods, and interim periods within those years, for public entities beginning after December 15, 2018 and for private entities beginning after December 15, 2021. Originally, a modified retrospective transition approach was required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued guidance to permit an alternative transition method for Topic 842, which allows transition to the new lease standard by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
The Company will adopt Topic 842 effective January 1, 2022 and expects to elect certain of the practical expedients permitted, including the expedient that permits the Company to retain its existing lease assessment and classification. Additionally, the Company will elect the optional transition method that allows for a cumulative-effect adjustment in the period of adoption and will not restate prior periods. The Company is currently working through an adoption plan and evaluating the anticipated impact on the Company's results of operations, cash flows and financial position. While the Company is currently evaluating the impact the new guidance will have on its financial position and results of operations, the Company expects to recognize lease liabilities and right of use assets. The extent of the increase to assets and liabilities associated with these amounts remains to be determined pending the Company’s review of its existing operating leases for land, buildings, and equipment for which it is the lessee and its existing contracts for embedded leases; however, the Company believes the adoption of Topic 842 may be material to its condensed consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), to provide financial statement users with more useful information about the current expected credit losses (“CECL”). This ASU changes how entities measure credit losses on financial instruments and the timing of when such losses are recognized by utilizing a lifetime expected credit loss measurement. The guidance is effective for fiscal years and interim periods within those years beginning after January 1, 2023. The Company does not expect the adoption of Topic 326 to have a material impact on its condensed consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. An update was also issued expanding the scope of this guidance. The guidance provides optional expedients and exceptions for applying GAAP to contracts or other transactions affected by reference rate reform if certain criteria are met. The guidance became effective starting March 12, 2020 and may be applied prospectively through December 31, 2022. The Company is evaluating applicable contracts and transactions to determine whether to elect the optional guidance.
3.	REVENUE
Disaggregated Revenue
The following tables present the disaggregation of revenue by type for the periods presented:
	Nine Months Ended September 30,
	2020	2021
	(in thousands)
Electricity(1)	$111,910	$149,121
Fee income – related parties	5,669	6,960
Other(2)	(2,319)	12,785
Total revenue	$115,260	$168,866
(1)
The Company determined that certain PPAs are operating leases and as a result, recognizes revenue as contingent rental income in the condensed consolidated statements of operations when output is delivered. Such revenue amounted to $102.8 million and $121.3 million for the nine months ended September 30, 2020 and 2021, respectively. The remaining amounts of $9.1 million and $27.8 million for the nine months ended September 30, 2020 and 2021, respectively, are recorded in accordance with Topic 606, Revenue from Contracts with Customers.

(2)
Includes net changes in unrealized gains / (losses) on Investments. Fair values of the Company’s Investments are arrived at using a discounted cash flow valuation technique based on the net amount of estimated future cash flows related to each Investment.

All of the Company’s revenue is earned in the United States for the nine months ended September 30, 2020 and 2021.
4.	ACquisitions
For acquisitions in which the Company acquires assets and liabilities that do not constitute a business, the amount of the purchase consideration is equal to the fair value of the net assets acquired. The purchase consideration, including transaction costs, is allocated to the individual assets and liabilities assumed based on their relative fair values. No goodwill is recognized in an asset acquisition. During the nine months ended September 30, 2020 and 2021, certain Consolidated Entities acquired membership interests in projects, which

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
were accounted for as asset acquisitions and the net purchase price of the assets acquired was $42.1 million and $66.3 million, respectively. For nine months ended September 30, 2020 and 2021 acquisitions, the purchase price consisted of cash paid at the time of acquisition of $15.6 million and $63.4 million, respectively, with the remaining amount recorded as a contingent consideration payable.
The purchase price of the assets acquired has been allocated on a relative fair value basis as follows:
	December 31, 2020	September 30, 2021
	(in thousands)
Construction in progress	$57,247	$58,514
Land	—	465
Other assets	5,062	—
Deposits	—	11,061
Less: Liabilities assumed	(112)	(3,752)
Total	$62,197	$66,288
5.	Fair Value Measurement
The Company has categorized its financial assets and liabilities measured at fair value on a recurring basis based upon the fair value hierarchy as follows:
	December 31, 2020
	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial Assets
Investments	$ —	$—	$135,639	$135,639
Secured receivable(1)	—	—	25,038	25,038
Derivative assets	—	22,642	—	22,642
Total Financial Assets	$—	$22,642	$160,677	$183,319
Financial Liabilities
Derivative liabilities	$—	$383,037	$—	$383,037
Contingent consideration	—	—	72,009	72,009
Total Financial Liabilities	$—	$383,037	$72,009	$455,046
	September 30, 2021
	Level 1	Level 2	Level 3	Total
	(in thousands)
Financial Assets
Restricted cash equivalents	$9,335	$—	$—	$9,335
Investments	—	—	148,321	148,321
Secured receivable(1)	—	—	23,613	23,613
Derivative assets	—	63,393	—	63,393
Total Financial Assets	$ 9,335	$63,393	$ 171,934	$244,662
Financial Liabilities
Derivative liabilities	$—	$267,065	$—	$ 267,065
Contingent consideration	—	—	50,943	50,943
Total Financial Liabilities	$—	$267,065	$50,943	$ 318,008
(1)
For purchases of assets where the Company has not obtained control over the assets, the purchase is treated as a collateralized financing transaction, and is recorded at fair value at each reporting date. The balances are included in other assets on the Company’s condensed consolidated balance sheets as of December 31, 2020 and September 30, 2021.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Level 3 Financial Assets
The following table summarizes the change in the fair value of the Investments and secured receivable for the nine months ended September 30, 2020 and 2021:
	September 30,
	2020	2021
	(in thousands)
Beginning balance	$ 160,255	$ 160,677
Unrealized gains / (losses) from changes in fair value value	(4,100)	11,133
Contributions / (distributions), net	(684)	124
Ending balance	$155,471	$171,934
The significant unobservable input into the respective discounted cash flow model for each Investment and secured receivable is the discount rate. For each of the nine months ended September 30, 2020 and 2021, the levered discount rates used for valuation of the Investments and secured receivable ranged from 7.90 percent to 9.00 percent, depending on technology and years of operations. The weighted average discount rate was 8.39 percent and 8.34 percent for the nine months ended September 30, 2020 and 2021, respectively.
Level 3 Financial Liabilities
The following table summarizes the change in the fair value of the contingent consideration for the nine months ended September 30, 2020 and 2021:
	September 30,
	2020	2021
	(in thousands)
Beginning balance	$56,585	$72,009
Accretion	821	2,236
Additions	42,077	66,286
Payments – acquisition related	(37,457)	(89,197)
Payments – others	(406)	(391)
Ending balance	$61,620	$50,943
The following table presents quantitative information regarding the significant unobservable inputs utilized by the Company in the fair value measurement of contingent consideration.
	September 30,
	2020	2021
Discount Rate	5.0% - 8.0%	5.0% - 8.0%
Expected time to payment in years	<1 - 6	<1 - 6
6.	Balance sheet components
Other current liabilities
Other current liabilities consisted of the following:
	December 31, 2020	September 30, 2021
	(in thousands)
Contingent consideration, current portion	$53,087	$31,397
Other	3,648	14,182
Other current liabilities	$56,735	$45,579

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
7.	Property, Plant and Equipment, Net
Property, plant and equipment, net consists of the following:
	December 31, 2020	September 30, 2021
	(in thousands)
Wind and solar facilities	$3,389,480	$4,213,191
Land	31,469	60,954
Total	3,420,949	4,274,145
Less: Accumulated depreciation	(205,383)	(266,368)
Total Property, Plant and Equipment, Net	$ 3,215,566	$4,007,777
As of December 31, 2020 and September 30, 2021, property plant and equipment, net, include construction-in-progress (“CIP”) of $930.9 million and $1,205.3 million, respectively. Depreciation expense for the nine months ended September 30, 2020 and 2021 was $44.2 million and $60.8 million, respectively.
Certain Consolidated Entities sold the land on which their projects operate and simultaneously leased back the land. At the time of the transaction, the respective Consolidated Entity retained ownership of its project installed on the land. As a result of continued use of the land by the respective Consolidated Entity, each lease was accounted for as a financing transaction and the land continues to be recorded as property, plant and equipment at its carrying value. As of December 31, 2020 and September 30, 2021, the Company included $13.6 million as property, plant and equipment, net on the condensed consolidated balance sheets. The proceeds received from the sale of the land were recognized as a financing obligation, and future annual rental payments to the lessor will be treated as debt service payments and applied to interest and principal. The financing obligations of $13.6 million are included in other liabilities on the condensed consolidated balance sheets as of December 31, 2020 and September 30, 2021.
On August 29, 2021, certain projects experienced hurricane-related effects from Hurricane Ida. The Company is in the process of identifying the full extent of damage and appropriate remediation plans required to repair the damage. Based on preliminary estimates, the projects have recorded a loss of $4.1 million related to the write-off of equipment that had been capitalized as CIP. Such loss is included in other income / (loss) on the condensed consolidated statement of operations for the nine months ended September 30, 2021. The Company continues to closely monitor the repair efforts but does not believe that this event will have any material future impact on the condensed consolidated financial statements. The respective projects have obtained an initial extension of their project non-recourse construction loan maturity through December 17, 2021 and expect to extend such maturity dates further through February 2022.
8.	DEBT, NET OF UNAMORTIZED DEFERRED FINANCING COSTS
The following tables summarize the commitment and issued amounts, applicable interest rates and maturities of the Company’s available debt facilities as of December 31, 2020 and September 30, 2021:
	December 31, 2020
	Commitments	Issued	Available Borrowings	Interest Rate(1)	Maturity Date
	(in thousands)
Revolving Credit Facility(9)	$53,000	$44,943	$8,057		February 2024
Revolver Loan		32,000		L + 2.25%
LC Facility		12,943		L + 2.25%
Tranche B Loan		—		L + 4.25%

Subordinated Non-recourse Loan	$219,387	$219,387	$—	L + 3.00%(8)	July 2027

Equipment Financing Facility	$115,000	$103,424	$11,576	L + 3.13%(4)	October 2022(4)

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
	December 31, 2020
	Commitments	Issued	Available Borrowings	Interest Rate(1)	Maturity Date
	(in thousands)
Equipment Financing Loan	100,000	97,424	2,576
Equipment LC	15,000	6,000	9,000

Consolidated Funds Loans	$81,406	$81,406	$—	6.85% - 8.00%	May 2041 – May 2042

Development Facility(9)	$75,000	$69,543	$5,457		September 2022(5)
Development Loan		2,797		L + 4.50%
Development LC		61,156		2.25%
Equipment Loan		5,590		L + 2.75%

Project-Level Non-recourse Credit Facilities	$2,772,702	$2,316,871	$407,080

Term Loan	1,403,286	1,354,535	—	L + 1.25% - L + 1.63%	December 2022 – September 2036
Construction Loans(2)	645,404	589,468	55,936	L + 0.88% - L + 1.13%	January 2021 – November 2021
Bridge Loans	418,884	180,499	238,385	L + 0.88% - L + 1.13%	January 2021 – November 2021
Letters of Credit(6)	228,080	192,369	35,711	1.00%	January 2021 – September 2036
Revolver Loans	66,089	—	66,089	L + 0.88% - L + 1.63%(7)	September 2023 – September 2036
Reserve Loans	10,959	—	10,959	L + 3.25%(7)	September 2024
	September 30, 2021
	Commitments	Issued	Available Borrowings	Interest Rate(1)	Maturity Date
	(in thousands)
Revolving Credit Facility(9)	$53,000	$44,929	$8,071		February 2024
Revolver Loan		19,900		L + 2.25%
LC Facility		25,029		L + 2.25%
Tranche B Loan		—		L + 4.25%

Subordinated Non-recourse Loan	$300,000	$283,508	$16,492	L + 3.00%(8)	July 2027

Equipment Financing Facility	$115,000	$92,256	$22,744	L + 3.13%(4)	October 2022(4)
Equipment Financing Loan	100,000	86,256	13,744
Equipment LC	15,000	6,000	9,000

Consolidated Funds Loans	$83,223	$83,223	$—	6.85% - 8.00%	May 2041 – May 2042

Development Facility(9)	$110,000	$63,338	$46,662		September 2022(5)
Development Loan		8,919		L + 4.50%
Development LC		51,468		2.25%
Equipment Loan		2,951		L + 2.75%

Land Facility	$125,000	$39,493	$85,507	L + 1.50%	August 2026(10)

Development JV Loan	$22,000	$22,000	$—	12.00%	January 2025

Project-Level Non-recourse Credit Facilities	$3,778,719	$2,686,413	$1,035,968

Term Loan	1,421,077	1,364,739	—	L + 1.25% - L + 1.63%	December 2022 – September 2036

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
	September 30, 2021
	Commitments	Issued	Available Borrowings	Interest Rate(1)	Maturity Date
	(in thousands)
Construction Loans(2)	1,194,766	722,148	472,618	L + 0.88% - L + 1.25%	December 2021 – November 2022
Bridge Loans(3)	794,516	349,195	445,321	L + 0.88% - L + 1.25%	December 2021 – November 2022
Letters of Credit(6)	287,950	250,331	37,619	1.00%	December 2021 – September 2036
Revolver Loans	69,451	—	69,451	L + 1.13% - L + 1.63%(7)	September 2023 – September 2036
Reserve Loans	10,959	—	10,959	L + 3.25%(7)	September 2024
(1)
“L” reflects the three-month or one-month London Interbank Offered Rate (“LIBOR”) paid, which ranged from 0.14 percent to 1.73 percent and 0.07 percent to 0.24 percent during the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively.

(2)	Upon COD, these loans are expected to be repaid or converted to term loans. Such converted term loans are expected to be carried with the maturity dates extended up to seven years.
(3)
Subsequent to September 30, 2021, $63.7 million of the outstanding balance of these loans were repaid with proceeds received from tax equity investors upon term conversion. The remaining balance is expected to be repaid upon the future term conversion of the respective projects.

(4)
The Equipment Financing Facility is scheduled to mature in October 2022 with a one-year extension at the Company’s option if certain conditions are satisfied and interest increases by 0.13 percent per annum beginning on the first anniversary of the initial closing date and every year thereafter.

(5)
Amounts drawn under the Equipment Loan and Development Loan mature at the earlier of September 2022, or the projected date of commencement of construction on the applicable borrowing project. The maturity of the Letter of Credit facility is the earlier of September 2022, the projected date of commencement of construction on the applicable borrowing project, or thirty days from the date the LC loan was drawn.

(6)	As of December 31, 2020 and September 30, 2021, $1.5 million and $1.5 million, respectively, of the letters of credit was drawn. Such letters of credit mature in February 2027.
(7)	Interest on the Revolver Loans and Reserve Loans are applicable when drawn.
(8)	LIBOR subjected to a floor of 1.00 percent.
(9)	Commitment and available borrowings represent the total commitment and the total borrowings available under the combined facility.
(10)
The Land Facility is scheduled to mature in February 2025 with an extension through August 2026 at the Company's option if certain conditions are satisfied: payment of certain upfront fees and an interest rate increase of 1.00 percent per annum.

The Company’s long-term debt consists of the following:
	December 31, 2020	September 30, 2021
	(in thousands)
Revolving Credit Facility	$32,000	$19,900
Subordinated Non-recourse Loan	219,387	283,508
Equipment Financing Facility	97,424	86,256
Consolidated Fund Loans	81,406	83,223
Development JV Loan	—	22,000
Land Facility	—	39,493
Development Facility	8,387	11,870
Project-Level Non-recourse Credit Facilities	2,126,003	2,437,582
	2,564,607	2,983,832
Less: Unamortized deferred financing costs	(50,243)	(51,360)
Add: Effective interest rate liability	4,636	6,610
Total	$2,519,000	$2,939,082
Subordinated Non-recourse Loan
On January 22, 2021 and August 6, 2021, the Subordinated Non-recourse Loan was upsized to a total commitment of $275.0 million and $300.0 million, respectively.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Development JV Loan
On January 14, 2021, a certain Consolidated Entity entered into a financing agreement (the “Development JV Loan”) in order to finance the development of certain projects. The Development JV Loan is unsecured and is not collateralized by the other assets of the Company. The facility has a total commitment of $22.0 million, all of which has been drawn as of September 30, 2021. The facility bears interest at a rate of 12% annually and has a maturity date of January 14, 2025. All borrowings under the facility are repayable, plus accrued interest, on the maturity date.
Land Facility
On August 6, 2021, a certain Consolidated Entity entered into a financing agreement (the “Land Facility”) which provided for a three-and-a-half year (extendable to five years at the Company’s option) term loan commitment of approximately $125.0 million to finance the purchase and future rental streams of certain real estate holdings.
Project-Level Non-recourse Credit Facilities
Certain Consolidated Entities are parties to non-recourse financing agreements. During the nine months ended September 30, 2021, a certain Consolidated Entity entered into an agreement to amend its Project-Level Credit Facility (the “2021 Loan Amendment”) which (i) increased its Project-Level Term Loan financing, (ii) reduced the interest rates of its Project-Level Term Loan and Project-Level Revolver Loan. As a result of the 2021 Loan Amendment, the respective Consolidated Entity recorded a loss on the extinguishment of the debt in other income / (expenses), net on the condensed consolidated operations in the amount of $1.8 million for the nine months ended September 30, 2021.
During the nine months ended September 30, 2020 and 2021, as a result of sales of subsidiary interests, purchasers assumed obligations under certain Project-Level Non-recourse Credit Facilities (the “NCI Credit Facility(ies)”) related to the underlying projects in the amount of $40.0 million and $227.5 million, respectively, net of unamortized deferred financing costs. In accordance with the terms of the NCI Credit Facilities, each respective borrower is solely liable for the amount of debt, which was assumed, and such amounts are reflected as contributions from non-controlling interests in the condensed consolidated statements of redeemable non-controlling interests and equity.
Repayments
The aggregate debt repayments after September 30, 2021 are as follows (in thousands):
Year Ending December 31:
2021(1) (remainder)	$546,379
2022(1)(2)	673,126
2023	32,588
2024	54,191
2025	442,811
Thereafter	1,234,737
Total	$ 2,983,832
(1)
The aggregate debt repayments presented for 2021 (remainder) and 2022, include short-term obligations of $531.1 million and $540.2 million, respectively, related to construction projects, which are classified as long-term debt on the condensed consolidated balance sheets as the Company expects these short-term obligations to be repaid with proceeds received from tax equity investors upon term conversion or refinanced with long-term debt.

(2)	Includes $86.3 million and $11.9 million of long-term debt outstanding under the Equipment Financing Loan and the Development Facility, respectively.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Interest and commitment fees incurred, letter of credit fees, amortization of deferred financing costs, and effective interest rate adjustment for the years ended September 30, 2020 and 2021 are recorded in the condensed consolidated statements of operations as follows:
	Nine Months Ended September 30,
	2020	2021
	(in thousands)
Interest expense	$53,681	$41,115
Effective interest rate adjustment	256	1,861
Interest capitalized	(15,698)	(8,335)
Interest expense, net	38,239	34,641
Commitment / letter of credit fees	5,263	4,325
Amortization of deferred financing costs	4,408	5,541
Total	$47,910	$ 44,507
9.	DERIVATIVE FINANCIAL INSTRUMENTS
The Company’s interest rate swaps are settled periodically by either quarterly or monthly payments, expire between 2021 and 2057, and reflect fixed rates ranging from 0.25 percent to 12.85 percent. The aggregate notional amount of the Company’s interest rate swaps as of December 31, 2020 and September 30, 2021 is $2,124.9 million and $2,855.4 million, respectively. For the nine months ended September 30, 2020 and 2021, the Company recognized losses of $12.6 million and gains of $3.9 million, respectively, from the settlement of derivative financial instruments, which are reflected in net realized and change in unrealized gains / (losses) on derivative financial instruments on the condensed consolidated statements of operations.
For the nine months ended September 30, 2020 and 2021, the Company did not experience any settlements of its Deal Contingent Swaps as a result of a determination that financial close was not achieved by a pre-agreed date. The Company’s Deal Contingent Swaps expire between 2022 and 2057, and reflect fixed rates ranging from 0.25 percent to 2.66 percent. The aggregate notional amount of the Company’s Deal Contingent Swaps as of December 31, 2020 and September 30, 2021 is $871.0 million and $1,354.6 million, respectively.
During the nine months ended September 30, 2020 and 2021, as a result of sales of subsidiary interests, purchasers assumed $6.8 million and $6.6 million, respectively, of the net derivative liabilities related to the NCI Credit Facilities and these amounts are reflected as contributions, net of issuance costs from non-controlling interests in the condensed consolidated statements of redeemable non-controlling interests and equity.
10.	ASSET RETIREMENT OBLIGATIONS
The following table presents a reconciliation of the beginning and ending aggregate carrying amounts of asset retirement obligations for the nine months ended September 30, 2020 and 2021:
	Nine Months Ended September 30,
	2020	2021
	(in thousands)
Beginning balance	$27,882	$53,001
Additions	10,673	9,284
Accretion	987	1,669
Ending balance	$39,542	$ 63,954

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
11.	COMMITMENTS AND CONTINGENCIES
Service Maintenance and Warranty Agreements
Certain Consolidated Entities entered into full service agreements (“FSAs”) with the supplier of their wind turbine generators and related equipment. The terms of the FSAs commenced upon COD and are scheduled to terminate 10 years after the commissioning of the final turbine. Under the terms of the FSAs, the supplier performs all scheduled routine maintenance, repairs, and replacement and management of spare parts related to the wind turbine generators and related equipment. The future minimum commitments under the FSAs as of September 30, 2021 are as follows (in thousands):
Year Ending December 31:
2021 (remainder)	$83
2022	1,651
2023	1,859
2024	1,899
2025	1,910
Thereafter	5,823
Total	$13,225
Land Lease Agreements
Certain Consolidated Entities entered into agreements to lease land on which to construct and operate their projects. The initial terms of the leases range from five to 40 years, with options to extend the terms of certain leases, such that the respective minimum lease term available, if options are exercised, would extend through the PPA term(s) of the respective project. The leases require annual minimum lease payments, as defined in the respective lease agreements. Certain leases may also include payments based upon a percentage of gross revenues. Rental expense under the land leases for the nine months ended September 30, 2020 and 2021 was $8.5 million and $11.7 million, respectively. Related to such expense, $4.4 million and $5.9 million was capitalized as CIP for the nine months ended September 30, 2020 and 2021, respectively. The remaining lease expense of $4.1 million and $5.8 million was included in operations and maintenance expense on the condensed consolidated statements of operations, for the nine months ended September 30, 2020 and 2021, respectively.
Future minimum lease payments under the Company’s operating leases as of September 30, 2021 are as follows (in thousands):
Year Ending December 31:
2021 (remainder)	$2,741
2022	10,653
2023	11,570
2024	11,694
2025	11,790
Thereafter	322,873
Total	$371,321

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Contingent Consideration
Future commitments payable by certain Consolidated Entities upon reaching specific acquisition or construction-based milestones as specified by the respective acquisition agreements as of September 30, 2021 are as follows (in thousands):
Year Ending December 31:
2021 (remainder)	$19,220
2022	19,711
2023	8,781
2024	923
2025	164
Thereafter	2,144
Total	$50,943
Guarantees
Certain Consolidated Entities have provided guarantees in connection with financing arrangements for the Company's projects. These guarantees support potential indemnity claims, which may be asserted under tax equity agreements, including related to management of tax partnerships and recapture of tax credits. Generally, such obligations would arise as a result of reduction or disallowance of certain tax benefits claimed by tax equity investors from the underlying wind and solar energy facility as assessed by the Internal Revenue Service. The Company believes that the likelihood of a significant indemnity claim or contingent or recapture event occurring is remote, and accordingly, has not recorded any liability in the consolidated financial statements for any potential indemnity claim or contingent or recapture obligation. The Consolidated Entities have also provided guarantees to support certain contingent contractual or financing obligations of affiliates. Generally, such obligation would arise as a result of defaults of such affiliates under underlying agreements. The nature of substantially all of the indemnification undertakings prevents the Company from making a reasonable estimate of the maximum potential amount the Company could be required to pay third parties, as in some cases, the agreements may not specify a maximum amount, and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Neither the Company nor its Consolidated Entities have made significant payments in the past under any guarantees.
Impact of COVID-19
A novel coronavirus outbreak (“COVID-19”) categorized by the World Health Organization as a pandemic in March 2020, has resulted in increased volatility in the financial markets and material disruptions to travel and global business activities. As of the date the consolidated financial statements were issued, while we have experienced certain construction delays as a result of COVID-19, the Company’s operations have not been materially impacted. The extent and magnitude of any future impact on the Company will depend on many factors, including the duration and spread of the outbreak, that are highly uncertain and cannot be predicted. The Company is continuing to monitor the situation and will take appropriate actions as required. While there can be no assurances at this time, the Company does not expect COVID-19 to have a material adverse effect on the Company’s condensed consolidated financial condition, results of operations, or cash flows.
12.	VARIABLE INTEREST ENTITIES
For entities that are determined to be VIEs, the Company consolidates those entities where it has concluded it is the primary beneficiary. The Company consolidates certain VIEs in which the Company was determined to be the primary beneficiary as the Company (i) has the obligation to absorb losses or receive benefits that are significant to the entities, (ii) has power over these entities based on the provisions of the respective operating agreements, and (iii) provides such entities with certain strategic management services (including executive strategy, administration, financing, and management of operations and maintenance and construction activities). Please refer to Summary of Significant Accounting Policies - Variable Interest for discussion of significant judgements made by the Company to make these determinations.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Accordingly, these consolidated financial statements include the financial position and results of operations of certain VIEs. The liabilities recognized as a result of combining the VIEs do not necessarily represent additional claims on the Company’s general assets outside of the VIEs; rather, they represent claims against the specific assets of the consolidated VIEs. Conversely, assets recognized as a result of consolidating these VIEs do not necessarily represent additional assets that could be used to satisfy claims against the Company’s general assets.
The total VIE assets and liabilities reflected on the Company’s condensed consolidated balance sheets as of December 31, 2020 and September 30, 2021 are as follows:
	December 31, 2020	September 30, 2021
ASSETS
CURRENT ASSETS:
Cash	$—	$ 11,625
Restricted cash and restricted cash equivalents	55,897	117,949
Accounts receivable	8,960	22,003
Due from related parties, current	—	334
Deposits, current	12,420	14,519
Prepaid expenses and other current assets	8,404	10,612
Total current assets	85,681	177,042
Property, plant and equipment, net	2,710,580	3,465,485
Investments	135,639	148,321
Derivative assets	4,651	13,562
Deposits	71,410	107,937
Other assets	59,132	62,327
TOTAL ASSETS	$3,067,093	$3,974,674
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$24,754	$11,399
Accrued liabilities	36,634	68,239
Due to related parties	193	381
Derivative liabilities, current	22,340	25,398
Current portion of long-term debt, net of unamortized deferred financing costs	15,246	18,223
Other current liabilities	2,910	12,842
Total current liabilities	102,077	136,482
Long-term debt, net of unamortized deferred financing costs	1,431,186	1,847,007
Derivative liabilities	208,263	143,181
Deferred tax liabilities	—	2,282
Asset retirement obligations	44,552	59,294
Other liabilities	30,355	27,705
TOTAL LIABILITIES	$1,816,433	$2,215,951
The Company holds variable interests in other entities that are VIEs that it does not consolidate as it is determined that the Company is not the primary beneficiary. The Company’s involvement with such entities is generally in the form of fee arrangements with such entities in which it also serves as the general partner or managing member. The Company evaluated its variable interests in the VIEs and determined it is not considered the primary beneficiary of these entities primarily because it does not have interests in the entities that could

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
potentially be significant. The maximum exposure to loss represents the loss of assets recognized by the Company relating to its variable interests in these unconsolidated entities. The assets recognized in the Company’s condensed consolidated balance sheets related to the Company’s variable interests in these unconsolidated VIEs were as follows:
	December 31, 2020	September 31, 2021
	(in thousands)
Due from related parties	$3,676	$1,350
Investments	135,639	148,321
Total	$139,315	$ 149,671
13.	RELATED-PARTY TRANSACTIONS
Due from Related Parties
Deferred Compensation Receivable
As of December 31, 2020 and September 30, 2021, the amount receivable from the D. E. Shaw group related to the deferred compensation arrangements is $18.6 million and $27.3 million, respectively, which is included in due from related parties on the condensed consolidated balance sheets.
General and Administrative Expenses
As of December 31, 2020 and September 30, 2021, the outstanding amount payable to the Company from certain unconsolidated entities and Funds as a result of bearing such costs and expenses is $2.5 million and $1.5 million, respectively.
Management, Performance, Administrative Service and Development Service Fees
As of December 31, 2020 and September 30, 2021, the outstanding management fees receivable by the Company from certain Funds is $2.5 million and $0.8 million, respectively.
Certain unconsolidated affiliates entered into Administrative Service Agreements (“ASAs”) with certain Consolidated Entities for administrative, supervisory, management, and accounting services. The Company recognized $1.5 million and $1.6 million in fee income under the ASAs during the nine months ended September 30, 2020 and 2021, which is included as part of fee income– related parties presented in the disaggregated revenue within Note 3. As of December 31, 2020 and September 30, 2021, certain Consolidated Entities recorded amounts due from related parties of $0.1 million and $0.3 million, respectively, related to the ASAs.
Due to Related Parties
Administrative, Personnel and Overhead
As of December 31, 2020 and September 30, 2021, the outstanding amounts payable to the D. E. Shaw group as a result of bearing costs and expenses related to certain personnel, administrative functions, overhead and other services with respect to the Company are $3.1 million and $9.6 million, respectively. Any receivables and/or payables resulting from these transactions are due on demand. To the extent applicable, interest is charged on these types of intercompany balances at rates both selected by, and believed to be commercially reasonable by, the Company. However, no interest was charged on any such related party transaction as a result of such amounts generally being settled upon demand.
Other Related Party Transactions
Arcesium LLC, an affiliate of the Company, provides middle- and back-office technology and services for a variety of portfolio accounting functions with respect to the Company.

DESRI HOLDINGS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Payments to members from the Company are based on the terms of the operating agreements of DESRI Holdings. As of December 31, 2020, due to related parties on the condensed consolidated balance sheets include certain accrued member distributions, net of member advances, of $2.8 million. As of September 30, 2021, due from related parties on the condensed consolidated balance sheets includes certain member advances, net of accrued member distributions, of $11.6 million. Distributions to certain members are subject to contractual conditions which were not met as of September 30, 2021. Given the conditional nature of the obligation, the Company does not accrue for these distributions until all contractual conditions have been satisfied. If all conditions had been satisfied as of September 30, 2021, the Company would have accrued $16.8 million related to these distributions. An additional $10.5 million of distributions that are subject to similar contractual conditions may be paid in future periods and have not been accrued as of September 30, 2021.
To assist with certain short-term liquidity needs of the Company, the D. E. Shaw group has provided short-term advances to DESRI Holdings in the nine months ended September 30, 2020 and 2021. Under GAAP, such advances and related repayments have been reflected as capital transactions. Advances are reflected as contributions - short-term financing from member and the related repayments are reflected as distributions – repayment of short-term financing from member on the condensed consolidated statements of redeemable non-controlling interests and equity.
In accordance with contractual arrangements between the Company and certain non-controlling interests, the Company accounted for such transactions between entities under common control as reallocations of net assets, amounting to $31.5 million and $15.9 million for the nine months ended September 30, 2020 and 2021, respectively, on the condensed consolidated statements of redeemable non-controlling interests and equity.

Through and including           , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
Shares

DESRI Inc.
Common Stock
PRELIMINARY PROSPECTUS
Book Running Manager
Goldman Sachs & Co. LLC
BofA Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer, sale, and distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (FINRA) filing fee.
Amount To Be Paid
SEC Registration fee	$ *
FINRA filing fee	*
Stock Exchange listing fees	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous	*
Total	$*
*	To be provided by amendment.
Item 14.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of directors, officers, employees or agents of the Registrant and those serving another corporation, partnership, joint venture, trust, or other enterprise at the request of the Registrant, in each case to the maximum extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.
The Registrant intends to enter into separate indemnification agreements with each of its directors and officers which are in addition to the Registrant’s indemnification obligations under its certificate of incorporation. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against expenses and liabilities that may arise by reason of their status as directors and officers, subject to certain exceptions. These indemnification agreements may also require the Registrant to advance any expenses incurred by its directors and officers as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors’ and officers’ insurance.
The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.
Item 15.	Recent Sales of Unregistered Securities.
N/A
Item 16.	Exhibits and Financial Statement Schedules.
a.	Exhibits
The exhibit index attached hereto is incorporated herein by reference.
b.	Financial Statement Schedules
No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.
Item 17.	Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
EXHIBIT NO.	DESCRIPTION OF EXHIBIT
1.1*	Form of Underwriting Agreement

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant

3.2	Form of Amended and Restated Bylaws of the Registrant

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1†*	Omnibus Incentive Plan

10.2†*	Form of Equity Award Agreement(s)

10.3	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors

10.4*	Form of Registration Rights Agreement

10.5**	Form of DESCO Transition Services Agreement

10.6	Form of DESIS US Transition Services Agreement

10.7	Form of DESIS India Transition Services Agreement

10.8**
Credit Agreement, dated July 20, 2020, by and among DESRI Financing 3, L.L.C., DESRI Portfolios Financing, L.L.C., DESRI Portfolios 2 Financing, L.L.C., the Lenders party thereto from time to time, the Interest Rate Agreement Counterparties party thereto from time to time, Credit Suisse AG, New York Branch as administrative agent, funding agent, joint lead arranger and Bookrunner and Zions Bancorporation, N.A., as collateral agent and joint lead arranger

10.9**
Amendment No. 1, dated as of December 18, 2020, to the Credit Agreement, by and among DESRI Financing 3, L.L.C., DESRI Portfolios Financing, L.L.C., DESRI Portfolios 2 Financing, L.L.C., the Lenders party thereto from time to time, Credit Suisse AG, New York Branch as administrative agent, funding agent, joint lead arranger and Bookrunner and Zions Bancorporation, N.A., as collateral agent and joint lead arranger

10.10*	New Senior Revolving Credit Facility

10.11**	Form of Voting Agreement

10.12*	Form of Separation Agreement

10.13†*	Form of employment agreement of Bryan Martin

10.14†*	Form of employment agreement of David Zwillinger

10.15†*	Form of employment agreement of Stan Krutonogiy

21.1*	List of Subsidiaries

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included on the signature pages)

99.1**	Consent to Director Nomination of Edward Stern

99.2**	Consent to Director Nomination of Tym Tombar

99.3**	Consent to Director Nomination of Peter Wilde

99.4	Consent to Director Nomination of Colleen Foster

99.5	Consent to Director Nomination of Julius Gaudio
*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on January 14, 2022.
DESRI Inc.

By:	/s/ David Zwillinger
	Name:	David Zwillinger
	Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David Zwillinger, Bryan Martin, and Russell Petrella, Jr. and each of them, his, or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place, and stead, in any and all capacities (including, without limitation, the capacities listed below), to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the date indicated below:
Signature	Title	Date

/s/ David Zwillinger	Chief Executive Officer and Director (Principal Executive Officer)	January 14, 2022
David Zwillinger

/s/ Stan Krutonogiy	Chief Financial Officer (Principal Financial Officer)	January 14, 2022
Stan Krutonogiy

/s/ Alicia Estella	Principal, Accounting and Risk Management (Principal Accounting Officer)	January 14, 2022
Alicia Estella

/s/ Bryan Martin	Executive Chairman and Chairman of the Board	January 14, 2022
Bryan Martin